     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 23, 1996
                                                     REGISTRATION NO. 333-

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------
                                   FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               ----------------
STX ACQUISITION CORP.                                       STX CHEMICALS CORP.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

     DELAWARE                                               DELAWARE
        (STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)

     76-0500122  (I.R.S. EMPLOYER IDENTIFICATION NUMBER)  76-0502785

                               ----------------
                         C/O THE STERLING GROUP, INC.
                        EIGHT GREENWAY PLAZA, SUITE 702
                             HOUSTON, TEXAS 77046
                                (713) 877-8257
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               FRANK J. HEVRDEJS
                        EIGHT GREENWAY PLAZA, SUITE 702
                             HOUSTON, TEXAS 77046
                                (713) 877-8257
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------
                                  COPIES TO:
      DAVID J. GRAHAM        EARL S. WELLSCHLAGER         MORTON A. PIERCE
  ANDREWS & KURTH L.L.P.    PIPER & MARBURY L.L.P.        DEWEY BALLANTINE
 4200 TEXAS COMMERCE TOWER  36 SOUTH CHARLES STREET      1301 AVENUE OF THE
   HOUSTON, TEXAS 77002    BALTIMORE, MARYLAND 21201          AMERICAS
      (713) 220-4156            (410) 576-1747        NEW YORK, NEW YORK 10019

                               ----------------            (212) 259-8000
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c)
under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                        CALCULATION OF REGISTRATION FEE
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                                         PROPOSED
                                          PROPOSED       MAXIMUM
 TITLE OF EACH CLASS OF                   MAXIMUM       AGGREGATE      AMOUNT OF
       SECURITIES        AMOUNT TO BE  OFFERING PRICE    OFFERING     REGISTRATION
    TO BE REGISTERED      REGISTERED      PER UNIT       PRICE(1)         FEE
- ----------------------------------------------------------------------------------
Senior Subordinated
Notes Due 2006(2)....... $275,000,000       100%       $275,000,000     $94,828
- ----------------------------------------------------------------------------------
Units(3)................      (4)           (4)        $100,000,000      $34,483
- ----------------------------------------------------------------------------------
 Senior Secured Discount
  Notes Due 2008........      (4)           (4)             --             --
- ----------------------------------------------------------------------------------
 Warrants to purchase
  Common Stock..........      (4)           (4)             --             --
- ----------------------------------------------------------------------------------

- -------------------------------------------------------------------------------
(1) Estimated solely for the purpose of calculating the registration fee and exclusive of accreted original issue discount, if any.
(2) The Senior Subordinated Notes will be issued by STX Chemicals Corp.
(3) The Units will be issued by STX Acquisition Corp.
(4) The amount to be registered and the proposed maximum offering price per Unit will be calculated to result in a maximum aggregate offering price to the public not to exceed $100,000,000.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                             STX ACQUISITION CORP.
                              STX CHEMICALS CORP.

                             CROSS REFERENCE SHEET

                   PURSUANT TO ITEM 501(B) OF REGULATION S-K
                 SHOWING LOCATION IN PROSPECTUS OF INFORMATION
                         REQUIRED BY ITEMS OF FORM S-1

 ITEM NUMBER AND HEADING IN FORM
      S-1 REGISTRATION STATEMENT          CAPTION OR LOCATION IN PROSPECTUS
 ----------------------------------       ---------------------------------
  1. Forepart of the Registration
     Statement and Outside Front
     Cover Page of Prospectus.....   Outside Front Cover Page of Prospectus

  2. Inside Front and Outside Back
     Cover Pages of Prospectus....   Inside Front and Outside Back Cover Pages
                                     of Prospectus
  3. Summary Information, Risk
     Factors and Ratio of Earnings
     to Fixed Charges.............   Prospectus Summary; Risk Factors; The
                                     Company; Selected Historical Financial
                                     Data; Pro Forma Consolidated Financial
                                     Statements and Other Information
  4. Use of Proceeds..............   Use of Proceeds
  5. Determination of Offering
     Price........................   Outside Front Cover Page of Prospectus;
                                     Underwriting
  6. Dilution.....................   Not Applicable
  7. Selling Security Holders.....   Not Applicable
  8. Plan of Distribution.........   Outside Front Cover Page of Prospectus;
                                     Underwriting
  9. Description of Securities to
     be Registered................   Prospectus Summary; Capitalization;
                                     Description of the Notes; Description of
                                     the Units
 10. Interests of Named Experts
     and Counsel..................   Not Applicable
 11. Information with Respect to
     the Registrant...............   Outside Front and Inside Front Cover Pages
                                     of Prospectus; Prospectus Summary; The
                                     Company; Risk Factors; The Transaction;
                                     Selected Historical Financial Data; Pro
                                     Forma Consolidated Financial Statements and
                                     Other Information; Capitalization;
                                     Management's Discussion and Analysis of
                                     Financial Condition and Results of
                                     Operations; Business Management; Principal
                                     Stockholders; Certain Transactions;
                                     Description of the Notes; Description of
                                     the Units; Description of the Credit
                                     Facility; Legal Matters; Experts; Financial
                                     Statements
 12. Disclosure of Commission
     Position on Indemnification
     for Securities Act
     Liabilities..................   Not Applicable

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   SUBJECT TO COMPLETION, DATED MAY 23, 1996

                            Sterling Chemicals, Inc.
               (a subsidiary of Sterling Chemicals Holdings, Inc.

                       and formerly STX Chemicals Corp.)
LOGO          $275,000,000    % Senior Subordinated Notes Due 2006

                       Sterling Chemicals Holdings, Inc.
                         (the survivor of the merger of
              Sterling Chemicals, Inc. and STX Acquisition Corp.)
                              Units consisting of
             $             % Senior Secured Discount Notes Due 2008
                                      and
                Warrants to Acquire      Shares of Common Stock

                                    --------
The Securities offered hereby will be issued upon consummation of the merger ("Merger") of STX Acquisition Corp. ("STX Acquisition") with and into Sterling
 Chemicals, Inc. (the "Company"), which upon consummation of the Merger will be renamed Sterling Chemicals Holdings, Inc. ("Holdings"). STX Chemicals
  Corp.  ("Chemicals"),   to  be   renamed  Sterling  Chemicals,   Inc.  upon
  consummation   of  the   Merger,   is  offering   (the  "Notes   Offering")
   $275,000,000 in  aggregate principal  amount of    %  Senior Subordinated
   Notes  Due 2006  (the  "Notes"),  and STX  Acquisition  is offering  (the
   "Units  Offering")          Units consisting of  $100,000,000 in  initial
    proceeds and $    million in  aggregate principal amount at maturity of
       % Senior Secured Discount Notes  Due 2008 (the "Discount Notes") and
     Warrants (the "Warrants")  to acquire  an aggregate of      shares of
     common  stock,  par value  $.01  per  share, of  Holdings  ("Holdings
      Common Stock"). The Notes and the Units are collectively referred to herein as the "Securities" and the Notes Offering and the Units
       Offering are collectively referred to herein as the "Offerings."

STX Acquisition is a Delaware corporation formed in April 1996 by an investor group led by The Sterling Group, Inc. ("TSG") and The Unicorn Group, L.L.C. ("Unicorn") to effect the Merger. At the time of the Merger, Chemicals, a
  Delaware corporation formed in May 1996 as a wholly owned subsidiary of STX Acquisition, will become a wholly owned subsidiary of Holdings and will acquire all of the operating assets of the Company. Upon completion of the Merger, the Discount Notes will be obligations of Holdings and the
    Notes will be obligations of Chemicals. The proceeds of the Offerings will be used to partially finance the Merger. The sale of the
     Securities offered hereby is subject to the consummation of the Merger, the closing of all financing therefor and the acquisition by
      Chemicals of the operating assets of the Company, all of which will occur concurrently.
                                                        (continued on next page)

                                    --------
FOR A DISCUSSION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT
          IN THE SECURITIES, SEE "RISK FACTORS" BEGINNING ON PAGE 16.

                                    --------
 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE  SECURITIES COMMISSION NOR HAS THE SECU-
    RITIES  AND  EXCHANGE COMMISSION  OR  ANY STATE  SECURITIES  COMMISSION
      PASSED UPON THE ACCURACY OR AD- EQUACY OF THIS PROSPECTUS. ANY REP-
       RESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                        Underwriting
                                             Price to   Discounts and Proceeds to
                                             Public(1)   Commissions  Issuer(1)(2)
                                            ----------  ------------- ------------
Per Note...................................          %            %             %
Total...................................... $            $             $
Per Unit...................................    $            $             $
Total...................................... $            $             $

(1) Plus accrued interest on the Notes and accreted original discount on the
    Discount Notes, if any, from    , 1996.
(2) Before deducting expenses payable by Holdings and Chemicals, estimated at
    $   .

                                    --------
  The Securities are being offered by the several Underwriters when, as and if issued, delivered to and accepted by the Underwriters and subject to their right to reject orders in whole or in part. It is expected that delivery of Securities will be made in book-entry form through the facilities of The
Depository Trust Company on or about    , 1996 against payment in immediately
available funds.

CS First Boston                                            Chase Securities Inc.

                    The date of this Prospectus is    , 1996

(continued from previous page)

  Interest on the Notes is payable semiannually on      and      of each year,
commencing    , 1997. Except as described below, the Notes are not redeemable at the option of Chemicals prior to , 2001. Thereafter, the Notes will be redeemable, in whole or in part, at the option of Chemicals, at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption. Up to 35% of the original principal amount of the Notes will be redeemable on or prior to , 1999, at the option of Chemicals, from the net proceeds of one or more Public Equity Offerings (as defined) at a
redemption price equal to    % of the principal amount thereof, together with
accrued and unpaid interest, if any, to the date of redemption. Upon a Change of Control (as defined), each holder of Notes may require Chemicals to purchase all or a portion of such holder's Notes at 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase.

  The Notes are unsecured senior subordinated obligations of Chemicals and will rank subordinate in right of payment to all existing and future Senior Debt (as defined) of Chemicals. The Notes will be effectively subordinated to all indebtedness and other liabilities of the subsidiaries of Chemicals. As of March 31, 1996, on a pro forma basis after giving effect to the Transaction (as defined), the aggregate amount of Senior Debt of Chemicals would have been $347.9 million. For a more complete description of the Notes, see "Description of the Notes."

  Each Unit consists of $1,000 principal amount at final maturity of Discount
Notes of Holdings and Warrants to acquire         shares of Holdings Common
Stock. The Discount Notes and the Warrants will not become separately transferable until the earlier of (i) 30 days following the closing of the Units Offering and (ii) such date as the Underwriters may, in their discretion, deem appropriate.

  The Discount Notes are being offered at a substantial discount from their principal amount at maturity. The initial issue amount of each Discount Note
will be $    per $1,000 principal amount at maturity assuming    % of the
issue price of each Unit is allocated to the Discount Notes (   % of the
principal amount at maturity), representing a yield to maturity of    %
(computed on a semiannual bond equivalent basis) calculated from    , 1996.
Cash interest will not accrue on the Discount Notes prior to     , 2001 at
which time cash interest will accrue on the Discount Notes at a rate of    %
per annum. Interest on the Discount Notes is payable semiannually on     and
    of each year, commencing     , 2002. Except as described below, the
Discount Notes are not redeemable at the option of Holdings prior to     ,
2001. Thereafter, the Discount Notes will be redeemable, in whole or in part, at the option of Holdings, at the redemption prices set forth herein together with accrued and unpaid interest, if any, to the date of redemption. Up to 35% of the Accreted Value (as defined) of the Discount Notes will be redeemable on
or prior to    , 1999, at the option of Holdings, from the net proceeds of one
or more Public Equity Offerings at a redemption price equal to    % of the
Accreted Value thereof, together with accrued and unpaid interest, if any, to the redemption date. Upon the occurrence of a Change of Control, each holder of Discount Notes may require Holdings to purchase all or a portion of such holder's Discount Notes at a purchase price in cash equal to 101% of the Accreted Value thereof, together with accrued and unpaid interest, if any, to the date of purchase.

  The Discount Notes will be senior secured Debt of Holdings ranking pari passu with other Senior Debt of Holdings. The Discount Notes will be secured, on a second priority basis, by a pledge of all of the capital stock of Chemicals. The Discount Notes will be effectively subordinated to all Debt and other liabilities of Chemicals and its subsidiaries. As of March 31, 1996, on a pro forma basis after giving effect to the Transaction, Holdings would have had no Debt other than the Discount Notes, and the aggregate amount of Debt of Chemicals and its subsidiaries would have been approximately $622.9 million (including the Notes and the Credit Facility). See "Capitalization." Because
the Discount Notes do not accrue cash interest prior to    , 2001, the
Discount Notes are not suitable investments for investors seeking current income. For a more complete description of the Discount Notes, see "Description of the Units."

  Each Warrant will entitle the holder, commencing    , 1997, to acquire
shares of Holdings Common Stock at an exercise price of $.01 per share. Upon consummation of the Transaction, the Warrants will initially entitle the
holders thereof to acquire, in the aggregate, approximately     % of
outstanding Holdings Common Stock on a fully diluted basis.

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF THE SECURITIES AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

  DURING THIS OFFERING, CERTAIN PERSONS AFFILIATED WITH PERSONS PARTICIPATING IN THE DISTRIBUTION MAY ENGAGE IN TRANSACTIONS FOR THEIR OWN ACCOUNTS OR FOR ACCOUNTS OF OTHERS IN THE SECURITIES PURSUANT TO EXEMPTIONS FROM RULES 10B-6, 10B-7, AND 10B-8 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

Flow chart depicting feedstocks for the Company's products, intermediates (the Company's products), downstream uses for the Company's products and key end markets

                                   [PHOTOS]

                                FACILITY DETAIL

                                                                           1995
                                                      CURRENT    -------------------------
OPERATING                                           ANNUAL RATED               UTILIZATION
UNIT/PRODUCT          LOCATION                      CAPACITY(A)  PRODUCTION(A)   RATE(B)
- ------------          --------                      ------------ ------------- -----------
PETROCHEMICALS        Texas City, Texas
  Styrene(c)                                           1,700         1,433          96%
  Acrylonitrile                                          740           711          96
  Acetic Acid(d)                                         800           644         107
  Methanol(e)                                            150            NA          NA
  Plasticizers                                           280           282         101
  Tertiary Butylamine                                     21            13          62
  Sodium Cyanide                                         100            59          59
PULP CHEMICALS
  Sodium Chlorate     Buckingham, Quebec                 137           127          96%
                      Grande Prairie, Alberta             55            54          98
                      Thunder Bay, Ontario                57            50          94
                      Vancouver, British Columbia        101           101         101
                      Valdosta, Georgia(f)               110            NA          NA
                                                       -----         -----         ---
                      Total                              460           332          97%
  Sodium Chlorite     Buckingham, Quebec                 3.7           3.3          97%

- --------
(a) Petrochemicals in millions of pounds and pulp chemicals in thousands of tons, unless otherwise noted.
(b) Utilization rates based on 1995 rated capacities.
(c) Styrene capacity has increased from 1,500 million pounds in 1995 to 1,700 million pounds effective in 1996; the 1995 utilization rate is based on a production capacity of 1,500 million pounds.
(d) Acetic acid capacity has increased from 600 million pounds in 1995 to approximately 800 million pounds effective May 1996; the 1995 utilization rate is based on a production capacity of 600 million pounds.
(e) Capacity in millions of gallons. The Company is constructing a methanol facility scheduled to begin production by July 1996.
(f) The Valdosta, Georgia facility is scheduled to begin production by late
    1996.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by reference to the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Certain operating and industry terms are defined in the Glossary included herein. At the time of the Transaction, the Company will change its name to Sterling Chemicals Holdings, Inc., Chemicals will change its name to Sterling Chemicals, Inc. and the Company's operating assets will be conveyed to Chemicals. See "The Transaction." As used herein, the term "STX Acquisition" refers to STX Acquisition Corp. prior to the consummation of the Transaction, and the term "Holdings" refers to the surviving corporation in the Merger. The term "Company" refers both to Sterling Chemicals, Inc. and its subsidiaries prior to the consummation of the Transaction and, thereafter, to Holdings and its subsidiaries. The term "Chemicals" refers to STX Chemicals Corp., which after the Transaction will be a wholly owned subsidiary of Holdings known as Sterling Chemicals, Inc.

  This Prospectus contains certain forward-looking statements with respect to the business of the Company and the industry in which it operates. These forward-looking statements are subject to certain risks and uncertainties which may cause actual results to differ significantly from such forward-looking statements. See "Risk Factors."

                                  THE COMPANY

  The Company is one of North America's leading producers of selected commodity petrochemicals, used in the production of a wide array of consumer goods and industrial products, and pulp chemicals used in paper manufacturing. The Company ranks among the top three North American producers in terms of rated production capacity for each of its primary products, including styrene, acrylonitrile, acetic acid and sodium chlorate. Other products manufactured by the Company include methanol, plasticizers, tertiary butylamine, sodium cyanide and sodium chlorite. The Company manufactures all of its petrochemicals at a single facility in Texas City, Texas (the "Texas City Plant"), and believes that the large scale of this facility and its location on the U.S. Gulf Coast provides it with certain cost advantages. The Company's pulp chemicals are currently produced at four plants in Canada. A fifth plant, under construction in Valdosta, Georgia, is scheduled to begin production in late 1996. The Company believes that its pulp chemical plants benefit from their proximity to key customers in the pulp industry and their access to competitively priced electricity, which represents the most significant production cost in sodium chlorate manufacturing.

  In recent years, the Company has pursued a strategy of growth and product diversification. In 1992, the Company acquired its pulp chemicals business which has current sodium chlorate production capacity of 350,000 tons. In 1995, the Company began a three-year, $200 million capacity expansion and upgrade program, which is approximately 50% complete. Through this program, the Company will have expanded its total petrochemical production capacity by approximately
1.4 billion pounds, including capacity additions of 200 million pounds of styrene, 200 million pounds of acetic acid and 150 million gallons (approximately 995 million pounds) of methanol. In addition, the Company is expanding its sodium chlorate production capacity by 110,000 tons, or 30%, by constructing a new facility in Valdosta, Georgia. Through this strategy, the Company has sought to capitalize on the continuing secular growth in global demand for its key products, while reducing its sensitivity to the cyclicality of the markets for any particular product. The following table sets forth the total revenues for the Company by its primary products.

                                                                          SIX
                                                                        MONTHS
                                                         YEAR ENDED      ENDED
                                                       SEPTEMBER 30,   MARCH 31,
                                                      ---------------- ---------
                                                      1993 1994  1995  1995 1996
                                                      ---- ---- ------ ---- ----
                                                        (DOLLARS IN MILLIONS)
Petrochemicals:
  Styrene............................................ $144 $288 $  467 $256 $162
  Acrylonitrile......................................  124  138    251  129   75
  Acetic acid........................................   64   76     94   54   29
  Other..............................................   68   76     74   38   40
                                                      ---- ---- ------ ---- ----
                                                       400  578    886  477  306
Pulp Chemicals.......................................  119  123    144   68   76
                                                      ---- ---- ------ ---- ----
  Total.............................................. $519 $701 $1,030 $545 $382
                                                      ==== ==== ====== ==== ====

  Styrene. The Company is the third largest North American producer of styrene monomer, a chemical intermediate utilized in the production of plastic and synthetic rubbers used in packaging, housewares, automotive components, luggage, toys and building products. The Company's styrene unit is one of the largest in the world and has an annual rated production capacity of 1.7 billion pounds, following a recent debottlenecking, which represents approximately 12% of total North American capacity. In fiscal 1995, the styrene unit operated at an average utilization rate of 96% and generated revenues of $467 million, which represented approximately 45% of the Company's total revenues.

  Acrylonitrile. The Company is the second largest global producer of acrylonitrile, the principal raw material for acrylic fibers used in textiles and industrial applications. The Company's acrylonitrile unit has an annual rated production capacity of 740 million pounds, which represents approximately 21% of total North American capacity. In fiscal 1995, the acrylonitrile unit operated at an average utilization rate of 96% and generated revenues of $251 million, which represented approximately 24% of the Company's total revenues.

  Acetic Acid. The Company is the third largest North American producer of acetic acid, a product made from carbon monoxide and methanol. Acetic acid is primarily used in the manufacture of intermediate products, such as vinyl acetate monomer, which are used to produce various consumer products, including adhesives, glue, cigarette filters and surface coatings. Following a 200 million pound capacity expansion completed in May 1996, the Company's acetic acid unit has an annual rated production capacity of approximately 800 million pounds, which represents approximately 17% of total North American capacity. In fiscal 1995, the acetic acid unit operated at an average utilization rate of 107% and generated revenues of $94 million, which represented approximately 9% of the Company's total revenues.

  Sodium Chlorate. Upon completion of its Valdosta, Georgia plant, the Company will be the second largest North American producer of sodium chlorate, which is converted to chlorine dioxide for use in the pulp bleaching process. The Company's four sodium chlorate plants have an aggregate annual rated production capacity of 350,000 tons, and the Valdosta, Georgia plant, scheduled to begin production in late 1996, will increase the Company's total annual capacity by 30% to nearly 460,000 tons. Following completion of the Valdosta plant, the Company will account for approximately 22% of North American sodium chlorate capacity. In addition, the Company's ERCO Systems Group is the worldwide leader in the design, sale and technical service of large scale chlorine dioxide generators, which are used to convert sodium chlorate to chlorine dioxide. Since the mid-1980s, North American demand for sodium chlorate has grown at an average annual rate of approximately 10%, as pulp manufacturers are substituting chlorine dioxide for elemental chlorine in bleaching applications in anticipation of environmental regulations that would eliminate the use of elemental chlorine in pulp manufacturing. In fiscal 1995, the Company's sodium chlorate plants operated at a weighted average utilization rate of 97% and its pulp chemicals business generated revenues of $144 million, which represented approximately 14% of the Company's total revenues.

                                 RECENT TRENDS

  The primary markets in which the Company competes, especially styrene and acrylonitrile, are cyclical and sensitive to changes in the balance between supply and demand, the price of feedstocks and the level of general economic activity. Historically, these markets have experienced alternating periods of tight supply and rising prices and profit margins, followed by periods of large capacity additions resulting in oversupply and declining prices and margins.

  Global styrene and acrylonitrile markets experienced strong demand growth and rising prices and profit margins from the end of fiscal 1994 through most of fiscal 1995. During the fourth quarter of fiscal 1995 and into the first half of fiscal 1996, styrene and acrylonitrile prices declined as a result of a general slowdown in global economic growth, inventory drawdowns by customers and reduced imports of petrochemicals and plastics by China, a major merchant market purchaser. In recent months, however, prices for styrene and acrylonitrile have increased from their recent lows in the first six months of fiscal 1996 due to a general rebound in economic growth, inventory restocking by customers, and increased demand in the Far East. As a result, the Company anticipates that pricing and profitability for its styrene and acrylonitrile products will be better in the second half of fiscal 1996 than they were in the first half of the fiscal year. Thereafter, anticipated expansions in worldwide production capacity of styrene in 1997 and 1998 are expected to affect pricing of these products for a period until global demand increases sufficiently to absorb such additional production capacity. The Company currently expects acrylonitrile market conditions to remain relatively stable through fiscal 1997.

  Sodium chlorate sales prices and profit margins strengthened throughout fiscal 1995 and into fiscal 1996 as a result of strong demand growth. In recent months, weakness in the pulp and paper markets has resulted in somewhat slower demand growth for sodium chlorate. However, sodium chlorate demand in the second half of fiscal 1996 and in fiscal 1997 is expected to benefit from the anticipated promulgation of environmental regulations which would mandate the elimination of elemental chlorine use in pulp bleaching applications by 1999.

  The Company believes that it has developed an operating strategy to allow it to compete effectively in periods of both rising and declining product prices. During periods of peak demand, the experience and skill of its management has allowed the Company to operate its petrochemical units at utilization rates above its rated capacities, enhancing the Company's earnings generation during favorable market conditions. During cyclical downturns, the Company believes that the profitability of its operations is supported by its long-term sales contracts and conversion agreements which accounted for approximately 53% of its petrochemical sales volumes in fiscal 1995, as well as management's emphasis on minimizing fixed costs such as selling, general and administrative expenses.

                               BUSINESS STRATEGY

  The Company's business strategy is to capitalize on its competitive market position to take advantage of periods of tight supply and high prices and margins for its primary products, which historically have occurred on a cyclical basis, and to expand its production capacity to capture future growth opportunities in the petrochemical and pulp chemical industries. Key elements of the Company's business strategy are to: (i) maintain a competitive cost position in petrochemicals by investing in new technology and equipment; (ii) pursue low cost expansions in petrochemicals, such as its recent 30% expansion of acetic acid capacity and construction of a world-scale 150 million gallon methanol plant; (iii) pursue growth opportunities in pulp chemicals through the current construction of additional capacity; (iv) continue to build strong industry partnerships in petrochemicals through securing long-term supply contracts with key customers; and (v) implement a focused acquisition strategy, targeting chemical businesses and assets which would strengthen the Company's existing market positions, provide upstream or downstream integration or produce complementary chemical products.

                                THE TRANSACTION

  The proceeds of the Offerings will provide a portion of the funding required for the acquisition by the stockholders of STX Acquisition, including an investor group formed by TSG and Unicorn, of a controlling interest in the Company. Pursuant to an Agreement and Plan of Merger dated April 24, 1996 (the "Merger Agreement") between STX Acquisition and the Company, STX Acquisition will be merged with and into the Company (the "Merger"). Current stockholders of the Company will have the option with respect to each share of common stock, par value $.01 per share, of the Company ("Company Common Stock") to elect to receive $12.00 cash or to retain their Company Common Stock ("Rollover Shares"). The aggregate number of Rollover Shares is limited to 5.0 million, the maximum number of Rollover Shares. Consequently, stockholders who elect to retain their shares of Company Common Stock may be subject to proration. Certain stockholders of the Company executed an Inducement Agreement with the Company (the "Inducement Agreement") which provides that such stockholders will make elections to receive Rollover Shares rather than cash (amounting to an aggregate of approximately 2.3 million Rollover Shares, the minimum number of Rollover Shares). Consummation of the Merger is subject to numerous conditions, including the consummation of the Offerings and the other financing transactions described herein. The Merger and the related financings are referred to herein as the "Transaction." See "The Transaction."

  The sale of the Securities offered hereby is subject to the consummation of the Merger, the closing of a bank credit facility and a private placement of equity and the conveyance to Chemicals of the operating assets of the Company, all of which will occur concurrently.

  Credit Facility. Upon consummation of the Merger, Chemicals will enter into a bank credit facility (the "Credit Facility") with a syndicate of lenders led by Texas Commerce Bank National Association, as administrative agent, and Credit Suisse and Chase Securities Inc. as co-arrangers. The Credit Facility will consist of (i) a six and one half year $125.0 million revolving credit facility (the "Revolving Credit Facility"), (ii) a six and one half year $200.0 million term loan and an eight year $125.0 million term loan (collectively, the "Term Loans") and (iii) a four year $6.5 million term loan (the "ESOP Term Loan") to fund a new Employee Stock Ownership Plan (the "New ESOP"). See "Management-- Compensation of Executive Officers" and "Description of the Credit Facility."

  Equity Private Placement. Upon consummation of the Merger, STX Acquisition will complete a private placement of shares of its Common Stock (the "Equity Private Placement"), which will represent an equity contribution of approximately $103.1 million, assuming the minimum number of Rollover Shares. Purchasers of shares in the Equity Private Placement are expected to include an investor group formed by TSG and Unicorn and the New ESOP. The New ESOP will acquire its shares with the proceeds from a $6.5 million loan from Chemicals (the "Chemicals ESOP Loan").

  Upon consummation of the Transaction, the investors in the Equity Private Placement, including principals of TSG and Unicorn, and certain principal stockholders of the Company will control the Company through the ownership of at least approximately 75% of the outstanding shares of Holdings Common Stock, assuming the maximum number of Rollover Shares.

  The following table sets forth the estimated sources and uses of funds to effect the Merger, as if the Merger had occurred on March 31, 1996.

      SOURCES OF FUNDS                                       DOLLARS IN MILLIONS
      ----------------                                       -------------------
      Credit Facility (a)...................................       $347.9
      Notes offered hereby..................................        275.0
      Units offered hereby..................................        100.0
      Equity Private Placement (b)..........................        103.1
                                                                   ------
        Total...............................................       $826.0
                                                                   ======
      USE OF FUNDS
      ------------
      Purchase of Company Common Stock (c)..................       $640.7
      Purchase of other equity interests (d)................         14.6
      Refinance outstanding debt............................        124.2
      Chemicals ESOP Loan (e)...............................          6.5
      Estimated transaction expenses and fees (f)...........         40.0
                                                                   ------
        Total...............................................       $826.0
                                                                   ======

- --------
(a) Consists of borrowings of $325.0 million under the Term Loans, $16.4 million under the Revolving Credit Facility and $6.5 million under the ESOP Term Loan. See "Description of the Credit Facility."
(b) Represents proceeds from the sale of STX Acquisition Common Stock to investors in the Equity Private Placement, assuming the minimum number of Rollover Shares. The amount of cash provided through the Equity Private Placement may be reduced to $70.7 million if the maximum number of Rollover Shares is retained by existing stockholders.
(c) Represents the funding of the purchase of Company Common Stock, at $12.00 per share, from stockholders who elect to receive cash in the Merger, assuming the minimum number of Rollover Shares. The amount of funding required to purchase the Company Common Stock may be reduced to $608.3 million if the maximum number of Rollover Shares is retained by existing stockholders.
(d) Pursuant to the terms of the Merger Agreement, stock appreciation rights, phantom stock and restricted stock will be converted at the time of consummation of the Merger into rights to receive cash. See "The Transaction-- The Merger."
(e) For a description of the Chemicals ESOP Loan, see "Management--Compensation of Executive Officers."
(f) Estimated expenses and fees include Underwriters' discounts, advisory fees, bank fees, legal and accounting fees, printing costs and other transaction expenses.

Organizational chart depicting Sterling Chemicals Holdings, Inc.; Sterling Chemicals, Inc.; Sterling Canada Inc.; and Sterling Pulp Chemicals, Ltd.

                                  THE OFFERING

NOTES:

Issuer......................  Sterling Chemicals, Inc. (a subsidiary of
                              Sterling Chemicals Holdings, Inc. and formerly STX Chemicals Corp.).

Securities Offered..........  $275,000,000 aggregate principal amount of  %
                              Senior Subordinated Notes Due 2006.

Maturity Date...............       , 2006.

Interest Payment Dates......         and        of each year, commencing
                                    , 1997.

Optional Redemption.........  The Notes will be redeemable at the option of
                              Chemicals, in whole or in part, at any time on or
                              after      , 2001 at the redemption prices set
                              forth herein, plus accrued interest to the date of redemption. In addition, Chemicals may, at its
                              option, redeem prior to     , 1999, up to 35% of
                              the original principal amount of the Notes at % of the principal amount thereof, plus accrued interest to the date of redemption, with the net proceeds of one or more Public Equity Offerings.

Ranking.....................  The Notes will constitute unsecured senior subordinated indebtedness of Chemicals and will be subordinated in right of payment to all present and future Senior Debt of Chemicals, including borrowings under the Credit Facility. As of March 31, 1996, after giving pro forma effect to the Transaction, Chemicals would have had approximately $347.9 in Senior Debt. In addition, the holders of the Notes will effectively rank junior to all creditors of Chemicals' subsidiaries, including trade creditors.

Change of Control...........  Upon a Change of Control (as defined herein),
                              Chemicals will be required to make an offer to purchase the Notes at 101% of the principal amount thereof, plus accrued interest to the date of purchase.

Certain Covenants...........  The Notes Indenture (as defined herein) will contain certain covenants that, among other things, limit the ability of Chemicals to pay dividends or make certain other restricted payments, incur additional indebtedness, engage in transactions with affiliates, incur liens and engage in asset sales. The Notes Indenture will also restrict Chemicals' ability to consolidate or merge with, or transfer all or substantially all of its assets to another person. See "Description of the Notes--Certain Covenants."

Use of Proceeds.............  The proceeds from the Notes Offering will be used to fund, in part, the Merger.

UNITS:

Issuer......................  Sterling Chemicals Holdings, Inc. (the survivor of the merger of Sterling Chemicals, Inc. and STX Acquisition Corp.)

Securities Offered..........  Units consisting of $100,000,000 in initial
                              proceeds and $   in aggregate principal amount at
                              maturity of Senior Secured Discount Notes Due
                              2008 and Warrants to acquire    shares of
                              Holdings Common Stock.

Separability................  The Discount Notes and the Warrants will not become separately transferable until the earlier of (i) 30 days following the Closing Date and
                              (ii) such date as the Underwriters may, in their discretion, deem appropriate.

Use of Proceeds.............  The proceeds from the Units Offering will be used to fund, in part, the Merger.

Discount Notes:

Discount Notes Offered......  $   million aggregate principal amount at
                              maturity of  % Senior Secured Discount Notes Due
                              2008 ($   million aggregate initial Accreted
                              Value).

Maturity Date...............        , 2008.

Interest Payment Dates......  The Discount Notes will be issued at a substantial discount from their principal amount at maturity, and there will not be any payment of
                              interest on the Discount Notes prior to      ,
                              2002. From and after      , 2001, the Discount
                              Notes will bear cash interest at the rate per annum set forth on the cover page of this Prospectus, payable semi-annually on each
                              and      .

Original Issue Discount.....  For federal income tax purposes, the Discount
                              Notes will be issued with original issue
                              discount. Each holder of a Discount Note must include in gross income for federal income tax purposes a portion of such original issue discount for each day during each taxable year on which a Discount Note is held, even though cash
                              interest does not begin to accrue until         ,
                              2001 and no cash interest will be payable until
                                      , 2002. As a result, holders of Discount
                              Notes will accrue amounts in gross income before receiving cash payments attributable to such gross income. See "Certain United States Federal Income Tax Consequences."

Optional Redemption.........  The Discount Notes will be redeemable, at the option of Holdings, in whole or in part, at any
                              time after       , 2001 at the redemption prices
                              set forth herein, plus accrued interest to the date of redemption. Up to 35% of the Accreted Value of the Discount Notes will be redeemable on
                              or prior to      , 1999 at the option of
                              Holdings, from the net proceeds of one or more Public Equity Offerings at a redemption price equal to % of the Accreted Value thereof, plus accrued interest.

Security....................  The Discount Notes will be secured, on a second priority basis, by a pledge of all of the capital stock of Chemicals. Lenders under the Credit Facility will have a first priority lien on the capital stock of Chemicals.

Ranking.....................  The Discount Notes will be senior secured obligations of Holdings and will rank pari passu in right of payment with all senior indebtedness of Holdings and will be senior in right of payment to any future subordinated indebtedness of Holdings. As a result of the holding company structure after the Merger, the holders of the Discount Notes will effectively rank junior to all creditors of Chemicals and its subsidiaries, including the lenders under the Credit Facility, holders of the Notes and trade creditors.

Change of Control...........  Upon a Change of Control (as defined), Holdings will be required to make an offer to purchase the Discount Notes at 101% of the Accreted Value thereof, plus accrued interest, if any, to the date of purchase.

Certain Covenants...........  The Discount Notes Indenture (as defined herein)
                              will contain certain covenants that, among other things, limit the ability of Holdings to pay dividends or make certain other restricted payments, incur additional indebtedness, engage in transactions with affiliates, incur liens, engage in asset sales and engage in sale and leaseback transactions. The Discount Notes Indenture will also restrict Holdings' ability to consolidate or merge with, or transfer all or substantially all of its assets to another person. See "Description of the Units-- Description of Discount Notes--Certain Covenants."

Warrants:

Exercise Price..............  $.01 per share of Holdings Common Stock.

Expiration..................  The Warrants are exercisable beginning on the first anniversary of the Closing Date and at any
                              time thereafter prior to     , 2008.

Anti-Dilution...............  The number of shares of Holdings Common Stock to be acquired upon exercise of each Warrant will be adjusted upon, among other things, certain dividends or other distributions of Holdings Common Stock and a combination or reclassification of Holdings.

Voting Rights...............  Warrant holders will have no voting rights.

        SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OTHER INFORMATION

  The summary consolidated financial information set forth below has been derived from previously published consolidated financial statements of the Company, certain of which appear elsewhere in this Prospectus, and should be read in conjunction with, and is qualified in its entirety by reference to, such consolidated financial statements and their accompanying notes. The consolidated financial information set forth below (i) as of year end and for each of the years in the five-year period ended September 30, 1995 has been derived from audited consolidated financial statements of the Company and (ii) as of March 31, 1996 and March 31, 1995 and for the six-month periods then ended has been derived from unaudited consolidated financial statements of the Company, which, in the opinion of management, have been prepared on a basis consistent with the audited consolidated financial statements of the Company and contain all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the interim financial position and results of operations.

                                                                    SIX MONTHS
                                                                       ENDED
                                YEAR ENDED SEPTEMBER 30,             MARCH 31,
                          ---------------------------------------  -------------
                           1991   1992    1993    1994     1995     1995   1996
                          ------ ------  ------  ------  --------  ------ ------
                                        (DOLLARS IN MILLIONS)
STATEMENT OF OPERATIONS
 DATA:
Revenues................  $542.7 $430.5  $518.8  $700.8  $1,030.2  $544.6 $382.4
Cost of goods sold......   472.4  402.6   477.9   606.9     758.6   402.7  323.6
                          ------ ------  ------  ------  --------  ------ ------
  Gross profit..........    70.3   27.9    40.9    93.9     271.6   141.9   58.8
Selling, general and
 administrative
 expenses...............     9.7   10.3    25.5    24.4      31.7    16.0   16.1
SAR program expense
 (benefit)..............      --     --      --    21.8      (2.8)    0.5    6.7
                          ------ ------  ------  ------  --------  ------ ------
 Income from
  operations............    60.6   17.6    15.4    47.7     242.7   125.4   36.0
Interest and debt
 related expenses, net
 of interest income.....     6.1    8.4    22.4    22.1      14.6     9.7    3.2
Other (income) expense..      --     --      --    (2.6)       --      --    3.6
                          ------ ------  ------  ------  --------  ------ ------
  Income (loss) before
   taxes and
   extraordinary item...    54.5    9.2    (7.0)   28.2     228.1   115.7   29.2
Provision (benefit) for
 income taxes...........    17.7    4.7    (1.6)    9.1      75.0    37.4   10.0
                          ------ ------  ------  ------  --------  ------ ------
  Income (loss) before
   extraordinary item
   and change in
   accounting principle.    36.8    4.5    (5.4)   19.1     153.1    78.3   19.2
Cumulative effect of
 change in accounting
 for post-retirement
 benefits other than
 pensions...............      --  (10.4)     --      --        --      --     --
Extraordinary item, loss
 on early extinguishment
 of debt, net of tax....      --     --      --      --      (3.1)     --     --
                          ------ ------  ------  ------  --------  ------ ------
  Net income (loss).....  $ 36.8 $ (5.9) $ (5.4) $ 19.1  $  150.0  $ 78.3 $ 19.2
                          ====== ======  ======  ======  ========  ====== ======
OTHER DATA:
EBITDA (a)..............  $ 78.5 $ 41.0  $ 52.5  $108.6  $  281.4  $146.7 $ 63.5
Depreciation and
 amortization (b).......    17.9   23.4    37.1    39.1      41.5    20.8   20.8
Capital expenditures....    34.4   16.0    12.2    12.3      54.0    15.8   49.0
OPERATING DATA:
Revenues:
 Styrene................  $  257 $  151  $  144  $  288  $    467  $  256 $  162
 Acrylonitrile..........     155    137     124     138       251     129     75
 Acetic acid............      69     66      64      76        94      54     29
 Sodium chlorate........      --      9      81      83       102      49     56
Annual capacity at
 period end (MMlbs):
 Styrene................   1,500  1,500   1,500   1,500     1,500   1,500  1,700
 Acrylonitrile..........     700    700     700     700       740     740    740
 Acetic acid............     600    600     600     600       600     600    600
 Sodium chlorate (000
  tons).................      --    340     340     340       350     340    350
Sales volume (MMlbs):
 Styrene................   1,495  1,213   1,191   1,460     1,433     773    832
 Acrylontrile...........     663    573     528     668       739     401    271
 Acetic acid............     557    620     578     599       635     305    182
 Sodium chlorate (000
  tons).................      --     26     248     294       336     170    167

                                                                   SIX MONTHS
                                                                      ENDED
                                    YEAR ENDED SEPTEMBER 30,        MARCH 31,
                               ---------------------------------- -------------
                                1991   1992   1993   1994   1995   1995   1996
                               ------ ------ ------ ------ ------ ------ ------
                                            (DOLLARS IN MILLIONS)
BALANCE SHEET DATA:
Working capital............... $ 28.6 $ 56.8 $ 31.0 $ 20.8 $ 74.6 $ 69.2 $ 69.0
Net property, plant and
 equipment....................  230.6  343.8  314.3  291.1  309.1  285.6  336.4
Total assets..................  362.5  608.5  546.8  580.9  609.9  595.5  614.5
Total long-term debt
 (including current portion)..   72.6  300.2  263.9  192.6  103.6  151.4  124.2
Stockholders' equity..........  112.2   87.3   70.3   89.7  239.3  163.3  257.1

- --------
(a) EBITDA represents income from operations before taking into consideration depreciation, amortization and the impact of accruals for the Company's stock appreciation rights ("SAR") program. The SAR program will not be continued after the Transaction. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to incur and service debt. EBITDA should not be considered by an investor as an alternative to net income or income from operations, as an indicator of the operating performance of the Company or as an alternative to cash flows as a measure of liquidity.
(b) Depreciation and amortization expense included herein excludes the amortization of deferred debt financing costs which is included in interest expense.

                        SUMMARY PRO FORMA FINANCIAL DATA

  The pro forma statement of operations presented below for the year ended September 30, 1995 and the six months ended March 31, 1996 have been derived from the unaudited pro forma financial statements included elsewhere herein, and give effect to the Transaction as if it had occurred on October 1, 1994. The pro forma consolidated balance sheet data at March 31, 1996 presented below has been derived from the unaudited pro forma consolidated balance sheet of Chemicals and Holdings included elsewhere herein and give effect to the Transaction as if it had occurred on March 31, 1996.

  The summary pro forma financial data do not necessarily represent what Chemicals' or Holdings' financial position and results of operations would have been if the Transaction had actually been completed as of the dates indicated and are not intended to project Chemicals' and Holdings' financial position or results of operations for any future period. The summary pro forma financial data should be read in conjunction with the historical consolidated financial statements of the Company, the pro forma financial statements of Chemicals and Holdings, "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein.

  The pro forma adjustments were applied to the respective historical financial statements to reflect and account for the Transaction as a recapitalization. Accordingly, the historical basis of the Company's assets and liabilities has not been impacted by the Transaction.

                                        CHEMICALS               HOLDINGS
                                 ----------------------- -----------------------
                                                  SIX                     SIX
                                                MONTHS                  MONTHS
                                  YEAR ENDED     ENDED    YEAR ENDED     ENDED
                                 SEPTEMBER 30, MARCH 31, SEPTEMBER 30, MARCH 31,
                                     1995        1996        1995        1996
                                 ------------- --------- ------------- ---------
                                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues.......................    $1,030.2     $382.4     $1,030.2     $382.4
Cost of goods sold.............       759.0      323.8        759.0      323.8
                                   --------     ------     --------     ------
Gross profit...................       271.2       58.6        271.2       58.6
Selling, general and
 administrative expenses.......        31.7       16.1         31.7       16.1
                                   --------     ------     --------     ------
 Income from operations........       239.5       42.5        239.5       42.5
Interest expense, net..........        64.7       31.8         78.4       38.7
Other (income) expense.........          --        3.6           --        3.6
                                   --------     ------     --------     ------
 Income from continuing
  operations before income
  taxes........................       174.8        7.1        161.1        0.2
Provision (benefit) for income
 taxes.........................        56.3        2.3         51.5       (0.1)
                                   --------     ------     --------     ------
  Income from continuing
   operations..................    $  118.5     $  4.8     $  109.6     $  0.3
                                   ========     ======     ========     ======
Earnings per share from
 continuing operations.........                            $  10.59     $ 0.03
OTHER DATA:
EBITDA.........................    $  281.4     $ 63.5     $  281.4     $ 63.5
Depreciation and amortization..        41.9       21.0         41.9       21.0
Cash interest expense, net.....        60.2       29.5         60.2       29.5
Ratio of EBITDA to interest
 expense, net..................        4.3x       2.0x         3.6x       1.6x
Ratio of EBITDA to cash
 interest expense, net.........        4.7x       2.2x         4.7x       2.2x
Ratio of earnings to fixed
 charges.......................        3.5x       1.2x         2.9x         --
Deficiency of earnings to cover
 fixed charges.................          --         --           --     $  1.1
BALANCE SHEET DATA:
Working capital................                 $ 85.3                  $ 85.3
Net property, plant and
 equipment.....................                  336.4                   336.4
Total assets...................                  646.7                   649.7
Total long-term debt (including
 current portion)..............                  622.9                   722.9
Total stockholders' equity.....                 (194.9)                 (291.9)

                                 RISK FACTORS

  Prospective purchasers of the Securities offered hereby should consider the specific risk factors set forth below, as well as the other information set forth in this Prospectus.

FORWARD-LOOKING STATEMENTS MAY NOT PROVE ACCURATE

  When used in this Prospectus, the words "anticipate," "estimate," "project" and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected.

  Among the key factors that have a direct bearing on the Company's results of operations and the industry in which it operates are the availability and prices of raw materials for production of the Company's products, the cyclical nature of the markets for the Company's products, global economic conditions, competition from other petrochemical companies, the availability of attractive acquisition opportunities, demand for the Company's products and risks inherent in foreign operations. These and other factors are discussed below and elsewhere in this Prospectus.

HIGH FINANCIAL LEVERAGE

  If the closing of the Transaction had occurred at March 31, 1996, Holdings, on a consolidated basis, would have had indebtedness of $722.9 million and stockholders' equity of $(291.9) million, and Chemicals would have had indebtedness of $622.9 million and stockholders' equity of $(194.9) million. The high degree of leverage of Holdings and Chemicals will have important consequences to holders of the Units and the Notes, including the following:
(i) the ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes, if needed, may be impaired; (ii) a substantial portion of cash flow from operations will be dedicated to the payment of interest, principal and other repayment obligations, thereby reducing the funds available for operations and any future business opportunities; and (iii) the degree of leverage may make the Company more vulnerable to a downturn in its business or the economy generally. Any inability of Holdings or Chemicals to service their respective obligations could have a significant adverse effect on the market value and marketability of the Securities.

SUBSTANTIAL RESTRICTIONS AND COVENANTS

  The Credit Agreement and the Notes Indenture and the Discount Notes Indenture (collectively, the "Indentures") contain numerous financial and operating covenants, including, but not limited to, restrictions on Holdings' and Chemicals' ability to incur indebtedness, pay dividends, create liens, sell assets, engage in certain mergers and acquisitions and refinance existing indebtedness. In the event of a Change of Control, Holdings and Chemicals will be required, subject to certain conditions, to offer to purchase all outstanding Discount Notes and Notes, respectively, at a price equal to 101% of the Accreted Value, with respect to the Discount Notes, and 101% of the principal amount thereof, with respect to the Notes, plus accrued interest. There can be no assurance that Holdings or Chemicals will be able to raise sufficient funds to meet their respective obligations in connection with a Change of Control Offer. The ability of Holdings and Chemicals to comply with the covenants and other terms of the Credit Agreement and the Indentures, to make cash payments with respect to the Discount Notes and the Notes and to satisfy its other debt obligations will depend on the future performance of the Company. In the event the Company fails to comply with the various covenants contained in the Credit Agreement or the Indentures, it would be in default thereunder, and in any such case the maturity of substantially all of its long-term debt could be accelerated. A default under either Indenture is an event of default under the Credit Agreement. The Credit Agreement will prohibit the repayment, purchase, redemption, defeasance or other payment of any of the principal of the Discount Notes and the Notes at any time prior to their stated maturity. See "Description of the Credit Facility," "Description of the Notes" and "Description of the Units."

HOLDING COMPANY STRUCTURE

  Holdings will be a holding company whose only material asset will be the capital stock of Chemicals. The Discount Notes will be an obligation of Holdings and the holders of Discount Notes will have no direct recourse to the assets of Chemicals. Holdings will conduct no business and will be dependent on distributions from Chemicals in order to meet its debt service obligations, including any obligations with respect to the Discount Notes. Because of the substantial leverage of both Holdings and Chemicals, and the dependence by Holdings upon the operating performance of Chemicals to generate distributions to Holdings, there can be no assurance that any such distributions will be adequate to fund Holdings' obligations when due. In addition, the Credit Facility, the Notes Indenture and applicable state law will impose restrictions on the payment of dividends and the making of loans by Chemicals to Holdings. For a further description of the contractual restrictions on Chemicals, see "Description of the Credit Facility" and "Description of the Notes." As a result of the foregoing restrictions, Holdings may be unable to gain access to the cash flow or assets of Chemicals in amounts sufficient to pay interest on the Discount Notes when interest thereon first becomes payable
in cash on      , 2002 and principal of the Discount Notes when due or in the event of a Change of Control or other required principal payment. In that event, Holdings may be required to (i) refinance the Discount Notes, (ii) seek additional debt financing or additional equity financing, (iii) refinance all or a portion of the indebtedness of Chemicals with indebtedness containing covenants allowing Holdings to gain access to such cash flow or assets, (iv) obtain modifications of the covenants restricting access to cash flow or assets contained in the then existing indebtedness of Chemicals, (v) merge Chemicals with Holdings, which merger would be subject to compliance with applicable debt covenants or obtaining necessary lender consents or (vi) pursue a combination of the foregoing actions. The measures Holdings may undertake to gain access to sufficient cash flow to meet its future debt service requirements on the Discount Notes will depend on general economic and financial market conditions, as well as the financial condition of Holdings and Chemicals and other relevant factors existing at the time. No assurance can be given that any of the foregoing measures can be accomplished.

SUBORDINATION; RANKING

   The Notes will be general unsecured obligations of Chemicals and will be subordinated in right of payment to all Senior Debt, including all indebtedness of Chemicals under the Credit Facility. As of March 31, 1996, after giving pro forma effect to the Transaction, approximately $347.9 million of Senior Debt would have been outstanding. The Notes Indenture permits Chemicals to incur additional Senior Debt, provided certain conditions are met, and Chemicals expects from time to time to incur additional Senior Debt. In addition, the Notes Indenture permits Senior Debt to be secured. By reason of the subordination provisions of the Notes Indenture, in the event of the insolvency, liquidation, reorganization, dissolution or other winding-up of Chemicals, holders of Senior Debt must be paid in full before the holders of the Notes may be paid. In addition, no payment may be made with respect to the Notes during the continuance of a payment default under any Designated Senior Debt (as defined). Accordingly, there may be insufficient assets remaining after such payments to pay amounts due on the Notes. Furthermore, if certain non-payment defaults exist with respect to Designated Senior Debt, the holders of such Designated Senior Debt will be able to prevent payments on the Notes for certain periods of time. See "Description of the Notes--Ranking."

   The Discount Notes will be senior secured obligations of Holdings and will rank pari passu in right of payment with all Senior Debt of Holdings and senior in right of payment to any future subordinated indebtedness of Holdings. As a result of the Company's holding company structure, the holders of the Discount Notes will effectively rank junior to all creditors of Chemicals and its subsidiaries, including the lenders under the Credit Facility, holders of the Notes and trade creditors. In the event of the dissolution, bankruptcy, liquidation or reorganization of Holdings or Chemicals, the holders of the Discount Notes may not receive any amounts with respect to the Discount Notes until after the payment in full of all claims of the creditors of Chemicals and its subsidiaries. At March 31, 1996, after giving pro forma effect to the Transaction, Holdings would have had no indebtedness other than the Discount Notes, and the indebtedness of Chemicals would have been $622.9 million. See "Capitalization." In addition, although the Discount Notes are secured on a second priority basis by a pledge of the capital stock of Chemicals, the lenders under the Credit Facility will have a first priority lien on such capital stock and, therefore, there can be no assurance that the security will be available or sufficient to satisfy any claims by holders of the Discount Notes.

RAW MATERIAL PRICES AND AVAILABILITY

  For each of the Company's products, the cost of raw materials and utilities is far greater than all other costs of production combined. Therefore, an adequate supply of raw materials at reasonable prices is critical to the success of the Company's business. The Company does not produce many of its major raw materials (benzene, ethylene, propylene, ammonia and methanol), although the Company has a methanol plant under construction at the Texas City Plant which is expected to begin production in July 1996. These materials are all commodity petrochemicals and the price for each can fluctuate widely for a variety of reasons, including changes in the availability of these products because of major capacity additions or significant plant operating problems. A number of the Company's raw material suppliers provide the Company with a significant amount of its raw materials, and if one significant supplier or a number of significant suppliers were unable to meet their obligations under present supply arrangements, or if such arrangements could not be renewed upon expiration, the Company could be required to incur increased costs for its raw materials. The ability to pass on increases in raw material prices to the Company's customers is, to a large extent, dependent on market conditions. There may be periods of time in which increases in feedstock prices are not recovered by the Company due to an inability to increase the selling prices of its products because of weakness in demand for, or oversupply of, such products, and therefore, certain increases in raw materials prices may have a material adverse effect on the results of operations of the Company.

CYCLICAL MARKETS FOR PRODUCTS; DEPENDENCE ON KEY PRODUCTS

  The Company's business consists of the production and sale of styrene monomer, acrylonitrile, acetic acid and other petrochemicals, as well as certain pulp chemicals. The Company's two primary petrochemical products are styrene and acrylonitrile, which accounted for 45% and 24% of the Company's 1995 revenues, respectively. See "Business--Products." Historically, the prices of the Company's petrochemical and pulp chemicals products have been cyclical and sensitive to overall supply relative to demand, the level of general business activity and the availability and price of feedstocks. In the past, the Company's products have experienced market tightness accompanied by higher prices and periods of oversupply accompanied by lower prices. Certain styrene monomer producers have announced plans to add significant production capacity over the next several years, particularly in the Far East. Current global production capacity for styrene is estimated to be approximately 40 billion pounds and the Company believes that approximately 7.2 billion pounds of capacity will be added by competitors in the next two years, including an estimated 3.5 billion pounds in 1997 and 3.7 billion pounds in 1998. Although less than 5% of such additional capacity is expected to be added on the U.S. Gulf Coast, where the Company operates, the Company expects that prices for styrene will decline from current levels until global demand for styrene increases sufficiently to absorb such additional production capacity, and such declines could adversely affect the Company's results of operations. In addition, the Company expects competitors to increase production capacity of acrylonitrile during the next two years, and such increases could adversely affect prices for acrylonitrile. In any event, the prices for the Company's products are expected to fluctuate in the future, and any prolonged or severe softness in the market for any of its principal products will adversely affect the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

HIGHLY COMPETITIVE INDUSTRY

  The industry in which the Company operates is highly competitive. Many of the Company's competitors, particularly in the petrochemical industry, are larger and have substantially greater financial resources than the Company. Among the Company's competitors are some of the world's largest chemical companies that have their own raw material resources. In addition, a significant portion of the Company's business is based upon widely available technology. The entrance of new competitors into the industry and the addition by existing competitors of new capacity may reduce the Company's ability to maintain profit margins or its ability to preserve its market share, or both. Such developments could have a negative impact on the Company's ability to obtain higher profit margins, even during periods of increased demand for the Company's products. See "--Cyclical Markets for Products; Dependence on Key Products."

DEPENDENCE ON TEXAS CITY PLANT

  All of the Company's petrochemicals, including all of its styrene and acrylonitrile, are produced at the Texas City Plant. Significant unscheduled downtime at the Texas City Plant due to equipment breakdowns, interruptions in the supply of raw materials or natural gas, power failures, natural forces or any other cause, including the normal hazards associated with the production of petrochemicals, could materially adversely affect the Company. Although the Company maintains insurance, including business interruption insurance, that it considers to be adequate under the circumstances, there can be no assurance that a significant interruption in the operation of a facility would not have a material adverse effect on the Company's financial condition and results of operations. See "Business--Insurance."

ABILITY TO COMPLETE ACQUISITIONS

  A significant element of the Company's business strategy is to pursue strategic acquisitions that either expand or complement the Company's products or markets. There can be no assurance that the Company will be able to identify and make acquisitions on terms favorable to it or in a manner to fulfill its acquisition plans. There can be no assurance that the Company will be able to obtain financing for such acquisitions on terms the Company finds acceptable. In addition, the Indentures and the Credit Facility will limit the Company's ability to incur additional debt to finance such acquisitions. See "Description of the Notes" and "Description of the Units."

ENVIRONMENT AND SAFETY

  The Company's operations involve the handling, production, transportation and disposal of materials classified as hazardous or toxic and are subject to extensive federal, state and local regulatory requirements relating to environmental affairs, waste management, health and safety and chemical products. Operating permits are or may be required for the operation of some of the Company's operating units and chemical waste disposal operations, and these permits are subject to revocation, modification and renewal. Governmental authorities have the power to enforce compliance with these regulations and permits, and violators are subject to fines, injunctions or both. Third parties may also have the right to sue to enforce compliance. Management believes that the Company's operations are in compliance in all material respects with applicable environmental laws. However, the operations of a chemical manufacturing facility entail some risk of environmental damage, and there can be no assurance that material costs or liabilities will not be incurred. Moreover, it is possible that other developments, such as increasingly strict requirements of environmental laws and enforcement policies, could bring into question the handling, manufacture, use, emission or disposal of substances or pollutants by the Company. There can be no assurance that past or future operations will not result in exposure to injury or claims of injury by employees or the public due to toxic or hazardous materials. In addition, a catastrophic event at the Company's facilities could result in liabilities to the Company substantially in excess of its insurance coverages. See "Business--Insurance."

  The Company's pulp chemical business is sensitive to potential environmental regulation. In general, environmental regulations support substitution of chlorine dioxide, which is produced from sodium chlorate, for elemental chlorine in the pulp bleaching process. Certain environmental groups are encouraging passage of regulations which restrict the amount of Absorbable Organic Halides ("AOX") or chlorine derivatives in bleach plant effluent. Increased substitution of chlorine dioxide for elemental chlorine in the pulp bleaching process significantly reduces the amount of AOX and chlorine derivatives in bleach plant effluent. As long as there is no outright ban on chlorine containing compounds, regulation restricting AOX or chlorine derivatives in bleach plant effluent should favor the use of chlorine dioxide, thus sodium chlorate. However, any significant ban on chlorine containing compounds could have a material adverse effect on the Company's financial condition and results of operations.

  For further information on environmental and safety matters, see "Business-- Environmental and Safety Matters."

LONG-TERM CONTRACTS AND SIGNIFICANT CUSTOMERS

  The Company sells substantial portions of its styrene and acrylonitrile production under long-term contracts, and sells all of its acetic acid, plasticizers, tertiary butylamine ("TBA") and sodium cyanide production under long-term contracts with single customers. These contracts are intended to provide some stability if demand for or prices of the Company's products decline significantly, but also limit the Company's ability to take full advantage of attractive market conditions during periods of higher prices for these products. During fiscal 1995 a significant portion of the Company's production from the Texas City Plant was dedicated to multi-year contracts with Monsanto Company ("Monsanto"), subsidiaries of The British Petroleum Company P.L.C. ("BP"), BASF Corporation ("BASF"), Mitsubishi International Corporation ("Mitsubishi"), Flexsys America L.P. (a joint venture between Monsanto and Akzo Nobel NV) ("Flexsys") and E.I. du Pont de Nemours and Company ("DuPont"). Revenues from BP and Mitsubishi accounted for approximately 16% and 13%, respectively, of the Company's fiscal 1995 revenues. Under certain market conditions, the loss of one or more of these customers or a material reduction in the amount of product purchased by one or more of them could have a material adverse effect on the Company. See "Business--Sales and Marketing" and "--Contracts."

FOREIGN OPERATIONS, COUNTRY RISKS AND EXCHANGE RATE FLUCTUATIONS

  Over 14% of the Company's revenues are derived from its Canadian operations and 52% are derived from export sales. International operations and exports to foreign markets are subject to a number of special risks, including currency exchange rate fluctuations, trade barriers, exchange controls, national and regional labor strikes, political risks and risks of increases in duties, taxes and governmental royalties, as well as changes in laws and policies governing operations of foreign-based companies. In addition, earnings of foreign subsidiaries and intercompany payments are subject to foreign income tax rules that may reduce cash flow available to meet required debt service and other obligations of the Company.

  Since the Company derives most of its pulp chemicals revenues from production and sales by subsidiaries within Canada, the Company has organized its subsidiary structure and its operations in part based on certain assumptions about various Canadian tax (including, among others, income tax and withholding tax) laws, currency exchange and capital repatriation laws and other relevant laws. While the Company believes that such assumptions are correct, there can be no assurance that Canadian taxing or other authorities will reach the same conclusion. If such assumptions are incorrect, or if Canada were to change or modify such laws or the current interpretation thereof, the Company may suffer adverse tax and financial consequences.

  A portion of the Company's expenses and sales are denominated in foreign currencies, and accordingly, the Company's revenues, cash flows and earnings may be affected by fluctuations in certain foreign exchange rates, principally between the United States dollar and the Canadian dollar, which may also have adverse tax effects. In addition, because a portion of the Company's sales, cost of goods sold and other expenses are denominated in Canadian dollars, the Company has a translation exposure to fluctuations in the Canadian dollar against the U.S. dollar. These currency fluctuations could have a material impact on the Company as increases in the value of the Canadian dollar have the effect of increasing the U.S. dollar equivalent of cost of goods sold and other expenses with respect to the Company's Canadian production facilities. The Company enters into forward foreign exchange contracts to hedge such exposure for periods consistent with its committed exposure, but does not engage in currency speculation.

FRAUDULENT CONVEYANCE RISKS

  The incurrence by Holdings of the indebtedness evidenced by the Discount Notes and by Chemicals of the indebtedness evidenced by the Notes is subject to review under relevant federal and state fraudulent conveyance statutes ("Fraudulent Conveyance Statutes") in a bankruptcy case or a lawsuit by or on behalf of creditors of Holdings or Chemicals. Under these statutes, if at the time the Discount Notes and Notes were issued and the obligations due thereunder incurred, (i) Holdings issued the Discount Notes or Chemicals issued the Notes with actual intent to hinder, delay or defraud creditors or
(ii) Holdings or Chemicals received less than a reasonably equivalent value in exchange for the obligations incurred under the Discount Notes or Notes, respectively, and if at the time such obligations were incurred, Holdings or Chemicals (a) was insolvent or rendered insolvent by reason of such transactions, (b) was engaged or was about to engage in a business or transaction for which its assets were unreasonably small in relation to such business or transaction or its remaining assets constituted unreasonably small capital or (c) intended to incur, or believed or reasonably should have believed that it would incur, debts beyond its ability to pay as they matured (as the foregoing terms are defined in or interpreted under the Fraudulent Conveyance Statutes), such court could subordinate all or a part of the Discount Notes or Notes to existing and future indebtedness of Holdings or Chemicals, recover any payments made on the Discount Notes or Notes or take other action detrimental to the holders of the Discount Notes or Notes, including, under certain circumstances, invalidating the Discount Notes or Notes.

  Based upon financial and other information currently available to it, STX Acquisition and Chemicals believe that the indebtedness evidenced by the Discount Notes and Notes will be incurred and the proceeds of the Discount Notes and Notes will be used for proper purposes and in good faith. Certain courts have held, however, that a company's purchase of its own capital stock does not constitute reasonably equivalent value or fair consideration for incurring indebtedness. Each of STX Acquisition and Chemicals believes that, at the time of, and after giving effect to, the incurrence of the indebtedness evidenced by the Discount Notes and Notes, it will be solvent and will have sufficient capital to carry on its business and that it will be able to pay its debts as they mature. No assurance can be given, however, that a court would concur with such beliefs and positions.

  Depending upon the law of the jurisdiction being applied, a company may be considered insolvent for these purposes if the company is generally not paying its debts as they become due, or if the sum of the company's debts is greater than all of the company's property at a fair valuation.

ORIGINAL ISSUE DISCOUNT OF DISCOUNT NOTES

  The Discount Notes will be issued at a substantial discount from their stated principal amount payable on the Discount Notes at final maturity. Consequently, although cash interest will not accrue on the Discount Notes
prior to         , 2001 and there will be no periodic payments of cash
interest on the Discount Notes prior to         , 2002, original issue
discount will be includable in the gross income of a holder of Discount Notes, for federal income tax purposes, in advance of the receipt of cash payments on the Discount Notes. Since a portion of the issue price of the Units will be allocated, for federal income tax purposes, to the Warrants, the amount of original issue discount will be greater than the difference between the principal amount at final maturity of the Discount Notes and the purchase price of the Units. See "Certain Federal Income Tax Consequences" for a more detailed discussion of the federal income tax consequences to the holders of the Discount Notes regarding the purchase, ownership and disposition of the Discount Notes.

  If a bankruptcy case is commenced by or against Holdings under the United States Bankruptcy Code after the issuance of the Discount Notes, the claim of a holder of Discount Notes with respect to the principal amount thereof may be limited to an amount equal to the sum of (i) the portion of the initial issue price of the Units allocated, for federal income tax purposes, to the Discount Notes and (ii) that portion of the original issue discount which is not deemed to constitute "unmatured interest" for purposes of the United States Bankruptcy Code. Any original issue discount that was not amortized as of any such bankruptcy filing would constitute "unmatured interest."

CONTROL BY CERTAIN STOCKHOLDERS

  Upon consummation of the Transaction, the investors in the Equity Private Placement, including principals of TSG and Unicorn, and certain principal stockholders of the Company will control the Company through the ownership of at least approximately 75% of the outstanding shares of Holdings Common Stock, assuming the maximum number of Rollover Shares. See "Principal Stockholders." In addition, such investors and stockholders will enter into a Stockholders Agreement, the effect of which will be to restrict transfers of shares outside of the control group. Accordingly, such stockholders collectively will have the ability to exercise control over the business and affairs of the Company, including the ability to elect all of the Board of Directors, the power to determine the management of the business and the power to determine the outcome of corporate actions requiring stockholders' approval. TSG and Unicorn, affiliates of which will be principal stockholders of the Company, will receive consulting fees in connection with the Transaction. See "Certain Transactions."

ABSENCE OF A PUBLIC MARKET FOR THE SECURITIES

  The Securities are new securities for which there currently is no trading market and there can be no assurance as to the liquidity of any market for any of the Securities that may develop, the ability of holders of the Securities to sell their Securities, or the prices at which holders of the Securities would be able to sell their Securities. If such markets were to exist, the Securities could trade at prices higher or lower than their initial purchase prices depending on many factors, including prevailing interest rates, the Company's operating results and the market for similar securities. Although the Underwriters have informed the Company and STX Acquisition that the Underwriters currently intend to make a market in the Securities, such Underwriters are not obligated to do so, and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the Discount Notes, the Warrants or the Notes. Holdings does not intend to apply for listing of the Securities on any securities exchange or for quotation on the Nasdaq National Market, and plans to withdraw the Common Stock from listing on the New York Stock Exchange after consummation of the Transaction.

                                THE TRANSACTION

THE MERGER

  The following summary of the material provisions of the Merger Agreement is subject to, and is qualified in its entirety by reference to, all of the provisions of the Merger Agreement. The Merger Agreement is filed as an exhibit to the Registration Statement of which this Prospectus is a part and is available for inspection as described under "Available Information." Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement, and such defined terms are incorporated herein by reference.

  Pursuant to the Merger Agreement, at such time as the certificate of merger is filed with the Secretary of State of the State of Delaware (the "Effective Time"), STX Acquisition will merge with and into the Company, with the Company as the surviving corporation. It is anticipated that the Effective Time will occur as soon as practicable following the special meeting of the stockholders of the Company called for the purpose of approving and adopting the Merger Agreement (the "Special Meeting"). In the Merger, (a) each share of Company Common Stock owned by the Company, any wholly owned subsidiary of the Company or STX Acquisition will be canceled without any consideration being delivered in exchange therefor; and (b) each other share of Company Common Stock, other than shares held by stockholders exercising dissenters' rights, will either be
(i) retained by the holder thereof as Rollover Shares or (ii) converted into the right to receive $12.00 in cash. The aggregate number of Rollover Shares is limited to 5.0 million, consequently, stockholders electing to retain their shares of Company Common Stock may be subject to proration. At the Effective Time, each share of STX Acquisition Common Stock will be converted into shares of Company Common Stock. Certain stockholders of the Company executed the Inducement Agreement pursuant to which such stockholders have agreed to make elections to receive Rollover Shares rather than cash with respect to all or a portion of the Company Common Stock held by them.

  In connection with the execution of the Merger Agreement, certain stockholders of the Company have executed irrevocable proxies pursuant to which each such stockholder appoints officers of STX Acquisition as his proxy for the purpose of taking the actions necessary to approve the Merger Agreement. Such irrevocable proxies represent approximately 18% of the outstanding Company Common Stock.

  The obligations of the Company and STX Acquisition to consummate the Merger are subject to the satisfaction of certain conditions, including (a) approval and adoption of the Merger Agreement by the stockholders of the Company at the Special Meeting; (b) the absence of any action by any court, government or governmental agency preventing the consummation of the Merger; (c) the expiration or termination of the waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder; (d) the effectiveness under the Securities Act of 1933, as amended (the "Securities Act"), of each registration statement required to be filed with the Securities and Exchange Commission (the "SEC") in order to consummate the transactions contemplated by the Merger Agreement; and (e) the receipt of all governmental consents, orders and approvals required to consummate the Merger.

  The obligations of the Company to consummate the Merger are subject to additional conditions, including (a) the accuracy of all representations and warranties of STX Acquisition and the compliance, in all material respects, by STX Acquisition with all conditions and all material obligations, agreements and covenants on the part of STX Acquisition contained in the Merger Agreement; (b) the execution by the stockholders of STX Acquisition of a Tag-Along Agreement that provides that if any of such stockholders propose to transfer, sell or otherwise dispose of (a "transfer") in the aggregate 51% or more of the Holdings Common Stock then issued and outstanding, all other holders of Holdings Common Stock will have the right to participate in such transfer on a pro rata basis and on the same terms and conditions; (c) the receipt of customary legal opinions; and (d) certain other conditions. The obligations of STX Acquisition to consummate the Merger are also subject to additional conditions, including (i) the accuracy of all representations and warranties of the Company and the compliance, in all material respects, by the Company with all conditions and all material obligations, agreements and covenants on the part of the Company contained in the Merger Agreement; (ii) the absence of any changes or events (including litigation developments) that constitute a material adverse change in the business or prospects of the Company; (iii) the obtaining by STX Acquisition of the related financings described under "--Financing Arrangements;" (iv) the cancellation of all stock options, SARs and phantom shares relating to Company Common Stock; (v) the receipt of customary accountants' comfort letters and legal opinions; and (vi) certain other conditions. Either the Company or STX Acquisition may extend the time for performance of any of the obligations of the other or, to the extent permissible, waive compliance with those obligations at its discretion.

  Under the Merger Agreement, (i) each option, warrant or other right to acquire equity interests in the Company and each security convertible into or exchangeable for such equity interests or obligating the Company to enter into any such option, warrant or other right will be automatically canceled as of the Effective Time, with no consideration exchanged therefor, (ii) each SAR will be converted as of the Effective Time into the right to receive a cash payment in an amount equal to the excess, if any, of $12.00 over the base price provided for in such SAR (unless the holder of any SAR, the Company and STX Acquisition agree otherwise in writing), (iii) each share of outstanding phantom stock relating to the Company will be automatically converted as of the Effective Time into the right to receive a cash payment in the amount of $12.00 and (iv) all outstanding shares of restricted stock will be immediately and fully vested. Except as otherwise agreed to by the Company and STX Acquisition, each arrangement providing for the issuance or grant of any equity interest in the Company or any of its subsidiaries, including any stock purchase plan, will terminate as of the Effective Time. See "Management-- Compensation of Executive Officers--After the Transaction."

ASSET TRANSFER

  Pursuant to the terms of the Merger Agreement, at the Effective Time, the Company will convey all of the assets and properties of the Company to Chemicals. In connection with, and as partial consideration for, such conveyance, Chemicals will expressly assume and agree to pay, perform and discharge when due any and all liabilities of the Company related to such assets and properties. If the conveyance of any particular asset or property
(i) would be ineffective as between the Company and Chemicals without the consent of any third party, (ii) would cause the impairment or loss of ownership of such asset or property, (iii) would result in any material penalty or other detriment to the Company or Chemicals or (iv) is prohibited by law or any judgment, order or decree of any government or governmental agency, then such asset or property will not be conveyed until such time as such consent has been obtained or such circumstance has been rectified.

FINANCING ARRANGEMENTS

  Pursuant to the terms of the Merger Agreement, STX Acquisition and Chemicals are required to consummate certain related financings simultaneously with the closing of the Merger. The Company may terminate the Merger Agreement if STX Acquisition has not arranged the required financing and satisfied the applicable funding obligations by August 31, 1996. The financing for the Merger will be provided through the Offerings made hereby, together with borrowings pursuant to the Credit Facility and the proceeds from the Equity Private Placement. All of such financings will be consummated simultaneously with the closing of the Merger.

  Pursuant to the Merger Agreement, Chemicals is required to negotiate and enter into definitive loan documents for a bank credit facility with Texas Commerce Bank National Association, as administrative agent, and Credit Suisse and Chase Securities Inc. as co-arrangers. It is currently anticipated that the Credit Facility will consist of (i) a six and one half year $125.0 million revolving credit facility, (ii) a six and one half year $200.0 million term loan, (iii) an eight year $125.0 million term loan and (iv) a four year $6.5 million ESOP Term Loan. See "Description of the Credit Facility." The terms of the Credit Facility cannot be modified or amended in any material respect without prior consultation with the Company.

  Equity financing for the Transaction is to be provided pursuant to commitments from a group of investors to purchase a maximum of $103.1 million of Common Stock of STX Acquisition in the Equity Private Placement. Purchasers of shares in the Equity Private Placement are expected to include an investor group formed by TSG and Unicorn and the New ESOP. It is anticipated that upon consummation of the Transaction, affiliates of TSG and Unicorn will own at least approximately 75% of Holdings Common Stock, assuming the maximum number of Rollover Shares. The New ESOP will acquire its shares with the proceeds of the Chemicals ESOP Loan. The commitments to purchase in the Equity Private Placement may not be amended or modified in any material respect without prior consultation with the Company. In connection with the Equity Private Placement, affiliates (collectively, the "Clipper Group") of Clipper Capital Partners, L.P. will purchase up to $25 million of equity in the Equity Private Placement. See "Underwriting."

TRANSACTION SPONSORS

  TSG is a Texas-based private financial organization engaged in the acquisition and ownership of operating businesses. Since its formation in 1982, TSG has completed 31 acquisitions for a total consideration of approximately $5 billion. Ten of such acquisitions, representing more than $3 billion in total consideration, have involved companies in various segments of the chemical industry. TSG promotes employee ownership through the use of employee stock ownership plans, direct equity ownership by management and key employees as well as profit sharing plans which typically include all full-time employees. Unicorn is a New Jersey-based private financial organization engaged in the acquisition of businesses. Since its formation in 1984, Unicorn has originated investments in over 40 entrepreneurial companies primarily in chemicals and related industries. Frank Diassi, the current Managing General Partner of Unicorn, will be the Chairman of the Board of both Holdings and Chemicals, and Frank Hevrdejs, the President and a principal of TSG, and Hunter Nelson, a principal of TSG, will both be directors of Holdings and Chemicals following the consummation of the Transaction. See "Certain Transactions."

                                USE OF PROCEEDS

  The net proceeds from the Offerings are estimated to be $   million, after
deducting original issue discount, underwriting discounts and commissions and estimated offering expenses payable by the Company. Net proceeds from the Offerings constitutes a portion of the financing required to effect the Merger.

  The following table sets forth the estimated sources and uses of funds to effect the Merger, as if the Merger occurred on March 31, 1996.

      SOURCE OF FUNDS                                        DOLLARS IN MILLIONS
      ---------------                                        -------------------
      Credit Facility (a)...................................       $347.9
      Notes offered hereby..................................        275.0
      Units offered hereby..................................        100.0
      Equity Private Placement (b)..........................        103.1
                                                                   ------
        Total...............................................       $826.0
                                                                   ======
      USE OF FUNDS
      ------------
      Purchase of Company Common Stock (c)..................       $640.7
      Purchase of other equity interests (d)................         14.6
      Refinance outstanding debt (e)........................        124.2
      Chemicals ESOP Loan (f)...............................          6.5
      Estimated transaction expenses and fees (g)...........         40.0
                                                                   ------
        Total...............................................       $826.0
                                                                   ======

- --------
(a) Consists of borrowings of $325.0 million under the Term Loans, $16.4 million under the Revolving Credit Facility and $6.5 million under the ESOP Term Loan. See "Description of the Credit Facility."
(b) Represents proceeds from the sale of STX Acquisition Common Stock to investors in the Equity Private Placement, assuming the minimum number of Rollover Shares. The amount of cash provided through the Equity Private Placement may be reduced to $70.7 million if the maximum number of Rollover Shares is retained by existing stockholders.
(c) Represents the funding of the purchase of Company Common Stock, at $12.00 per share, from stockholders who elect to receive cash in the Merger, assuming the minimum number of Rollover Shares. The amount of funding required to purchase the Company Common Stock may be reduced to $608.3 million if the maximum number of Rollover Shares is retained by existing stockholders.
(d) Pursuant to the terms of the Merger Agreement, SARs, phantom stock and restricted stock will be converted at the time of consummation of the Merger into rights to receive cash. See "The Transaction--The Merger."
(e) Consists of $107.2 million outstanding under the Company's current credit facility, on which the Company paid interest of 7.35% as of March 31, 1996. Such borrowings were incurred in 1995 to refinance existing indebtedness. Also includes $17.0 million outstanding under a credit facility associated with the Company's Valdosta, Georgia sodium chlorate plant, on which the Company paid interest of 6.2% as of March 31, 1996. Such borrowings were incurred in 1995 in connection with the construction of such plant. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources-- Historical" and Notes to Consolidated Financial Statements.
(f) For a description of the Chemicals ESOP Loan, see "Management-- Compensation of Executive Officers."
(g) Estimated expenses and fees include Underwriters' discounts, advisory fees, bank fees, legal and accounting fees, printing costs and other transaction expenses.

                                CAPITALIZATION

  The following table sets forth (i) the unaudited consolidated historical capitalization of the Company, (ii) the unaudited consolidated pro forma capitalization of Chemicals as adjusted to give effect to the Transaction, and
(iii) the unaudited consolidated pro forma capitalization of Holdings as adjusted to give effect to the Transaction. See "Pro Forma Consolidated Financial Statements and Other Information" and the Company's consolidated financial statements and their accompanying notes included elsewhere herein.

                                                        MARCH 31, 1996(A)
                                                ------------------------------
                                                    (DOLLARS IN MILLIONS)
                                                  ACTUAL       AS ADJUSTED
                                                ----------- ------------------
                                                THE COMPANY CHEMICALS HOLDINGS
                                                ----------- --------- --------
Long-term debt:
  Existing credit facility.....................   $107.2     $   --    $   --
  Construction loan facility...................     17.0         --        --
  Revolving Credit Facility....................       --       16.4      16.4
  Term Loans...................................       --      325.0     325.0
  ESOP Term Loan...............................       --        6.5       6.5
  Notes........................................       --      275.0     275.0
  Discount Notes...............................       --         --     100.0
                                                  ------     ------    ------
Total long-term debt (b).......................    124.2      622.9     722.9(c)
Common stock held by New ESOP..................       --         --       6.5
  Less: Unearned compensation..................       --         --      (6.5)
Stockholders' equity:
  Common stock (d).............................      0.6        0.1       0.1
  Warrants (e).................................       --         --        --
  Additional paid-in capital (deficit) (f).....     33.2     (191.7)   (562.5)
  Retained earnings (deficit)..................    294.3       (3.3)    291.0
  Pension adjustment...........................     (1.6)        --      (1.6)
  Accumulated translation adjustment...........    (18.9)        --     (18.9)
  Deferred compensation (g)....................     (0.1)        --       --
  Treasury stock (h)...........................    (50.4)        --       --
                                                  ------     ------    ------
    Total stockholders' equity.................    257.1     (194.9)   (291.9)
                                                  ------     ------    ------
Total capitalization...........................   $381.3     $428.0    $431.0
                                                  ======     ======    ======

- --------
(a) The Merger will be accounted for as a recapitalization due to the number of Rollover Shares to be retained by existing stockholders. Consequently, the Merger will have no impact on the historical basis of the Company's assets and liabilities. In addition to the adjustments reflected in the capitalization table, there will be adjustments to reduce current and long-term accrued liabilities to reflect payments to employees and directors of the Company for obligations under the Company's incentive plans.
(b) Includes pro forma current maturities of approximately $5.8 million.
(c) Upon consummation of the Transaction, Chemicals will make a subordinated loan to Holdings of approximately $448.7 million, representing the net proceeds of the Notes Offering and amounts initially borrowed under the Term Loans and the Revolving Credit Facility after repayment of existing indebtedness, purchase of certain equity interests and payment of Transaction expenses. Such loan is reflected in additional paid-in capital of Chemicals and eliminated in consolidation.
(d) Represents the net effect of the Transaction on the 60.327 million shares outstanding at $.01 par value per share. There will be 10.891 million shares outstanding subsequent to the Transaction.
(e) Warrants to be issued in connection with the Units Offering, which will be valued upon determination of the terms of the Units Offering, have not been valued in the table above.
(f) Reflects the consideration to be paid to the stockholders in the Merger plus the canceled treasury stock and fees and expenses of the Transaction which are allocated to equity accounts. Netted against these items are the additional paid-in capital contributed by STX Acquisition, amounts allocated to par value of Holdings Common Stock as a result of the Merger and the historical amount of additional paid-in capital.
(g) Eliminates the unvested portion of the restricted stock which was issued under the Company's Omnibus Stock and Incentive Plan.
(h) Treasury stock of the Company is eliminated in connection with the Transaction.

                      SELECTED HISTORICAL FINANCIAL DATA

  The selected consolidated financial information set forth below has been derived from previously published consolidated financial statements of the Company, certain of which appear elsewhere in this Prospectus, and should be read in conjunction with, and is qualified in its entirety by reference to, such consolidated financial statements and their accompanying notes. The consolidated financial information set forth below (i) as of year end and for each of the years in the five-year period ended September 30, 1995 has been derived from audited consolidated financial statements of the Company and (ii) as of March 31, 1995 and March 31, 1996 and for the six-month periods then ended has been derived from unaudited consolidated financial statements of the Company, which, in the opinion of management, have been prepared on a basis consistent with the audited consolidated financial statements of the Company and contain all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the interim financial position and results of operations. The interim period results of operations presented are not necessarily indicative of the results to be expected for the full year.

                                                                     SIX MONTHS
                                                                        ENDED
                                YEAR ENDED SEPTEMBER 30,              MARCH 31,
                          ----------------------------------------  --------------
                           1991    1992    1993    1994     1995     1995    1996
                          ------  ------  ------  ------  --------  ------  ------
                                        (DOLLARS IN MILLIONS)
STATEMENT OF OPERATIONS
 DATA:
Revenues................  $542.7  $430.5  $518.8  $700.8  $1,030.2  $544.6  $382.4
Cost of goods sold......   472.4   402.6   477.9   606.9     758.6   402.7   323.6
                          ------  ------  ------  ------  --------  ------  ------
  Gross profit..........    70.3    27.9    40.9    93.9     271.6   141.9    58.8
Selling, general and
 administrative
 expenses...............     9.7    10.3    25.5    24.4      31.7    16.0    16.1
SAR program expenses
 (benefit)..............      --      --      --    21.8      (2.8)    0.5     6.7
                          ------  ------  ------  ------  --------  ------  ------
  Income from
   operations...........    60.6    17.6    15.4    47.7     242.7   125.4    36.0
Interest and debt
 related expenses, net
 of interest income.....     6.1     8.4    22.4    22.1      14.6     9.7     3.2
Other (income) expense..      --      --      --    (2.6)       --      --     3.6
                          ------  ------  ------  ------  --------  ------  ------
  Income (loss) before
   taxes and
   extraordinary item...    54.5     9.2    (7.0)   28.2     228.1   115.7    29.2
Provision (benefit) for
 income taxes...........    17.7     4.7    (1.6)    9.1      75.0    37.4    10.0
                          ------  ------  ------  ------  --------  ------  ------
  Income (loss) before
   extraordinary item
   and change in
   accounting principle.    36.8     4.5    (5.4)   19.1     153.1    78.3    19.2
Cumulative effect of
 change in accounting
 for post-retirement
 benefits other than
 pensions...............      --   (10.4)     --      --        --      --      --
Extraordinary item, loss
 on early extinguishment
 of debt, net of tax....      --      --      --      --      (3.1)     --      --
                          ------  ------  ------  ------  --------  ------  ------
  Net income (loss).....  $ 36.8  $ (5.9) $ (5.4) $ 19.1  $  150.0  $ 78.3  $ 19.2
                          ======  ======  ======  ======  ========  ======  ======
Per share data:
 Income (loss) before
  extraordinary item and
  change in accounting
  principle.............  $ 0.67  $ 0.08  $(0.10) $ 0.34  $   2.76  $ 1.41  $ 0.35
 Cumulative effect of
  change in accounting
  for post-retirement
  benefits other than
  pensions..............      --   (0.19)     --      --        --      --      --
 Extraordinary item.....      --      --      --      --     (0.06)     --      --
                          ------  ------  ------  ------  --------  ------  ------
 Net income (loss) per
  share.................  $ 0.67  $(0.11) $(0.10) $ 0.34  $   2.70  $ 1.41  $ 0.35
                          ======  ======  ======  ======  ========  ======  ======
OTHER DATA:
EBITDA (a)..............  $ 78.5  $ 41.0  $ 52.5  $108.6  $  281.4  $146.7  $ 63.5
Depreciation and
 amortization(b)........    17.9    23.4    37.1    39.1      41.5    20.8    20.8
Capital expenditures....    34.4    16.0    12.2    12.3      54.0    15.8    49.0
Ratio of earnings to
 fixed charges(c).......     7.1x    1.8x     --     2.1x     11.9x    9.5x    5.2x
Deficiency of earnings
 to cover fixed charges.      --      --  $  7.3      --        --      --      --
OPERATING DATA:
Revenues:
 Styrene................  $  257  $  151  $  144  $  288  $    467  $  256  $  162
 Acrylonitrile..........     155     137     124     138       251     129      75
 Acetic acid............      69      66      64      76        94      54      29
 Sodium chlorate........      --       9      81      83       102      49      56
Annual capacity at
 period end (MMlbs):
 Styrene................   1,500   1,500   1,500   1,500     1,500   1,500   1,700
 Acrylonitrile..........     700     700     700     700       740     740     740
 Acetic acid............     600     600     600     600       600     600     600
 Sodium chlorate (000
  tons).................      --     340     340     340       350     340     350
Sales volume (MMlbs):
 Styrene................   1,495   1,213   1,191   1,460     1,433     773     832
 Acrylontrile...........     663     573     528     668       739     401     271
 Acetic acid............     557     620     578     599       635     305     182
 Sodium chlorate (000
  tons).................      --      26     248     294       336     170     167

                                                                   SIX MONTHS
                                                                      ENDED
                                    YEAR ENDED SEPTEMBER 30,        MARCH 31,
                               ---------------------------------- -------------
                                1991   1992   1993   1994   1995   1995   1996
                               ------ ------ ------ ------ ------ ------ ------
                                            (DOLLARS IN MILLIONS)
BALANCE SHEET DATA:
Working capital............... $ 28.6 $ 56.8 $ 31.0 $ 20.8 $ 74.6 $ 69.2 $ 69.0
Net property, plant and
 equipment....................  230.6  343.8  314.3  291.1  309.1  285.6  336.4
Total assets..................  362.5  608.5  546.8  580.9  609.9  595.5  614.5
Total long-term debt
 (including current portion)..   72.6  300.2  263.9  192.6  103.6  151.4  124.2
Stockholders' equity..........  112.2   87.3   70.3   89.7  239.3  163.3  257.1

- --------
(a) EBITDA represents income from operations before taking into consideration depreciation, amortization and the impact of accruals for the Company's SAR program. The SAR program will not be continued after the Transaction. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to incur and service debt. EBITDA should not be considered by an investor as an alternative to net income or income from operations, as an indicator of the operating performance of the Company or as an alternative to cash flows as a measure of liquidity.
(b) Depreciation and amortization expense included herein excludes the amortization of deferred debt financing costs which is included in interest expense.
(c) For purposes of computing these ratios, earnings consist of income from continuing operations before income taxes and fixed charges (excluding capitalized interest). Fixed charges consist of interest expense on debt, amortization of financing costs, capitalized interest and the portion (approximately one-third) of rental expense that management believes is representative of the interest component of rental expense.

       PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS AND OTHER INFORMATION

  The pro forma statements of operations presented below for the year ended September 30, 1995, and the six months ended March 31, 1996, have been derived from the financial statements included elsewhere herein and give effect to the Transaction as if it had occurred on October 1, 1994. The pro forma consolidated balance sheet at March 31, 1996, presented below has been derived from the unaudited consolidated balance sheet included elsewhere herein and gives effect to the Transaction as if it had occurred on March 31, 1996. The summary pro forma consolidated financial data do not necessarily represent what such entities' financial position or results of operations would have been if the Transaction had actually been completed as of the dates indicated and are not intended to project such entities' financial position or results of operations for any future period or as of any date. The information presented below should be read in conjunction with the historical Consolidated Financial Statements of Sterling Chemicals, Inc. and its subsidiaries and the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein.

  The pro forma adjustments were applied to the respective historical financial statements to reflect and account for the Transaction as a recapitalization. Accordingly, the historical basis of Sterling Chemicals, Inc.'s assets and liabilities has not been impacted by the Transaction.

                PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                     FOR THE YEAR ENDED SEPTEMBER 30, 1995
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                            THE                                           HOLDINGS
                          COMPANY    PRO FORMA    CHEMICALS   PRO FORMA     PRO
                         HISTORICAL ADJUSTMENTS   PRO FORMA  ADJUSTMENTS   FORMA
                         ---------- -----------   ---------  -----------  --------
Revenues................  $1,030.2                $1,030.2                $1,030.2
Cost of goods sold......     758.6       0.4 (a)     759.0                   759.0
                          --------    ------      --------      -----     --------
  Gross Profit..........     271.6      (0.4)        271.2                   271.2
Selling, general and
 administrative
 expenses...............      28.9       2.8 (b)      31.7                    31.7
                          --------    ------      --------      -----     --------
  Income from
   operations...........     242.7      (3.2)        239.5                   239.5
Interest expense, net...      14.6      50.1 (c)      64.7       13.7 (c)     78.4
                          --------    ------      --------      -----     --------
  Income from continuing
   operations before
   income taxes.........     228.1     (53.3)        174.8      (13.7)       161.1
Provision (benefit) for
 income taxes                 75.0     (18.7)(d)      56.3       (4.8)(d)     51.5
                          --------    ------      --------      -----     --------
  Income from continuing
   operations...........  $  153.1    $(34.6)     $  118.5      $(8.9)    $  109.6
                          ========    ======      ========      =====     ========
Income per share from
 continuing operations..  $   2.76                                        $  10.59
Weighted average common
 shares outstanding.....    55.674                                          10.349(e)
OTHER DATA:
EBITDA (f)..............  $  281.4                $  281.4                $  281.4
Depreciation and
 amortization(g)........      41.5                    41.9                    41.9
Cash interest expense,
 net....................      12.6                    60.2                    60.2
Ratio of EBITDA to
 interest expense, net..      19.3x                    4.3x                    3.6x
Ratio of EBITDA to cash
 interest expense, net..      22.3x                    4.7x                    4.7x
Ratio of earnings to
 fixed charges (h)......      11.9x                    3.5x                    2.9x

     See accompanying Notes to Pro Forma Consolidated Financial Statements

                PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

                      FOR SIX MONTHS ENDED MARCH 31, 1996
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                            THE                                          HOLDINGS
                          COMPANY    PRO FORMA    CHEMICALS  PRO FORMA     PRO
                         HISTORICAL ADJUSTMENTS   PRO FORMA ADJUSTMENTS   FORMA
                         ---------- -----------   --------- -----------  --------
Revenues................   $382.4                  $382.4                 $382.4
Cost of goods sold......    323.6        0.2 (a)    323.8                  323.8
                           ------     ------       ------      -----      ------
  Gross Profit..........     58.8       (0.2)        58.6                   58.6
Selling, general and
 administrative
 expenses...............     22.8       (6.7)(b)     16.1                   16.1
                           ------     ------       ------      -----      ------
  Income from
   operations...........     36.0        6.5         42.5                   42.5
Interest expense, net...      3.2       28.6(c)      31.8        6.9(c)     38.7
Other (income) expense..      3.6                     3.6                    3.6
                           ------     ------       ------      -----      ------
  Income (loss) from
   continuing operations
   before income taxes..     29.2      (22.1)         7.1       (6.9)        0.2
Provision (benefit) for
 income taxes...........     10.0       (7.7)(d)      2.3       (2.4)(d)    (0.1)
                           ------     ------       ------      -----      ------
  Income (loss) from
   continuing
   operations...........   $ 19.2     $(14.4)      $  4.8      $(4.5)     $  0.3
                           ======     ======       ======      =====      ======
Income per share from
 continuing operations..   $ 0.35                                         $ 0.03
Weighted average common
 shares outstanding.....   55.682                                         10.349 (e)
OTHER DATA:
EBITDA (f)..............   $ 63.5                  $ 63.5                 $ 63.5
Depreciation and
 amortization(g)........     20.8                    21.0                   21.0
Cash interest expense,
 net....................      2.6                    29.5                   29.5
Ratio of EBITDA to
 interest expense, net..     19.8x                    2.0x                   1.6x
Ratio of EBITDA to cash
 interest expense, net..     24.4x                    2.2x                   2.2x
Ratio of earnings to
 fixed charges (h)......      5.2x                    1.2x                    --
Deficiency of earnings
to cover fixed charges..       --                      --                 $  1.1

     See accompanying Notes to Pro Forma Consolidated Financial Statements

                      PRO FORMA CONSOLIDATED BALANCE SHEET

                              AS OF MARCH 31, 1996
                             (DOLLARS IN MILLIONS)
                                  (UNAUDITED)

                             THE                                           HOLDINGS
                           COMPANY    PRO FORMA    CHEMICALS  PRO FORMA      PRO
                          HISTORICAL ADJUSTMENTS   PRO FORMA ADJUSTMENTS    FORMA
                          ---------- -----------   --------- -----------   --------
ASSETS
Current assets:
  Cash and cash
   equivalents..........    $  1.3     $   --       $  1.3     $   --       $  1.3
  Accounts receivable...     123.9                   123.9                   123.9
  Inventories...........      58.8                    58.8                    58.8
  Prepaid expenses......       4.8                     4.8                     4.8
  Deferred income taxes.       6.7                     6.7                     6.7
                            ------     ------       ------     ------       ------
    Total current
     assets.............     195.5         --        195.5         --        195.5
Property, plant and
 equipment, net.........     336.4                   336.4                   336.4
Other assets............      82.6       32.2 (i)    114.8        3.0 (i)    117.8
                            ------     ------       ------     ------       ------
    Total...............    $614.5     $ 32.2       $646.7     $  3.0       $649.7
                            ======     ======       ======     ======       ======
LIABILITIES AND
 STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable......    $ 62.3     $   --       $ 62.3     $   --       $ 62.3
  Accrued expenses......      50.8       (2.9)(j)     47.9                    47.9
  Current portion of
   long-term debt.......      13.4      (13.4)(k)       --                      --
                            ------     ------       ------     ------       ------
    Total current
     liabilities........     126.5      (16.3)       110.2         --        110.2
Revolving credit
 facility...............        --       16.4 (k)     16.4                    16.4
Long-term debt..........     110.8      495.7 (k)    606.5      100.0 (k)    706.5
Deferred income taxes...      43.6       (5.5)(l)     38.1                    38.1
Deferred credits and
 other liabilities......      76.5       (6.1)(j)     70.4                    70.4
Common stock held by New
 ESOP...................        --                      --        6.5 (q)      6.5
  Less: Unearned
   compensation.........        --                      --       (6.5)(r)     (6.5)
Stockholders' equity:
  Common stock..........       0.6       (0.5)(m)      0.1                     0.1
  Warrants..............        --                      --         -- (s)       --
  Additional paid-in
   capital (deficit)....      33.2     (224.9)(n)   (191.7)    (370.8)(t)   (562.5)
  Retained earnings
   (deficit)............     294.3     (297.6)(o)     (3.3)     294.3 (u)    291.0
  Pension adjustment....      (1.6)       1.6 (n)       --       (1.6)(v)     (1.6)
  Accumulated
   translation
   adjustment...........     (18.9)      18.9 (n)       --      (18.9)(v)    (18.9)
  Deferred compensation.      (0.1)       0.1 (j)       --                      --
                            ------     ------       ------     ------       ------
                             307.5     (502.4)      (194.9)     (97.0)      (291.9)
  Treasury stock........     (50.4)      50.4 (p)       --                      --
                            ------     ------       ------     ------       ------
  Stockholders' equity..     257.1     (452.0)      (194.9)     (97.0)      (291.9)
                            ------     ------       ------     ------       ------
    Total...............    $614.5     $ 32.2       $646.7     $  3.0       $649.7
                            ======     ======       ======     ======       ======

     See accompanying Notes to Pro Forma Consolidated Financial Statements

             NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

 FOR THE YEAR ENDED SEPTEMBER 30, 1995 AND AS OF AND FOR THE SIX MONTHS ENDED
                                MARCH 31, 1996
                             (DOLLARS IN MILLIONS)
                                  (UNAUDITED)

  The pro forma financial data have been derived by the application of pro forma adjustments to the Company's historical financial statements for the periods noted. The Merger has been accounted for as a recapitalization which will have no impact on the historical basis of assets and liabilities. The pro forma financial data assume there are no dissenting shareholders to the Merger.

    (a) Represents the amortization of organization cost pursuant to the Merger.

    (b) Represents the increase (reduction) of compensation expense associated with the Company's SAR plan which will be terminated in connection with the Merger.

    (c) Represents the elimination of interest expense related to the historical debt outstanding and the incurrence of interest expense related to the issuance of the Credit Facility, the Notes, and the Discount Notes as follows:

                                                                     SIX MONTHS
                                                        YEAR ENDED     ENDED
                                                       SEPTEMBER 30, MARCH 31,
                                                           1995         1996
                                                       ------------- ----------
      Holdings
        Discount Notes (i)............................    $ 13.5       $ 6.8
        Amortization of deferred financing costs......       0.2         0.1
                                                          ------       -----
          Total Holdings..............................    $ 13.7       $ 6.9
                                                          ======       =====
      Chemicals
        Interest expense on the Company's historical
         debt.........................................     (14.8)       (4.4)
        Amortization of historical deferred financing
         costs........................................      (2.0)       (0.6)
        Interest expense on the Credit Facility (ii)..      29.6        14.8
        Interest expense on the Notes (iii)...........      32.3        16.2
        Amortization of deferred financing costs......       4.5         2.3
        Commitment Fee................................       0.5         0.3
                                                          ------       -----
          Total Chemicals.............................    $ 50.1       $28.6
                                                          ======       =====

    --------
      (i) For purposes of the pro forma statement of operations, the effective annual interest rate is assumed to equal 13.5%. A 1% change in the interest rate payable on the outstanding balance under the Discount Notes would change annual interest expense and cash interest expense by $1.0 million and $0, respectively, before the effect of income taxes.

      (ii) For purposes of the pro forma statement of operations, the effective annual interest rate is assumed to equal 8.5%. A 1% change in the interest rate payable on the outstanding balance under the Credit Facility would change each of annual interest expense and cash interest expense by $3.5 million before the effect of income taxes.

      (iii) For purposes of the pro forma statement of operations, the effective annual interest rate is assumed to equal 11.75%. A 1% change in the interest rate payable on the outstanding balance under the Notes would change each of annual interest expense and cash interest expense by $2.8 million before the effect of income taxes.

    (d) Represents the tax effect of the pro forma adjustments at a 35% statutory rate.

    (e) Weighted average shares outstanding after giving effect to the Transaction represents the 10.891 million shares of Holdings Common Stock issued less the 0.542 million shares of Holdings Common Stock held by the New ESOP, which are not considered outstanding for earnings per share calculations until they are allocated to New ESOP plan participants.

    (f) EBITDA represents income from operations before taking into consideration depreciation and amortization and historical SARs benefit of $2.8 million for the year ended September 30, 1995 and SARs expense of $6.7 million for the six months ended March 31, 1996. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to incur and service debt. EBITDA should not be considered by an investor as an alternative to net income or income from operations, as an indicator of the operating performance of the Company or as an alternative to cash flows as a measure of liquidity.

    (g) Depreciation and amortization expense included herein excludes the amortization of deferred debt financing costs which is included in interest expense.

    (h) For purposes of computing these ratios, earnings consist of income from continuing operations before income taxes and fixed charges (excluding capitalized interest). Fixed charges consist of interest expense on debt, amortization of financing costs, capitalized interest and the portion (approximately one-third) of rental expense that management believes is representative of the interest component of rental expense.

    (i) Represents the capitalization of organization and deferred financing costs related to the Merger, net of expensing the historical deferred financing costs as follows:

      Chemicals
        Organization and debt financing costs........................ $35.4
        Historical debt financing costs..............................  (3.2)
                                                                      -----
          Total Chemicals............................................ $32.2
                                                                      =====
      Holdings
        Debt financing costs......................................... $ 3.0
                                                                      =====

    (j) Represents the settlement of obligations pursuant to the Company's SARs, phantom stock and restricted stock, which will be terminated in connection with the Merger.

    (k) Represents the repayment of the Company's historical debt outstanding and the incurrence of debt relating to the Credit Facility, the issuance of the Notes, and the issuance of the Discount Notes as follows:

      Holdings
        Discount Notes.................................................. $100.0
        Warrants (s)....................................................     --
                                                                         ------
          Total Holdings................................................ $100.0
                                                                         ======
      Chemicals
        Repayment of historical Debt outstanding........................ (124.2)
        Revolving Credit Facility.......................................   16.4
        Term Loans and ESOP Term Loan...................................  331.5
        Notes...........................................................  275.0
                                                                         ------
          Total Chemicals............................................... $498.7
                                                                         ======

    Subject to the borrowing base (as defined), the unused portion of the $125 million Revolving Credit Facility will be available for working capital and general corporate purposes, including funding $5.8 million of current maturities on the Term Loans.

    (l) Represents the deferred tax impact of expensing historical deferred financing costs and settlement of obligations pursuant to the Company's SARs, phantom stock and restricted stock.

    (m) Represents the net effect of the Transaction on the 60.327 million shares outstanding at $.01 par value per share. There will be 10.891 million shares outstanding subsequent to the Transaction.

    (n) Represents (i) the contribution to Chemicals of the Company's net assets, except for $0.1 million attributable to common stock; net of (ii) cash advanced to Holdings, comprising the new debt proceeds, net of debt issue and organization costs, repayment of historical Debt and settlement of obligations pursuant to the Company's SARs, phantom stock and restricted stock.

    (o) Represents the contribution of the Company's net assets to Chemicals, net of the write-off of historical deferred financing costs and settlement of obligations pursuant to the Company's SARs, phantom stock and restricted stock, after tax effects.

    (p) Represents the cancellation of the 4.64 million shares of treasury stock.

    (q) Represents the proceeds from the purchase of 0.542 million shares of Common Stock by the New ESOP in connection with the Transaction. Common stock held by the New ESOP has been classified outside of permanent equity because, under certain conditions, participants can require Chemicals to purchase for cash common stock distributed to them by the New ESOP.

    (r) Represents unearned compensation expense related to Common Stock held by the New ESOP.

    (s) The Warrants to be issued in connection with the Units Offering, which will be valued upon determination of the terms of the Units Offering, have not been valued in the pro forma financial statements.

    (t) Represents amounts distributed to convert to cash 53.389 million shares of the Company's common stock for total consideration of $640.7 million; net of the issuance of 8.048 million shares in the Equity Private Placement for total consideration of $96.6 million; plus $1.6 million in equity financing costs as a result of the Transaction; plus historical amounts of retained earnings, pension adjustment and accumulated translation adjustment; net of the cash advanced to Holdings per note (n). The pro forma consolidated financial statements have been prepared under the assumption that all outstanding shares of common stock are converted to cash, except for the 2.301 million Rollover Shares, the minimum number of Rollover Shares.

    (u) Represents the Company's historical retained earnings.

    (v) Represents reinstatement of historical amounts of pension adjustment and accumulated translation adjustment.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

OVERVIEW

  The primary markets in which the Company competes, especially styrene and acrylonitrile, are cyclical and are sensitive to changes in the balance between supply and demand, the price of feedstocks, and the level of general economic activity. Historically, these markets have experienced alternating periods of tight supply and rising prices and profit margins, followed by periods of large capacity additions resulting in oversupply and declining prices and margins. However, the secular growth trend for major petrochemical products globally has been, and is projected to continue to be, 1.3 to 2.0 times the gross domestic product growth rate. These growth rates are driven by new applications and the substitution of petrochemical-based plastics and fibers for materials such as metals, paper, glass, wood and cotton. In addition, growth of petrochemicals and plastics consumption in the developing regions of the world has been tied to increasing per capita usage of such products, which historically has lagged behind that in the U.S. Demand from the Far East, particularly China, tends to have a disproportionate impact on the markets for the Company's primary petrochemical products, due to both volume and volatility of the region's demand.

  The Company sells its products primarily pursuant to multi-year contracts and spot transactions in both the domestic and export markets. This long-term, high volume focus allows the Company to maintain relatively low selling, general and administrative expenses relating to products marketing. Prices for the Company's commodity chemicals are determined by market factors that are largely beyond the Company's control, and, except with respect to certain of its multi-year contracts, the Company generally sells its products at prevailing market prices.

  During the past five years, the Company's results of operations have varied significantly from year to year primarily as a result of cyclical changes in the markets for its primary products. The Company has attempted to stabilize these fluctuations by manufacturing two product groups, petrochemicals and pulp chemicals, which are subject to different market dynamics, including timing differences in their respective cyclical upturns and downturns. In addition, in petrochemicals, the Company markets substantial volumes (approximately 47% in fiscal 1995) under conversion agreements whereby the customer furnishes raw materials which the Company processes in exchange for a fee designed to cover its fixed and variable costs of production. These conversion agreements allow the Company to maintain lower levels of working capital and, in some cases, to gain access to certain improvements in manufacturing process technology. The Company believes its conversion agreements help insulate the Company to some extent from the effects of declining markets and changes in raw material prices while allowing it to share in the benefits of favorable market conditions for most of the products sold under these arrangements.

  In recent years, the Company has pursued a strategy of growth and product diversification. In 1992, the Company acquired its pulp chemicals business which has current sodium chlorate production capacity of 350,000 tons. In 1995, the Company began a three-year, $200 million capacity expansion and upgrade program, which is approximately 50% complete. Through this program, the Company will have expanded its total petrochemical production capacity by approximately 1.4 billion pounds, including capacity additions of 200 million pounds of styrene, 200 million pounds of acetic acid and 150 million gallons (approximately 995 million pounds) of methanol. In addition, the Company is expanding its sodium chlorate production capacity by 110,000 tons, or 30%, by constructing a new facility in Valdosta, Georgia. Through this strategy, the Company has sought to capitalize on the continuing secular growth in global demand for its key products, while reducing its sensitivity to the cyclicality of the markets for any particular product.

  The Company believes that announced global capacity additions in styrene, particularly in the Far East, will result in overcapacity for this market during 1997-1998. However, the Company also believes that demand for styrene will continue to grow at historical rates and that, over time, such potential overcapacity will diminish. Notwithstanding the anticipated weakness in the styrene markets, and despite the substantial interest payments payable on the indebtedness incurred to finance the Transaction, the Company believes that cash flow from operations, together with funds available under the Revolving Credit Facility, will be adequate to make required payments of principal and interest on the indebtedness that will be outstanding upon consummation of the Transaction. See "Risk Factors--High Financial Leverage," "Risk Factors--Cyclical Markets for Products; Dependence on Key Products" and "--Liquidity and Capital Resources."

PETROCHEMICALS

Styrene

  From 1991 to 1993, styrene's profitability was depressed because of industry overcapacity and global recessionary pressures. However, the market for styrene and its derivatives experienced strong growth in 1994 based primarily on global economic growth. The U.S. economy and the economies of most Asian countries expanded during fiscal 1994 while Europe's economy began to recover. The strength of the U.S. automotive, housing and packaging markets also contributed to the increased demand for styrene. By the spring of 1994, increased demand for styrene had absorbed much of the excess capacity. In addition, some competitors' styrene plants experienced operating difficulties and scheduled shutdowns during the year which further tightened the market. Most styrene plants were operating near full capacity during the last half of fiscal 1994.

  Global growth in demand for styrene and its derivatives, particularly in the Far East, continued into fiscal 1995. Most styrene producers again operated their plants at or near full capacity for most of fiscal 1995. A series of significant price increases kept margins increasing into the third quarter of fiscal 1995. During the fourth quarter of the year, however, average styrene prices decreased 45% and average margins decreased approximately 75% from their third quarter levels. The Company believes that demand began to weaken in the third quarter as a result of a general slowdown in the worldwide economic growth rate, prompting customers to begin utilizing their available inventories and decreasing purchases of additional product, and due to significantly decreased purchases of styrene and styrene derivatives by China.

  From the fourth quarter of fiscal 1995 and continuing through the first quarter of fiscal 1996, market conditions for styrene weakened largely as a result of changes in China's enforcement of economic and tax policies and monetary constraints that negatively affected its imports of styrene and its derivatives. While it is impossible to predict when China's chemical imports will return to previous levels, the Company believes that demand in the Far East generally is beginning to improve. In recent months, styrene prices have increased from the recent lows in the first six months of fiscal 1996. The Company anticipates that styrene pricing and profitability will be better in the second half of fiscal 1996 than in the first half of the fiscal year, although the Company does not anticipate an impending return of prices and margins to 1995 levels.

Acrylonitrile

  The acrylonitrile market exhibits characteristics in capacity utilization, selling prices and profit margins similar to those of styrene. Moreover, as a result of the Company's high percentage of export acrylonitrile sales, demand for the Company's acrylonitrile is most significantly influenced by export customers, particularly those that supply acrylic fiber to China. In recent years the acrylic fiber market has been subject to volatility because of fluctuations in demand from the Chinese market.

  The Company enjoyed strong demand for acrylonitrile during fiscal 1994 because of favorable economic conditions worldwide, including strong demand for acrylic fiber in China and in most other Asian countries. In addition, poor cotton crops in parts of the world contributed to increased demand for all synthetic fibers, including acrylic fiber. By the end of fiscal 1994, most acrylonitrile producers were operating at or near full capacity. As a result of this tight supply, acrylonitrile profitability began increasing in the fourth quarter of fiscal 1994 and continued through the third quarter of fiscal 1995 as sales prices increased ahead of escalating raw material prices. The improvement in market conditions for acrylonitrile into fiscal 1995 was primarily due to continued improved demand, particularly in China, for acrylic fiber and ABS resins, the largest derivatives of acrylonitrile.

  Acrylonitrile demand began to weaken after the third quarter of fiscal 1995 for the same reasons that caused the significant negative changes in the styrene market. Demand for acrylonitrile from export customers decreased significantly in the fourth quarter of fiscal 1995, although export prices and margins did not decrease significantly until the first quarter of fiscal 1996. Market conditions for acrylonitrile weakened significantly in the first half of fiscal 1996 primarily due to the changes in demand from China as described above. In recent months, however, acrylonitrile prices have increased from their recent lows in the first six months of fiscal 1996. The Company anticipates that acrylonitrile pricing and profitability will be better in the second half of 1996 than in the first half of the fiscal year, although the Company does not anticipate a return to prices and volumes experienced in fiscal 1995.

PULP CHEMICALS

  Historically, sodium chlorate has experienced cycles in capacity utilization, selling prices and profit margins. Since the mid-1980s, North American demand for sodium chlorate has grown at an average annual rate of 10% as pulp mills have accelerated substitution of sodium chlorate-based chlorine dioxide for elemental chlorine in bleaching applications. However, from 1990 through mid-1994, in industry operated well below rated capacity, resulting in declining product prices, due to oversupply created by significant capacity expansions from 1990 to 1992.

  From mid-1994, sodium chlorate supply tightened considerably as sales volumes increased because of (i) increased substitution of chlorine dioxide for elemental chlorine in the bleaching process, in anticipation of environmental regulations that would eliminate the use of elemental chlorine in pulp manufacturing, and (ii) general improvement in pulp and paper market conditions. As a result, during the fourth quarter of fiscal 1994, the Company realized its first sodium chlorate price increase since acquiring the business in 1992. Beginning in fiscal 1994, royalty revenues also increased because of higher chlorine dioxide generator operating rates and new start-ups. Eight new Company generators commenced operation in fiscal 1994, including the first such generator in China. The Company also was awarded 10 new generator contracts in fiscal 1994. Improved market conditions continued through fiscal 1995 and into fiscal 1996, resulting in higher revenues from sales of both sodium chlorate and chlorine dioxide generators and from royalties. However, sales volume and revenues decreased in the second quarter of fiscal 1996 from the first quarter, primarily as a result of weakened pulp demand. Nevertheless, the Company expects that revenues and operating profits from its pulp chemicals operations for fiscal 1996 will exceed fiscal 1995 levels.

RESULTS OF OPERATIONS

  The following table sets forth revenues, gross profit and operating income for the Company's primary product groups for the years ended September 30, 1993, 1994 and 1995 and the six months ended March 31, 1995 and 1996.

                                                                    SIX MONTHS
                                                   YEAR ENDED          ENDED
                                                 SEPTEMBER 30,       MARCH 31,
                                              -------------------- -------------
                                               1993   1994   1995   1995   1996
                                              ------ ------ ------ ------ ------
                                                    (DOLLARS IN MILLIONS)
REVENUES:
 Petrochemicals:
  Styrene.................................... $  144 $  288 $  467 $  256 $  162
  Acrylonitrile..............................    124    138    251    129     75
  Acetic Acid................................     64     76     94     54     29
  Other......................................     68     76     74     38     40
 Pulp Chemicals..............................    119    123    144     68     76
                                              ------ ------ ------ ------ ------
                                              $  519 $  701 $1,030 $  545 $  382
                                              ====== ====== ====== ====== ======
GROSS PROFIT:
 Petrochemicals.............................. $    7 $   58 $  225 $  121 $   30
 Pulp Chemicals..............................     34     36     47     21     29
                                              ------ ------ ------ ------ ------
                                              $   41 $   94 $  272 $  142 $   59
                                              ====== ====== ====== ====== ======

                                            (Table continued on following page)

                                                                   SIX MONTHS
                                                 YEAR ENDED           ENDED
                                               SEPTEMBER 30,        MARCH 31,
                                            --------------------- -------------
                                             1993    1994   1995   1995   1996
                                            ------  ------ ------ ------ ------
                                                  (DOLLARS IN MILLIONS)
OPERATING INCOME:
 Petrochemicals............................ $   (4) $   37 $  212 $  113 $   15
 Pulp Chemicals............................     19      11     31     12     18
                                            ------  ------ ------ ------ ------
                                            $   15  $   48 $  243 $  125 $   33
                                            ======  ====== ====== ====== ======
SALES VOLUME:
 Petrochemicals (MMlbs.):
  Styrene..................................  1,191   1,460  1,433    773    832
  Acrylonitrile............................    528     668    739    401    271
  Acetic Acid..............................    578     599    635    305    182
 Sodium Chlorate (000 tons)................    248     294    336    170    167

COMPARISON OF SIX MONTHS ENDED MARCH 31, 1996 TO SIX MONTHS ENDED MARCH 31,
1995

Revenues

  Revenues for the first six months of fiscal 1996 were $382 million compared to revenues of $545 million for the first six months of fiscal 1995, a decrease of 30%. The decrease in revenues was primarily in the Company's petrochemical business due to lower sales prices for styrene and acrylonitrile, which was partially offset by increased revenues in the pulp chemical business due to higher sodium chlorate sales prices.

 Petrochemicals

  For the first six months of fiscal 1996, the Company's revenues from its petrochemical business decreased 36% to $306 million when compared to the first six months of fiscal 1995 primarily due to decreases in styrene and acrylonitrile average sales prices and lower acrylonitrile and acetic acid sales volumes.

  Styrene. Styrene revenues in the first six months of fiscal 1996 decreased approximately 37% to $162 million compared to the same period of fiscal 1995 due to lower styrene sales prices because of weak market conditions, partially offset by higher sales volumes. Average sales prices for the first half of fiscal 1996 decreased by approximately 42%, although sales prices began to increase in March. Sales volumes in the first half of fiscal 1996 increased by approximately 8% over the same period in fiscal 1995 when a shutdown for scheduled maintenance and catalyst replacement restricted production. The Company's styrene unit operated at approximately 112% of its 1995 rated capacity of 1.5 billion pounds for the first six months of fiscal 1996, compared to approximately 100% for the corresponding period in fiscal 1995. Debottlenecking completed in December 1995 increased the Company's styrene annual production capacity to 1.7 billion pounds.

  The prices of styrene's major raw materials, benzene and ethylene, were substantially lower during the first half of fiscal 1996 compared to the same period in fiscal 1995. Benzene prices were approximately 26% lower while ethylene prices were approximately 32% lower. These decreases helped to offset some of the decrease in selling prices discussed above, but styrene margins still declined substantially.

  Acrylonitrile. Acrylonitrile revenues in the first six months of fiscal 1996 decreased approximately 42% to $75 million compared to the corresponding period in fiscal 1995 primarily due to decreases of approximately 30% in average sales prices and 32% in sales volumes. Reduced imports of acrylonitrile derivatives by the Far East market (primarily acrylic fiber and ABS) resulted in lower acrylonitrile sales volumes and prices.

  The Company's acrylonitrile unit operated at approximately 72% of rated capacity during the first six months of fiscal 1996 compared to approximately 98% for the corresponding period of fiscal 1995. This reduction in operating rate was attributable to an extended shutdown for most of March 1996 for scheduled maintenance and installation of the first phase of a state-of-the-art distributive control system. These operations were performed during a period of reduced demand for acrylonitrile. As a result, profits decreased because of higher fixed cost per pound produced. The shutdown has been completed and should result in increased efficiencies and stronger operating fundamentals in the future.

  The prices of propylene and ammonia, which are the major raw materials used to make acrylonitrile, were approximately 22% and 19% lower, respectively, in the first six months of fiscal 1996 than in the corresponding period in fiscal 1995. These decreases helped to offset some of the lower selling prices discussed above, but margins still declined substantially.

  Acetic Acid. Acetic acid revenues in the first six months of fiscal 1996 decreased approximately 46% to $29 million compared to the same period of fiscal 1995 primarily due to a 40% decrease in sales volume related to a shutdown of the acetic acid unit for expansion by 200 million pounds annual capacity and for installation of a distributive control system. While the expansion of the acetic acid unit is substantially complete, the additional capacity will not be fully utilized until the completion of the partial oxidation plant under construction by Praxair, Inc. at the Texas City Plant during the third quarter of fiscal 1996. The partial oxidation plant will supply raw materials to the Company's acetic acid unit.

  Other Petrochemical Products. Revenues during the first six months of fiscal 1996 from the Company's other petrochemical products increased approximately 5% to $40 million, primarily due to increases in revenues from plasticizers.

 Pulp Chemicals

  Revenues from the Company's pulp chemical business for the first six months of fiscal 1996 increased by approximately 12% to $76 million compared to the first six months of fiscal 1995 primarily due to an increase in sodium chlorate average sales prices of approximately 14%, partially offset by a 2% decrease in sales volumes. Sodium chlorate has experienced higher sales prices as a result of improved demand due to increased chlorine dioxide utilization in pulp bleaching. Royalty revenues in the first six months of fiscal 1996 from installed generator technology increased approximately 8% over the first six months of fiscal 1995 as a result of higher customer operating rates and increased capacity.

  The Company's sodium chlorate plants operated at approximately 92% of rated capacity during the second quarter and for the first six months of fiscal 1996 compared to nearly 100% for the 1995 period. The lower operating rate resulted from recent weakness in paper demand.

Selling, General and Administrative Expenses

  Selling, general and administrative ("SG&A") expenses for the first six months of fiscal 1996 increased to $22.8 million compared to $16.5 million in the first six months of fiscal 1995 primarily due to an increase in expenses related to the Company's SAR program of $6.2 million.

Income from Operations

  Income from operations for the first six months of fiscal 1996 was $36.0 million, consisting of $18.2 million from petrochemical operations and $17.8 million from pulp chemical operations. This amount represented a 71% decrease from the same period of fiscal 1995, primarily due to weakness in the markets for styrene and acrylonitrile discussed above, which resulted in significantly lower margins during the first six months of fiscal 1996 compared to the 1995 period. This weakness was partially offset by higher operating income from pulp chemicals and other petrochemicals. In addition, the Company incurred approximately $3.7 million in start-up expenses during the first six months of fiscal 1996 in connection with the construction of the methanol plant.

Interest and Debt Related Expenses

  Interest expense for the first six months of fiscal 1996 decreased $6.5 million compared to the 1995 period primarily due to lower outstanding debt in fiscal 1996. The Company's average interest rates decreased to 7.2% per annum on March 31, 1996, from 8.8% per annum on March 31, 1995, primarily due to refinancing of debt completed in April 1996.

Provision for Income Taxes

  Provision for income taxes for the first six months of fiscal 1996 was $10.0 million, with an effective tax rate of 34%, compared to $37.4 million, with an effective tax rate of 32%, for the same period of fiscal 1995. The decrease was primarily the result of the significant decrease in the Company's taxable income of $29.2 million for the first six months of fiscal 1996 from $115.7 million in the corresponding period of fiscal 1995.

Net Income

  Due to the factors described above as well as a $3.6 million pre-tax charge against earnings relating to the write-off of the Company's lactic acid plant assets, net income for the first six months of fiscal 1996 was $19.2 million compared to $78.3 million ;for the same period of fiscal 1995.

COMPARISON OF FISCAL 1995 TO FISCAL 1994

Revenues

  The Company's revenues for fiscal 1995 were $1.03 billion, an increase of $329 million from fiscal 1994. Fiscal 1995 revenues were the highest in Company history, achieved primarily through higher sales prices and volumes for styrene and acrylonitrile due to improving conditions in the commodity chemical markets in 1994 and 1995. The Company's pulp chemical business also experienced record revenues in 1995 primarily due to increased sales prices and volumes of sodium chlorate.

 Petrochemicals

  The financial performance of the Company's petrochemical business was significantly better during fiscal 1995 than in fiscal 1994. Petrochemical revenues increased 53% to $886 million from fiscal 1994, primarily as a result of increased average styrene and acrylonitrile sales prices and higher acrylonitrile sales volumes.

  Styrene. Styrene revenues increased 62% to $467 million in fiscal 1995 compared to fiscal 1994 primarily because of a 64% increase in average sales prices. The styrene unit operated at approximately 96% of its 1.5 billion pound capacity in fiscal 1995, slightly higher than in fiscal 1994, in spite of two planned shutdowns for maintenance and catalyst replacement during fiscal 1995 compared to no shut downs in the prior year. The second planned shutdown, which occurred in the fourth quarter 1995, also included modernization of the styrene unit's control instrumentation with state-of-the-art distributive control systems.

  During fiscal 1995, approximately 46% of the Company's styrene production, representing approximately 61% of styrene revenues, was sold in the export market. The average prices for styrene's primary raw materials, benzene and ethylene, increased 5% and 40%, respectively, in fiscal 1995 compared to fiscal 1994. However, the Company was able to increase styrene selling prices and thereby margins through most of the fiscal year until the dramatic fall in prices and margins in the fourth quarter of fiscal 1995.

  Acrylonitrile. Acrylonitrile revenues for fiscal 1995 totaled $251 million, an increase of 82% from fiscal 1994. The increased revenues primarily resulted from an increase of 70% in average sales prices, peaking at unprecedented levels in the third quarter of fiscal 1995, and an 11% increase in sales volumes.

  The Company's acrylonitrile unit operated at approximately 96% of capacity during fiscal 1995, in spite of a planned shutdown for maintenance in the first quarter and an approximately two-week unscheduled shutdown in the fourth quarter of fiscal 1995 to correct a mechanical problem. During fiscal 1995, most acrylonitrile producers, including the Company, were operating their plants at or near full capacity in response to strong demand.

  Acrylonitrile revenues from export sales constituted 93% of the Company's total acrylonitrile revenues and 81% of its acrylonitrile production for 1995. Almost all of the Company's domestic acrylonitrile revenues are from conversion agreements. Average export acrylonitrile prices and margins were significantly higher in fiscal 1995 than in fiscal 1994 as a result of the strong demand during most of the year.

  The average prices of acrylonitrile's primary raw materials, propylene and ammonia, increased substantially in fiscal 1995 compared to fiscal 1994. Average propylene prices were approximately 70% higher and average ammonia prices increased by approximately 35%. However, the Company was able to substantially improve margins for acrylonitrile during most of the year due to increases in acrylonitrile sales prices, until the downturn in the fourth quarter that negatively affected sales prices and margins.

  Acetic Acid. Acetic acid revenues for fiscal 1995 totaled $94 million, an increase of approximately 24% from fiscal 1994. The increase in revenues was related to an increase in passed through raw material costs, specifically methanol, during the period.

  Other Petrochemical Products. Revenues in fiscal 1995 from plasticizers, lactic acid, tertiary butylamine and sodium cyanide were approximately $74 million, a decrease of approximately 3% compared to fiscal 1994. The decline was primarily attributable to lower lactic acid revenues.

 Pulp Chemicals

  Revenues from the Company's pulp chemical business increased by approximately 17% to $144 million in fiscal 1995. The increase in revenues resulted primarily from (i) a 14% increase in sodium chlorate sales volumes, due to the substitution of sodium chlorate for elemental chlorine in the bleaching process, and (ii) an 7% increase in average selling prices. Royalty revenues from installed generator technology increased by 15% to $19 million in fiscal 1995 as a result of higher customer operating rates and additional installed capacity. Sales of generator technology were approximately the same in 1995 as the previous year.

  The increased sodium chlorate sales volumes in fiscal 1995 resulted in increased capacity utilization, which contributed to lower per unit cost and increased margins. The Company's sodium chlorate facilities operated at approximately 97% of capacity in fiscal 1995, compared to 86% during fiscal 1994.

Selling, General and Administrative Expenses

  The Company's SG&A in fiscal 1995 were $29 million compared to $46 million in fiscal 1994. A $25 million decrease in the expense related to the SAR program, resulting from a 50% decrease in the number of SARs outstanding and a decrease in the Company's stock price at the end of fiscal 1995 compared to the end of fiscal 1994, was partially offset by a $4 million increase in employee profit sharing, which was directly related to the Company's improved earnings in fiscal 1995.

Income from Operations

  Income from operations for fiscal 1995 was $242.7 million, consisting of $211.8 million from petrochemical operations and $31 million from pulp chemical operations. This amount represented a 409% increase from fiscal 1994. The increase was primarily the result of strength in the markets for styrene and acrylonitrile discussed above, which resulted in significantly higher margins and volumes during fiscal 1995 compared to fiscal 1994.

Interest and Debt Related Expenses

  Interest expense decreased $7.5 million in fiscal 1995 primarily due to the Company's repayment of $105 million of debt during the year. The Company's average interest rates decreased to 7% per annum on September 30, 1995 from 8% per annum on September 30, 1994 primarily due to the refinancing in April 1995.

Provision for Income Taxes

  Provision for income taxes for fiscal 1995 was $75.0 million, with an effective tax rate of 33%, compared to $9.1 million, with an effective tax rate of 32% for fiscal 1994. The increase was primarily due to the significant increase in the Company's taxable income of $228.1 million for fiscal 1995 from $28.2 million in fiscal 1994, which was largely the result of higher earnings from the pulp chemicals business.

Accounting Changes

  Beginning in fiscal 1995, the Company adopted Financial Accounting Standards Board Interpretation No. 39, "Offsetting of Amounts Related to Certain Contracts" ("FIN 39"). That standard requires, among other things, that insured liabilities of the Company be recorded separately as a liability and a claim receivable. The Company previously recorded these items on a net basis. The adoption of FIN 39 did not have a material effect on the Company's financial position, results of operations or liquidity.

  The Financial Accounting Standards Board has issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which the Company is required to adopt by fiscal 1997. The Company does not anticipate that the adoption of this Statement will have a material adverse effect on the Company's financial position, results of operations or liquidity.

Net Income

  Due to the factors described above, net income for fiscal 1995 was $150.0 million compared to $19.1 million for fiscal 1994.

COMPARISON OF FISCAL 1994 TO FISCAL 1993

Revenues

  Revenues for fiscal 1994 totaled $701 million, an increase of $182 million from fiscal 1993. The higher revenues resulted primarily from an increase in styrene and acrylonitrile sales volumes and higher average styrene sales prices. The pulp chemical business contributed $123 million to the Company's revenues in fiscal 1994, an increase of $4 million over fiscal 1993.

 Petrochemicals

  Petrochemical revenues in fiscal 1994 increased 45% to $578 million compared to fiscal 1993 primarily due to increases in styrene sales volumes and prices.

  Styrene. Styrene revenues increased 100% to $288 million in fiscal 1994 compared to fiscal 1993 because of a 63% increase in average sales prices, a 23% increase in sales volumes and a shift to more direct sales from conversion sales. Approximately one-third of the Company's styrene was previously marketed under one of its conversion agreements that expired late in 1993. In fiscal 1994, this volume was successfully marketed under various sales agreements and spot sales. Revenues recognized from a direct sale are significantly greater than revenues recognized from an equivalent conversion sale since in a direct sale, the Company supplies the raw materials and sells the finished product at a price which includes the value of the raw materials.

  The styrene unit operated at approximately 98% of its 1.5 billion pound capacity in fiscal 1994 compared to about 75% of capacity in fiscal 1993. In addition to increased demand, two planned shutdowns for maintenance and installation of new and improved catalyst during fiscal 1993, compared to no shutdowns in 1994, contributed to the increase in operating rates.

  During fiscal 1994, approximately 55% of the Company's styrene production, representing approximately 62% of styrene revenues, was sold in the export market, which is typically more volatile than the domestic market. While the prices for styrene's raw materials, benzene and ethylene, increased significantly during the second half of the fiscal year, their average prices for the year increased only slightly.

  Acrylonitrile. Acrylonitrile revenues for fiscal 1994 totaled $138 million, an increase of 11% from fiscal 1993, as a result of a 27% increase in sales volumes which was partially offset by a 12% decrease in average sales prices. Although average sales prices were lower in fiscal 1994 than in 1993, acrylonitrile prices and margins increased significantly during the last half of fiscal 1994. Acrylonitrile's profitability did not significantly improve until the fourth fiscal quarter, however, because of increasing raw material costs.

  The Company's acrylonitrile unit operated at 96% capacity during fiscal 1994 compared to approximately two-thirds capacity in fiscal 1993. Average export acrylonitrile prices were lower in fiscal 1994 than fiscal 1993, and the average price of acrylonitrile's primary raw material, propylene, was slightly higher. Acrylonitrile's performance benefited from lower per unit fixed costs because of higher operating rates in fiscal 1994 compared to the prior year. Export sales of acrylonitrile increased in 1994 and constituted the great majority of revenues in fiscal years 1994 and 1993.

  Acetic Acid. Acetic acid revenues totaled $76 million for fiscal 1994, a 19% increase over fiscal 1993 due to higher sales volumes.

  Other Petrochemical Products. Revenues from the Company's other petrochemical products were $76 million in fiscal 1994, primarily due to higher sales volumes of plasticizers.

 Pulp Chemicals

  Revenues from the Company's pulp chemical business increased 3% to $123 million, primarily because of increased sales volumes of sodium chlorate and higher royalty revenues. Revenues from sodium chlorate increased 5% from fiscal 1993 as higher sales volumes were partially offset by lower average sales prices. The increased sales volumes resulted in increased capacity utilization, which contributed to lower per unit cost and increased margins. A 3% decrease in the average cost of electricity, the predominant cost in the manufacturing of sodium chlorate, also contributed to lower costs. The Company's sodium chlorate facilities operated at approximately 86% of capacity in fiscal 1994, compared to 75% during fiscal 1993.

Selling, General and Administrative Expenses

  The Company's SG&A increased solely because of expenses related to the SAR program. The Company recognized expense of $21.8 million related to the SAR program in fiscal 1994 because of the increase in the Company's stock price. Prior to this accrual, SG&A was $1.1 million lower in fiscal 1994 compared to 1993, despite employee profit sharing expense of $1.7 million in fiscal 1994 compared to none in fiscal 1993. There were no expenses associated with the SARs in fiscal 1993.

Income from Operations

  Income from operations for fiscal 1994 was $47.7 million, consisting of $36.9 million from petrochemical operations and $10.8 million from pulp chemical operations. This amount represented a 210% increase from fiscal 1993. The increase was primarily the result of strength in the markets for styrene discussed above, which resulted in significantly higher volumes and margins during fiscal 1994 compared to fiscal 1993.

Provision (Benefit) for Income Taxes

  Provision for income taxes for fiscal 1994 was $9.1 million, with an estimated effective tax rate of 32%, compared to a benefit of $(1.6) million, with an estimated effective tax rate of 22%, for the same period of fiscal 1993. The increase was primarily the result of the significant increase in the Company's taxable income of $28.2 million during fiscal 1994 from a loss before taxes of $(7.0) million in fiscal 1993, as well as $2.6 million of income from a gain on the sale of assets.

Net Income (Loss)

  Due to the factors described above, net income for fiscal 1994 was $19.1 million compared to a loss of ($5.4) million for fiscal 1993.

LIQUIDITY AND CAPITAL RESOURCES

HISTORICAL

  Net cash provided by operations decreased to $16.2 million during the first half of fiscal 1996 compared to $52.5 million for the 1995 period primarily due to decreased earnings partially offset by lower payments for interest and income taxes. The Company's long-term debt increased by approximately $7 million, net of repayments, during the first six months of fiscal 1996 due to borrowings of $17 million to finance the construction of the Valdosta, Georgia sodium chlorate plant. In addition, approximately $33 million was disbursed over the first six months of fiscal 1996 for the capital spending program in the petrochemical business as discussed below.

  Net cash provided by operations increased to $192 million for fiscal 1995 from $75 million in fiscal 1994. This increase resulted primarily from increased earnings during fiscal 1995, partially offset by a change in working capital. The Company utilized the increased cash from operations to reduce long-term debt by $105 million during the year, and for capital expenditures of approximately $54 million for various projects as a part of its three-year capital program.

  Historically, the Company has funded its working capital needs with cash from operations and borrowings under its credit facilities. Working capital was $69 million at March 31, 1996, down slightly from $75 million at September 30, 1995. Higher styrene sales volumes in March 1996 compared to September 1995 resulted in a $12 million increase in accounts receivable. The high styrene sales volume as well as the acrylonitrile shutdown in March 1995 were the primary reasons for an $9 million decrease in inventory. Cash and cash equivalents decreased $30 million primarily as a result of expenditures in the first half of fiscal 1996 in connection with the Company's three-year $200 million capital program.

  In April 1995, the Company entered into a credit facility consisting of a revolving credit facility of $150 million and a term loan of $125 million. The Company used the proceeds from such facility to refinance its existing debt. Also in 1995, Sterling Pulp entered into a Cdn. $20 million revolving credit facility, the proceeds of which were utilized to refinance the revolving debt associated with such subsidiary, and a $60 million credit facility in connection with the construction of its sodium chlorate plant in Valdosta, Georgia. At March 31, 1996, the Company had indebtedness of $107 million under the term loan and $17 million under the Valdosta credit facility. Upon consummation of the Transaction, all of the outstanding borrowings under the term loan, the Canadian revolver and the Valdosta credit facility will be repaid.

PRO FORMA FOR THE TRANSACTION

  As a result of the Transaction, the Company will have significantly increased cash requirements for debt service relating to the Credit Facility and the Notes. If the Merger had occurred on March 31, 1996, the Company estimates that, in addition to the proceeds from the Offerings, it would have borrowed $325.0 million under the Term Loans, $6.5 million under the ESOP Term Loan and $16.4 million under the Revolving Credit Facility, with approximately $108.6 million available for borrowings under the Revolving Credit Facility, after giving effect to the borrowing base limitations. After the Transaction, the Company will rely on internally generated funds and, to the extent necessary, on borrowings under the Revolving Credit Facility to meet cash requirements. The Company's ability to incur additional debt is limited by terms of the Credit Facility and the limitations in the Indentures. See "Description of Credit Facility," "Description of Notes" and "Description of Units."

Capital Expenditures

  In fiscal 1995, the Company initiated a three-year capital spending program of approximately $200 million. The program includes modernization of the Texas City Plant, the new methanol plant at Texas City, the acetic acid expansion, the new sodium chlorate plant at Valdosta, Georgia, debottlenecking projects at its existing sodium chlorate facilities and various other projects.

  Capital expenditures for fiscal 1995 were $54 million compared to $12 million in fiscal 1994. The fiscal 1995 capital expenditures were primarily for plant instrumentation modernization and process improvements, the acetic acid expansion, the new methanol plant and the new sodium chlorate plant. The Company funded its fiscal 1995 capital expenditures from operating cash flow. Capital expenditures for the first six months of fiscal 1996 were $49 million compared to $16 million in the same period last year. The capital expenditures in the first half of fiscal 1996 were primarily for the expansion of the acetic acid unit and the ongoing construction of the methanol plant and the Valdosta, Georgia sodium chlorate plant. As of March 31, 1996, the Company has spent approximately half of its three-year $200 million capital plan. During the remainder of fiscal 1996, the Company expects to spend an additional $50 million to $60 million on capital expenditures. The remaining fiscal 1996 expenditures will primarily be for the methanol plant and for a portion of the new sodium chlorate plant which will be completed by late 1996. The Company expects to fund its remaining fiscal 1996 capital expenditures after the Transaction from operating cash flow and its Revolving Credit Facility, as needed.

  Capital expenditures for fiscal 1996 are expected to be approximately $110 million, with about $60 million dedicated to the petrochemical business primarily for the completion of the acetic acid expansion, construction of the methanol plant and modernization of the plant instrumentation. The remainder will be invested in the pulp chemical business primarily for construction of the Georgia sodium chlorate plant. Capital expenditures for fiscal 1997 are expected to be approximately $43 million, including approximately $29 million for replacement and environmental compliance expenditures.

Environmental

  As part of the capital spending program described above, the Company anticipates capital expenditures of approximately $25 million over the next five years for environmentally-related prevention, containment, process improvements and remediation at the Texas City Plant. Specific classifications of these expenditures are difficult to project, since an expenditure may be made for more than one purpose. The Company's capital expenditures for environmentally-related prevention, containment and process improvements were $3 million and $2 million for fiscal years 1995 and 1994, respectively. During both fiscal years, the Company did not incur any material expenditures to remediate previously contaminated sites. The Company did not incur any other infrequent or non-recurring material environmental expenditures which were required under existing environmental regulations in fiscal years 1995 or 1994. See "Business--Environmental and Safety Matters."

Foreign Exchange

  The Company does not engage in currency speculation. However, the Company enters into forward foreign exchange contracts to reduce risk due to Canadian dollar exchange rate movements. The forward foreign exchange contracts have varying maturities with none exceeding 18 months. The Company makes net settlements of U.S. dollars for Canadian dollars at rates agreed to at inception of the contracts. The Company had a notional amount of approximately $26 million and $20 million of forward foreign exchange contracts outstanding to buy Canadian dollars at September 30, 1995 and 1994, respectively. The deferred gain on these forward foreign exchange contracts at September 30, 1995 and 1994 was immaterial.

                                   BUSINESS

GENERAL

  The Company is one of North America's leading producers of selected commodity petrochemicals, used in the production of a wide array of consumer goods and industrial products, and pulp chemicals used in paper manufacturing. The Company ranks among the top three North American producers in terms of rated production capacity for each of its primary products, including styrene, acrylonitrile, acetic acid and sodium chlorate. Other products manufactured by the Company include methanol, plasticizers, tertiary butylamine, sodium cyanide and sodium chlorite. The Company manufactures all of its petrochemicals at its Texas City Plant, and believes that the large scale of this facility and its location on the U.S. Gulf Coast provides it with certain cost advantages. The Company's pulp chemicals are currently produced at four plants in Canada. A fifth plant, under construction in Valdosta, Georgia, is scheduled to begin production in late 1996. The Company believes that its pulp chemical plants benefit from their proximity to key customers in the paper industry and their access to competitively priced electricity, which represents the most significant production cost in sodium chlorate manufacturing.

  In recent years, the Company has pursued a strategy of growth and product diversification. In 1992, the Company acquired its pulp chemicals business which has current sodium chlorate production capacity of 350,000 tons. In 1995, the Company began a three-year, $200 million capacity expansion and upgrade program, which is approximately 50% complete. Through this program, the Company will have expanded its total petrochemical production capacity by approximately 1.4 billion pounds, including capacity additions of 200 million pounds of acetic acid and 150 million gallons (approximately 995 million pounds) of methanol. In addition, the Company is expanding its sodium chlorate production capacity by 110,000 tons, or 30%, by constructing a new facility in Valdosta, Georgia. Through this growth, the Company has sought to capitalize on the continuing secular growth in global demand for its key products, while reducing its sensitivity to the cyclicality of the markets for any particular product. The following table sets forth the total revenues and sales volumes for the Company by its primary products.

                                                                   SIX MONTHS
                                                  YEAR ENDED          ENDED
                                                SEPTEMBER 30,       MARCH 31,
                                             -------------------- -------------
                                              1993   1994   1995   1995   1996
                                             ------ ------ ------ ------ ------
                                                   (DOLLARS IN MILLIONS)
      REVENUE
      Petrochemicals:
        Styrene............................. $  144 $  288 $  467 $  256 $  162
        Acrylonitrile.......................    124    138    251    129     75
        Acetic Acid.........................     64     76     94     54     29
        Other...............................     68     76     74     38     40
                                             ------ ------ ------ ------ ------
                                                400    578    886    477    306
      Pulp Chemicals........................    119    123    144     68     76
                                             ------ ------ ------ ------ ------
      Total................................. $  519 $  701 $1,030 $  545 $  382
                                             ====== ====== ====== ====== ======
      SALES VOLUMES
      Petrochemicals (MMlbs.):
        Styrene.............................  1,191  1,460  1,433    773    832
        Acrylonitrile.......................    528    668    739    401    271
        Acetic Acid.........................    578    599    635    305    182
      Sodium Chlorate (000 tons)............    248    294    336    170    167

BUSINESS STRATEGY

  The Company's strategy is to capitalize on its competitive market position to take advantage of periods of tight supply and high prices and margins for its primary products, which historically have occurred on a cyclical basis, and to expand its production capacity to capture future growth opportunities in the petrochemical and pulp chemical industries. The expansion strategy includes pursuing both internal growth opportunities, through capacity additions and debottleneckings, as well as strategic acquisitions of chemical businesses. Key elements of the Company's business strategy are as follows:

  Maintain Competitive Cost Position in Petrochemicals. The Company is currently upgrading and modernizing the Texas City Plant as part of its strategy of increasing its competitiveness by investing in new technology and equipment. The plant modernization effort at Texas City includes a significant capital commitment for replacing the older control technology in the styrene, acrylonitrile and acetic acid units with state-of-the-art distributive control systems, which should result in increased efficiencies and stronger operating fundamentals. The Company believes that the Texas City Plant enjoys certain cost advantages due to economies of scale and its proximity to sources of its principal raw materials.

  Pursue Low Cost Expansions in Petrochemicals. The Company is finalizing significant capacity expansions in its petrochemicals business, including the expansion of its acetic acid unit and construction of a new methanol plant. The acetic acid expansion was completed in May 1996 and increased capacity by more than 30% to nearly 800 million pounds per year. In conjunction with this expansion, the Company is constructing a world-scale 150 million gallon methanol facility scheduled to begin production in July 1996. Capital investment will be shared equally by the Company and BP. The Company will be entitled to 60% of the methanol production and BP will be entitled to the remaining 40% of production. Approximately one-half of the total methanol production will be used as a raw material in the Company's acetic acid unit, replacing methanol currently purchased from third parties. The Company believes that both its acetic acid expansion and new methanol plant construction will be completed for significantly less than the typical capital cost of a new plant.

  Pursue Growth Opportunities in Pulp Chemicals. The Company's strategy in pulp chemicals is to capture a significant portion of the growing North American demand for sodium chlorate derivatives in pulp bleaching applications. To this end, the Company is constructing a new 110,000 ton per year sodium chlorate plant in Valdosta, Georgia, scheduled to begin production in late 1996. The new facility will increase the Company's total annual sodium chlorate capacity by 30% to nearly 460,000 tons. The plant site was selected because of its proximity to existing customers (currently being supplied by the Company's Canadian plants) and its access to competitively priced electricity, which represents the most significant variable production cost in sodium chlorate manufacturing. In addition to the Valdosta plant, the Company has recently debottlenecked each of its four Canadian sodium chlorate plants to add incremental production capacity.

  Continue to Build Strong Industry Partnerships in Petrochemicals. The Company plans to build on its strategy of securing long-term supply contracts with key customers. The Company believes that it must provide high quality products and superior customer service to maintain these long-term relationships and has implemented management practices to insure continuous improvement in these areas. Approximately 25% of the Company's styrene and 40% of its acrylonitrile are manufactured under long-term conversion agreements and 100% of its acetic acid, plasticizers and tertiary butylamine are sold under long-term contracts which provide for production cost reimbursement plus profit sharing. The Company believes such agreements help insulate its operating performance, to some extent, from the effects of declining markets and changes in raw material prices, while allowing it to share in the benefits of favorable market conditions. In addition, the Company's long-term, high volume focus allows it to maintain relatively low selling, general and administrative expenses.

  Implement a Focused Acquisition Strategy. Following the Merger, the Company plans to pursue a disciplined acquisition strategy focusing on chemical businesses and assets which produce either:

  . The same products as the Company presently manufactures, further strengthening the Company's market position and providing cost efficiencies in its base businesses;

  . Products which provide upstream or downstream integration from the Company's base businesses, enhancing the Company's manufacturing position within a product chain; or

  . Products which are complementary to the Company's base businesses, further diversifying the Company's product and market positions and reducing its overall sensitivity to economic cycles and pricing fluctuations.

PRODUCT SUMMARY

  The Company's principal products and their primary end uses and raw materials are set forth below.

                  INTERMEDIATE
COMPANY PRODUCT    PRODUCTS                PRIMARY END PRODUCTS          RAW MATERIALS
- ---------------   ------------             --------------------          -------------
PETROCHEMICALS
Styrene           Polystyrene              Building products, boat and   Ethylene and Benzene
                  ABS/SAN resins           automotive components,
                  Styrene butadiene rubber disposable cups and trays,
                  Styrene butadiene latex  packaging and containers,
                  Polyester resins         housewares, tires, audio and
                                           video cassettes, luggage,
                                           childrens' toys, paper
                                           coating, appliance parts and
                                           carpet backing
Acrylonitrile     Acrylic fibers           Apparel, furnishings,         Ammonia, Air and Propylene
                  ABS/SAN resins           upholstery, household
                                           appliances, carpets;
                                           plastics for automotive
                                           parts and ABS and SAN
                                           polymers
Acetic Acid       Vinyl acetate monomer    Adhesives, cigarette filters  Methanol and Carbon
                                           and surface coatings          Monoxide
Methanol          Acetic acid              Adhesives, cigarette filters  Natural Gas
                  MTBE                     and surface coatings;
                  Formaldehyde             plywood; gasoline oxygenate
                                           and octane enhancer
Plasticizers      Polyvinyl chloride (PVC) Flexible plastics such as     Alpha-Olefins, Carbon
                                           shower curtains and liners,   Monoxide, Hydrogen,
                                           floor coverings, cable        Orthoxylene and Air
                                           insulation, upholstery and
                                           plastic molding
TBA               NA                       Pesticides, solvents,         Isobutylene and the
                                           pharmaceuticals and           acrylonitrile co-product
                                           synthetic rubber              Hydrogen Cyanide ("HCN")
Sodium Cyanide    NA                       Electroplating and precious   Sodium Hydroxide and co-
                                           metals recovery               product HCN
PULP CHEMICALS
Sodium Chlorate   Chlorine dioxide         Bleaching agent for pulp      Salt, Water, Electricity
                                           production; Downstream
                                           products include high
                                           quality office and coated
                                           papers
Sodium Chlorite   Chlorine dioxide         Antimicrobial agent for       Sodium Chlorate and
                                           municipal water treatment,    Hydrochloric Acid
                                           disinfectant for fresh
                                           produce
Chlorine Dioxide  NA                       Chlorine Dioxide for use in   NA
 Generators                                the bleaching of pulp

INDUSTRY OVERVIEW

General

  The primary markets in which the Company competes, especially styrene and acrylonitrile, are cyclical and are sensitive to changes in the balance between supply and demand, the price of feedstocks, and the level of general economic activity. Historically, these markets have experienced alternating periods of tight supply and rising prices and profit margins, followed by periods of large capacity additions resulting in oversupply and declining prices and margins. However, the secular growth trend for major petrochemical products globally has been, and is projected to continue to be, 1.3 to 2.0 times the gross domestic product growth rate. These growth rates are driven by new applications and the substitution of petrochemical-based plastics and fibers for materials such as metals, paper, glass, wood and cotton. In addition, growth of petrochemicals and plastics consumption in the developing regions of the world has been tied to increasing per capita usage of such products, which historically has lagged behind that in the U.S.

  Global styrene and acrylonitrile markets experienced strong demand growth and rising prices and profit margins from the end of fiscal 1994 through most of fiscal 1995. During the fourth quarter of fiscal 1995 and into the first half of fiscal 1996, styrene and acrylonitrile prices declined as a result of a general slowdown in global economic growth, inventory drawdowns by customers and reduced import of petrochemicals and plastics by China, a major merchant market purchaser. In recent months, however, prices for styrene and acrylonitrile have increased from their recent lows in the first six months of fiscal 1996 due to a general rebound in economic growth, inventory restocking by customers, and increased demand in the Far East. As a result, the Company anticipates that pricing and profitability for its styrene and acrylonitrile products will be better in the second half of fiscal 1996 than they were in the first half of the fiscal year. Thereafter, anticipated expansions in worldwide production capacity of styrene in 1997 and 1998 are expected to affect pricing of these products for a period until global demand increases sufficiently to absorb such additional production capacity. The Company currently expects acrylonitrile market conditions to remain relatively stable through fiscal 1997.

  Sodium chlorate sales prices and profit margins strengthened throughout fiscal 1995 and into fiscal 1996 as a result of strong demand growth. In recent months, weakness in the pulp and paper markets has resulted in somewhat slower demand growth for sodium chlorate. However, sodium chlorate demand in the second half of fiscal 1996 and in fiscal 1997 is expected to benefit from the anticipated promulgation of environmental regulations rules which would mandate the elimination of elemental chlorine use in pulp bleaching applications by 1999.

  The Company believes that it has developed an operating strategy to allow it to compete effectively in periods of both rising and declining product prices. During periods of peak demand, the experience and skill of its operating management has allowed the Company to operate at utilization rates above its rated capacities for several key products, enhancing the Company's earnings generation during favorable market conditions. During cyclical downturns, the Company believes that the profitability of its operations is supported by having long-term sales contracts and conversion agreements, which accounted for approximately 53% of its petrochemical sales volumes in fiscal 1995, as well as management's emphasis on minimizing fixed costs such as selling, general and administrative expenses.

Styrene

  From 1991 to 1993, styrene's profitability was depressed because of both industry overcapacity and global recessionary pressures. By the spring of 1994, however, demand growth resulting from economic expansion had absorbed much of the excess capacity. As a result, styrene prices and margins increased substantially in fiscal 1994 and through most of fiscal 1995, and average industry utilization rates exceeded rated capacity by the third quarter of fiscal 1995. Shortly thereafter, styrene prices started decreasing as demand weakened as a result of a general slowdown in the worldwide economic growth rate, prompting customers to begin utilizing their available inventories and decreasing purchases of additional product. The weakening market conditions were accelerated in the fourth fiscal quarter of 1995 by significantly decreased purchases of styrene and styrene derivatives by China, primarily as a result of changes in China's enforcement of economic and tax policies and monetary constraints that negatively affected its imports. China accounts for a significant portion of global purchases of styrene and styrene derivatives. Styrene prices reached a low in the first quarter of fiscal 1996, however, and have since rebounded as a result of the general acceleration in economic growth, inventory re-stocking by customers, and the reemergence of Chinese purchases. While the industry cannot predict when China's chemical imports will return to previous levels, the Company believes that demand in the Far East has improved in recent months. According to CMAI, spot prices for styrene averaged approximately 19.4 cents per pound in the first quarter of fiscal 1996, but increased to approximately 30.0 cents per pound by April 1996.

  According to CMAI, the North American styrene industry operated at approximately a 97.8% utilization rate in fiscal 1995, and approximately 93.7% in the first half of fiscal 1996. Certain styrene producers have announced plans to add significant production capacity over the next several years, particularly in the Far East. Current global production capacity for styrene is estimated to be approximately 40 billion pounds and the Company believes that approximately 7.2 billion pounds of capacity will be added by competitors in the next two years, including an estimated 3.5 billion pounds in fiscal 1997 and 3.7 billion pounds in fiscal 1998. Although less than 5% of such additional capacity is expected to be added on the U.S. Gulf Coast, where the Company operates, the Company expects that prices for styrene will decline from current levels until global demand for styrene increases sufficiently to absorb such additional production capacity.

  The chart below details the average selling prices and capacity utilization rates for the North American styrene industry during the period 1985 through March 31, 1996.

            NORTH AMERICAN STYRENE PRICES AND CAPACITY UTILIZATION

                         [GRAPH APPEARS HERE]

                            1985   1986   1987   1988  1989    1990   1991   1992    1993   1994    1995   1996
STYRENE CENTS PER LB        24.5   18.5     35   45.1  40.8    38.9   28.7   24.7    24.3     32    45.3     32
STYRENE OP RATE             87.2   92.4   95.9   98.3  96.7    88.8   89.8   88.3    88.8   97.1    94.4   95.9



                                 Source: CMAI.

Acrylonitrile

  The acrylonitrile market exhibits characteristics in capacity utilization, selling prices and profit margins similar to those of styrene. Moreover, as a result of the Company's high percentage of export acrylonitrile sales, demand for the Company's acrylonitrile is most significantly influenced by export customers, particularly those that supply acrylic fiber to China. In recent years the acrylic fiber market has been subject to volatility because of fluctuations in demand from the Chinese market. During most of fiscal 1995, strong demand for acrylic fiber and ABS, particularly in China, increased demand for acrylonitrile. However, the Company believes that acrylonitrile demand began to weaken in the third quarter of fiscal 1995 for the same reasons that caused the deterioration in the styrene market. Demand for acrylonitrile from export customers decreased significantly in the fourth quarter of fiscal 1995 as a result of these developments, although export prices and margins did not decrease significantly until the first quarter of fiscal 1996. While the industry cannot predict when China's chemical imports will return to previous levels, the Company believes that demand in the Far East has improved in recent months. According to CMAI, spot prices for acrylonitrile have increased from $0.35/lb. in the second quarter of fiscal 1996 to $0.38/lb. in April 1996.

  According to CMAI, the North American acrylonitrile industry operated at approximately a 96.9% utilization rate in fiscal 1995, and approximately 100.1% in the first half of fiscal 1996. The Company believes that during fiscal 1997 and 1998, global industry capacity will increase by approximately 940 million pounds or

9%. Although the Company believes demand growth will match capacity in 1997, production capacity anticipated to be added in 1998 may result in lower utilization rates, prices and margins for acrylonitrile in 1998.

  The chart below details the average selling prices and capacity utilization rates for the North American acrylonitrile industry from the period 1985 through March 31, 1996.

         NORTH AMERICAN ACRYLONITRILE PRICES AND CAPACITY UTILIZATION


                              1985   1986    1987   1988    1989    1990    1991    1992    1993    1994    1995    1996
ACN OP. RATE                  96.5   91.1    96.6   94.7    86.1    88.1    86.6    89.7      90   100.4      98    98.5
ACN CENTS PER LB.             29.8   24.6    33.1   37.9    32.3    28.5    29.3    28.5    25.4    33.6    53.6      35




                                 Source: CMAI.

Sodium Chlorate

  Historically, sodium chlorate has experienced cycles in capacity utilization, selling prices and profit margins. From 1990 to 1994, the industry had been operating well below rated capacity, resulting in declining product prices, due to oversupply created by significant capacity expansion in the period from 1990 to 1992. Since the mid-1980s, however, North America demand for sodium chlorate has grown at an average annual rate of 10% as pulp mills have accelerated substitution of sodium chlorate-based chlorine dioxide for elemental chlorine in bleaching applications. Chlorine dioxide is a powerful and highly selective oxidizing agent suitable for pulp bleaching with the ability to substantially reduce hazardous substances, including dioxins and furans, in bleach plant effluent as well as produce high-brightness pulp with little or no damage to the cellulose fiber.

  Substitution of chlorine dioxide for elemental chlorine is driven by environmental concerns. Through the end of 1995, approximately 80% to 85% of Canadian plant capacity and approximately 60% to 65% of U.S. plant capacity has been converted to chlorine dioxide. The Company believes that the Environmental Protection Agency will promulgate "Cluster Rules" by the end of fiscal 1996, which are likely to mandate the elimination of elemental chlorine usage in bleaching applications, resulting in complete substitution to chlorine dioxide by the North American pulp industry.

PRODUCTS

  The Company ranks among the top three North American producers in terms of rated production capacity for each of its primary products: styrene, acrylonitrile, acetic acid and sodium chlorate. Other products manufactured by the Company include methanol, plasticizers, TBA, sodium cyanide and sodium chlorite. The Company manufactures all of its petrochemicals at its Texas City Plant. The Company's pulp chemicals are produced at four plants in Canada. A fifth plant under construction in Valdosta, Georgia, is scheduled to begin production in late 1996. The Company also designs and provides technology for large-scale chlorine dioxide generators for the pulp and paper industry.

PETROCHEMICALS

  Styrene. The Company manufactures styrene from ethylene and benzene. Styrene is principally used in the manufacture of intermediate products such as polystyrene, ABS/SAN resins, synthetic rubbers, SBLatex and unsaturated polyester resins. These intermediate products are used to produce various consumer products, including building products, boat and automotive components, disposable cups and trays, packaging and containers, housewares, tires, audio and video cassettes, luggage, children's toys, paper coatings, appliance parts and carpet backing.

  The Company is the third largest North American producer of styrene monomer. The Company's styrene unit is one of the largest in the world and has an annual rated production capacity of 1.7 billion pounds, following a recent debottlenecking, which represents approximately 12% of total North American capacity. The Company sells approximately 25% of its styrene pursuant to long-term conversion contracts. Approximately 46% of the Company's styrene was exported in fiscal 1995, principally to the Far East, either directly or pursuant to arrangements with large international trading companies. In fiscal 1995, the styrene unit operated at an average utilization rate of 96% and generated revenues of $467 million, which represented 45% of the Company's total revenues.

  Acrylonitrile. The Company manufactures acrylonitrile from propylene and ammonia. Acrylonitrile is used primarily in the manufacture of intermediate products such as acrylic fiber and ABS/SAN resins. The principal end uses for acrylonitrile include apparel, furnishings, upholstery, household appliances, carpets and plastics for automotive parts.

  The Company is the second largest global producer of acrylonitrile. The Company's acrylonitrile unit has an annual rated production capacity of 740 million pounds, which represents approximately 21% of total North American capacity. The Company sells approximately 40% of its acrylonitrile pursuant to long-term conversion agreements. Approximately 80% of the Company's acrylonitrile production in fiscal 1995 was exported, principally to the Far East, either directly or pursuant to arrangements with large international trading companies. In fiscal 1995, the acrylonitrile unit operated at an average utilization rate of 96% and generated revenues of $251 million, which represented 24% of the Company's total revenues.

  Hydrogen cyanide is a by-product of acrylonitrile manufacturing and is used by the Company as a raw material for the production of TBA and sodium cyanide.

  Acetic Acid. The Company produces acetic acid from carbon monoxide and methanol. Acetic acid is primarily used in the manufacture of intermediate products such as vinyl acetate monomer. These intermediate products are used to produce various consumer products, including pharmaceuticals, adhesives, glue, cigarette filters and surface coatings.

  The Company is the third largest North American producer of acetic acid. Following a 200 million pound capacity expansion completed in May 1996, the Company's acetic acid unit has an annual rated production capacity of approximately 800 million pounds, which represents approximately 17% of total North American capacity. All of the Company's production is sold to BP pursuant to a long-term contract through 2016. In fiscal 1995, the acetic acid unit operated at an average utilization rate of 107% and generated revenues of $94 million, which represented 9% of the Company's total revenues.

  Methanol. The Company is constructing a world-scale, 150 million gallon per year methanol plant at the Texas City Plant. The plant is expected to be operational by July 1996. Capital investment in the plant and production capacity will be shared equally by the Company and BP. The Company will be entitled to 60% of methanol production and BP will be entitled to the remaining 40% of production. Approximately one-half of the total methanol production will be used as a raw material in the Company's acetic acid plant, replacing methanol that is currently being purchased. The plant will be constructed at significantly less than normal replacement cost because available equipment already at the Texas City Plant is being refurbished and used in the project. The plant will use highly efficient state-of-the-art catalyst technology. The lower capital investment coupled with modern operating technology should result in a methanol plant with significant competitive advantages.

  In a project related to the new methanol plant, Praxair, Inc. ("Praxair") will construct a new partial oxidation unit at the Company's Texas City Plant that will supply carbon monoxide and hydrogen to the Company for use in the production of acetic acid and plasticizers. The partial oxidation unit is expected to begin production in the third quarter of fiscal 1996. The Company's synthesis gas reformer, which currently is being used to produce carbon monoxide and hydrogen at the Texas City Plant, will then be available for use in the methanol plant. Refurbishing the existing reformer, rather than building a new one, will enable the Company to construct the methanol plant at significantly less than the normal capital cost of a new plant.

  Plasticizers. The Company manufactures plasticizers employing a series of processes using alpha-olefins and orthoxylene as the primary raw materials. Major end-uses for plasticizers include flexible plastics used in shower curtains and liners, floor coverings, cable insulation, upholstery and plastic molding. The Company has an agreement with BASF pursuant to which the Company sells all of its plasticizer production to BASF through the end of the decade. The Company's plasticizer capacity is 280 million pounds per year.

  TBA. TBA is produced by the addition of hydrogen cyanide to isobutylene in an acid catalyst reaction. The Company uses a portion of its by-product hydrogen cyanide from acrylonitrile production in this process. Major end uses for TBA include pesticides, solvents and synthetic rubber. The Company sells all of its TBA production to Flexsys pursuant to a long-term conversion agreement. The Company's capacity for TBA is currently 21 million pounds per year.

  Sodium Cyanide. The Company operates a sodium cyanide plant at the Texas City Plant which is owned by DuPont. The Company and DuPont have an agreement whereby the Company receives a fee for operating the facility through 2004. The facility uses hydrogen cyanide by-product produced by the Company as a raw material. The capacity of this plant is 100 million pounds per year.

PULP CHEMICALS

  Sodium Chlorate. Sodium chlorate is used in the production of chlorine dioxide and is sold primarily to pulp manufacturers for use as a bleaching chemical primarily in the pulp manufacturing process. Bleached pulp is used to make uncoated paper for commercial printing and for office copiers and printers, and coated paper for magazines, catalogues, promotional printed products, packing, tissue and other products and as a raw material to produce sodium chlorite.

  Sodium chlorate is manufactured by passing an electric current through an undivided cell containing a solution of sodium chloride (salt). Electric power costs typically represent approximately 70% of the variable cost of production of sodium chlorate. Electric power is purchased by each of the Company's facilities pursuant to contracts with local electric utilities. Consequently, the rates charged by local electric utilities are an important competitive factor among sodium chlorate producers. The Company's electrical power costs are believed to be competitive with other producers in the areas in which it operates.

  Upon completion of the Valdosta, Georgia plant, the Company will be the second largest producer of sodium chlorate. The Company's four sodium chlorate plants have an aggregate annual rated production capacity of 350,000 tons. The Valdosta plant, scheduled to begin production in late 1996, will increase the Company's total annual capacity by 30% to nearly 460,000 tons. Following completion of the plant, the Company will account for approximately 22% of North American sodium chlorate capacity. Valdosta, Georgia was selected because of its proximity to existing customers, currently being supplied from the Company's Canadian plants, and to reliable, competitively priced electricity. The new facility is intended to meet the growing market demand from the pulp and paper industry in the southeastern U.S. In fiscal 1995, the Company's sodium chlorate plants operated at a weighted average utilization rate of 97% and its pulp chemicals business generated revenues of $144 million, which represented 14% of the Company's total revenues.

  Chlorine Dioxide Generators. Through its ERCO Systems Group ("ERCO"), the Company is the largest worldwide supplier of patented technology for the generators which certain pulp mills use to convert sodium chlorate into chlorine dioxide. Each mill that uses chlorine dioxide requires at least one generator. The Company receives revenue when a generator is sold to a mill and also receives royalties from the mill after start-up, generally over the next ten-year period, based on the amount of chlorine dioxide produced by the generator. Historically, the Company has supplied approximately two-thirds of all pulp mill generators worldwide.

  The research and development group of Sterling Pulp works to develop new and more efficient generators. When pulp mills move to higher levels of substitution of chlorine dioxide for elemental chlorine, they are usually required to upgrade generator capacity or purchase new generator technology. Mills may also convert to a newer generator to take advantage of efficiency advances and technological improvements. Each upgrade or conversion results in a licensing agreement which generally provides for payment of an additional ten-year royalty.

  The Company has a representative office in Beijing, China. This office focuses on the development of opportunities for future sales of sodium chlorate and chlorine dioxide generators as well as for the licensing and construction of sodium chlorate plants in that region. The first generator in China to convert sodium chlorate to chlorine dioxide was sold by ERCO and commenced operation in fiscal 1994, and since then several more generators have been sold by ERCO for use in China.

  Sodium Chlorite. The Company manufactures sodium chlorite at its Buckingham, Quebec facility. Sodium chlorite is a specialty product used primarily to produce chlorine dioxide for water treatment and as a disinfectant for fresh produce. The Company has a rated annual capacity of approximately 3,500 tons, which represents approximately 40% of total North American capacity.

SALES AND MARKETING

  The Company sells its products primarily pursuant to multi-year contracts and spot transactions in both the domestic and export markets through its commercial organization and sales force. This long-term, high volume focus allows the Company to maintain relatively low selling, general and administrative expenses related to the marketing of its products. The Company competes primarily on the basis of product price, quality and deliverability. Prices for the Company's commodity chemicals are determined by market factors that are largely beyond the Company's control, and, except with respect to a number of its multi-year contracts, the Company generally sells its products at prevailing market prices. The Company emphasizes the importance of delivering products to its customers on time and within specifications. In its effort to insure that its products are of consistently high quality, the Company uses a statistical quality control program.

  Some of the Company's multi-year contracts for its petrochemical products are structured as conversion agreements, pursuant to which the customer furnishes raw materials which the Company processes. In exchange, the Company receives a fee typically designed to cover its fixed and variable costs of production and to generally provide an element of profit dependent in amount on the then existing market conditions for the product. These conversion agreements allow the Company to lower working capital requirements and, in some cases, to gain access to certain improvements in manufacturing process technology. The Company believes its conversion agreements help insulate the Company to some extent from the effects of declining markets and changes in raw material prices while allowing it to share in the benefits of favorable market conditions for most of the products sold under these arrangements. The balance of the Company's products are sold by its direct sales force, which concentrates on the styrene, acrylonitrile and pulp chemical markets. Revenues from BP and Mitsubishi accounted for approximately 16% and 13%, respectively, of the Company's revenues.

  The Company sells sodium chlorate primarily in Canada and the U.S. generally under one to five year supply contracts, most of which provide for minimum and maximum volumes or a percentage of requirements at market prices. In addition, most sales contracts contain certain "meet or release" pricing clauses and some contain restrictions on the amount of future price increases. Certain contracts are evergreen and require advance notice before termination. There were no individual customers of the Company's pulp chemical business which accounted for more than 10% of the Company's revenues.

CONTRACTS

  The Company's key multi-year contracts and conversion agreements are detailed below:

Styrene-Bayer

  The Company and Bayer Corporation ("Bayer"), a subsidiary of Bayer AG, are currently operating under a conversion agreement effective through December 31, 2000. Under these agreements the Company provides Bayer, subject to a specified minimum and maximum, a major portion of Bayer's styrene requirements for its manufacture of styrene-containing polymers. The agreement permits Bayer to terminate its obligations upon twelve months' notice to the Company should Bayer sell its business that uses styrene or to assign the agreement, subject to the Company's consent, to a third party that may purchase the business. During fiscal 1995, the Company delivered approximately 13% of its styrene production pursuant to the predecessor agreement.

Styrene-BP Chemicals

  Effective April 1, 1994 the Company and BP entered into a styrene sales and purchase agreement. The term of the agreement initially expires in December 1996. The Company and BP are currently negotiating an extension of this agreement. During fiscal 1995, the Company delivered approximately 13% of its styrene production to BP pursuant to this agreement.

Acrylonitrile-Monsanto

  The Company and Monsanto entered into a multi-year conversion agreement effective January 1, 1994 which superceded a prior agreement that had been in place since 1986. This agreement will expire at the end of 1998. During fiscal 1995, the Company delivered approximately 25% of its acrylonitrile production to Monsanto pursuant to this agreement.

Acrylonitrile-BP Chemicals

  In 1988, the Company entered into a long-term conversion agreement with BP, under which BP contributed the majority of the capital expenditures required for starting the third acrylonitrile reactor train at the Texas City Plant and has the option to take up to approximately one-sixth of the Company's total acrylonitrile capacity. BP furnishes the necessary raw materials and pays the Company a conversion fee for the amount of acrylonitrile it takes. During fiscal 1995, the Company delivered approximately 21% of its acrylonitrile production to BP pursuant to this agreement. This agreement has an initial term of ten years, with BP having the option to extend the agreement for two additional five-year terms. One of the Company's three acrylonitrile reactors incorporates certain BP technological improvements under a separate license agreement from BP, and the Company has the right to incorporate these and any future improvements into its other existing acrylonitrile facilities. BP has a first security interest in and lien on the third reactor and related equipment and in the first acrylonitrile produced in the three reactor units and the proceeds generated from the sales thereof to the extent of the acrylonitrile which BP is entitled to purchase under the production agreement. These rights are only to be exercised upon an event of default by the Company.

Acetic Acid-BP Chemicals

  The Company has had an agreement in effect since August 1986 with BP which, as now amended, gives BP the exclusive right to purchase all of the Company's acetic acid production until August 2016. In exchange for that exclusive right, BP is obligated to make certain unconditional monthly payments to the Company until August 2006. BP provides methanol and reimburses the Company on the basis designed to provide the Company with full cost recovery. In addition, the Company is entitled to receive annually a portion of the profits earned by BP from the sale of acetic acid produced by the Company. The acetic acid unit is subject to certain security arrangements (taking the form of a sale-leaseback transaction) which provide that, until August 1996, under certain limited circumstances generally under the Company's control, BP can take physical possession of and operate the acetic acid unit. In August 1996, title to the acetic acid unit will revert to the Company.

Plasticizers-BASF

  The Company has a product sales agreement with BASF that initially extends through the end of the decade, pursuant to which the Company sells all of its plasticizer production to BASF. BASF provides certain raw materials to the Company and markets the plasticizers produced by the Company. BASF pays fees to the Company on a formula basis designed to reimburse the Company's direct and allocated costs. In addition, the Company is entitled to a share of profits earned by BASF attributable to the plasticizers supplied by the Company. BASF retains title to and has a security interest in the raw materials furnished by it and in the finished inventory of plasticizers produced by the Company for delivery to BASF.

TBA-Flexsys

  The Company sells all of its TBA production to Flexsys pursuant to a long-term conversion agreement which expires on December 31, 1996, but continues thereafter unless terminated by either party with 24 months prior written notification, as of December 31 of any calendar year. The Company has not received any such notice.

Sodium Cyanide-DuPont

  The Company operates a sodium cyanide facility owned by DuPont which was constructed in 1989 on land owned by the Company at the Texas City Plant. The Company and DuPont have an agreement whereby the Company receives a fee for operating the facility for up to 30 years. The facility utilizes as a raw material hydrogen cyanide, a by-product of the Company's acrylonitrile production process. The Company is compensated by DuPont for the raw material value of the hydrogen cyanide as well as for the Company's allocated and incremental out-of-pocket costs for operating the facility. Either party may terminate this agreement by giving 36 months' written notice. Termination by the Company prior to the 15th anniversary of the agreement (2004) would require various remedies to be made by the Company to DuPont, including penalties and cost of removal of the facility from the Company's plant site. Termination by DuPont prior to 2004 would require DuPont to pay for the cost of removal of the facility and reimbursement of the Company's fixed costs for 12 months. Assignability of the agreement is limited, and if the Company assigns the agreement under certain circumstances, it must deliver to DuPont a lease for the land on which the facility is situated and permit DuPont to operate the facility. DuPont also may operate the sodium cyanide facility in the event of certain defaults.

COMPETITION

  The industry in which the Company operates is highly competitive. Many of the Company's competitors, particularly in the petrochemical industry, are larger and have substantially greater financial resources than the Company. Among the Company's competitors are some of the world's largest chemical companies that have their own raw material resources. In addition, a significant portion of the Company's business is based upon widely available technology. The entrance of new competitors into the industry and the addition by existing competitors of new capacity may reduce the Company's ability to maintain profit margins or its ability to preserve its market share, or both. Such developments could have a negative impact on the Company's ability to obtain higher profit margins, even during periods of increased demand for the Company's products.

  The Company's primary domestic competitors by product are set forth below:

  Styrene The Dow Chemical Company, ARCO Chemical Company, Amoco Chemical Company (a subsidiary of Amoco Corporation), Chevron Chemical Company (a subsidiary of Chevron Corporation), Cos-Mar (a joint venture of General Electric Company and FINA Inc.) and Huntsman Chemical Corporation

  Acrylonitrile    The British Petroleum Company P.L.C., Cytec Industries
                   Inc., E.I. du Pont de Nemours and Company and Monsanto
                   Company

  Acetic Acid      Hoechst Celanese Corporation, Eastman Chemical Company and
                   Hanson PLC

  Plasticizers     Exxon Corporation, Aristech Chemicals and Eastman Chemical
                   Company

  TBA              BASF AG and Nitto Chemical Industry Co., Ltd.

  Sodium Chlorate  Akzo Nobel NV, CXY Chemicals Ltd. and Kerr-McGee
                   Corporation

  Sodium Chlorite  Vulcan Chemicals (a subsidiary of Vulcan Materials Co.)

  Historically, petrochemical industry profitability has been affected by vigorous price competition, which may intensify due to, among other things, new domestic and foreign industry capacity. The Company's businesses are subject to changes in the world economy, including changes in currency exchange rates. In general, weak economic conditions either in the United States or in the world tend to reduce demand and put pressure on margins. Operations outside the United States are subject to the economic and political risks inherent in the countries in which they operate. Additionally, the export and domestic markets can be affected significantly by import laws and regulations. During 1995, the Company's export sales were approximately 52% of total revenues. It is not possible to predict accurately how changes in raw material costs, market conditions or other factors will affect petrochemical industry margins in the future.

RAW MATERIALS AND ENERGY RESOURCES

  For each of the Company's products, the combined cost of raw materials and utilities is far greater than all other production costs combined. Thus, an adequate supply of these materials at reasonable prices is critical to the success of the Company's business. The Company does not currently produce any of its major raw materials, benzene, ethylene, propylene, ammonia and methanol, at the Texas City Plant, or electricity at its pulp chemical facilities, although the Company's methanol plant is expected to commence production in July 1996. The Company believes that its primary raw materials will, for the foreseeable future, remain in adequate supply to meet demand. The Company obtains certain of its raw materials pursuant to conversion agreements as described below:

  Styrene. The Company manufactures styrene from ethylene and benzene. The Company's styrene conversion agreements require that other parties furnish to the Company the ethylene and/or benzene necessary to fulfill its conversion obligations. Approximately 30% and 20% of the Company's fiscal 1995 benzene and ethylene requirements, respectively, were furnished by customers pursuant to conversion arrangements. The Company purchases benzene and ethylene for use in the remainder of its production of styrene for sale to others. Benzene and ethylene are both commodity petrochemicals and the price for each can fluctuate widely due to significant changes in the availability of these products, such as major capacity additions or significant plant operating problems, and due to variations in the economy and commodity chemical markets in general. The Company has multi-year arrangements with several ethylene suppliers that provide for its estimated requirements for purchased ethylene at generally prevailing and competitive market prices.

  Acrylonitrile. The Company produces acrylonitrile by reacting propylene and ammonia over a solid-fluidized catalyst at low pressure. The Company's conversion agreements require that other parties furnish to the Company the propylene and/or ammonia necessary to fulfill its conversion obligations. Approximately 40% of the Company's fiscal 1995 propylene and ammonia requirements were furnished by customers pursuant to conversion arrangements. The Company purchases propylene and ammonia for use in the remainder of its production of acrylonitrile for sale to others. Propylene and ammonia are both commodity petrochemicals and the price for each can fluctuate widely due to significant changes in the availability of these products, such as major capacity additions or significant plant operating problems, and due to variations in the economy and commodity chemical markets in general.

TECHNOLOGY AND LICENSING

Petrochemicals

  In 1986, Monsanto granted the Company a nonexclusive, irrevocable and perpetual right and license to use Monsanto's technology at the Texas City Plant and other technology Monsanto acquired through third party licenses in effect at the time of the acquisition of the plant from Monsanto for the purpose of continuing the production of the chemicals which were then produced at the Texas City Plant. During fiscal 1991, BP purchased the acetic acid technology from Monsanto. The Company believes that these licenses are material to the operation of the Texas City Plant.

  BP has granted to the Company a non-exclusive, perpetual, royalty free license to use BP's acrylonitrile technology at the Texas City Plant as part of the acrylonitrile expansion project. The Company and BP have agreed to cross-license any technology or improvements relating to the manufacture of acrylonitrile in the Company's facility.

  Management believes that the manufacturing processes that the Company utilizes at the Texas City Plant are cost effective and competitive. Although the Company does not engage in alternative process research with respect to its U.S. operations, it does monitor new technology developments, and when the Company believes it is appropriate the Company will seek to obtain licenses for process improvements.

Pulp Chemicals

  The Company produces sodium chlorate using state-of-the-art metal cell technology.

  The principal business of ERCO is the design, sale and technical service of custom-built patented chlorine dioxide generators. Sterling Pulp's engineering group is involved in the technical support of the Company's sales and marketing group through joint calling efforts and defines the scope of a project and produces technical schedules and cost estimates. The Company performs detailed design of chlorine dioxide generators which are then constructed by customers. Plant and instrumentation testing and generator start-up are handled by a joint engineering/technical service team of the Company. The Company was involved in a number of patent disputes with Akzo Nobel regarding chlorine dioxide technology. The parties reached a settlement of such disputes that actions may be expected to exert pressure on companies in the commodity chemical industry to enhance their wastewater recycling and on-site treatment systems to reflect the government's evolving views. Accordingly, the Company could be required from time to time to make expenditures to upgrade its wastewater collection, pretreatment or disposal systems at the Texas City Plant.

  Production of chemical products involves the use, storage, transportation and disposal of materials that may be classified as hazardous or toxic under applicable laws. Management believes that the Company's procedures for the use, storage, transportation and disposal of these materials are consistent with industry standards and applicable laws and that it takes precautions to protect its employees and others from harmful exposure to such materials. However, there can be no assurance that past or future operations will not result in exposure or injury or to claims of injury by employees or the public due to the use, storage, transportation or disposal of these materials.

allows licensees of both the Company and Akzo Nobel to operate their chlorine dioxide generators within the broadest range of operating conditions.

  The Company's pulp chemical research and development activities are carried out at its Toronto, Ontario laboratories. Activities include the development of new or improved chlorine dioxide generation processes and research in new technologies focusing on electrochemical and membrane technology related to chorine dioxide, including improvement of quality and reduction of quantity of pulp mill effluents and treatment of municipal water supplies.

ENVIRONMENTAL AND SAFETY MATTERS

  The Company's operations involve the handling, production, transportation and disposal of materials classified as hazardous or toxic and are extensively regulated under environmental and health and safety laws. Operating permits required for the Company's operations are subject to periodic renewal and may be revoked or modified for cause or when new or revised environmental laws or requirements are implemented.

  New laws or permit requirements and conditions may affect the Company's operations, products or waste disposal. Past or future operations may result in claims, regulatory action or liabilities. Expenditures could be required to upgrade wastewater collection, pretreatment, disposal systems or other matters. Some risk of environmental costs and liabilities is inherent in particular operations and products of the Company, as it is with other companies engaged in similar businesses.

  The Company conducts environmental management programs to maintain compliance with applicable environmental laws. As part of these programs, the Company conducts or commissions reviews of its environmental performance and addresses issues identified. The Company routinely conducts inspection and surveillance programs to detect and respond to any leaks or spills of regulated hazardous substances and to correct any identified regulatory deficiency. To reduce the risk of offsite consequences from any unanticipated event, the Company acquired a greenbelt buffer zone adjacent to the Texas City Plant in 1991. The Company also participates in a regional air monitoring network to monitor ambient air quality in the Texas City community. This program is part of the Company's commitment to Responsible Care initiatives of the Chemical Manufacturers Association and Canadian Chemical Producers Association.

  The Company has recently been recognized as a 33/50 Environmental Champion by the EPA for surpassing the emission reduction goals of the 33/50 program at the Texas City Plant faster than the EPA's timetable. The voluntary 33/50 program targeted 17 high priority chemicals included in the EPA's Toxic Release Inventory. Six of the 17 chemicals are present at the Company's Texas City Plant. The goal of the program was a 33% reduction in air emissions of these compounds by 1992, compared to 1987 levels, and a 50% reduction by 1995. For the 1994 reporting year, the Company achieved a 74% reduction in the targeted chemicals including a 99% reduction in chromium and nickel compounds, a 96% reduction in hydrogen cyanide emissions by converting this byproduct into sodium cyanide and an 87% reduction in benzene emissions primarily by constructing a major new waste water treatment facility. In addition to these improvements, the Company has voluntarily initiated a complete review of the overall environmental condition at its Texas City Plant and will initiate appropriate actions or preventative projects necessary to insure that the facility continues to operate in a safe and environmentally responsible manner, including appropriate responses to previously identified elevated concentrations of certain chemicals in the soil and groundwater. The Company is presently unable to determine what remediation or other action, if any, may need to be taken regarding these conditions. No assurances can be given that the Company will not incur material environmental expenditures associated with its facilities, operations or products.

  Changing and increasingly strict environmental laws and regulations might affect the manufacture, handling, processing, distribution or use of chemical products and the release, treatment, storage or disposal of wastes by the Company. For example, at both the state and federal level, the trend towards regulation of discharges on a sectoral, geographic or multimedia basis may directly or indirectly affect producers of specific chemicals. Such

  Under the Assets Purchase Agreement for the Company's acquisition of the Texas City Plant from Monsanto, Monsanto agreed to be liable and to indemnify the Company for certain environmental liabilities. The contractual indemnity expires upon a change of control of the Company, including the Transaction. Accordingly, any future claims the Company may have against Monsanto would necessarily be based upon statutory laws or common law principles, although there can be no assurance that the Company would prevail against Monsanto with respect to any such claim.

  In connection with the Company's purchase of the pulp chemical business in 1992, the seller, Tenneco Canada, Inc., contractually retained liability for costs, damages, fines, penalties and other losses under claims by third parties (including employees and authorities) arising from the ownership or operation of the facilities and businesses prior to the acquisition. The Company is also indemnified against the breach of environmental remediation covenants. These covenants oblige the indemnifying party to do specific remedial work (including decommissioning the old section of the Vancouver facility, which is underway) at the facilities within set time periods, and to do any investigation, monitoring or remedial work required by present or future legislation governing environmental conditions predating the acquisition. The indemnity also protects the Company against losses arising from the remediation of pre-acquisition environmental conditions or from pre-acquisition violations of environmental laws. With the exception of any third party claims, the losses against which the Company is indemnified do not include consequential damages or lost profits. The Company has agreed to an assignment of the Tenneco Canada, Inc. obligations to Albright & Wilson UK Limited.

  Groundwater data obtained in the course of the acquisition of the pulp chemical business indicated elevated concentrations of certain chemicals in the soil and groundwater at the four Canadian sites. The Company conducted a focused baseline sampling of groundwater conditions beneath its Canadian facilities in connection with Tenneco Canada's indemnification of the Company for preclosing conditions which confirmed the previous data. The Company from time to time has encountered elevated concentrations of chemicals in soils or groundwater at its Canadian plants which it has addressed or is addressing.

  During the course of the acquisition of the pulp chemical facilities by the Company, air emissions sources were reviewed, and any available dustfall and vegetation stress studies were considered. This review indicated emission excursion episodes at specific locations in the scrubber systems at the Thunder Bay, Buckingham and Vancouver facilities. The conditions at Thunder Bay and Vancouver have been addressed and satisfactorily resolved and the conditions at Buckingham are being addressed. The Company believes that it is otherwise in compliance in all material respects with permit requirements under applicable provincial law for operating emissions sources.

  The Company's pulp chemical business is sensitive to potential environmental regulation. In general, environmental regulations support substitution of chlorine dioxide, which is produced from sodium chlorate, for elemental chlorine in the pulp bleaching process. Certain environmental groups are encouraging passage of regulations which restrict the amount of AOX or chlorine derivatives in bleach plant effluent. Increased substitution of chlorine dioxide for elemental chlorine in the pulp bleaching process significantly reduces the amount of AOX and chlorine derivatives in bleach plant effluent. As long as there is not an outright ban on chlorine containing compounds, regulation restricting AOX or chlorine derivatives in bleach plant effluent should favor the use of chlorine dioxide, thus sodium chlorate. Any significant ban on all chlorine containing compounds could have a material adverse effect on the Company's financial condition and results of operations.

  There are currently efforts in some jurisdictions to ban all chlorine and chlorine-containing products, including chlorine dioxide, from the pulp bleaching process. British Columbia has a regulation in place that would effectively eliminate the use of chlorine dioxide in the bleaching process by the year 2002. The pulp and paper industry is working to change this regulation and believes that a ban of chlorine dioxide in the bleaching process will yield no measurable environmental or public health benefit. In the event such regulations were implemented, the Company would seek to sell its products to customers in other markets. The Company is not aware of any other laws or regulations currently in place which would restrict the use of the product.

  Emissions into the air from the Texas City Plant are subject to certain permit requirements and self-implementing emission limitations and standards under state and federal law. The Texas City Plant is located in an area that is classified by the EPA as not having attained the ambient air quality standards for ozone, which is controlled by direct regulation of volatile organic compounds ("VOCs") and nitrogen oxide ("NOx"). Additional requirements were issued in fiscal 1992 and modified in fiscal 1994 by the Texas Natural Resource Conservation Commission in order to achieve ambient air quality standards for ozone. These measures may substantially increase the Company's VOCs and NOx control costs in the future, although the cost and full impact, if any, cannot be determined at this time.

  Additionally, the Clean Air Act Amendments of 1990 contain new federal permit requirements and provisions governing toxic air emissions. The Company has incurred and will incur additional costs to comply with this law and with requirements issued by the State of Texas to control VOCs and NOx, as will all other similarly situated organic chemical manufacturing facilities.

  The Company routinely incurs expenses associated with managing hazardous substances and pollution in ongoing operations. These operating expenses include items such as depreciation on its waste treatment facilities, outside waste management, fuel, electricity and salaries. The amounts of these operating expenses were approximately $45 million and $44 million for fiscal years 1995 and 1994, respectively. The Company does not anticipate a material increase in these types of expenses during fiscal 1996. The Company considers these types of environmental expenditures normal operating expenses and includes them in cost of goods sold.

  Management believes that the Company is in compliance in all material respects with applicable environmental law. However, there can be no assurance that past practices or future operations will not result in material claims or regulatory action.

EMPLOYEES

  As of March 31, 1996, the Company had approximately 1,200 employees, including approximately 300 at its facilities in Canada. Approximately 60% of the employees at the Company's manufacturing facilities are covered by union agreements. The primary union agreement is with the Texas City, Texas Metal Trades Council, AFL-CIO, of Galveston County, Texas and covers all hourly employees at the Texas City Plant. The Company signed a new labor agreement in early May 1996 which is subject to renegotiation in April 1999. The new agreement increases the flexibility of work rules which the Company believes will increase the overall efficiency of the Texas City Plant. Employees at the Vancouver plant are represented by the Pulp, Paper and Woodworkers Union. The Vancouver agreement was renegotiated in November 1994 and is subject to further renegotiation in November 1997. Employees at the Buckingham plant are represented by either the Energy and Chemicals Workers Union or an office and professional workers union. Both agreements were negotiated in November 1994 and are subject to renegotiation in November 1997. The Company believes its relationship with its employees is good.

INSURANCE

  The Company currently maintains $500 million of coverage for property damage to its Texas City Plant and resulting business interruption. Although the Company carries such insurance, it has only one styrene manufacturing facility and one acrylonitrile manufacturing facility; thus, a significant interruption in the operation of either facility could have a material adverse affect on the Company's financial condition, results of operations or cash flows. The Company maintains $338 million of combined coverage for property damage and resulting business interruption for its pulp chemical operations. The Company also maintains other insurance coverages for various risks associated with its business. There is no assurance that the Company will not incur losses beyond the limits of, or outside the coverage of, its insurance. From time to time various types of insurance for companies in the chemical industry have been very expensive or, in some cases, unavailable. There is no assurance that in the future the Company will be able to maintain its existing coverage or that the premiums will not increase substantially.

PROPERTIES

  The principal executive offices of the Company are located in Houston, Texas and are subleased through Citicorp, N.A.

  The Texas City Plant is located approximately 45 miles south of Houston in Texas City, Texas, on a 290-acre site on Galveston Bay near many other chemical manufacturing complexes and refineries. The Company has facilities to load its products in drums, containers, trucks, railcars, barges and ocean-going tankers for shipment to customers. The site offers room for future expansion and includes a greenbelt around the northern edge of the plant site.

  The Texas City Plant comprises seven basic operating units which can be divided into three groups based on the chemistry involved. One group of operating units involves synthesis gas chemistry (carbon monoxide and hydrogen), and its facilities include the synthesis gas complex, the acetic acid unit and three plasticizer units (oxo-alcohol, phthalic anhydride and linear phthalate esters). Carbon monoxide and hydrogen are utilized as feedstocks in the oxo-alcohol manufacturing process, and carbon monoxide is a feedstock to produce acetic acid. A new partial oxidation unit is being constructed by Praxair at the Texas City Plant to supply carbon monoxide and hydrogen to the Company. See "--Raw Materials and Energy Resources-- Petrochemicals--Acetic Acid." The synthesis gas reformer will then be available for use in the new methanol unit also under construction at the Texas City Plant. A second group of operating units involves acrylonitrile and hydrogen cyanide chemistry, and its facilities include the acrylonitrile unit, the TBA unit and the sodium cyanide unit. Ammonia and propylene are used as feedstocks in the acrylonitrile process, and hydrogen cyanide, a by-product of that process, is used as a feedstock for the other units in this second group and is also burned as fuel. The third operating group is based on ethylene and benzene chemistry, and its facilities comprise the ethylbenzene and styrene units. Although the styrene unit is independent of the rest of the facility from a feedstock and by-product standpoint, it is the cornerstone of the Company's energy balance, as it uses large quantities of by-product steam generated by the acrylonitrile and phthalic anhydride units, thus reducing the demands on the Company's steam generating facility. In this way, the Company's utilities system links the three operating groups together in an effort to minimize utility costs. This integration results in cost efficiencies without significantly compromising the operating flexibility of the individual product units.

  The Company owns all of the facilities and equipment located at the Texas City Plant other than the sodium cyanide unit owned by DuPont, a cogeneration facility owned by a joint venture between the Company and Praxair, the new partial oxidation unit currently under construction at the site by Praxair and the acetic acid unit and related facilities which are operated under a ten-year sale leaseback arrangement with BP ending in August 1996. Upon expiration of such ten-year period, title to the acetic acid unit will revert to the Company. The Company also owns storage facilities, approximately 200 rail cars and an acetic acid barge. In addition, the Company subleases approximately 20,000 square feet of office space in Houston, Texas for its corporate headquarters, owns a 50,000 square foot office building in Toronto and leases several storage facilities in the U.S. and Asia.

  Information regarding the Company's plants is presented below:

      PLANT LOCATION                                       ACREAGE  OWNED/LEASED
      --------------                                       -------  ------------
      PETROCHEMICALS:
      Texas City, Texas.................................. 290 acres Owned/Leased
      PULP CHEMICALS:
      Buckingham, Quebec.................................  20 acres    Owned
      Vancouver, British Columbia........................  20 acres    Owned
      Thunder Bay, Ontario...............................  20 acres    Leased
      Grande Prairie, Alberta............................  15 acres    Leased
      Valdosta, Georgia..................................  18 acres    Leased

LEGAL PROCEEDINGS

SHAREHOLDER LAWSUITS

  In April and May, 1996, six putative class action complaints relating to the proposed Merger and the events leading up to the recommendation of the approval thereof by the Board of Directors of the Company were filed in the Court of Chancery for New Castle County, Delaware. It is anticipated that the Court will consolidate the six actions. The complaints name the Company and each of its directors as defendants. One of the complaints names TSG, Unicorn, and STX Acquisition as defendants as well. The complaints generally allege that the course of conduct taken by the directors in considering the Company's strategic alternatives and in recommending the Merger has been in violation of their fiduciary duties to the Company's stockholders and seek injunctive relief and unspecified damages. These lawsuits are styled: (i) Kurt Kopf et al. v. Sterling Chemicals, Inc., Gordon A. Cain, et al; Civil Action No. 14960; (ii) Ernest Hack v. Sterling Chemicals, Inc., Gordon A. Cain et al; Civil Action No. 14962; (iii) Salim Shiry, et al. v. Sterling Chemicals, Inc., Gordon A. Cain et al; Civil Action No. 14963; (iv) Olga Fried, et al. v. Sterling Chemicals, Inc., Gordon A. Cain; et al; Civil Action No. 14969; (v) Maria Lerman, et al. v. Sterling Chemicals, Inc., Gordon A. Cain, et al, Civil Action No. 14972; and (vi) Alm R. Kahn v. Sterling Chemicals, Inc., The Sterling Group, Inc., The Unicorn Group, Inc., STX Acquisition Corp., Gordon
A. Cain, et al, Civil Action No. 14981. The Company believes that these actions are without merit and has instructed legal counsel to vigorously defend each action. While lawsuits are in the early stages, at this time they are not anticipated to have a material adverse effect on the financial position, results of operations or cash flows of the Company.

PETROCHEMICALS

  On January 30, 1995, the Company filed a lawsuit against Huntsman Chemical Corporation and certain affiliates seeking a declaratory judgment in connection with an alleged agreement arising from discussions, previously suspended by the Company relating to possible future capacity rights for a significant portion of the Company's styrene monomer unit at its Texas City Plant. In the lawsuit, the Company is requesting a judicial determination that, among other things, there was no enforceable agreement between the Company and any of the defendants. In response, the defendants filed a counterclaim demanding a jury trial and asserting that a contractual agreement existed, that the Company breached the alleged agreement, and that as a result the defendants incurred an unspecified amount of "massive damages." Subsequently, the Company filed a motion for summary judgment. On November 30, 1995, the court granted the Company's motion for summary judgment in Sterling Chemicals, Inc. v Huntsman Chemical Corporation; Huntsman Styrene Corporation and Huntsman Corporation; Cause No. 95-005256; In the 61st Judicial District Court of Harris County, Texas. The summary judgment confirms that, as a matter of law, no enforceable contract or agreement ever existed between the Company and the defendants. The court's order, which includes recovery of legal fees, also moots the defendants' counterclaim against the Company for damages resulting from breach of the alleged contract. The defendants have appealed this decision. The Company believes a loss with respect to this matter is not probable and is unable to quantify a reasonably possible loss estimate at this time.

  On June 19, 1995, a lawsuit styled George Allemand and Willie Allemand vs. Sterling Chemical, Inc., et al.; Cause No. A-152,286; In the 58th Judicial District Court of Jefferson County, Texas, was filed against the Company and several other corporate defendants asserting personal injury and mental anguish resulting from an incident occurring on June 16, 1995 in which a hose being used to unload a barge of sulfuric acid at the Company's Texas City Plant ruptured, spraying sulfuric acid on an employee of Marine Fueling Service, Inc. The plaintiffs seek an unspecified amount of damages. The incident is under investigation and discovery is ongoing.

  On May 8, 1994, an ammonia release occurred at the Company's Texas City Plant while a reactor in the acrylonitrile unit was being restarted after a shutdown for routine maintenance. The Company estimated that approximately three thousand pounds of ammonia were emitted into the atmosphere. Approximately nine thousand individuals have filed claims directly with the Company alleging personal injury and/or property damage as a result of exposure to the ammonia. The Company and its insurance carriers are in the process of evaluating these claims. Approximately two thousand of these claims have been settled and three thousand have been denied. Settlements, costs and expenses to date have totaled approximately $3,000,000. All amounts above the Company's $1,000,000 deductible (which has been charged against earnings) have been paid by its insurance carriers. Numerous lawsuits involving approximately 4,700 plaintiffs have been filed against the Company seeking unspecified damages for personal injuries and property damage as a result of the release.

  On April 27, 1994, approximately one thousand two hundred plaintiffs filed a lawsuit styled Angela Smith, et al. vs. Amoco Chemical Company, et al.; Cause No. 95CV0509; In the 212th Judicial District Court of Galveston County, Texas, suing the Company and eighteen other corporate defendants in the Texas City, Texas area. The plaintiffs seek an unspecified amount of damages for personal injury and property damages arising from alleged chemical releases. Discovery is proceeding and the Company is vigorously defending this lawsuit.

  On May 9, 1991, a lawsuit styled Moranda Allen, et al. vs. Sterling Chemical, Inc., et al.; Cause No. 91-019786; In the 127th Judicial District Court of Harris County, Texas, was filed against the Company and several other petrochemical companies operating in the Texas City, Texas area. The plaintiffs in the lawsuit assert personal injury and property damage claims arising from alleged chemical releases. The plaintiffs seek an unspecified amount of damages. Although the court dismissed a number of the plaintiffs for failure to comply with discovery, over three hundred plaintiffs remain. The Company is vigorously defending this lawsuit.

PULP CHEMICALS

  The Company's primary competitor in the supply of patented technology for generators which convert sodium chlorate into chlorine dioxide is Akzo Nobel (formerly Eka Nobel) and its affiliates. The Company previously disclosed that it was engaged with Akzo Nobel in numerous patent disputes throughout the world in which the Company and Akzo Nobel were challenging certain patents of the other and attempting to restrict the other's operating range. The Company and Akzo Nobel have reached an out-of-court settlement resolving all such disputes. The settlement allows licensees of both the Company and Akzo Nobel to operate their chlorine dioxide generators within the broadest range of operating conditions. The settlement did not have a material adverse effect on the Company's financial position or results of operations.

  On January 8, 1996, Repap New Brunswick, Inc. (formerly Miramichi Pulp and Paper, Inc.) filed a lawsuit styled Repap New Brunswick, Inc. v. Sterling Pulp Chemicals, Ltd; In the Court of Queen's Bench of New Brunswick, Trial Division, Judicial District of Miramichi. The plaintiff asserts property damage, business interruption and lost profits claims resulting from the December 17, 1992 explosion of plaintiff's chlorine dioxide generator. The plaintiff seeks an unspecified total amount of damages. The Company is vigorously defending this lawsuit. Based on management's review of the available information and advice of outside legal counsel, the Company believes that final resolution of this matter will not have a material adverse effect on its financial position, results of operations or cash flow.

  The Company is subject to various other claims and legal actions that arise in the ordinary course of business.

                                  MANAGEMENT

PRESENT DIRECTORS AND EXECUTIVE OFFICERS

  Frank J. Hevrdejs is currently the President and sole director and T. Hunter Nelson and John D. Hawkins are currently Vice Presidents of STX Acquisition and Chemicals.

DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth certain information concerning the directors and executive officers of both Holdings and Chemicals following the consummation of the Transaction.

NAME                     AGE POSITION
- ----                     --- --------
Frank P. Diassi.........  62 Chairman of the Board of Directors
Robert W. Roten.........  61 President, Chief Executive Officer and Director
Jim P. Wise.............  52 Vice President--Finance and Chief Financial Officer
Richard K. Crump........  50 Vice President--Commercial
Robert N. Bannon........  51 Vice President--Operations, President Sterling Pulp Chemicals,
                              Ltd.
F. Maxwell Evans........  51 Vice President, General Counsel and Secretary
Robert O. McAlister.....  56 Vice President--Human Resources and Administration
Stewart H. Yonts........  50 Treasurer
J. Virgil Waggoner......  68 Director (Vice Chairman)
Frank J. Hevrdejs.......  50 Director
T. Hunter Nelson........  43 Director

  Frank P. Diassi. Mr. Diassi is currently Managing General Partner of Unicorn, a private financial organization. He organized Unicorn in 1984 and has originated investments in over 40 entrepreneurial companies. Prior to forming Unicorn, Mr. Diassi organized and operated several businesses ranging from chemical distribution to the manufacturing of organic chemicals and detergent products. In addition, he had a number of years of executive experience with the petrochemical department of Continental Oil Company. He has been Chairman of the Board of Hawkeye Chemical Company and was a founding director of Arcadian Corporation, the largest nitrogen fertilizer company in the Western hemisphere. Mr. Diassi currently serves as Chairman of the Board of Software Plus, Inc. In addition, he serves on the Board of Mail-Well, Inc. and several private companies. In 1991, Unicorn Ventures, Ltd. and Unicorn Ventures II, L.P. (the "Ventures"), small business investment companies acting under license of the Small Business Administration (the "SBA"), and of which Unicorn was the managing general partner, filed for reorganization under Chapter 11 of the Federal Bankruptcy Code. The Ventures were successfully reorganized in 1995 pursuant to a plan which included full payment of general creditors and a restructuring of the secured debt held by the SBA.

  Robert W. Roten. Mr. Roten spent the first 25 years of his career with Monsanto Company and served as Vice President for sales and marketing for El Paso Products Company from 1981 to 1983. Mr. Roten was President of Materials Exchange, Inc., a Houston-based petrochemical and plastics marketing firm, from 1983 until 1986. He served as Vice President--Commercial of the Company from August 1986 until September 1991, when he became Vice President-- Corporate Development. Mr. Roten became Executive Vice President and Chief Operating Officer of the Company in April 1993.

  Jim P. Wise. Mr. Wise was employed by Transco Energy Company as Executive Vice President, Chief Financial Officer and a member of the Board of Directors from November 1982 until September 1991. From September 1991 to July 1994, he was Chairman and Chief Executive Officer of Neostar Group, Inc., a private investment banking and financial advisory firm. From July 1994 to September 1994, he was Senior Vice President and Chief Financial Officer of U.S. Delivery Systems, Inc. Mr. Wise joined the Company on September 26, 1994 as Vice President--Finance and Chief Financial Officer.

  Richard K. Crump. Mr. Crump was Vice President of Materials Management for El Paso Products Company from 1976 through 1983 and Vice President of Sales for Rammhorn Marketing from 1984 to August 1986. He served as Director-- Commercial of the Company from August 1986 until October 1991, when he became Vice President--Commercial.

  Robert N. Bannon. Mr. Bannon was employed by Monsanto Company for 15 years, most recently as Manager, Strategic Operations--Sales. He became a Director in the Company's Commercial Department in August 1986. He became the Director of Manufacturing for the Company in October 1989, and served in that capacity until he became Vice President--Operations in October 1991. Mr. Bannon has been the President of Sterling Pulp Chemicals, Ltd. since August 1992 and is a Director of Mainland Bank in Texas City, Texas.

  F. Maxwell Evans. Mr. Evans joined the law firm of Bracewell & Patterson of Houston, Texas in 1973 and was a partner in the firm from 1979 through December 1991. He received an L.L.M. in Environmental Law in August 1992. He became General Counsel and Secretary of the Company on September 1, 1992 and was promoted to Vice President, General Counsel and Secretary on July 26, 1995.

  Robert O. McAlister. Mr. McAlister was employed by Champlin Petroleum Company, a subsidiary of Union Pacific Corporation from 1974 to 1987 where he held a variety of positions in Human Resources, Marketing and Strategic Planning. In 1987, he joined Champlin Refining and Chemicals, Inc., a joint venture between Champlin Petroleum and PDVSA, the national oil company of Venezuela, as Vice President of Human Resources. He joined the Company in 1991 as Director of Human Resources and was promoted to Vice President--Human Resources and Administration on July 26, 1995.

  Stewart H. Yonts. Mr. Yonts was employed by Tenneco, Inc. from 1976 to 1980, last serving as Tax Counsel. Mr. Yonts was Tax Manager of Home Petroleum Corporation from 1980 to 1982 and Director of Taxes of MCO Resources, Inc., a natural resources company, from 1982 to 1986. He joined the Company as Tax Manager in August 1986 and served as Manager of Taxes and Benefits Accounting from November 1989 until he became the Treasurer on October 1, 1994.

  J. Virgil Waggoner. Mr. Waggoner has served as President of the Company since 1986. From 1950 to 1980 Mr. Waggoner was employed by Monsanto Company, last serving as Group Vice President and Managing Director of Monsanto's Plastics and Resins Company. Mr. Waggoner was President of El Paso Products Company (now a subsidiary of Rexene Corporation), a commodity chemicals and plastics company, from 1980 to 1983 and was a self-employed industry consultant from 1983 to 1986. Mr. Waggoner has been on the Boards of Directors of Kirby Corporation and Mail-Well Holdings, Inc. since July 1993 and February 1994, respectively.

  Frank J. Hevrdejs. Mr. Hevrdejs is a principal and President of TSG, which he co-founded in 1982. Mr. Hevrdejs has actively participated in acquisitions of over 40 businesses in the past 15 years. He is Chairman of First Sterling Ventures Corp., an investment company, Enduro Holdings, Inc., a structural and electrical manufacturing company, and Fibreglass Holdings, Inc., a truck accessory manufacturer. He is also a board member of Mail-Well, Inc., an envelope manufacturer and commercial printer, Purina Mills, Inc., an animal feed producer, and Eagle U.S.A., an air-freight company.

  T. Hunter Nelson. Mr. Nelson is currently a principal with TSG. Prior to joining TSG in 1989, he served as vice president of administration and general counsel of Fiber Industries, Inc., a producer of polyester fibers. Mr. Nelson was previously a partner in the law firm of Andrews & Kurth L.L.P. specializing in general corporate and securities law. Mr. Nelson serves on the board of Sterling Diagnostic Imaging, Inc. and several other private companies.

COMPENSATION OF DIRECTORS

  Following the Transaction, members of the Board of Directors of Holdings, other than those directors who are employees of Holdings or Chemicals, will
receive a fee of $        per year and an attendance fee of $       for each
meeting of the Board or a Committee thereof. Members of the Board of Directors who are employees of Holdings or Chemicals will not receive a fee for their services as directors. All directors will be reimbursed for travel expenses for their services as directors.

COMPENSATION OF EXECUTIVE OFFICERS

HISTORICAL INFORMATION

  Set forth below is information regarding compensation arrangements and benefits paid or made available to the five most highly compensated executive officers of the Company (the "named executive officers") for the three fiscal years ended September 30, 1995. Compensation during such fiscal years included participation in certain stock option, stock appreciation and other benefit plans sponsored by the Company or its subsidiaries, in which the named executive officers will no longer be eligible to participate after the Transaction. For information regarding cash compensation arrangements and benefit plans to be implemented by the Company, see the information set forth below under the caption "--After the Transaction."

                                                   LONG-TERM COMPENSATION
                                                   -----------------------
                                   ANNUAL
                               COMPENSATION(3)             AWARDS            PAYOUTS
                              -----------------    ----------------------- ------------
                                                   RESTRICTED  SECURITIES   ALL OTHER
NAME AND PRINCIPAL             SALARY   BONUS        STOCK     UNDERLYING  COMPENSATION
POSITION                 YEAR  ($)(1)   ($)(2)      AWARD(S)  OPTIONS/SARS    ($)(4)
- ------------------       ---- -------- --------    ---------- ------------ ------------
J. Virgil Waggoner...... 1995 $325,000 $506,851     $   -0-           -0-    $ 9,675
 President and Chief     1994  279,166  134,987         -0-           -0-      1,916
 Executive Officer       1993  275,000      -0-         -0-           -0-     11,452
Robert W. Roten......... 1995  205,000  266,394         -0-    20,000/-0-      9,364
 Executive Vice          1994  177,500   71,579         -0-           -0-      8,817
  President and          1993  175,000      -0-         -0-           -0-      9,450
 Chief Operating Officer
Robert N. Bannon........ 1995  180,000  233,906         -0-    15,000/-0-      9,045
 President-Sterling Pulp 1994  152,500   61,353         -0-           -0-      7,561
 Chemicals, Ltd.         1993  150,000      -0-         -0-   -0-/262,500      8,100
Richard K. Crump........ 1995  180,000  233,906         -0-    15,000/-0-      9,045
 Vice President--        1994  152,500   61,353         -0-           -0-      7,561
 Commercial              1993  150,000      -0-         -0-           -0-      8,100
Jim P. Wise............. 1995  180,000  413,906(5)  186,975    12,500 -0-      1,620
 Vice President--Finance 1994    3,409      -0-         -0-           -0-         31
  and Chief Financial    1993      -0-      -0-         -0-           -0-        -0-
  Officer

- --------
(1) Includes amounts deferred under the Company's 401(K) Savings and Investment Plan.
(2) Paid pursuant to the Company's Profit Sharing Plan.
(3) No named executive officer received any perquisites and other personal benefits the aggregate amount of which exceeded the lesser of either $50,000 or 10% of the total annual salary and bonus reported for 1995 in the Summary Compensation Table.
(4) For fiscal year 1995, All Other Compensation includes matching contributions paid by the Company pursuant to the Company's 401(k) Savings and Investment Plan, as follows: Mr. Waggoner, $6,750, Mr. Roten, $7,519, Mr. Bannon, $7,425, Mr. Crump, $7,425 and Mr. Wise, $0; and premiums for group term life insurance paid by the Company as follows: Mr. Waggoner, $2,925, Mr. Roten, $1,845, Mr. Bannon, $1,620, Mr. Crump, $1,620 and Mr.
    Wise, $1,620.
(5) In addition to payments pursuant to the Company's profit sharing plan, this amount includes an additional $90,000 in cash and the value of 12,000 shares of Common Stock awarded to Mr. Wise. On the date of the award, the fair market value of the Common Stock was $7.50 per share.

  Option Grants in Last Fiscal Year. The following sets forth certain options granted in fiscal 1995 to purchase Company Common Stock.

                                                                                  POTENTIAL
                                                                              REALIZABLE VALUE
                                                                              AT ASSUMED ANNUAL
                                      PERCENT OF                               RATES OF STOCK
                          NUMBER OF     TOTAL                                       PRICE
                         SECURITIES    OPTIONS                                APPRECIATION FOR
                         UNDERLYING   GRANTED TO   EXERCISE                    OPTION TERM(2)
                           OPTIONS   EMPLOYEES IN  PRICE(1)     EXPIRATION    -----------------
NAME                     GRANTED (#) FISCAL YEAR  (PER SHARE)     DATE(3)        5%      10%
- ----                     ----------- ------------ ----------- ---------------    --    --------
J. Virgil Waggoner......      -0-        -0-             --                -- $    -0- $    -0-
Robert W. Roten.........   20,000         24%       $13.375   October 1, 2004  169,802  430,310
Robert N. Bannon........   15,000         18%        13.375   October 1, 2004  127,351  322,733
Richard K. Crump........   15,000         18%        13.375   October 1, 2004  127,351  322,733
Jim P. Wise.............   12,500         15%        13.375   October 1, 2004  106,126  268,944

- --------
(1) Options were granted at 100% of fair market value on the date of grant.
(2) The dollar amounts set forth under these columns are the result of calculations of assumed annual rates of stock price appreciation from October 1, 1994 (the date of grant of the options awarded) to October 1, 2004 (the date of expiration of such options) of 0%, 5% and 10%. Based on these assumed annual rates of stock price appreciation of 0%, 5% and 10%, respectively, the Company's stock price at October 1, 2004 is projected to be $13.50, $21.99 and $35.02, respectively. These assumptions are not intended to forecast future appreciation of the Company's stock price. The Company's stock price may increase or decrease in value over the time period set forth above. Optionees will not realize value under their option grants without stock price appreciation which will benefit all stockholders. The potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock.
(3) The options granted on October 1, 1994 are exercisable from the third through the tenth anniversaries of the date of grant. However, upon consummation of the Merger, each outstanding option to acquire Company Common Stock will be canceled. See "The Transaction."

  Aggregate SAR Exercises in Fiscal 1995 and Year-end Option/SAR Values. The following table provides information on SAR exercises in fiscal 1995 by the named executive officers and the value of such officers' unexercised options and SARs at September 30, 1995.

                                                         NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                                                        UNDERLYING UNEXERCISED      IN-THE-MONEY OPTIONS/SARS
                                                           OPTIONS/SARS AT            AT SEPTEMBER 30, 1995
                                                      SEPTEMBER 30, 1995 (#)(1)              ($)(3)
                         SHARES ACQUIRED    VALUE     --------------------------    -------------------------
NAME                     ON EXERCISE (#) REALIZED ($) EXERCISABLE UNEXERCISABLE     EXERCISABLE UNEXERCISABLE
- ----                     --------------- ------------ ----------- --------------    ----------- -------------
J. Virgil Waggoner......       -0-        $      -0-      -0-            -0-/-0-       $-0-      $   -0-/-0-
Robert W. Roten.........       -0-               -0-      -0-         20,000/-0-        -0-          -0-/-0-
Robert N. Bannon........       -0-         1,004,883      -0-     15,000/131,250(2)     -0-      -0-/557,813
Richard K. Crump........       -0-               -0-      -0-         15,000/-0-        -0-          -0-/-0-
Jim P. Wise.............       -0-               -0-      -0-         12,500/-0-        -0-          -0-/-0-

- --------
(1) Upon consummation of the Merger, each outstanding option to acquire Company Common Stock will be canceled. See "The Transaction."
(2) In September 1992, the Company initiated a Stock Appreciation Rights Program (the "Program") pursuant to the Omnibus Stock and Incentive Plan, to provide additional compensation to certain Executive Officers and other employees of the Company. Under the Program, the Company offered each participant the right to purchase a specified number of shares of the Company's Common Stock and granted 20 SARs for each share purchased. In fiscal 1993, Mr. Bannon purchased 13,125 shares and was granted 262,500 SARs. During fiscal 1995, the participants unanimously agreed, at the Company's request, to amend the Program to, among other things, limit the potential value of the SARs by placing a ceiling on the amounts that the Company may be required to pay upon exercise of the SARs. Under the amended Program, Mr. Bannon exercised 25% of his SARs on October 10, 1994 and an additional 25% of his SARs on September 1, 1995 for the fixed amount payable to him of $9.00 and $6.31 per SAR, respectively, and is permitted to exercise up to 50% and 100% of his remaining SARs on September 1, 1996, and September 1, 1997, respectively, limited by the maximum amount payable on such dates of $10.00 per SAR and $11.00 per SAR, respectively, provided he is still employed by the Company on such date. However, upon consummation of the Merger, each such SAR will be converted into the right to receive a cash payment equal to the excess, if any, of $12.00 over the base price provided for in such SAR. See "The Transaction." The amounts indicated in the column entitled "Value Realized ($)" represent the amount paid to the holder of the SARs upon exercise thereof.
(3) An "In-the-Money" option or SAR is an option or SAR for which the market price on the date the option or SAR was granted is less than the market price of Company Common Stock at September 30, 1995. All of the value shown reflects stock price appreciation since the granting of the option or SAR, as the case may be.

  The Company has maintained the Sterling Chemicals, Inc. Amended and Restated Stock Appreciation Rights Plan for Non-Employee Directors (the "SAR Plan") for the benefit of certain non-employee members of the Board of Directors. Pursuant to the SAR Plan, other than Gordon A. Cain and J. Virgil Waggoner, each member of the Board of Directors at the time of the adoption of the SAR Plan (a "Participant") was awarded 40,000 SARs on January 27, 1993 at a grant price of $4.00 per SAR. The aggregate number of SARs that were awarded to all Participants under the SAR Plan is 200,000. The SAR Plan was amended in October 1994 to limit the potential value of the SARs by placing a ceiling on the amounts that the Company may be required to pay upon the exercise of the SARs. Participants were given greater flexibility with respect to the dates on which they may exercise their SARs. Under the amended SAR Plan, each Participant exercised 25% of his SARs on October 10, 1994 and an additional 25% of his SARs on September 1, 1995 for the fixed amount payable to him of $9.00 and $6.31 per SAR, respectively, and is permitted to exercise up to 50%, and 100% of his remaining SARS on September 1, 1996, and September 1, 1997, respectively, limited by the maximum amount payable on such dates of $10.00 per SAR and $11.00 per SAR, respectively, provided the Participant is a member of the Board of Directors on each such date. All unexercised SARs terminate at 12:01 a.m. on September 2, 1997.

  Upon consummation of the Merger, each SAR relating to the Company will be converted into the right to receive a cash payment equal to the excess, if any, of $12.00 over the grant price provided for in such SAR, and the SAR Plan will terminate. See "The Transaction."

  Pension Plans. The Company has maintained a defined benefit Salaried Employees' Pension Plan (the "Pension Plan") covering substantially all salaried employees, including the named executive officers. Pension costs are borne solely by the Company and determined annually on an actuarial basis with contributions made accordingly. The pension benefits payable under the Pension Plan for individuals hired by Monsanto (from which the Company acquired its Texas City Plant) prior to April 1, 1986 are based on such individual's vested percentage times years of service multiplied by 1.4% of Average Earnings (as defined). Individuals hired by Monsanto on or after April 1, 1986 and other individuals hired by the Company receive a pension payable under the Pension Plan based on such individual's vested percentage times years of service multiplied by 1.2% of Average Earnings. Average Earnings excludes, among other things, amounts received under the Company's Profit Sharing Plan and is generally defined as the greater of (i) average compensation received during the highest three of the final five calendar years of employment or (ii) average compensation received during the final 36 months of employment.

  For those Company employees who were (i) employed by the Company prior to October 1, 1986, (ii) previously employed by Monsanto and (iii) accruing a Monsanto pension plan benefit, the Company recognizes Monsanto pension plan years of service offset by any vested benefit under the Monsanto pension plan. For those Company employees as of August 21, 1992 who were (i) previously employed by Albright & Wilson based in the United States and (ii) participants in the Tenneco Canada, Inc. Retirement Plan, the Company recognizes Tenneco Canada, Inc. Retirement Plan years of service offset by any vested benefit under that plan. A participant will become vested only after five years of service, except that Canadian participants will become vested after two years of service.

  The following table illustrates the aggregate of the annual normal retirement benefits payable under the Pension Plan, Equalization Plan and Supplemental Plan (as defined) based on 1.4% of Average Earnings, without reduction for any offset amounts.

                                                        YEARS OF SERVICE
                                                 -------------------------------
AVERAGE EARNINGS                                   10      20      30      40
- ----------------                                 ------- ------- ------- -------
$ 50,000........................................ $ 7,000 $14,000 $21,000 $28,000
 100,000........................................  14,000  28,000  42,000  56,000
 150,000........................................  21,000  42,000  63,000  84,000
 200,000........................................  21,000  42,000  63,000  84,000
 250,000........................................  21,000  42,000  63,000  84,000
 300,000........................................  21,000  42,000  63,000  84,000
 350,000........................................  21,000  42,000  63,000  84,000
 400,000........................................  21,000  42,000  63,000  84,000

  The following table illustrates the annual normal retirement benefits payable under the Pension Plan based on 1.2% of Average Earnings, without reduction for any offset amounts. Such benefit levels assume retirement at age 65, the years of service shown, continued existence of the Pension Plan, Equalization Plan and Supplemental Plan without substantial change and payment in the form of a single life annuity.

                                                        YEARS OF SERVICE
                                                 -------------------------------
AVERAGE EARNINGS                                   10      20      30      40
- ----------------                                 ------- ------- ------- -------
$ 50,000........................................ $ 6,000 $12,000 $18,000 $24,000
 100,000........................................  12,000  24,000  36,000  48,000
 150,000........................................  18,000  36,000  54,000  72,000
 200,000........................................  18,000  36,000  54,000  72,000
 250,000........................................  18,000  36,000  54,000  72,000
 300,000........................................  18,000  36,000  54,000  72,000
 350,000........................................  18,000  36,000  54,000  72,000
 400,000........................................  18,000  36,000  54,000  72,000

  The benefits under the Pension Plan are computed by multiplying Average Earnings by credited years of service times the respective percentages referred to above. The benefits payable under the Pension Plan are not reduced by any benefits payable under Social Security or other offset amounts. The benefits payable to Table A participants are reduced by the amount of pension benefits which participants may be entitled to under Monsanto's pension plan. The number of credited years of service of each of the named executive officers are as follows: J. Virgil Waggoner--39 years; Robert W. Roten--34 years; Richard K. Crump--9 years; Robert N. Bannon--24 years; and Jim P. Wise--1 year.

  Pension Benefit Equalization Plan. The Company has maintained the Sterling Chemicals, Inc. Pension Benefit Equalization Plan (the "Equalization Plan"). The Equalization Plan provides additional benefits to employees whose retirement benefits under the Pension Plan are reduced, curtailed or otherwise limited as a result of certain limitations under the Internal Revenue Code of 1986, as amended (the "Code"). The additional benefits provided by the Equalization Plan are in an amount equal to the benefits under the Pension Plan which are reduced, curtailed or limited by reason of the application of such limitations. All employees who participate in the Pension Plan are eligible to participate in the Equalization Plan. Benefits have been paid to participants under the Equalization Plan and such benefits are generally payable at the time, and in the manner, benefits are payable under the Pension Plan.

  Supplemental Employee Retirement Plan. The Company has maintained the Sterling Chemicals, Inc. Supplemental Employee Retirement Plan (the "Supplemental Plan"). The Supplemental Plan also provides additional benefits to certain employees whose retirement benefits under the Pension Plan are reduced, curtailed or otherwise limited because such employee's annual compensation is in excess of $150,000 or because certain

Social Security integration benefits were removed from the Pension Plan. The additional benefits provided by the Supplemental Plan are in an amount equal to the benefits under the Pension Plan which are reduced, curtailed or limited by reason of the applications of such limitations. Only those employees who are a part of management or are "highly compensated" and are subject to limitations on Pension Plan benefits imposed by the Code may participate in the Supplemental Plan. No benefits have been paid to participants under the Supplemental Plan and such benefits are generally payable at the time, and in the manner, benefits are payable under the Pension Plan.

  Assuming retirement at age 65, or their current age, if older, and the continuation of their current levels of base salary until such retirement, as of September 30, 1995, total retirement benefits under the Equalization Plan and/or the Supplemental Plan payable to Messrs. Waggoner, Roten, Crump, Bannon, and Wise will be $122,003, $86,098, $53,616, $85,389, and $30,847 per year, respectively, reduced by the value of the benefits payable under the Pension Plan, which are $71,761, $62,148, $44,680, $69,105, and $25,706 per
year, respectively.

  Termination Pay Plan. On April 24, 1996, the Company adopted a Consolidated Termination Pay Plan for All Salaried Employees of the Company and its Subsidiaries (the "Consolidated Plan"), which supercedes and replaces all prior termination pay plans (collectively, the "Prior Plans").

  The Consolidated Plan provides that if, within the 24-month period following a "change of control," the employment of any full time salaried employee of Sterling Chemicals, Inc. (or any wholly owned direct or indirect subsidiary thereof, or any successor thereto) is terminated for any reason (other than the employee's death or disability, resignation or retirement or termination for cause), or such employee is requested to accept a new job which is less than equivalent to his or her job immediately prior to the change of control in terms of compensation, job level, job responsibilities or credits, such employee shall be entitled to receive termination pay. Such an event giving rise to termination pay under the plan is defined as a "Triggering Event."

  The termination pay payable to any eligible employee following a Triggering Event is equal to 36 months' pay (for certain members of senior management), or 24 months' pay (for all other salaried employees) (the relevant period being referred to as such employee's "Termination Pay Period") at the employee's base pay rate in effect at the time of the change of control, and is payable as and when such base salary would otherwise have been payable to such employee if such employee had not been terminated. An affected employee is to receive continued health benefits for the Termination Pay Period, and an amount equal to the projected amount of profit sharing that would have been received by the affected employee under the Company's Amended and Restated Salaried Employees' Profit Sharing Plan during the Termination Pay Period.

  Other amounts payable upon a Triggering Event include benefits accrued under the Company's ESOP, the Company's Amended and Restated Savings and Investment Plan (the "Savings Plan"), the Pension Plan, the Supplemental Plan or the Equalization Plan, or any similar plan in effect for Canadian employees, which would be forfeited by the employee due to the Triggering Event.

  The Consolidated Plan also provides for outplacement services and gross-up payments for any excise tax imposed by Section 4999 of the Code or any interest or penalty thereon.

  For purposes of the Consolidated Plan, a "change of control" means (i) the acquisition of or the ownership of 50% or more of the total voting stock of the Company then issued and outstanding, by any person or group of affiliated persons, or entities not affiliated with the Company as of April 24, 1996, either with or without the consent of the Company, or (ii) individuals who were members of the Board of the Company immediately prior to a meeting of the stockholders of the Company involving a contest for the election of directors do not constitute a majority of the Board immediately following such election unless the election of such new directors was recommended to the stockholders by management of the Company, or (iii) in addition to (i) and (ii) above, with respect to employees of Sterling Pulp Chemicals, Ltd. and Sterling Pulp Chemicals US, Inc., only, the acquisition of or the ownership of 50% or more of the total voting stock of Sterling Pulp Chemicals, Ltd. or Sterling Canada, Inc. The Transaction will constitute a "change of control" under the Consolidated Plan.

AFTER THE TRANSACTION

  Pension Plans. The Pension Plan, the Equalization Plan and the Supplemental Plan will remain in place following the Transaction.

  Employee Stock Ownership Plan. In connection with the Transaction, the New ESOP will be established which will cover substantially all eligible employees. The New ESOP, which will invest primarily in shares of Holdings Common Stock, will borrow $6.5 million from Chemicals pursuant to the Chemicals ESOP Loan to purchase shares of STX Acquisition Common Stock at the closing of the Transaction ("Closing") which will be converted into 541,662 shares of Holdings Common Stock. The Chemicals ESOP Loan bears interest at interest rates based on the Base Rate (as defined in the Credit Agreement) plus a margin or the Eurodollar Rate (as defined) plus a margin. The outstanding principal of the Chemicals ESOP Loan is payable in 16 equal quarterly installments during the period beginning December 31, 1996 and ending September 30, 2000. The shares of STX Acquisition Common Stock to be purchased by the New ESOP will be pledged as security for the Chemicals ESOP Loan (the "ESOP Pledge"), and such shares will be released and allocated to New ESOP participants' accounts as the Chemicals ESOP Loan is discharged. It is anticipated that employer contributions to the New ESOP will be in amounts sufficient to enable the New ESOP to discharge its indebtedness under the Chemicals ESOP Loan. Shares released under the ESOP Pledge will be allocated to each participant based on his or her compensation relative to all compensation for all New ESOP participants. Until the Chemicals ESOP Loan is paid in full, contributions will be used to pay the outstanding principal and interest on the Chemicals ESOP Loan. Distributions from the New ESOP are made in cash or Holdings Common Stock upon a participant's retirement, death, disability or termination of employment. If Holdings Common Stock is distributed to a participant, the participant may, within two 60-day periods, require Chemicals to purchase all or a portion of such Holdings Common Stock at its fair market value as determined by an independent appraiser as of an annual valuation date (the "Put Options"). The first 60-day period commences on the date the participant receives a distribution of Holdings Common Stock and the second 60-day period commences a year from such date. Pursuant to an Employee Stockholders Agreement to be entered into by each participant, if a participant fails to exercise either of the two Put Options, the participant may transfer the shares of Holdings Common Stock only upon receipt of a bona fide third party offer and only after first offering the shares to the New ESOP, then to Holdings and then to other employee stockholders party to such agreement. Employees of Chemicals will own approximately 5% of the outstanding Holdings Common Stock through the New ESOP after the Transaction.

  Savings Plan. The Savings Plan covers substantially all employees, including executive officers, and will be amended and continued after the Transaction. The Savings Plan is designed to qualify under Section 401(k) of the Code. Each participant has the option to defer taxation of a portion of his or her earnings by directing the Company to contribute a percentage of such earnings to the Savings Plan. A participant may direct up to a maximum of 15% of eligible earnings to the Savings Plan, subject to certain limitations set forth in the Code for certain "highly compensated" participants, as defined in
Section 414(q) of the Code. A participant's contributions become distributable upon the termination of his or her employment for any reason.

  Stock Option Plan. Holdings expects to adopt a stock option plan (the "Option Plan") before the Transaction. The Option Plan will be administered by the Compensation Committee of the Board of Directors (the "Committee"). Option grants under the Option Plan may be made to directors and key employees selected by the Committee. The total number of shares of Holdings Common Stock subject to options granted under the Option Plan may not exceed approximately
  % of the Holdings Common Stock on a fully diluted basis. Subject to the approval of the Option Plan by the holders of a majority of the Holdings Common Stock, the Committee may grant "incentive stock options" within the meaning of Section 422 of the Code. The Committee also may grant "nonstatutory options," which are not intended to conform to Section 422 of the Code. The Option Plan will provide for the discretionary grant of options to purchase shares of Holdings Common Stock. The exercise price of incentive stock options must not be less than the fair market value of a share of Holdings Common Stock on the date of grant, and the exercise price of nonstatutory options must be at a price not greater than the fair market value of a share of Holdings Common Stock on the date of grant as determined by the Committee in its sole discretion. The Committee may provide that the options will vest immediately or in increments over a period of time. No option will be transferable by a grantee other than upon death. Upon the death or disability of any grantee, any unvested options will expire, but the vested options may be exercised during the next succeeding three months, unless a longer period of time is determined by the Committee. Upon the termination of employment of any grantee for any other reason, all vested and unvested options will expire, unless otherwise determined by the Committee. The Option Plan will terminate no later than 10 years after its adoption; however, any options outstanding upon termination of the Option Plan will remain in effect until exercised or terminated pursuant to the terms of the agreement under which they were granted. A participant in the Option Plan may, upon receiving approval from the Committee in its sole discretion, relinquish all or a portion of his or her options for an amount in cash equal to the difference between the fair market value of the Holdings Common Stock corresponding to the options being relinquished on the day of relinquishment, less the total option price for such corresponding shares.

  Profit Sharing Plan. Chemicals expects to establish a Profit Sharing Plan covering all full time employees, including executive officers. The Profit Sharing Plan will be administered by the Committee. Amounts paid under the Profit Sharing Plan will constitute taxable income in the year received and will be based on Chemicals' financial performance over a period of time to be determined. The Committee will determine a percentage of the amount by which the Company's earnings before depreciation, amortization, interest and taxes (and before profit sharing) exceed a minimum level. If earnings exceed this minimum level, Chemicals may make distributions to employees. The Committee may change the amount set aside for profit sharing and the proportion of such amount allocated to an individual employee or group of employees. The Profit Sharing Plan will not be qualified under Section 401(a) of the Code.

                            PRINCIPAL STOCKHOLDERS

HISTORICAL

  The following table sets forth certain information regarding the beneficial ownership of Company Common Stock as of May 14, 1996, by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each director and nominee for director of the Company, (iii) each named executive officer of the Company, and (iv) all of the directors and executive officers as a group. In addition, employees of the Company, including the Company's executive officers, own 6,010,518 shares of Company Common Stock through the Sterling Chemicals, Inc. Employee Stock Ownership Plan (the "Current ESOP"), which represents 10.8% of the outstanding shares of Company Common Stock. These shares are held of record by Merrill Lynch & Co. Incorporated ("Merrill Lynch"), as trustee of the Current ESOP, who disclaims beneficial ownership of the shares. The Current ESOP shares are allocated to the account of each employee who has sole voting power of their respective Current ESOP shares. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned. The information is based upon information furnished to the Company by each individual or entity named below.

                                                       COMPANY COMMON
                                                           STOCK
                                                     ---------------------------
                                                     NUMBER OF
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                SHARES            PERCENT
- ---------------------------------------              ----------          -------
Gordon A. Cain.....................................   6,632,850(2)        11.9%
J. Virgil Waggoner.................................   4,113,033(3)         7.4
William A. McMinn..................................      84,579              *
James J. Kerley....................................     144,579              *
Gilbert M. A. Portal...............................        ----              *
Frank J. Pizzitola.................................      10,000              *
Raymond R. Knowland................................       2,500              *
Robert W. Roten....................................     997,232(4)         1.8
Robert N. Bannon...................................     163,085(5)           *
Richard K. Crump...................................     476,533(6)           *
Jim P. Wise........................................      26,269(7)           *
All executive officers and directors of the Company
as a group (14 persons)............................  12,803,638(2)(3)(8)  23.0

- --------
 * Less than 1%
(1) The mailing address of each such beneficial owner is 1200 Smith Street, Suite 1900, Houston, Texas 77002-4312.
(2) Includes 375,000 shares held in Mr. Cain's Keogh Plan, over which Mr. Cain has sole voting power and includes 2,100,000 shares with respect to which Mr. Cain disclaims beneficial ownership, held by a private family foundation for which Mr. Cain serves as the Chairman of the Board of Trustees and has shared voting and disposition powers.
(3) Includes 50,602 shares held by Mr. Waggoner's wife, with respect to which Mr. Waggoner disclaims beneficial ownership. Includes 77,311 shares over which Mr. Waggoner has sole voting power held by Merrill Lynch, as Trustee of the Current ESOP as of May 14, 1996 and allocated to Mr. Waggoner's account.
(4) Includes 49,084 shares over which Mr. Roten has sole voting power held by Merrill Lynch, as Trustee of the Current ESOP as of May 14, 1996 and allocated to Mr. Roten's account.
(5) Includes 28,937 shares over which Mr. Bannon has sole voting power held by Merrill Lynch, as Trustee of the Current ESOP as of May 14, 1996 and allocated to Mr. Bannon's account.
(6) Includes 37,391 shares over which Mr. Crump has sole voting power held by Merrill Lynch, as Trustee of the Current ESOP as of May 14, 1996 and allocated to Mr. Crump's account.
(7) Includes 419 shares over which Mr. Wise has sole voting power held by Merrill Lynch, as Trustee of the Current ESOP as of May 14, 1996 and allocated to Mr. Wise's account.
(8) Includes 216,581 shares held by Merrill Lynch, as Trustee of the Current ESOP and allocated through May 14, 1996 to the accounts of such officers.

AFTER THE TRANSACTION

  As described in "The Transaction," the Equity Private Placement will be consummated simultaneously with the Merger and shares of STX Acquisition Common Stock purchased in the Equity Private Placement will be converted into a certain number of shares of Holdings Common Stock. In connection with the Equity Private Placement, the purchasers therein and certain other stockholders of the Company have agreed to enter into a Stockholders Agreement which restricts transfer of shares of Holdings Common Stock held by such stockholders (with certain exceptions) unless such shares are first offered to the New ESOP, Holdings and finally to the other stockholders party to the agreement. In addition, the agreement restricts the ability of any stockholder who is a party to the agreement to initiate a disposition of a control position in Holdings without first complying with the right of first refusal provisions. It is anticipated that upon consummation of the Transaction, investors in the Equity Private Placement including affiliates of TSG and Unicorn and certain stockholders of the Company will own at least approximately 75% of Holdings Common Stock, assuming the maximum number of Rollover Shares.

                             CERTAIN TRANSACTIONS

  TSG and Unicorn have entered into an agreement with STX Acquisition pursuant to which such firms are to provide to STX Acquisition consulting and advisory services with respect to the organization of STX Acquisition, structuring and financing of the Transaction, employee benefit and compensation arrangements and other matters. The agreement also provides that STX Acquisition will indemnify TSG and Unicorn against liabilities relating to their services. At the Closing, Holdings will pay TSG and Unicorn one-time transaction fees of approximately $8 million and $4 million, respectively, for these services and reimburse TSG and Unicorn for their expenses.

  In addition, STX Acquisition has agreed that if Holdings or any of its subsidiaries determines within 24 months to dispose of or acquire any assets or businesses or to offer its securities for sale or to raise any debt or equity financing, Holdings or its subsidiary will retain TSG as a consultant with respect to the transaction, provided that TSG's fees are competitive and Holdings and TSG mutually agree on the terms of the engagement.

  STX Acquisition and Chemicals were formed by an investor group led by TSG and Unicorn for the purpose of effecting the Transaction. After the Transaction, Mr. Diassi, Managing General Partner of Unicorn, will be Chairman of the Board of Holdings and Chemical and Mr. Hevrdejs, a principal and director of TSG and Mr. Nelson is a principal of TSG, will be directors of Holdings and Chemicals. See "Management." Messrs. Hevrdejs, Diassi and Nelson, together with other officers, employees and affiliates of TSG and Unicorn and officers, directors and employees of the Company, are expected to purchase STX Acquisition Common Stock in the Equity Private Placement.

  As a matter of policy, all future transactions between Holdings or Chemicals and their respective directors, officers and affiliates are expected to be on terms no less favorable to Holdings or Chemicals than those available from unaffiliated third parties. Under the Indentures, all future transactions that
involve consideration to TSG or Unicorn in excess of $     million will be
approved by a majority of the disinterested members of the Board of Directors of Holdings or Chemicals, as the case may be. The Notes Indenture will restrict transactions between Chemicals and its affiliates and the Discount Notes Indenture will restrict transactions between Holdings and its affiliates. See "Description of the Units--Description of the Discount Notes-- Certain Covenants--Limitation on Transactions with Affiliates" and "Description of the Notes--Certain Covenants--Limitation on Transactions with Affiliates."

                           DESCRIPTION OF THE NOTES

  The Notes are to be issued pursuant to the Indenture, dated as of
                 , 1996, (the "Notes Indenture") between Chemicals and
              , as trustee (the "Trustee"). The following summaries of certain provisions of the Notes Indenture do not purport to be complete and are subject to and are qualified in their entirety by reference to all provisions of the Notes and the Notes Indenture (including provisions made part of the Notes Indenture by reference to the Trust Indenture Act of 1939, as amended), including the definitions therein of terms not defined herein. Certain terms used herein are defined below under "Certain Definitions". A copy of the Notes Indenture is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

GENERAL

  The Notes will be senior subordinated unsecured obligations of Chemicals, will be limited to $275,000,000 aggregate principal amount and will mature on
              , 2006. The Notes will bear interest at the rate per annum shown
on the front cover of this Prospectus from            , 1996 or from the most
recent date to which interest has been paid as provided for, payable semi-
annually on                  and                 of each year, commencing
             , 1997 to each Person in whose name a Note is registered at the
close of business on the preceding              or              , as the case
may be. The Notes will bear interest on overdue principal and premium, if any, and, to the extent permitted by law, overdue interest at the rate per annum shown on the front cover of this Prospectus plus 1%. Principal of and premium, if any, and interest on the Notes will be payable, and the transfer of Notes will be registrable, at the office or the agency maintained by Chemicals in the City of New York. In addition, payment of interest may, at the option of Chemicals, be made by check mailed to the address of the person entitled thereto as it appears in the Note Register. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

  The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any multiple thereof. No service charge will be made for any registration of transfer or exchange of Notes, but Chemicals may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

OPTIONAL REDEMPTION

  Except as set forth in the following paragraph, the Notes will not be
redeemable at the option of Chemicals prior to             , 2001. Thereafter,
the Notes will be redeemable, at Chemicals' option, in whole or in part from time to time, upon not less than 30 or nor more than 60 days' notice mailed to each Holder of Notes to be redeemed at the Holder's address appearing in the Note Register, at the following redemption prices (expressed as percentages of principal amount), plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month
period beginning                 of the years set forth below:

                                                                      REDEMPTION
      PERIOD                                                            PRICE
      ------                                                          ----------
      2001...........................................................         %
      2002...........................................................
      2003...........................................................
      2004...........................................................   100.00%

  In addition, at any time and from time to time prior to              , 1999,
Chemicals may redeem in the aggregate up to 35% of the original principal amount of the Notes with the proceeds of one or more Public Equity Offerings following which there is a Public Market, at a redemption price (expressed as
a percentage of principal amount) of    % plus accrued interest to the
redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date);
provided, however, that at least $           aggregate principal amount of the
Notes must remain outstanding after each such redemption.

  In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Note of $1,000 in original principal amount or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

RANKING

  The indebtedness evidenced by the Notes will constitute senior subordinated unsecured obligations of Chemicals. The payment of the principal of and premium, if any, and interest on the Notes will be subordinate in right of payment, as set forth in the Notes Indenture, to the prior payment in full in cash or cash equivalents of all existing and future Senior Debt of Chemicals, including Chemicals' obligations under the Credit Agreement, and will rank pari passu in right of payment with all existing and future senior subordinated indebtedness of Chemicals. The Notes will be senior in all respects to any subordinated indebtedness of Chemicals. At March 31, 1996, after giving effect to the Transaction, the aggregate principal amount of outstanding Senior Debt of Chemicals would have been approximately $347.9 million and Chemicals would have had no subordinated indebtedness. Although the Notes Indenture contains limitations on the amount of additional Debt that Chemicals may incur, under certain circumstances the amount of such Debt could be substantial and, in any case, such Debt may be Senior Debt. Chemicals has agreed in the Notes Indenture that it will not incur, directly or indirectly, any Debt that is subordinate or junior in ranking in right of payment to its Senior Debt unless such Debt is Senior Subordinated Debt or is expressly subordinated in right of payment to Senior Subordinated Debt. See "--Certain Covenants--Limitation on Debt".

  A portion of the operations of Chemicals are conducted through its subsidiaries. Claims of creditors of such subsidiaries, including trade creditors, secured creditors and creditors holding debt and guarantees issued by such subsidiaries, and claims of preferred stockholders (if any) of such subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of Chemicals, including holders of the Notes, even though such obligations will not constitute Senior Debt. The Notes, therefore, will be effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of subsidiaries of Chemicals. At March 31, 1996, after giving effect to the Transaction, the aggregate liabilities (consisting of Debt and trade payables) of Chemicals' subsidiaries would have been approximately $6.5 million. Although the Notes Indenture limits the incurrence of Debt and preferred stock of certain of Chemicals' subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Notes Indenture does not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered Debt under the Notes Indenture. See "--Certain Covenants-- Limitation on Debt" and "--Limitation on Restrictions on Distributions from Subsidiaries; Limitation on Preferred Stock of Subsidiaries."

  Chemicals may not pay principal of, premium (if any) or interest on, the Notes or make any deposit pursuant to the provisions described under "Defeasance" below and may not repurchase, redeem or otherwise retire any Notes (collectively, "pay the Notes") if (i) any Designated Senior Debt is not paid when due or (ii) any other default on Designated Senior Debt occurs and the maturity of such Designated Senior Debt is accelerated in accordance with its terms unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Debt has been paid in full. However, Chemicals may pay the Notes without regard to the foregoing if Chemicals and the Trustee receive written notice approving such payment from the Representative of the Designated Senior Debt with respect to which either of the events set forth in clause (i) or (ii) of the immediately preceding sentence has occurred and is continuing. During the continuance of any default (other than a default described in clause (i) or (ii) of the second preceding sentence) with respect to any Designated Senior Debt pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, Chemicals may not pay the Notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Trustee (with a copy to Chemicals) of written notice (a "Blockage Notice") of such default from the Representative of the holders of such Designated Senior Debt specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (i) by written notice to the Trustee and Chemicals from the Person or Persons who gave such Blockage Notice, (ii) because the default giving rise to such Blockage Notice is no longer continuing or (iii) because such Designated Senior Debt has been repaid in full). Notwithstanding the provisions described in the immediately preceding sentence, unless the holders of such Designated Senior Debt or the Representative of such holders have accelerated the maturity of such Designated Senior Debt, Chemicals may resume payments on the Notes after the end of such Payment Blockage Period. The Notes shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Debt during such period.

  Upon any payment or distribution of the assets of Chemicals upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to Chemicals or its property, the holders of Senior Debt will be entitled to receive payment in full of such Senior Debt before the Holders are entitled to receive any payment, and until the Senior Debt is paid in full, any payment or distribution to which Holders would be entitled but for the subordination provisions of the Notes Indenture will be made to holders of such Senior Debt as their interests may appear. If a distribution is made to Holders that, due to the subordination provisions, should not have been made to them, such Holders are required to hold it in trust for the holders of Senior Debt and pay it over to them as their interests may appear.

  If payment of the Notes is accelerated because of an Event of Default, Chemicals or the Trustee shall promptly notify the holders of Designated Senior Debt or the Representative of such holders of the acceleration.

  By reason of the subordination provisions contained in the Notes Indenture, in the event of insolvency, creditors of Chemicals who are holders of Senior Debt may recover more, ratably, than the Holders, and creditors of Chemicals who are not holders of Senior Debt may recover less, ratably, than holders of Senior Debt and may recover more, ratably, than the Holders.

  The terms of the subordination provisions described above will not apply to payments from money or the proceeds of U.S. Government Obligations held in trust by the Trustee for the payment of principal of and interest on the Notes pursuant to the provisions described under "--Defeasance".

CHANGE OF CONTROL

  Upon the occurrence of a Change of Control, each Holder shall have the right to require Chemicals to repurchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest (if any) to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

  The occurrence of any of the following events will constitute a "Change of Control" under the Notes Indenture:

    (i) prior to the first public offering of common stock of Holdings, the Permitted Holders cease to be the "beneficial owners" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority of the total voting power of the Voting Stock of Holdings, whether as a result of issuance of securities of Holdings, any merger, consolidation, liquidation or dissolution of Holdings, any direct or indirect transfer of securities by Holdings or otherwise (for purposes of this clause (i) and clause (ii) below, the Permitted Holders shall be deemed to beneficially own any Voting Stock of a corporation (the "specified corporation") held by any other corporation (the "parent corporation") so long as the Permitted Holders beneficially own (as so defined), directly or indirectly, in the aggregate a majority of the voting power of the Voting Stock of the parent corporation);

    (ii) on or after the first public offering of common stock of Holdings referred to in clause (i) above, (A) any "Person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more of the Permitted Holders, is or becomes the beneficial owner (as defined in clause (i) above except that a Person shall be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 30% of the total voting power of the Voting Stock of Holdings; and (B) the Permitted Holders "beneficially own" (as defined in clause (i) above), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of Holdings than such other Person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of Holdings (for the purposes of this clause (ii), such other Person shall be deemed to beneficially own any Voting Stock of a specified corporation held by a parent corporation, if such other Person "beneficially owns" (as defined in this clause (ii)), directly or indirectly, more than 30% of the voting power of the Voting Stock of such parent corporation and the Permitted Holders "beneficially own" (as defined in clause (i) above), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent corporation and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of such parent corporation);

    (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Holdings or Chemicals (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of Holdings or Chemicals, as the case may be, was approved by 66-2/3% of the directors of Holdings or Chemicals, as the case may be, then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Holdings or Chemicals, as the case may be, then in office;

    (iv) the merger or consolidation of Holdings or Chemicals with or into another Person or the merger of another Person with or into Holdings or Chemicals, or the sale or transfer in one or a series of transactions of all or substantially all the assets of Holdings or Chemicals to another Person and, in the case only of any such merger or consolidation, the securities of Holdings that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of Holdings are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving corporation; or

    (v) Holdings shall hold less than 100% of the Capital Stock of Chemicals.

  Within 30 days following any Change of Control, Chemicals will mail a notice to each Holder with a copy to the Trustee stating (i) that a Change of Control has occurred and that such Holder has the right to require Chemicals to purchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest (if any) to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); (ii) the circumstances and relevant facts regarding such Change of Control (including, but not limited to, information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control);
(iii) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and (iv) the instructions, determined by Chemicals consistent with the Notes Indenture, that a Holder must follow in order to have its Notes repurchased.

  Chemicals shall comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, Chemicals shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

  The Change of Control purchase feature is a result of negotiations between Chemicals and the Underwriters. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that Chemicals would decide to do so in the future. Subject to the limitations discussed below, Chemicals could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Notes Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect Chemicals' capital structure or credit ratings.

  The Credit Agreement generally will prohibit Chemicals from purchasing any Notes, and will also provide that the occurrence of certain change of control events with respect to Chemicals would constitute a default thereunder. In the event a Change of Control occurs at a time when Chemicals is prohibited from purchasing Notes, Chemicals could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If Chemicals does not obtain such a consent or repay such borrowings, Chemicals will remain prohibited from purchasing Notes. In such case, Chemicals' failure to purchase tendered Notes would constitute an Event of Default under the Notes Indenture which would, in turn, constitute a default under the Credit Agreement. In such circumstances, the subordination provisions in the Notes Indenture would likely restrict payment to the Holders of Notes.

  Future indebtedness of Chemicals may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require such indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require Chemicals to repurchase the Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on Chemicals. Finally, Chemicals' ability to pay cash to the holders of Notes following the occurrence of a Change of Control may be limited by Chemicals' then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

  The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a takeover of Chemicals, and, thus, removal of incumbent management.

CERTAIN COVENANTS

  The Notes Indenture will contain certain covenants, including the ones summarized below, which covenants will be applicable (unless waived or amended) so long as any of the Notes are outstanding.

  Limitation on Debt. (a) Chemicals shall not Incur, and shall not permit any Subsidiary to, directly or indirectly, Incur any Debt unless the Consolidated EBITDA Coverage Ratio at the date of such incurrence exceeds 2.0 to 1.0.

  (b) Notwithstanding the foregoing paragraph (a), Chemicals and its subsidiaries may Incur the following Debt: (1) Debt Incurred pursuant to the Revolving Credit Provisions of the Credit Agreement; provided, however, that, Debt issued pursuant to the Revolving Credit Provisions of the Credit Agreement shall not exceed the greater of $125 million and the sum of (i)
    % of the gross book value of the inventory of Chemicals and the
Subsidiaries, and (ii)     % of the gross book value of the accounts
receivable of Chemicals and its Subsidiaries; (2) Debt Incurred pursuant to the Term Loan Provisions of the Credit Agreement in an aggregate principal amount not to exceed $325 million outstanding at any one time less the aggregate amount of all principal repayments of any such Debt actually made after the Issue Date (other than any such principal repayments made as a result of the Refinancing of any such Debt); (3) Debt Incurred pursuant to the ESOP Loan Provisions of the Credit Agreement in an aggregate principal amount not to exceed $6.5 million outstanding at any one time less the aggregate amount of all principal repayments of any such Debt actually made after the Issue Date (other than any such principal repayments made as a result of the Refinancing of any such Debt); (4) Debt of Chemicals owed to and held by a Wholly Owned Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock that results in such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any transfer of such Debt (other than to a Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the issuance of such Debt by Chemicals; (5) Debt of a Subsidiary incurred and outstanding on or prior to the date on which such Subsidiary became a Subsidiary or was acquired by Chemicals (other than Debt issued in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which Subsidiary became a Subsidiary or was acquired by Chemicals; (6) the Notes; (7) Debt outstanding on the Issue Date (other than Debt described in clause (1), (2), (3), (4), (5) or (6); (8) Refinancing Debt in respect of Debt Incurred pursuant to paragraph (a) or pursuant to clause (6) or (7) or this clause (8); (9) Hedging Obligations consisting of Interest Rate Agreements directly related to Debt permitted to be incurred by Chemicals pursuant to the Notes Indenture; and (10) Debt in an aggregate principal amount which, together with all other Debt of Chemicals and the Subsidiaries then outstanding (other than Debt permitted by clauses (1) through (9) of this
paragraph (b) or paragraph (a) above) does not exceed $     million.

  (c) Notwithstanding paragraphs (a) and (b) above, Chemicals shall not Incur any Debt if the proceeds thereof are used, directly or indirectly, to repay, prepay, redeem, defease, retire, refund or refinance any Subordinated Obligations unless such Debt shall be subordinated to the Notes to at least the same extent as such Subordinated Obligations.

  (d) Notwithstanding paragraphs (a) and (b) above, (i) Chemicals shall not Incur any Debt if such Debt is subordinated or junior in ranking to any Senior Debt, unless such Debt is Senior Subordinated Debt or is expressly subordinated in right of payment to Senior Subordinated Debt and (ii) Chemicals shall not issue any Secured Debt which is not Senior Debt unless contemporaneously therewith effective provision is made to secure the Notes equally and ratably with such Secured Debt for so long as such Secured Debt is secured by a Lien.

  Limitation on Restricted Payments. (a) Chemicals shall not, and shall not permit any Subsidiary, directly or indirectly, to (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving Chemicals) or similar payment to the direct or indirect holders of its Capital Stock (except dividends or distributions payable solely in its Non-Convertible Capital Stock or in options, warrants or other rights to purchase its Non-Convertible Capital Stock and except dividends or distributions payable to Chemicals or a Subsidiary), (ii) purchase, redeem or otherwise acquire or retire for value any Capital Stock of Chemicals, any direct or indirect parent of Chemicals or a Subsidiary (other than such Capital Stock owned by Chemicals or any Wholly Owned Subsidiary), (iii) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations (other than purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition), (iv) make any Investment in any Person (other than a Permitted Investment), or (v) make any loan, advance or payment to Holdings or the ESOP (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement, Investment, loan, advance or payment being herein referred to as a "Restricted Payment"), if at the time Chemicals or such Subsidiary makes such Restricted Payment: (1) a Default shall have occurred and be continuing (or would result therefrom); or (2) Chemicals would not be permitted (or after giving pro forma effect to such Restricted Payment would not be permitted) to Incur an additional $1.00 of Debt pursuant to clause (a) under "Limitation on Debt"; or (3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of: (A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter during which the Notes were originally issued to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); (B) the aggregate Net Cash Proceeds received by Chemicals from the issue or sale of its Capital Stock (other than Redeemable Stock or Exchangeable Stock) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary or an employee stock ownership plan or similar trust);
(C) the aggregate Net Cash Proceeds received by Chemicals from the issue or sale of its Capital Stock (other than Redeemable Stock or Exchangeable Stock) to an employee stock ownership plan subsequent to the date on which the Notes were originally issued; provided, however, that if such employee stock ownership plan issues any Debt, such aggregate amount shall be limited to an amount equal to any increase in the Consolidated Net Worth of Chemicals resulting from principal repayments made by such employee stock ownership plan with respect to Debt issued by it to finance the purchase of such Capital Stock; and (D) the amount by which Debt of Chemicals is reduced on Chemicals' balance sheet upon the conversion or exchange (other than by a Subsidiary) subsequent to the Issue Date, of any Debt of Chemicals convertible or exchangeable for Capital Stock (other than Redeemable Stock or Exchangeable Stock) of Chemicals (less the amount of any cash, or other property, distributed by Chemicals upon such conversion or exchange).

  (b) The provisions of the foregoing paragraph (a) shall not prohibit: (i) any purchase or redemption of Capital Stock or Subordinated Obligations of Chemicals made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of Chemicals (other than Redeemable Stock or Exchangeable Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan); provided, however, that (A) such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale shall be excluded from clauses (3)(B) and (3)(C) of paragraph (a); (ii) any purchase or redemption of Subordinated Obligations of Chemicals made by exchange for, or out of the proceeds of the substantially concurrent sale of, Debt of Chemicals which is permitted to be Incurred pursuant to the covenant described under "Limitation on Debt" above; provided, however, that such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments; (iii) any purchase or redemption of Subordinated Obligations from Net Available Cash to the extent permitted under "Limitation on Sales of Assets and Subsidiary Stock" below; provided, however, that such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments; (iv) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this provision; provided, however, that at the time of payment of such dividend, no other Default shall have occurred and be continuing (or would result therefrom); and provided further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments; (v) the declaration or payment of any dividend on shares of Chemicals' Common Stock so long as (x) Chemicals would be permitted immediately preceding such declaration or payment and after giving pro forma effect to such declaration or payment to Incur an additional $1.00 of Debt pursuant to clause (a) under "Limitation on Debt", (y) such declaration or payment is made immediately prior to a date on which cash interest is required to be paid on the Discount Notes and (z) the full amount of such payment is applied by Holdings on such date as payment of such cash interest on the Discount Notes; provided that such dividend shall be included in the calculation of the amount of Restricted Payments; (vi) a payment to Holdings for the purpose of contributions by Holdings to the ESOP on behalf of the employees of Holdings or its
Subsidiaries that do not exceed, during any fiscal year,    % of the aggregate
compensation expense during such fiscal year attributable to employees of Holdings and its Subsidiaries who are eligible to participate in the ESOP; provided that such contributions for any year may not exceed the principal and interest due for such year from the ESOP under the ESOP Loan; (vii) a payment to Holdings to pay its operating and administrative expenses including, without limitation, directors fees, legal and audit expenses, SEC compliance expenses, ESOP administrative expenses and corporate franchise and other taxes, in an amount not to exceed $1.0 million per year; (viii) a payment to Holdings to be used to repurchase common stock of Holdings distributed to participants and beneficiaries of the ESOP in accordance with the ESOP and
Section 409(h)(1)(B) of the Code and the regulations thereunder and (ix) a payment to Holdings pursuant to a tax sharing agreement as the same may be amended from time to time in a manner not materially adverse to Chemicals.

  Limitation on Restrictions on Distributions from Subsidiaries; Limitation on Preferred Stock of Subsidiaries. Chemicals shall not, and shall not permit any Subsidiary to, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock or pay any Debt or other obligation owed to Chemicals, (ii) make any loans or advances to Chemicals or (iii) transfer any of its property or assets to Chemicals, except: (a) any encumbrance or restriction pursuant to an agreement in effect on the Issue Date or pursuant to the issuance of the Notes; (b) any encumbrance or restriction with respect to a Subsidiary pursuant to an agreement relating to any Debt Incurred by such Subsidiary on or prior to the date on which such Subsidiary was acquired by Chemicals (other than Debt Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by Chemicals) and outstanding on such date; (c) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Debt Incurred pursuant to an agreement referred to in clause (a) or (b) or contained in any amendment to an agreement referred to in clause (a) or (b); provided, however, that the encumbrances and restrictions contained in any of such refinancing agreement or amendment are no less favorable to the Holders than encumbrances and restrictions contained in such agreements; (d) any such encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease; and (e) in the case of clause (iii) above, restrictions contained in security agreements securing Debt of a Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements.

  Chemicals shall not permit any Subsidiary to issue, directly or indirectly, any Preferred Stock, other than to Chemicals or any Wholly-Owned Subsidiary.

  Limitation on Sales of Assets and Subsidiary Stock. (a) Chemicals shall not, and shall not permit any Subsidiary to, directly or indirectly, consummate any Asset Disposition unless (i) Chemicals or such Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value, as determined in good faith by the Board of Directors (including as to the value of all non-cash consideration), of the shares and assets subject to such Asset Disposition and at least 85% of the consideration thereof received by Chemicals or such Subsidiary is in the form of cash or cash equivalents, and (ii) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by Chemicals (or such Subsidiary, as the case may be) (A) first, to the extent Chemicals elects (or is required by the terms of any Senior Debt), to prepay, repay or purchase Senior Debt or Debt (other than any Redeemable Stock) of a Wholly Owned Subsidiary (in each case other than Debt owed to Chemicals or an Affiliate of Chemicals or Holdings) within 60 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; (B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause
(A), at Chemicals' election to the investment by Chemicals or any Wholly Owned Subsidiary in assets to replace the assets that were the subject of such Asset Disposition or an asset that (as determined by the Board of Directors) will be used in the business of Chemicals and the Wholly Owned Subsidiaries existing on the date of original issuance of the Notes or in businesses reasonably related thereto, in each case within the later of one year from the date of such Asset Disposition or the receipt of such Net Available Cash; (C) third, to the extent of the balance of such Net Available Cash after application and in accordance with clauses (A) and (B), to make an offer to purchase Notes (and any other Senior Subordinated Debt of Chemicals designated by Chemicals) pursuant to and subject to the conditions contained in the Notes Indenture; and (D) fourth, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B) and (C), to (x) the acquisition by Chemicals or any Wholly Owned Subsidiary of Tangible Property or (y) the prepayment, repayment or purchase of Debt (other than any Redeemable Stock) of Chemicals or Debt of any Subsidiary (in either case other than Debt owed to Chemicals or an Affiliate of Chemicals), in each case within one year from the later of the receipt of such Net Available Cash and the date the offer described in clause (b) below is consummated; provided, however, that in connection with any prepayment, repayment or purchase of Debt pursuant to clause (A), (C) or (D) above, Chemicals shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased. Notwithstanding the foregoing provisions of this paragraph, Chemicals and its Subsidiaries shall not be required to apply any Net Available Cash in accordance with this paragraph except to the extent that the aggregate Net Available Cash from all Asset Dispositions which are not applied in accordance with this paragraph exceeds $10 million. Pending application of Net Available Cash pursuant to this paragraph, such Net Available Cash shall be invested in Permitted Investments.

  For the purposes of this covenant, the following are deemed to be cash or cash equivalents: (x) the assumption of Debt of Chemicals or any Subsidiary and the release of Chemicals or such Subsidiary from all liability on such Debt in connection with such Asset Disposition and (y) securities received by Chemicals or any Subsidiary from the transferee that are promptly converted by Chemicals or such Subsidiary into cash.

  (b) In the event of an Asset Disposition that requires the purchase of the Notes (and other Senior Subordinated Debt) pursuant to clause (a)(ii)(C) above, Chemicals will be required to purchase Notes tendered pursuant to an offer by Chemicals for the Notes (and other Senior Subordinated Debt) at a purchase price of 100% of their principal amount (without premium) plus accrued but unpaid interest (or, in respect of such other Senior Subordinated Debt, such lesser price, if any, as may be provided for by the terms of such Senior Subordinated Debt) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Notes Indenture. If the aggregate purchase price of Notes (and any other Senior Subordinated
Debt) tendered pursuant to such offer is less than the Net Available Cash allotted to the purchase thereof, Chemicals will be required to apply the remaining Net Available Cash in accordance with clause (a)(ii)(D) above. Chemicals shall not be required to make such an offer to purchase Notes (and other Senior Subordinated Debt) pursuant to this covenant if the Net Available Cash available therefor is less than $10 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to any subsequent Asset Disposition).

  (c) Chemicals shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, Chemicals shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this clause by virtue thereof.

  Limitation on Transactions with Affiliates. Chemicals shall not, and shall not permit any Subsidiary to, conduct any business or enter into any transaction or series of similar transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Holdings or Chemicals unless (i) the terms of such business, transaction or series of transactions are (A) set forth in writing and (B) as favorable to Chemicals or such Subsidiary as terms that would be obtainable at the time for a comparable transaction or series of similar transactions in arms-length dealings with an unrelated third Person, (ii) the disinterested members of the Board of Directors have, by resolution, determined in good faith that such business or transaction or series of transactions meets the criteria set forth in (i)(B) above; and (iii) if such business, transaction or series of transactions involves an amount in excess of $5 million, determined by a nationally recognized investment banking firm to be fair from a financial standpoint to Chemicals and its Subsidiaries.

  (b) The provisions of the foregoing paragraph (a) shall not prohibit (i) any Restricted Payment permitted to be paid pursuant to the covenant described under "Limitation on Restricted Payments," (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors and by a majority of disinterested (as to such transactions) directors of Chemicals, (iii) loans or advances to employees in the ordinary course of business in accordance with the past practices of Chemicals or its Subsidiaries and their predecessors, but in any event not to exceed $1 million in the aggregate outstanding at any one time,
(iv) the payment of reasonable and customary fees to directors of Chemicals and its Subsidiaries who are not employees of Chemicals or its Subsidiaries,
(v) any transaction between Chemicals and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries and (vi) one-time fees payable to Sterling and Unicorn in connection with the Transaction in an aggregate amount not to exceed $8 million and $4 million, respectively.

  SEC Reports. Notwithstanding that Chemicals may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, Chemicals shall file with the SEC and provide the Trustee and Holders with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act, such information, documents and other reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections.

MERGER AND CONSOLIDATION

  Chemicals shall not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all its assets to, any Person unless: (i) the resulting, surviving or transferee Person (the "Successor Company") is a Person organized and existing under the laws of the United

States or any State thereof or the District of Columbia and the Successor Company (if not Chemicals) expressly assumes by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of Chemicals under the Notes Indenture and the Notes; (ii) immediately after giving effect to such transaction (and treating any Debt which becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by such Person at the time of such transaction), no Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction the Successor Company would be able to Incur an additional $1.00 of Debt pursuant to paragraph (a) under "--Limitation on Debt"; (iv) immediately after giving effect to such transaction, the Successor Company has Consolidated Net Worth in an amount which is not less than the Consolidated Net Worth of Chemicals immediately prior to such transaction; (v) Chemicals delivers to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Notes Indenture.

  The Successor Company shall be the successor to Chemicals and shall succeed to, and be substituted for, and may exercise every right and power of, Chemicals under the Notes Indenture, but the predecessor Company in the case of a conveyance, transfer or lease shall not be released from the obligation to pay the principal of and interest on the Notes.

DEFAULTS

  An "Event of Default" is defined in the Notes Indenture as (a) a default in any payment of interest on any Note when the same becomes due and payable, and such default continues for a period of 30 days; (b) a default in the payment of the principal of any Note when the same becomes due and payable at its Stated Maturity, upon redemption, upon declaration, upon required repurchase or otherwise; (c) the failure by Chemicals to comply with its obligations under "--Merger and Consolidation"; (d) the failure by Chemicals to comply for 30 days after notice with any of its obligations in the covenants described above under "--Change of Control" (other than a failure to purchase Notes), or under "--Certain Covenants" under "--Limitation on Debt", "--Limitation on Restricted Payments", "--Limitation on Restrictions on Distributions from Restricted Subsidiaries; Limitation on Preferred Stock of Subsidiaries", "-- Limitation on Sales of Assets and Subsidiary Stock" (other than a failure to purchase Notes), "--Limitation on Transactions with Affiliates", or "--SEC Reports"; (e) the failure by Chemicals to comply with any of its agreements in the Notes or the Notes Indenture (other than those referred to in (a), (b), (c) or (d) above) and such failure continues for 60 days after the notice specified below; (f) a default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Debt for money borrowed by Chemicals or any of its Subsidiaries (or the payment of which is Guaranteed by Chemicals or any of its Subsidiaries) whether such Debt or Guarantee now exists, or is created after the date of the Notes Indenture, which default (i) is caused by failure to pay principal of or premium, if any, or interest on such Debt prior to the expiration of the grace period provided in such Debt on the date of such default ("Payment Default") or (ii) results in the acceleration of such Debt prior to its express maturity and, in each case, the principal amount of any such Debt, together with the principal amount of any other such Debt under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $3 million or more; (g) certain events of bankruptcy or insolvency of Chemicals or any Significant Subsidiary; or (h) any judgment or decree for the payment of money in excess of $3 million is rendered against Chemicals or a Significant Subsidiary and is not discharged and either (A) an enforcement proceeding has been commenced by any creditor upon such judgment or decree or
(B) there is a period of 60 days following such judgment during which such judgment or decree is not discharged, waived or the execution thereof stayed. A Default under clause (d) or (e) is not an Event of Default until the Trustee or the Holders of at least 25% in principal amount of the Notes notify Chemicals of the Default and Chemicals does not cure such Default within the time specified after receipt of such notice.

  If an Event of Default (other than certain events of bankruptcy, insolvency or reorganization of Chemicals) occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of Chemicals or a Significant Subsidiary occurs and is continuing, the principal of and interest on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

  Subject to the provisions of the Notes Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Notes Indenture at the request or direction of any of the holders of the Notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a Note may pursue any remedy with respect to the Notes Indenture or the Notes unless (i) such holder has previously given the Trustee notice that an Event of Default is continuing; (ii) holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy; (iii) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense; (iv) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity and (v) the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee.

  The Notes Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within 90 days (or such shorter period as may be required by applicable law) after it occurs. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note, the Trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is in the interest of the holders of the Notes. In addition, Chemicals is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. Chemicals also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action Chemicals is taking or proposes to take in respect thereof.

AMENDMENTS AND WAIVERS

  Subject to certain exceptions, the Notes Indenture may be amended or supplemented with the consent of the holders of a majority in principal amount of the Notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note, no amendment may, among other things,
(i) reduce the amount of Notes whose holders must consent to an amendment;
(ii) reduce the rate of or extend the time for payment of interest on any Note; (iii) reduce the principal of or extend the Stated Maturity of any Note;
(iv) reduce the premium payable upon the redemption of any Note or change the time at which any Note may or shall be redeemed; (v) make any Note payable in money other than that stated in the Note; (vi) impair the right of any holder of the Notes to receive payment of principal of and interest on such holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Notes; (vii) make any change in the amendment provisions which requires each holder's consent or in the waiver provisions; or (viii) make any change to the subordination provisions of the Notes Indenture that would adversely affect the Holders.

  Without the consent of any holder of the Notes, Chemicals and the Trustee may amend or supplement the Notes Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of Chemicals under the Notes Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), to add Guarantees with respect to the Notes, to add to the covenants of Chemicals and its Subsidiaries for the benefit of the Holders or to surrender any right or power conferred upon Chemicals, to make any change that does not adversely affect the rights of any Holder or to comply with any requirement of the SEC in connection with the qualification of the Notes Indenture under the Trust Indenture Act of 1939.

  The consent of the Holders is not necessary under the Notes Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

  After an amendment under the Notes Indenture becomes effective, Chemicals is required to mail to Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.

TRANSFER

  The Notes will be issued in registered form and will be transferred only upon the surrender of the Notes being transferred for registration of transfer. Chemicals may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

DEFEASANCE

  Chemicals at any time may terminate all its obligations under the Notes and the Notes Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligation to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. Chemicals at any time may terminate its obligations under the covenants described under "--Certain Covenants" and "--Change of Control" ("covenant defeasance").

  Chemicals may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If Chemicals exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If Chemicals exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (d) under "--Defaults" above or the failure of Chemicals to comply with "--Change of Control" above.

  In order to exercise either defeasance option, Chemicals must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivering to the Trustee an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or a change in applicable Federal income tax law).

CONCERNING THE TRUSTEE

           is to be the Trustee under the Notes Indenture and has been appointed by Chemicals as Registrar and Paying Agent with regard to the Notes.

  The Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Notes Indenture provides that if an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Notes Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Notes Indenture.

GOVERNING LAW

  The Notes Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

  "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the provisions described under "--Certain Covenants--Limitation on Restricted Payments", "--Certain Covenants-- Limitation on Affiliate Transactions" and "--Certain Covenants--Limitations on Sales of Assets and Subsidiary Stock" only, "Affiliate" shall also mean any beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of Capital Stock representing 5% or more of the total voting power of the Voting Stock (on a fully diluted basis) of Chemicals or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

  "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) of shares of Capital Stock of a Subsidiary (other than directors' qualifying shares), property or other assets (each referred to for the purposes of this definition as a "disposition") by Chemicals or any of its Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction, other than (i) a disposition by a Subsidiary to Chemicals or by Chemicals or a Subsidiary to a Wholly Owned Subsidiary, (ii) a disposition of property or assets (other than shares of Capital Stock of a Subsidiary and which do not constitute all or substantially all of the assets of any division or line of business of Chemicals or any Subsidiary) at fair market value in the ordinary course of business and (iii) for purposes of the covenant described under "-- Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock" only, a disposition that constitutes a Restricted Payment permitted by the covenant described under "--Certain Covenants--Limitation on Restricted Payments".

  "Attributable Debt", in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

  "Average Life" means, as of the date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Debt or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

  "Board of Directors" means the Board of Directors of Chemicals or any committee thereof duly authorized to act on behalf of such Board.

  "Business Day" means each day which is not a Legal Holiday.

  "Capital Lease Obligations" of a Person means any obligation which is required to be classified and accounted for as a capital lease on the face of a balance sheet of such Person prepared in accordance with GAAP; the amount of such obligation shall be the capitalized amount thereof, determined in accordance with generally accepted accounting principles; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

  "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated), including any Preferred Stock, but excluding any debt securities convertible into or exchangeable for such equity.

  "Code" means the Internal Revenue Code of 1986, as amended.

  "Consolidated EBITDA Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days prior to the date of such determination to (ii) Consolidated Interest Expense for such four fiscal quarters; provided, however, that (1) if Chemicals or any Subsidiary has Incurred any Debt since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated EBITDA Coverage Ratio is an Incurrence of Debt, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Debt as if such Debt had been Incurred on the first day of such period and the discharge of any other Debt repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Debt as if such discharge had occurred on the first day of such period, (2) if since the beginning of such period Chemicals or any Subsidiary shall have made any Asset Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to the EBITDA (if negative), directly attributable thereto for such period, and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Debt of Chemicals or any Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to Chemicals and its continuing Subsidiaries in connection with such Asset Dispositions for such period (or, if the Capital Stock of any Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Debt of such Subsidiary to the extent Chemicals and its continuing Subsidiaries are no longer liable for such Debt after such sale), (3) if since the beginning of such period Chemicals or any Subsidiary (by merger or otherwise) shall have made an Investment in any Subsidiary (or any person which becomes a Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Debt) as if such Investment or acquisition occurred on the first day of such period, and (4) if since the beginning of such period any Person (that subsequently became a Subsidiary or was merged with or into Chemicals or any Subsidiary since the beginning of such period) shall have made any Asset Disposition or any Investment that would have required an adjustment pursuant to clause (2) or (3) above if made by Chemicals or a Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition or Investment occurred on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto, and the amount of Consolidated Interest Expense associated with any Debt Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of Chemicals. If any Debt bears a floating rate of interest and is being given pro forma effect, the interest of such Debt shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Debt if such Interest Rate Agreement has a remaining term in excess of 12 months).

  "Consolidated Interest Expense" means, for any period, the total interest expense of Chemicals and its consolidated Subsidiaries, plus, to the extent not included in such interest expense, (i) interest expense attributable to capital leases, (ii) amortization of debt discount and debt issuance cost, (iii) capitalized interest, (iv) non-cash interest payments,
(v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) net costs under Interest Rate Agreements (including amortization of fees), (vii) Preferred Stock dividends in respect of all Preferred Stock held by Persons other than Chemicals or a Wholly Owned Subsidiary, (viii) interest incurred in connection with Investments in discontinued operations; (ix) interest actually paid by Chemicals or any of its consolidated Subsidiaries under any Guarantee of Debt or other obligation of any other Person and (x) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than Chemicals) in connection with Debt Incurred by such plan or trust.

  "Consolidated Net Income" means, for any period, the net income of Chemicals and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income (i) any net income of any Person if such Person is not a Subsidiary, except that (A) subject to the exclusion contained in clause (iv) below, Chemicals' equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to Chemicals or a Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Subsidiary, to the limitations contained in clause (iii) below) and (B) Chemicals' equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income; (ii) any net income (or loss) of any Person acquired by Chemicals or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition; (iii) any net income of any Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Subsidiary, directly or indirectly, to Chemicals, except that (A) subject to the exclusion contained in clause (iv) below, Chemicals' equity in the net income of any such Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Subsidiary during such period to Chemicals or another Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Subsidiary, to the limitation contained in this clause) and (B) Chemicals' equity in a net loss of any such Subsidiary for such period shall be included in determining such Consolidated Net Income; (iv) any gain (but not loss) realized upon the sale or other disposition of any assets of Chemicals or its consolidated Subsidiaries (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain (but not loss) realized upon the sale or other disposition of any Capital Stock of any Person; (v) extraordinary gains or losses; and (vi) the cumulative effect of a change in accounting principles. Notwithstanding the foregoing, for the purposes of the covenant described under "Certain Covenants--Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from a Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.

  "Consolidated Net Worth" of any Person means the total of the amounts shown on the balance sheet of such Person and its consolidated subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of such Person ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as (i) the par or stated value of all outstanding Capital Stock of such Person plus (ii) paid-in capital or capital surplus relating to such Capital Stock plus (iii) any retained earnings or earned surplus less (A) any accumulated deficit, (B) any amounts attributable to Redeemable Stock and (C) any amounts attributable to Exchangeable Stock.

  "Credit Agreement" means the agreement dated             , 1996 among
Chemicals, Texas Commerce Bank National Association, as administrative agent, and the other lenders party thereto, and their respective successors and assigns, as the same may be amended, supplemented, waived and otherwise modified, or refinanced from time to time in accordance with the terms thereof.

  "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement to which such Person is a party or a beneficiary.

  "Debt" of any Person means, without duplication, (i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;
(iii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);
(iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit); (v) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Redeemable Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding any accrued dividends); (vi) all Hedging Obligations of such Person; (vii) all obligations of the type referred to in clauses (i) through (v) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee; and
(viii) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured. The amount of Debt of any Person at any date shall be the outstanding balance of such date of all unconditional obligations as described above and the maximum liability upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; provided, however, that the amount outstanding at any time of any Debt Incurred with original issue discount is the face amount of such Debt less the remaining unamortized portion of the original issue discount of such Debt at such time as determined in conformity with GAAP.

  "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

  "Designated Senior Debt" means the Debt under the Credit Agreement.

  "EBITDA" for any period means the sum of Consolidated Net Income, plus Consolidated Interest Expense plus the following to the extent deducted in calculating such Consolidated Net Income: (a) all income tax expense of Chemicals, (b) depreciation expense and (c) amortization expense, in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization of, a Subsidiary of Chemicals shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to Chemicals by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Subsidiary or its stockholders.

  "ESOP Loan Provisions" means the provisions of the Credit Agreement pursuant to which lenders thereunder have committed to make ESOP loans available to Chemicals.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "Exchangeable Stock" means any Capital Stock which is exchangeable or convertible into another security (other than Capital Stock of Chemicals which is neither Exchangeable Stock nor Redeemable Stock).

  "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth (i) in the opinions and pronouncements of the Accounting Principles

Board of the American Institute of Certified Public Accountants, (ii) statements and pronouncements of the Financial Accounting Standards Board,
(iii) in such other statements by such other entity as approved by a significant segment of the accounting profession, and (iv) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

  "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt or other obligation of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation of such Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

  "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

  "Holder" means the Person in whose name a Note is registered on the Registrar's books.

  "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Debt or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall be deemed the Incurrence of Debt.

  "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect Chemicals or any Subsidiary against fluctuations in interest rates.

  "Investment" in any Person means any loan or advance to, any acquisition of Capital Stock, equity interest, obligation or other security of, or capital contribution or other investment in, or any other credit extension to (including by way of Guarantee of any Debt of), such Person.

  "Issue Date" means the date on which the Notes are originally issued.

  "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

  "Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to such properties or assets that are the subject of such Asset Disposition or received in any other noncash form) therefrom, in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition, (ii) all payments made on any Debt which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition and (iv) the deduction of appropriate amounts provided by the sellers as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by Chemicals or any Subsidiary after such Asset Disposition.

  "Net Cash Proceeds", with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

  "Non-Convertible Capital Stock" means, with respect to any corporation, any non-convertible Capital Stock of such corporation and any Capital Stock of such corporation convertible solely into non-convertible common stock of such corporation; provided, however, that Non-Convertible Capital Stock shall not include any Redeemable Stock or Exchangeable Stock.

  "Permitted Holders" means Sterling and Unicorn and their respective
Affiliates.

  "Permitted Investment" means an Investment by Chemicals or any Subsidiary in
(i) a Wholly Owned Subsidiary or a Person that will, upon the making of such Investment, become a Wholly Owned Subsidiary; (ii) Temporary Cash Investments;
(iii) receivables owing to Chemicals or any Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; (iv) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to Chemicals or any Subsidiary or in satisfaction of judgments; and (v) any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under "--Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock".

  "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

  "Preferred Stock", as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

  "Public Equity Offerings" means an underwritten primary public offering of common stock of the Holdings pursuant to an effective registration statement under the Securities Act.

  "Public Market" means any time after (x) a Public Equity Offering has been consummated and (y) at least 15% of the total issued and outstanding common stock of the Holdings has been distributed by means of an effective registration statement under the Securities Act or sales pursuant to Rule 144 under the Securities Act.

  "Redeemable Stock" means any Capital Stock that by its terms or otherwise is required to be redeemed on or prior to the first anniversary of the Stated Maturity of the Notes or is redeemable at the option of the holder thereof at any time on or prior to the first anniversary of the Stated Maturity of the Notes.

  "Refinance" means, in respect of any Debt, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Debt in exchange or replacement for, such indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

  "Refinancing Debt" means Debt that Refinances any Debt of Chemicals or any Subsidiary existing on the Issue Date or Incurred in compliance with the Notes Indenture including Debt that Refinances Refinancing Debt; provided, however, that (i) such Refinancing Debt has a Stated Maturity no earlier than the Stated Maturity of the Debt being Refinanced, (ii) such Refinancing Debt has an Average Life at the time such Refinancing Debt is

Incurred that is equal to or greater than the Average Life of the Debt being Refinanced, (iii) such Refinancing Debt has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Debt being Refinanced and (iv) with respect to any Refinancing Debt of Debt other than Senior Debt, such Refinancing Debt shall rank no more senior, and shall be at least as subordinated, in right of payment to the Notes as the Debt being so extended, renewed, refunded or refinanced; provided further, however, that Refinancing Debt shall not include (x) Debt of a Subsidiary that Refinances Debt of Chemicals or (y) Debt of Chemicals or a Subsidiary that Refinances Debt of a Subsidiary.

  "Representative" means any trustee, agent or representative (if any) for an issue of Senior Debt of Chemicals.

  "Revolving Credit Provisions" means the provisions of the Credit Agreement pursuant to which lenders thereunder have committed to make available to Chemicals a revolving credit facility.

  "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby Chemicals or a Subsidiary transfers such property to a Person and Chemicals or a Subsidiary leases it from such Person.

  "SEC" means the Securities and Exchange Commission.

  "Secured Debt" means any Debt of Chemicals secured by a Lien.

  "Senior Debt" means (i) Debt of Chemicals, whether outstanding on the Issue Date or thereafter Incurred and (ii) accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Chemicals to the extent post-filing interest is allowed in such proceeding) in respect of (A) indebtedness of Chemicals for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which Chemicals is responsible or liable unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are subordinate in right of payment to the Notes; provided, however, that Senior Debt shall not include (1) any obligation of Chemicals to Holdings or any subsidiary of Holdings, (2) any liability for Federal, state, local or other taxes owed or owing by Chemicals, (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities), (4) any Debt of Chemicals (and any accrued and unpaid interest in respect thereof) which is subordinate or junior in any respect to any other Debt or other obligation of Chemicals, (5) that portion of any Debt which at the time of Incurrence is Incurred in violation of the Notes Indenture, (6) Debt owed, due, or guaranteed on behalf of, any director, officer or employee of Chemicals or any Subsidiary (including without limitation amounts owed for compensation), and
(7) Debt which when Incurred and without respect to any election under Section 1111(b) of Title 11 United States Code, is without recourse to Chemicals.

  "Senior Subordinated Debt" means the Notes and any other Debt of Chemicals that specifically provides that such Debt is to rank pari passu with the Notes in right of payment and is not subordinated by its terms in right of payment to any Debt or other obligation of Chemicals which is not Senior Debt.

  "Significant Subsidiary" means (i) any domestic Subsidiary of Chemicals which at the time of determination either (A) had assets which, as of the date of Chemicals' most recent quarterly consolidated balance sheet, constituted at least 3% of Chemicals' total assets on a consolidated basis as of such date,
(B) had revenues for the 12-month period ending on the date of Chemicals' most recent quarterly consolidated statement of income which constituted at least 3% of Chemicals' total revenues on a consolidated basis for such period, (ii) any foreign Subsidiary of Chemicals which at the time of determination either
(A) had assets which, as of the date of Chemicals' most recent quarterly consolidated balance sheet, constituted at least 5% of Chemicals' total assets on a consolidated basis as of such date, in each case determined in accordance with GAAP, or (B) had revenues for the 12-month period ending on the date of Chemicals' most recent quarterly consolidated statement of income which constituted at least 5% of Chemicals' total revenues on a consolidated basis for such period, or
(iii) any Subsidiary of Chemicals which, if merged with all Defaulting Subsidiaries of Chemicals, would at the time of determination either (A) have had assets which, as of the date of Chemicals' most recent quarterly consolidated balance sheet, would have constituted at least 10% of Chemicals' total assets on a consolidated basis as of such date or (B) have had revenues for the 12-month period ending on the date of Chemicals' most recent quarterly consolidated statement of income which would have constituted at least 10% of Chemicals' total revenues on a consolidated basis for such period (each such determination being made in accordance with GAAP). "Defaulting Subsidiary" means any Subsidiary of Chemicals with respect to which a Default has occurred.

  "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

  "Subordinated Obligation" means any Debt of Chemicals (whether outstanding on Issue Date or hereafter Incurred) which is subordinate or junior in right of payment to the Notes.

  "Subsidiary" means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) Chemicals, (ii) Chemicals and one or more Subsidiaries or (iii) one or more Subsidiaries.

  "Tangible Property" means all land, buildings, machinery and equipment and leasehold interests and improvements which would be reflected on a balance sheet of Chemicals prepared in accordance with generally accepted accounting principles, excluding (i) all such tangible property located outside the United States of America, (ii) all rights, contracts and other intangible assets of any nature whatsoever and (iii) all inventories and other current assets.

  "Temporary Cash Investments" means any of the following: (i) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof,
(ii) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50,000,000 (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of Chemicals or Holdings) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard and Poor's Ratings Group, and (v) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Ratings Group or "A" by Moody's Investors Service, Inc.

  "Term Loan Provisions" means the provisions of the Credit Agreement pursuant to which lenders thereunder have committed to make term loans available to Chemicals.

  "TIA" means the Trust Indenture Act of 1939 (15 U.S.C. (S)(S) 77aaa-77bbbb) as in effect on the date of this Notes Indenture.

  "Trustee" means the party named as such in the Notes Indenture until a successor replaces it and, thereafter, means the successor.

  "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

  "Voting Stock" of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

  "Wholly Owned Subsidiary" means a Subsidiary all the Capital Stock of which (other than directors' qualifying shares) is owned by Chemicals or another Wholly Owned Subsidiary.

                           DESCRIPTION OF THE UNITS

  Each Unit consists of $1,000 principal amount of Discount Notes and Warrants
to purchase      shares of Holdings Common Stock. The Discount Notes and the
Warrants will not be separately transferable until the earlier of (i) 30 days from the Closing Date and (ii) such date as the Underwriters may, in their discretion, deem appropriate (the "Separation Date").

                       DESCRIPTION OF THE DISCOUNT NOTES

  The Discount Notes are to be issued pursuant to the Indenture, dated as of , 1996 (the "Discount Notes Indenture"), between Holdings and
            , as Trustee (the "Trustee"). The following summaries of certain provisions of the Discount Notes Indenture do not purport to be complete and is subject to and are qualified in their entirety by reference to all the provisions of the Discount Notes and the Discount Notes Indenture (including provisions made part of the Discount Notes Indenture by reference to the Trust Indenture Act of 1939, as amended), including the definitions therein of terms not defined herein. Certain terms used herein are defined below under "-- Certain Definitions". A copy of the form of the Discount Notes Indenture is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

GENERAL

  The Discount Notes will be senior secured obligations of Holdings, will be
limited to $    million aggregate principal amount at maturity ($     million
aggregate initial Accreted Value) and will mature on            , 2008. The
Discount Notes will accrete at the rate per annum shown on the front cover of this Prospectus, compounded semi-annually, to an aggregate principal amount of
$     million by            , 2001. The Discount Notes are being offered at a
substantial discount from their principal amount at maturity. Although for federal income tax purposes a significant amount of original issue discount, taxable as ordinary income, will be recognized by a Holder as such discount accrues from the Issue Date, no interest will be payable on the Discount Notes
prior to            , 2002. From and after               , 2001, the Discount
Notes will bear interest at the rate per annum shown on the front cover of
this Prospectus from           , 2001 or from the most recent date to which
interest has been paid or provided for, payable semi-annually on
and               of each year, commencing                 , 2002 to each
Person in whose name a Discount Note is registered at the close of business on
the preceding              or               , as the case may be. The Discount
Notes will bear interest on overdue principal and premium, if any, and, to the extent permitted by law, overdue interest at the rate per annum shown on the front cover of this Prospectus plus 1%. Principal of and premium, if any, and interest on the Discount Notes will be payable, and the transfer of Discount Notes will be registrable, at the office or agency maintained by Holdings in the City of New York. In addition, payment of interest may, at the option of Holdings, be made by check mailed to the address of the person entitled thereto as it appears in the Discount Note Register. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

  The Discount Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any multiple of $1,000. No service charge will be made for any registration of transfer or exchange of Discount Notes, but Holdings may require payment of a sum sufficient to cover any transfer tax or other governmental charge payable in connection therewith.

OPTIONAL REDEMPTION

  Except as set forth in the following paragraph, the Discount Notes will not
be redeemable at the option of Holdings prior to              , 2001.
Thereafter, the Discount Notes will be redeemable, at Holdings' option, in whole or in part from time to time, upon not less than 30 nor more than 60 days' prior notice mailed to each Holder of Discount Notes to be redeemed at the Holder's address appearing in the Discount Note Register, at the following redemption prices (expressed in percentages of principal amount at maturity), plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if
redeemed during the 12-month period beginning             of the years set
forth below:

                                                                      REDEMPTION
      PERIOD                                                            PRICE
      ------                                                          ----------
      2001...........................................................         %
      2002...........................................................
      2003...........................................................
      2004...........................................................
      2005...........................................................
      2006 and thereafter............................................   100.00%

  In addition, at any time and from time to time prior to                ,
1999, Holdings may redeem in the aggregate up to 35% of the Accreted Value of the Discount Notes with the net proceeds of one or more Public Equity Offerings following which there is a Public Market, at a redemption price
(expressed as a percentage of Accreted Value on the redemption date) of    %
plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant
interest payment date); provided, however, that at least $     million
aggregate principal amount at maturity of the Discount Notes must remain outstanding after each such redemption.

  In the case of any partial redemption, selection of the Discount Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Discount Note of $1,000 in principal amount at maturity or less shall be redeemed in part. If any Discount Note is to be redeemed in part only, the notice of redemption relating to such Discount Note shall state the portion of the principal amount at maturity thereof to be redeemed. A new Discount Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Discount Note.

RANKING

  The indebtedness evidenced by the Discount Notes will constitute senior obligations of Holdings, will rank pari passu in right of payment with all existing and future senior indebtedness of Holdings and will be senior in right of payments to all future subordinated indebtedness of Holdings. At March 31, 1996, on a pro forma basis after giving effect to the Transaction, Holdings would have had no debt other than the Discount Notes. See "Capitalization."

  Substantially all of the operations of Holdings are conducted through its subsidiaries. Claims of creditors of such subsidiaries, including trade creditors, secured creditors and creditors holding indebtedness and guarantees issued by such subsidiaries, and claims of preferred stockholders (if any) of such subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of Holdings, including holders of the Discount Notes. The Discount Notes, therefore, will be effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of subsidiaries of Holdings. At March 31, 1996, after giving effect to the Transaction, the aggregate liabilities (consisting of Debt and trade payables) of Holdings' subsidiaries would have been approximately $685.2 million, including the Notes and including trade payables. Although the Discount Notes Indenture limits the incurrence of Debt and preferred stock of Holdings' subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Discount Notes Indenture does not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered Debt under the Discount Notes Indenture. See "--Certain Covenants--Limitation on Debt" and "--Limitation on Restrictions on Distributions from Subsidiaries; Limitation on Preferred Stock of Subsidiaries".

SECURITY

  The Discount Notes will be secured by a second priority lien on all the Capital Stock of Chemicals, subject to a first priority lien in favor of the lenders under the Credit Agreement.

CHANGE OF CONTROL

  Upon the occurrence of a Change of Control, each Holder shall have the right to require Holdings to repurchase such Holder's Discount Notes at a purchase price in cash equal to 101% of the Accreted Value thereof plus accrued and unpaid interest (if any) to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

  The occurrence of any of the following events will constitute a "Change of Control" under the Discount Notes Indenture:

    (i) prior to the first public offering of common stock of Holdings, the Permitted Holders cease to be the "beneficial owners" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority in the aggregate of the total voting power of the Voting Stock of Holdings, whether as a result of issuance of securities of Holdings, any merger, consolidation, liquidation or dissolution of Holdings, any direct or indirect transfer of securities by Holdings or otherwise (for purposes of this clause (i) and clause (ii) below, the Permitted Holders shall be deemed to beneficially own any Voting Stock of a corporation (the "specified corporation") held by any other corporation (the "parent corporation") so long as the Permitted Holders beneficially own (as so defined), directly or indirectly, in the aggregate a majority of the voting power of the Voting Stock of the parent corporation);

    (ii) on or after the first public offering of common stock of Holdings referred to on clause (i) above, any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in clause
  (i) above, except that for purposes of this clause (ii) such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 30% of the total voting power of the Voting Stock of Holdings; provided, however, that the Permitted Holders beneficially own (as defined in clause
  (i) above), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of Holdings than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of Holdings (for the purposes of this clause (ii), such other person shall be deemed to beneficially own any Voting Stock of a specified corporation held by a parent corporation, if such other person is the beneficial owner (as defined in this clause (ii)), directly or indirectly, of more than 30% of the voting power of the Voting Stock of such parent corporation and the Permitted Holders beneficially own (as defined in clause (i) above), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent corporation and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent corporation);

    (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Holdings (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of Holdings was approved by a vote of 66-2/3% of the directors of Holdings then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Holdings then in office;

    (iv) the merger or consolidation of Holdings with or into another Person or the merger of another Person with or into Holdings, or the sale or transfer in one or a series of transactions of all or substantially all the assets of Holdings or Chemicals to another Person, and, in the case only of any such merger or consolidation, the securities of Holdings that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of Holdings are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving corporation; or

    (v) Holdings shall hold less than 100% of the Capital Stock of Chemicals.

  Within 30 days following any Change of Control, Holdings shall mail a notice to each Holder with a copy to the Trustee stating: (1) that a Change of Control has occurred and that such Holder has the right to require Holdings to purchase such Holder's Discount Notes at a purchase price in cash equal to 101% of the Accreted Value thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest on the relevant interest payment date); (2) the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization, each after giving effect to such Change of Control); (3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed in the event of a Change of Control); and (4) the instructions determined by Holdings, consistent with the covenant described hereunder, that a Holder must follow in order to have its Discount Notes purchased.

  Holdings shall comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Discount Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described above, Holdings shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under such covenant by virtue thereof.

  The Change of Control purchase feature is a result of negotiations between Holdings and the Underwriters. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that Holdings would decide to do so in the future. Subject to the limitations discussed below, Holdings could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Discount Notes Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Holdings' capital structure or credit ratings.

  The Credit Agreement generally will prohibit Holdings from purchasing any Discount Notes, and will also provide that the occurrence of certain change of control events with respect to Holdings would constitute a default thereunder. In the event a Change of Control occurs at a time when Holdings is prohibited from purchasing Discount Notes, Holdings could seek the consent of its lenders to the purchase of Discount Notes or could attempt to refinance the borrowings that contain such prohibition. If Holdings does not obtain such a consent or repay such borrowings, Holdings will remain prohibited from purchasing Discount Notes. In such case, Holdings' failure to purchase tendered Discount Notes would constitute an Event of Default under the Discount Notes Indenture which would, in turn, constitute a default under the Credit Agreement.

  Future indebtedness of Holdings may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require such indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require Holdings to repurchase the Discount Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on Holdings. Finally, Holdings' ability to pay cash to the holders of Discount Notes following the occurrence of a Change of Control may be limited by Holdings' then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

  The Change of Control purchase feature of the Discount Notes may in certain circumstances make more difficult or discourage a takeover of Holdings, and, thus, removal of incumbent management.

CERTAIN COVENANTS

  The Discount Notes Indenture will contain certain covenants, including the ones summarized below, which covenants will be applicable (unless waived or amended) so long as any of the Discount Notes are outstanding.

  Limitation on Debt. (a) Holdings shall not Incur, and shall not permit any Subsidiary to Incur, directly or indirectly, any Debt unless, on the date of such Incurrence, the Consolidated EBITDA Coverage Ratio exceeds 2.0 to 1.0.

  (b) Notwithstanding the foregoing paragraph (a), Holdings and its Subsidiaries may Incur the following Debt: Debt Incurred by Chemicals pursuant to the Revolving Credit Provisions of the Credit Agreement; provided, however, that Debt Incurred pursuant to the Revolving Credit Provisions of the Credit Agreement shall not exceed the greater of $125 million and the sum of (i)
    % of the gross book value of the inventory of Chemicals and its
Subsidiaries and (ii)     % of the gross book value of the accounts receivable
of Chemicals and its Subsidiaries; (2) Debt Incurred by Chemicals pursuant to the Term Loan Provisions of the Credit Agreement in an aggregate principal amount not to exceed $325 million outstanding at any one time less the aggregate amount of all principal repayments of any such Debt actually made after the Issue Date (other than any such principal repayments made as a result of the Refinancing of any such Debt); (3) Debt Incurred by Chemicals pursuant to the ESOP Loan Provisions of the Credit Agreement in an aggregate principal amount not to exceed $6.5 million outstanding at any one time less the aggregate amount of all principal repayments of any such Debt actually made after the Issue Date (other than any such principal repayments made as a result of the Refinancing of any such Debt); (4) Debt of Holdings owed to and held by a Wholly Owned Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock which results in such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any transfer of such Debt (other than to a Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Debt by Holdings; (5) Debt of a Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary became a Subsidiary or was acquired by Holdings (other than Debt Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by Holdings); (6) the Discount Notes and the Notes; (7) Debt outstanding on the Issue Date (other than Debt described in clause (1), (2),
(3), (4), (5) or (6)); (8) Refinancing Debt in respect of Debt Incurred pursuant to paragraph (a) or pursuant to clause (6) or (7) or this clause (8);
(9) Hedging Obligations consisting of Interest Rate Agreements directly related to Debt permitted to be Incurred by Holdings pursuant to the Discount Notes Indenture; and (10) Debt in an aggregate principal amount which, together with all other Debt of Holdings and the Subsidiaries then outstanding (other than Debt permitted by clauses (1) through (9) above or paragraph (a))
does not exceed $    million.

  (c) Notwithstanding the foregoing, Holdings shall not Incur any Debt pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations unless such Debt shall be subordinated to the Discount Notes to at least the same extent as such Subordinated Obligations.

  Limitation on Restricted Payments. (a) Holdings shall not, and shall not permit any Subsidiary, directly or indirectly, to (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving Holdings) or similar payment to the direct or indirect holders of its Capital Stock (except dividends or distributions payable solely in its Non-Convertible Capital Stock or in options, warrants or other rights to purchase its Non-Convertible Capital Stock and except dividends or distributions payable to Holdings or a Subsidiary), (ii) purchase, redeem or otherwise acquire or retire for value any Capital Stock of Holdings, any direct or indirect parent of Holdings, or a Subsidiary (other than such Capital Stock owned by Holdings or any Wholly Owned Subsidiary), (iii) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition),
(iv) make any Investment in any Person (other than a Permitted Investment) or
(v) make any loan, advance or
payment to the ESOP (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement, Investment, loan, advance or payment or being herein referred to as a "Restricted Payment"), if at the time Holdings or such Subsidiary makes such Restricted Payment: (1) a Default shall have occurred and be continuing (or would result therefrom); or
(2) Holdings would not be permitted (or after giving pro forma effect to such Restricted Payment would not be permitted) to Incur an additional $1.00 of Debt pursuant to clause (a) under "--Limitation on Debt"; or (3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of: (A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter during which the Discount Notes were originally issued to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); (B) the aggregate Net Cash Proceeds received by Holdings from the issue or sale of its Capital Stock (other than Redeemable Stock or Exchangeable Stock) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary or an employee stock ownership plan or similar trust); (C) the aggregate Net Cash Proceeds received by Holdings from the issue or sale of its Capital Stock (other than Redeemable Stock or Exchangeable Stock) to an employee stock ownership plan subsequent to the Issue Date; provided, however, that if such employee stock ownership plan issues any Debt, such aggregate amount shall be limited to an amount equal to any increase in the Consolidated Net Worth of Holdings resulting from principal repayments made by such employee stock ownership plan with respect to Debt issued by it to finance the purchase of such Capital Stock; and (D) the amount by which Debt of Holdings is reduced on Holdings's balance sheet upon the conversion or exchange (other than by a Subsidiary) subsequent to the Issue Date, of any Debt of Holdings convertible or exchangeable for Capital Stock (other than Redeemable Stock or Exchangeable Stock) of Holdings (less the amount of any cash, or other property, distributed by Holdings upon such conversion or exchange).

  (b) The provisions of the foregoing paragraph (a) shall not prohibit: (i) any purchase or redemption of Capital Stock or Subordinated Obligations of Holdings made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of Holdings (other than Redeemable Stock or Exchangeable Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan); provided, however, that (A) such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale shall be excluded from clauses (3)(B) and (3)(C) of paragraph (a); (ii) any purchase or redemption of Subordinated Obligations of Holdings made by exchange for, or out of the proceeds of the substantially concurrent sale of, Debt of Holdings which is permitted to be Incurred pursuant to the covenant described under "-- Limitation on Debt" above; provided, however, that such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments;
(iii) any purchase or redemption of Subordinated Obligations of Holdings from Net Available Cash to the extent permitted under "--Limitation on Sales of Assets and Subsidiary Stock" below; provided, however, that such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments; (iv) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this provision; provided, however, that at the time of payment of such dividend, no other Default shall have occurred and be continuing (or would result therefrom); and provided further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments; (v) contributions by Holdings to the ESOP on behalf of the employees of Holdings
or its Subsidiaries that do not exceed, during any fiscal year,    % of the
aggregate compensation expense during such fiscal year attributable to employees of Holdings and its Subsidiaries who are eligible to participate in the ESOP; provided, that such contributions for any year may not exceed the principal and interest due for such year from the ESOP under the ESOP Loan;
(vi) repurchases of common stock of Holdings distributed to participants and beneficiaries of the ESOP in accordance with the ESOP and Section 409(h)(1)(B) of the Code and the regulations thereunder.

  Limitation on Restrictions on Distributions from Subsidiaries; Limitation on Preferred Stock of Subsidiaries. Holdings shall not, and shall not permit any Subsidiary to, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock or pay any Debt or other obligation owed to Holdings, (ii) make any loans or advances to Holdings or (iii) transfer any of its property or assets to Holdings, except: (a) any encumbrance or restriction pursuant to an agreement in effect on the Issue Date or pursuant to the issuance of the Discount Notes or the Notes; (b) any encumbrance or restriction with respect to a Subsidiary pursuant to an agreement relating to any Debt Incurred by such Subsidiary on or prior to the date on which such Subsidiary was acquired by Holdings (other than Debt Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by Holdings) and outstanding on such date; (c) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Debt Incurred pursuant to an agreement referred to in clause (a) or (b) or contained in any amendment to an agreement referred to in clause (a) or (b); provided, however, that the encumbrances and restrictions contained in any of such refinancing agreement or amendment are no less favorable to the Holders than encumbrances and restrictions contained in such agreements; (d) any such encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease; and (e) in the case of clause (iii) above, restrictions contained in security agreements securing Debt of a Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements.

  Holdings shall not permit any Subsidiary to Incur, directly or indirectly, any Preferred Stock, other than to Holdings or any other Subsidiary.

  Limitation on Sales of Assets and Subsidiary Stock. (a) Holdings shall not, and shall not permit any Subsidiary to, directly or indirectly, consummate any Asset Disposition unless (i) Holdings or such Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value, as determined in good faith by the Board of Directors (including as to the value of all non-cash consideration), of the shares and assets subject to such Asset Disposition and at least 85% of the consideration thereof received by Holdings or such Subsidiary is in the form of cash or cash equivalents, and (ii) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by Holdings (or such Subsidiary, as the case may be) (A) first, to the extent Holdings elects (or is required by the terms of any Senior Debt), to prepay, repay or purchase Senior Debt or Debt (other than any Redeemable Stock) of a Wholly Owned Subsidiary (in each case other than Debt owed to Holdings or an Affiliate of Holdings) within 60 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; (B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), at Holdings's election to the investment by Holdings or any Wholly Owned Subsidiary in assets to replace the assets that were the subject of such Asset Disposition or an asset that (as determined by the Board of Directors) will be used in the business of Holdings and the Wholly Owned Subsidiaries existing on the Issue Date or in businesses reasonably related thereto, in each case within the later of one year from the date of such Asset Disposition or the receipt of such Net Available Cash; (C) third, to the extent of the balance of such Net Available Cash after application and in accordance with clauses (A) and (B), to make an offer to purchase Discount Notes (and any other Senior Debt designated by Holdings) pursuant to and subject to the conditions contained in the Discount Notes Indenture; and (D) fourth, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B) and (C), to (x) the acquisition by Holdings or any Wholly Owned Subsidiary of Tangible Property or (y) the prepayment, repayment or purchase of Debt (other than any Redeemable Stock) of Holdings or Debt of any Subsidiary (other than Debt owed to Holdings or an Affiliate of Holdings), in each case within one year from the later of the receipt of such Net Available Cash and the date the offer described in paragraph (b) below is consummated; provided, however, that in connection with any prepayment, repayment or purchase of Debt pursuant to clause (A), (C) or (D) above, Holdings shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased. Notwithstanding the foregoing provisions of this paragraph, Holdings and its Subsidiaries shall not be required to apply any Net Available Cash in accordance with this paragraph except to the extent that the aggregate Net Available Cash from all Asset Dispositions which are not applied in accordance with this paragraph exceeds $10 million. Pending application of Net Available Cash pursuant to this paragraph, such Net Available Cash shall be invested in Permitted Investments.

  For the purposes of this covenant, the following are deemed to be cash or cash equivalents: (x) the assumption of Debt of Holdings or any Subsidiary and the release of Holdings or such Subsidiary from all liability on such Debt in connection with such Asset Disposition and (y) securities received by Holdings or any Subsidiary from the transferee that are promptly converted by Holdings or such Subsidiary into cash.

  (b) In the event of an Asset Disposition that requires the purchase of the Discount Notes (and other Senior Debt) pursuant to clause (a)(ii)(C) above, Holdings will be required to purchase Discount Notes tendered pursuant to an offer by Holdings for the Discount Notes (and other Senior Debt) at a purchase price of 100% of the Accreted Value of each Discount Note on the date of such offer (without premium) plus accrued but unpaid interest (or, in respect of such other Senior Debt, such lesser price, if any, as may be provided for by the terms of such Senior Debt) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Discount Notes Indenture. If the aggregate purchase price of Discount Notes (and any other Senior Debt) tendered pursuant to such offer is less than the Net Available Cash allotted to the purchase thereof, Holdings will be required to apply the remaining Net Available Cash in accordance with clause (a)(ii)(D) above. Holdings shall not be required to make such an offer to purchase Discount Notes (and other Senior Debt) pursuant to this covenant if the Net Available Cash available therefor is less than $10 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to any subsequent Asset Disposition).

  (c) Holdings shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Discount Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, Holdings shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this clause by virtue thereof.

  Limitation on Transactions with Affiliates. (a) Holdings shall not, and shall not permit any Subsidiary to, conduct any business or enter into any transaction or series of similar transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Holdings unless (i) the terms of such business, transaction or series of transactions are (A) set forth in writing and (B) as favorable to Holdings or such Subsidiary as terms that would be obtainable at the time for a comparable transaction or series of similar transactions in arms-length dealings with an unrelated third Person, (ii) the disinterested members of the Board of Directors have, by resolution, determined in good faith that such business or transaction or series of transactions meets the criteria set forth in (i)(B) above and (iii) if such business, transaction or series of transactions involves an amount in excess of $5 million, determined by a nationally recognized investment banking firm to be fair from a financial standpoint to Holdings and its Subsidiaries.

  (b) The provisions of the foregoing paragraph (a) shall not prohibit (i) any Restricted Payment permitted to be paid pursuant to the covenant described under "--Limitation on Restricted Payments", (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors and by a majority of the disinterested (as to such transactions) directors of Holdings, (iii) loans or advances to employees in the ordinary course of business in accordance with the past practices of Holdings or its Subsidiaries and their predecessors, but in any event not to exceed $1 million in the aggregate outstanding at any one time, (iv) the payment of reasonable and customary fees to directors of Holdings and its Subsidiaries who are not employees of Holdings or its Subsidiaries, (v) any transaction between Holdings and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries and (vi) one-time fees payable to Sterling and Unicorn in connection with the Transaction in an aggregate amount not to exceed $8 million and $4 million, respectively.

  Limitation on Liens. Holdings shall not, and shall not permit any Subsidiary to, directly or indirectly, Incur or permit to exist any Lien of any nature whatsoever on any of its properties (including Capital Stock of a Subsidiary), whether owned at the Issue Date or thereafter acquired, other than Permitted Liens, without effectively providing that the Discount Notes shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured; provided, however, that Holdings may Incur other Liens to secure Debt as long as the amount of outstanding Debt secured by Liens Incurred pursuant to this proviso does not exceed 5% of Consolidated Net Tangible Assets, as determined based on the consolidated balance sheet of Holdings as of the end of the most recent fiscal quarter ending at least 45 days prior thereto.

  Limitation on Sale/Leaseback Transactions. Holdings shall not, and shall not permit any Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless (i) Holdings or such Subsidiary would be entitled to (A) Incur Debt in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction pursuant to the covenant described under "--Limitation on Debt" and (B) create a Lien on such property securing such Attributable Debt without equally and ratably securing the Discount Notes pursuant to the covenant described under "--Limitation on Liens", (ii) the net proceeds received by Holdings or any Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the fair value (as determined by the Board of Directors) of such property and (iii) Holdings applies the proceeds of such transaction in compliance with the covenant described under "--Limitation on Sale of Assets and Subsidiary Stock".

  Impairment of Security Interest. Holdings shall not, and Holdings shall not permit any of its Subsidiaries to, take or knowingly or negligently omit to take, any action which action or omission might or would have the result of impairing or adversely affecting the security interest with respect to the Collateral for the benefit of the Trustee and the holders of the Discount Notes, and Holdings shall not, and shall not permit any of its Subsidiaries to, grant to any Person other than the Collateral Agent, for the benefit of the Trustee and the holders of the Discount Notes and other beneficiaries described in the Pledge Agreement, any interest whatsoever in any of the Collateral.

  Amendments to Pledge Agreement. Holdings shall not, and Holdings shall not permit any of its Subsidiaries to, amend, modify or supplement, or permit or consent to any amendment, modification or supplement of, the Pledge Agreement in any way that would be adverse to the holders of the Discount Notes.

  SEC Reports. Notwithstanding that Holdings may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, Holdings shall file with the SEC and provide the Trustee and Holders with such annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act, such information, documents and other reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections.

MERGER AND CONSOLIDATION

  Holdings shall not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all its assets to, any Person, unless: (i) the resulting, surviving or transferee Person (the "Successor Company") shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not Holdings) expressly assumes, by an indenture supplemental thereto, executed and delivered to the Trustee, in form acceptable to the Trustee, all the obligations of Holdings under the Discount Notes, the Discount Notes Indenture and the Pledge Agreement; (ii) immediately after giving effect to such transaction (and treating any Debt which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Debt pursuant to paragraph (a) of the covenant described under "--Limitation on Debt"; (iv) immediately after giving effect to such transaction, the Successor Company shall have Consolidated Net Worth in an amount which is not less than the Consolidated Net Worth of Holdings prior to such transaction; and (v) Holdings shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Discount Notes Indenture.

  The Successor Company shall be the successor to Holdings and shall succeed to, and be substituted for, and may exercise every right and power of, Holdings under the Discount Notes Indenture, but the predecessor Person in the case of a conveyance, transfer or lease shall not be released from the obligation to pay the principal of and interest on the Discount Notes.

DEFAULTS

  An "Event of Default" is defined in the Discount Notes Indenture as (a) a default in any payment of interest on any Discount Note when the same becomes due and payable, and such default continues for a period of 30 days; (b) a default in the payment of the principal of any Discount Note when the same becomes due and payable at its Stated Maturity, upon redemption, upon declaration, upon required repurchase or otherwise; (c) the failure by Holdings to comply with its obligations under "--Merger and Consolidation";
(d) the failure by Holdings to comply for 30 days after notice with any of its obligations in the covenants described above under "--Change of Control" (other than a failure to purchase Discount Notes) or under "--Certain Covenants" under "--Limitation on Debt", "--Limitation on Restricted Payments", "--Limitation on Restrictions on Distributions from Subsidiaries; Limitation on Preferred Stock of Subsidiaries", "--Limitation on Sales of Assets and Subsidiary Stock" (other than a failure to purchase Discount Notes), "--Limitation on Transactions with Affiliates", "--Limitation on Liens", "--Limitation on Sale/Leaseback Transactions", "--Impairment of Security Interest", "--Amendments to Pledge Agreement" or "--SEC Reports"; (e) the failure by Holdings to comply with any of its agreements in the Discount Notes or the Discount Notes Indenture (other than those referred to in (a), (b), (c) or (d) above) and such failure continues for 60 days after the notice specified below; (f) a default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Debt for money borrowed by Holdings or any of its Subsidiaries (or the payment of which is Guaranteed by Holdings or any of its Subsidiaries) whether such Debt or Guarantee now exists, or is created after the date of the Discount Notes Indenture, which default (i) is caused by failure to pay principal of or premium, if any, or interest on such Debt prior to the expiration of the grace period provided in such Debt on the date of such default ("Payment Default") or (ii) results in the acceleration of such Debt prior to its express maturity and, in each case, the principal amount of any such Debt, together with the principal amount of any other such Debt under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $3 million or more; (g) certain events of bankruptcy or insolvency of Holdings or any Significant Subsidiary; (h) any judgment or decree for the payment of money in excess of $3 million is rendered against Holdings or a Significant Subsidiary and is not discharged and either (A) an enforcement proceeding has been commenced by any creditor upon such judgment or decree or (B) there is a period of 60 days following such judgment during which such judgment or decree is not discharged, waived or the execution thereof stayed; or (i) the security interest under the Pledge Agreement shall, at any time, cease to be in full force and effect for any reason other than the satisfaction in full of all obligations under the Discount Notes Indenture and discharge of the Discount Notes Indenture or any security interest created thereunder shall be declared invalid or unenforceable or Holdings shall assert, in any pleading in any court of competent jurisdiction, that such security interest is invalid or unenforceable. A Default under clause (d) or
(e) is not an Event of Default until the Trustee or the Holders of at least 25% in principal amount of the Discount Notes notify Holdings of the Default and Holdings does not cure such Default within the time specified after receipt of such notice.

  If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding Discount Notes may declare the Accreted Value of and accrued but unpaid interest on all the Discount Notes to be due and payable (collectively, the "Default Amount"). Upon such a declaration, the Default Amount shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of Holdings or a Significant Subsidiary occurs and is continuing, the Default Amount on all the Discount Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Discount Notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding Discount Notes may rescind any such acceleration with respect to the Discount Notes and its consequences.

  Subject to the provisions of the Discount Notes Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Discount Notes Indenture at the request or direction of any of the holders of the Discount Notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a Discount Note may pursue any remedy with respect to the Discount Notes Indenture or the

Discount Notes unless (i) such holder has previously given the Trustee notice that an Event of Default is continuing; (ii) holders of at least 25% in principal amount of the outstanding Discount Notes have requested the Trustee to pursue the remedy; (iii) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense; (iv) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity and (v) the holders of a majority in principal amount of the outstanding Discount Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Discount Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee.

  The Discount Notes Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within 90 days (or such shorter period as may be required by applicable law) after it occurs. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Discount Note, the Trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is in the interest of the holders of the Discount Notes. In addition, Holdings is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. Holdings also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action Holdings is taking or proposes to take in respect thereof.

AMENDMENTS AND WAIVERS

  Subject to certain exceptions, the Discount Notes Indenture may be amended or supplemented with the consent of the holders of a majority in principal amount of the Discount Notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the Discount Notes then outstanding. However, without the consent of each holder of an outstanding Discount Note, no amendment may, among other things, (i) reduce the amount of Discount Notes whose holders must consent to an amendment; (ii) reduce the rate of or extend the time for payment of interest on any Discount Note; (iii) reduce the principal amount at maturity or Accreted Value of any Discount Note or extend the Stated Maturity of any Discount Note; (iv) reduce the premium payable upon the redemption of any Discount Note or change the time at which any Discount Note may or shall be redeemed; (v) make any Discount Note payable in money other than that stated in the Discount Note; (vi) impair the right of any holder of the Discount Notes to receive payment of principal of, or premium if any, and interest on such holder's Discount Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Discount Notes; (vii) make any change in the amendment provisions which requires each holder's consent or in the waiver provisions; (viii) make any change in the Pledge Agreement that would adversely affect the Holders.

  Without the consent of any holder of the Discount Notes, Holdings and the Trustee may amend or supplement the Discount Notes Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of Holdings under the Discount Notes Indenture, to provide for uncertificated Discount Notes in addition to or in place of certificated Discount Notes (provided that the uncertificated Discount Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Discount Notes are described in Section 163(f)(2)(B) of the Code), to add Guarantees with respect to the Discount Notes, to add to the covenants of Holdings and its Subsidiaries for the benefit of the Holders or to surrender any right or power conferred upon Holdings, to make any change that does not adversely affect the rights of any Holder or to comply with any requirement of the SEC in connection with the qualification of the Discount Notes Indenture under the Trust Indenture Act of 1939.

  The consent of the Holders is not necessary under the Discount Notes Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

  After an amendment under the Discount Notes Indenture becomes effective, Holdings is required to mail to Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.

TRANSFER

  The Discount Notes will be issued in registered form and will be transferred only upon the surrender of the Discount Notes being transferred for registration of transfer. Holdings may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

DEFEASANCE

  Holdings at any time may terminate all its obligations under the Discount Notes and the Discount Notes Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligation to register the transfer or exchange of the Discount Notes, to replace mutilated, destroyed, lost or stolen Discount Notes and to maintain a registrar and paying agent in respect of the Discount Notes. Holdings at any time may terminate its obligations under the covenants described under "-- Certain Covenants" and "-- Change of Control" ("covenant defeasance").

  Holdings may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If Holdings exercises its legal defeasance option, payment of the Discount Notes may not be accelerated because of an Event of Default with respect thereto. If Holdings exercises its covenant defeasance option, payment of the Discount Notes may not be accelerated because of an Event of Default specified in clause (d) under "-- Defaults" above or the failure of Holdings to comply with "--Change of Control" above.

  In order to exercise either defeasance option, Holdings must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the Discount Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivering to the Trustee an Opinion of Counsel to the effect that holders of the Discount Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or a change in applicable Federal income tax law).

CONCERNING THE TRUSTEE

      is to be the Trustee under the Discount Notes Indenture and has been appointed by Holdings as Registrar and Paying Agent with regard to the Discount Notes.

  The Holders of a majority in principal amount of the outstanding Discount Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Discount Notes Indenture provides that if an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Discount Notes Indenture at the request of any Holder of Discount Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Discount Notes Indenture.

GOVERNING LAW

  The Discount Notes Indenture provides that it and the Discount Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

  "Accreted Value" means, (A) as of any date prior to               , 2001, an
amount per $1,000 principal amount at maturity of Discount Notes that is equal
to the sum of (a) the initial offering price ($         per $1,000 principal
amount of Discount Notes) of such Discount Notes and (b) the portion of the excess of the principal amount of such Discount Note over such initial offering price which shall have been amortized through such date, such amount to be so amortized on a daily basis and compounded semi-annually on each
              and               at the rate of     % per annum from the Issue
Date through the date of determination computed on the basis of a 360-day year of twelve 30-day months (the following table indicating the Accreted Value at the semiannual compounding dates with respect to each $1,000 principal amount at maturity of Discount Notes set forth below):

                                                                  ACCRETED
                                                                    VALUE
DATE                                                         -------------------
        , 1996.............................................. $
        , 1997..............................................
        , 1997..............................................
        , 1998..............................................
        , 1998..............................................
        , 1999..............................................
        , 1999..............................................
        , 2000..............................................
        , 2000..............................................
        , 2001..............................................
        , 2001..............................................

and (B) as of any date on or after               , 2001, the principal amount
of each Discount Note.

  "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the provisions described under "--Certain Covenants--Limitation on Restricted Payments", "--Certain Covenants-- Limitation on Affiliate Transactions" and "--Certain Covenants--Limitations on Sales of Assets and Subsidiary Stock" only, "Affiliate" shall also mean any beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of Capital Stock representing 5% or more of the total voting power of the Voting Stock (on a fully diluted basis) of Holdings or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

  "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) of shares of Capital Stock of a Subsidiary (other than directors' qualifying shares), property or other assets (each referred to for the purposes of this definition as a "disposition") by Holdings or any of its Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction, other than (i) a disposition by a Subsidiary to Holdings or by Holdings or a Subsidiary to a Wholly Owned Subsidiary, (ii) a disposition of property or assets (other than shares of Capital Stock of a Subsidiary and which do not constitute all or substantially all of the assets of any division or line of business of Holdings or any Subsidiary) at fair market value in the ordinary course of business, (iii) for purposes of the covenant described under "--

Certain Covenants--Limitation on Sale of Assets and Subsidiary Stock" only, a disposition that constitutes a Restricted Payment permitted by the covenant described under "--Certain Covenants--Limitation on Restricted Payments."

  "Attributable Debt", in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Discount Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

  "Average Life" means, as of the date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Debt or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

  "Board of Directors" means the Board of Directors of Holdings or any committee thereof duly authorized to act on behalf of such Board.

  "Business Day" means each day which is not a Legal Holiday.

  "Capital Lease Obligations" of a Person means any obligation which is required to be classified and accounted for as a capital lease on the face of a balance sheet of such Person prepared in accordance with GAAP; the amount of such obligation shall be the capitalized amount thereof, determined in accordance with generally accepted accounting principles; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

  "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated), including any Preferred Stock, but excluding any debt securities convertible into or exchangeable for such equity.

  "Code" means the Internal Revenue Code of 1986, as amended.

  "Consolidated Current Liabilities" as of the date of determination means the aggregate amount of liabilities of Holdings and its consolidated Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), on a consolidated basis, after eliminating (i) all intercompany items between Holdings and any Subsidiary and (ii) all current maturities of long-term Debt, all as determined in accordance with GAAP consistently applied.

  "Consolidated EBITDA Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days prior to the date of such determination to (ii) Consolidated Interest Expense for such four fiscal quarters; provided, however, that (1) if Holdings or any Subsidiary has Incurred any Debt since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated EBITDA Coverage Ratio is an Incurrence of Debt, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Debt as if such Debt had been Incurred on the first day of such period and the discharge of any other Debt repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Debt as if such discharge had occurred on the first day of such period, (2) if since the beginning of such period Holdings or any Subsidiary shall have made any Asset Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to the EBITDA (if negative), directly attributable thereto for such period, and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Debt of Holdings or any Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to Holdings and its continuing Subsidiaries in connection with such Asset Dispositions for such period (or, if the

Capital Stock of any Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Debt of such Subsidiary to the extent Holdings and its continuing Subsidiaries are no longer liable for such Debt after such sale), (3) if since the beginning of such period Holdings or any Subsidiary (by merger or otherwise) shall have made an Investment in any Subsidiary (or any Person which becomes a Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Debt) as if such Investment or acquisition occurred on the first day of such period, and (4) if since the beginning of such period any Person (that subsequently became a Subsidiary or was merged with or into Holdings or any Subsidiary since the beginning of such period) shall have made any Asset Disposition or any Investment that would have required an adjustment pursuant to clause (2) or
(3) above if made by Holdings or a Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition or Investment occurred on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto, and the amount of Consolidated Interest Expense associated with any Debt Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of Holdings. If any Debt bears a floating rate of interest and is being given pro forma effect, the interest of such Debt shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Debt if such Interest Rate Agreement has a remaining term in excess of 12 months).

  "Consolidated Interest Expense" means, for any period, the total interest expense of Holdings and its consolidated Subsidiaries, plus, to the extent not included in such interest expense, (i) interest expense attributable to capital leases, (ii) amortization of debt discount and debt issuance cost,
(iii) capitalized interest, (iv) non-cash interest payments, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) net costs under Interest Rate Agreements (including amortization of fees), (vii) Preferred Stock dividends in respect of all Preferred Stock held by Persons other than Holdings or a Wholly Owned Subsidiary, (viii) interest incurred in connection with Investments in discontinued operations; (ix) interest actually paid by Holdings or any of its consolidated Subsidiaries under any Guarantee of Debt or other obligation of any other Person and (x) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than Holdings) in connection with Debt Incurred by such plan or trust.

  "Consolidated Net Income" means, for any period, the net income of Holdings and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income (i) any net income of any Person if such Person is not a Subsidiary, except that (A) Holdings's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to Holdings or a Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Subsidiary, to the limitations contained in clause (iii) below) and (B) Holdings's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income; (ii) any net income of any Person acquired by Holdings or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;
(iii) any net income of any Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Subsidiary, directly or indirectly, to Holdings, except that (A) Holdings's equity in the net income of any such Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Subsidiary during such period to Holdings or another Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Subsidiary, to the limitation contained in this clause) and (B) Holdings's equity in a net loss of any such Subsidiary for such period shall be included in determining such Consolidated Net Income; (iv) any gain (but not loss) realized upon the sale or other disposition of any property, plant or equipment of Holdings or its consolidated subsidiaries (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain (but not loss) realized upon the sale or other disposition of any Capital Stock of any Person; and (v) the cumulative effect of a change in accounting principles. Notwithstanding the foregoing, for the purposes of the covenant described under "Certain Covenants--Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans as advances or other transfers of assets from a Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.

  "Consolidated Net Worth" of any Person means the total of the amounts shown on the balance sheet of such Person and its consolidated subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of such Person ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as (i) the par or stated value of all outstanding Capital Stock of such Person plus (ii) paid-in capital or capital surplus relating to such Capital Stock plus (iii) any retained earnings or earned surplus less (A) any accumulated deficit, (B) any amounts attributable to Redeemable Stock and (C) any amounts attributable to Exchangeable Stock.

  "Consolidated Net Tangible Assets" as of any date of determination, means the total amount of assets (less accumulated depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) which would appear on a consolidated balance sheet of Holdings and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, and after giving effect to purchase accounting and after deducting therefrom Consolidated Current Liabilities and, to the extent otherwise included, the amounts of: (i) minority interests in consolidated Subsidiaries held by Persons other than Holdings or a Subsidiary;
(ii) excess of cost over fair value of assets of businesses acquired, as determined in good faith by the Board of Directors; (iii) any revaluation or other write-up in book value of assets subsequent to the Issue Date as a result of a change in the method of valuation in accordance with GAAP consistently applied; (iv) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items; (v) treasury stock; and (vi) cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities.

   "Credit Agreement" means the agreement dated             , 1996 among
Chemicals, Texas Commerce Bank National Association, as administrative agent, and the other lenders party thereto, and their respective successors and assigns, as the same may be amended, supplemented, waived and otherwise modified, or refinanced from time to time in accordance with the terms thereof.

  "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement to which such Person is a party or a beneficiary.

  "Debt" of any Person means, without duplication, (i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;
(iii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);
(iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit); (v) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Redeemable Stock or with respect to Subsidiaries, any

Preferred Stock (but excluding any accrued dividends); (vi) all Hedging Obligations of such Person; (vii) all obligations of the type referred to in clauses (i) through (v) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee; and (viii) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured. The amount of Debt of any Person at any date shall be the outstanding balance of such date of all unconditional obligations as described above and the maximum liability upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; provided, however, that the amount outstanding at any time of any Debt Incurred with original issue discount is the face amount of such Debt less the remaining unamortized portion of the original issue discount of such Debt at such time as determined in conformity with GAAP.

  "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

  "EBITDA" for any period means the sum of Consolidated Net Income, plus Consolidated Interest Expense plus the following to the extent deducted in calculating such Consolidated Net Income: (a) all income tax expense of Holdings, (b) depreciation expense and (c) amortization expense, in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization of, a Subsidiary of Holdings shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to Holdings by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Subsidiary or its stockholders.

  "ESOP Loan Provisions" means the provisions of the Credit Agreement pursuant to which lenders thereunder have committed to make ESOP loans available to Chemicals.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "Exchangeable Stock" means any Capital Stock which is exchangeable or convertible into another security (other than Capital Stock of Holdings which is neither Exchangeable Stock nor Redeemable Stock).

  "Fair Market Value" means, with respect to any asset or property, the sale value that would be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.

  "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth (i) in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (ii) statements and pronouncements of the Financial Accounting Standards Board, (iii) in such other statements by such other entity as approved by a significant segment of the accounting profession, and (iv) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

  "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt or other obligation of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation of such Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

  "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

  "Holder" means the Person in whose name a Discount Note is registered on the Registrar's books.

  "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Debt or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall be deemed the Incurrence of Debt.

  "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect Holdings or any Subsidiary against fluctuations in interest rates.

  "Investment" in any Person means any loan or advance to, any acquisition of Capital Stock, equity interest, obligation or other security of, or capital contribution or other investment in, or any other credit extension to (including by way of Guarantee of any Debt of) such Person.

  "Issue Date" means the date on which the Discount Notes are originally issued.

  "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

  "Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to such properties or assets that are the subject of such Asset Disposition or received in any other noncash form) therefrom, in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition, (ii) all payments made on any Debt which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition, and (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition and (iv) the deduction of appropriate amounts provided by the sellers as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by Holdings or any Subsidiary after such Asset Disposition.

  "Net Cash Proceeds", with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

  "Non-Convertible Capital Stock" means, with respect to any corporation, any non-convertible Capital Stock of such corporation and any Capital Stock of such corporation convertible solely into non-convertible common stock of such corporation; provided, however, that Non-Convertible Capital Stock shall not include any Redeemable Stock or Exchangeable Stock.

  "Permitted Holders" means Sterling and Unicorn and their respective
Affiliates.

  "Permitted Investment" means an Investment by Holdings or any Subsidiary in
(i) a Wholly Owned Subsidiary or a Person that will, upon the making of such Investment, become a Wholly Owned Subsidiary; (ii) Temporary Cash Investments;
(iii) receivables owing to Holdings or any Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; (iv) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to Holdings or any Subsidiary or in satisfaction of judgments; and (v) any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under "--Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock".

  "Permitted Liens" means, with respect to any Person, (a) pledges or deposits by such Person under worker's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business; (b) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review; (c) Liens for property taxes not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings; (d) Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Debt; (e) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Debt and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person; (f) Liens securing Debt Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property of such Person; provided, however, that the Lien may not extend to any other property owned by such Person or any of its Subsidiaries at the time the Lien is Incurred, the Debt secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien, the Debt secured by such Lien shall have otherwise been permitted to be issued under the Discount Notes Indenture, and the aggregate principal amount of Debt secured by such Liens shall not exceed the lesser of cost or Fair Market Value of the assets or property so acquired or constructed; (g) Liens to secure Debt permitted under the provisions described in clause (b)(1) and (2) under "--Certain Covenants-- Limitation on Debt"; (h) Liens existing on the Issue Date; (i) Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided further, however, that such Lien may not extend to any other property owned by such Person or any of its Subsidiaries; (j) Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that the Liens may not extend to any other property owned by such Person or any of its Subsidiaries; (k) Liens securing Debt or other obligations of a Subsidiary of such Person owing to such Person or a Wholly Owned Subsidiary of such Person; (l) Liens securing Hedging Obligations so long as such Hedging Obligations relate to Debt that is, and is permitted to be under the Discount Notes Indenture, secured by a Lien on the same property securing such Hedging Obligations; (m) Liens created pursuant to the terms of the Pledge Agreement and (n) Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Debt secured by any Lien referred to in the foregoing clauses (f), (h), (i) and (j); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements to or on such property) and (y) the Debt secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Debt described under clauses (f), (h), (i) or (j) at the time the original Lien became a Permitted Lien and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement. Notwithstanding the foregoing, "Permitted Liens" will not include any Lien described in clauses (f), (i) or (j) above to the extent such Lien applies to any assets acquired directly or indirectly from Net Available Cash pursuant to clause (a)(ii)(B) or (D) of the covenant described under "--Certain Covenants--Limitation on Sale of Assets and Subsidiary Stock".

  "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

  "Preferred Stock", as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

  "Public Equity Offering" means an underwritten primary public offering of common stock of Holdings pursuant to an effective registration statement under the Securities Act.

  "Public Market" means any time after (x) a Public Equity Offering has been consummated and (y) at least 15% of the total issued and outstanding common stock of Holdings has been distributed by means of an effective registration statement under the Securities Act or sales pursuant to Rule 144 under the Securities Act.

  "Redeemable Stock" means any Capital Stock that by its terms or otherwise is required to be redeemed on or prior to the first anniversary of the Stated Maturity of the Discount Notes or is redeemable at the option of the holder thereof at any time on or prior to the first anniversary of the Stated Maturity of the Discount Notes.

  "Refinance" means, in respect of any Debt, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Debt in exchange or replacement for, such indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

  "Refinancing Debt" means Debt that Refinances any Debt of Holdings or any Subsidiary existing on the Issue Date or Incurred in compliance with the Discount Notes Indenture including Debt that Refinances Refinancing Debt; provided, however, that (i) such Refinancing Debt has a Stated Maturity no earlier than the Stated Maturity of the Debt being Refinanced, (ii) such Refinancing Debt has an Average Life at the time such Refinancing Debt is Incurred that is equal to or greater than the Average Life of the Debt being Refinanced, (iii) such Refinancing Debt has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Debt being Refinanced and (iv) with respect to any Refinancing Debt of Debt other than Senior Debt, such Refinancing Debt shall rank no more senior, and shall be at least as subordinated, in right of payment to the Discount Notes as the Debt being so extended, renewed, refunded or refinanced; provided further, however, that Refinancing Debt shall not include (x) Debt of a Subsidiary that Refinances Debt of Holdings or (y) Debt of Holdings or a Subsidiary that Refinances Debt of a Subsidiary.

  "Revolving Credit Provisions" means the provisions of the Credit Agreement pursuant to which lenders thereunder have committed to make available to Chemicals a revolving credit facility.

  "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby Holdings or a Subsidiary transfers such property to a Person and Holdings or a Subsidiary leases it from such Person.

  "SEC" means the Securities and Exchange Commission.

  "Senior Debt" means (i) Debt of Holdings, whether outstanding on the Issue Date or thereafter Incurred and (ii) accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Holdings to the extent post-filing interest is allowed in such proceeding) in respect of (A) indebtedness of Holdings for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which Holdings is responsible or liable unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are subordinate in right of payment to the Discount Notes; provided, however, that Senior Debt shall not include (1) any obligation of Holdings to any Subsidiary, (2) any liability for Federal, state, local or other taxes owed or owing by Holdings, (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities), (4) any Debt of Holdings (and any accrued and unpaid interest in respect thereof) which is subordinate or junior in any respect to any other Debt or other obligation of Holdings,
(5) that portion of any Debt which at the time of Incurrence is Incurred in violation of the Discount Notes Indenture, (6) Debt owed, due, or guaranteed on behalf of, any director, officer or employee of Holdings or any Subsidiary (including, without limitation, amounts owed for compensation), and (7) Debt which when Incurred and without respect to any election under Section 1111(b) of Title 11 United States Code, is without recourse to Holdings.

  "Significant Subsidiary" means (i) any domestic Subsidiary of Holdings which at the time of determination either (A) had assets which, as of the date of Holdings's most recent quarterly consolidated balance sheet, constituted at least 3% of Holdings's total assets on a consolidated basis as of such date,
(B) had revenues for the 12-month period ending on the date of Holdings's most recent quarterly consolidated statement of income which constituted at least 3% of Holdings's total revenues on a consolidated basis for such period, (ii) any foreign Subsidiary of Holdings which at the time of determination either
(A) had assets which, as of the date of Holdings's most recent quarterly consolidated balance sheet, constituted at least 5% of Holdings's total assets on a consolidated basis as of such date, in each case determined in accordance with GAAP, or (B) had revenues for the 12-month period ending on the date of Holdings's most recent quarterly consolidated statement of income which constituted at least 5% of Holdings's total revenues on a consolidated basis for such period, or (iii) any Subsidiary of Holdings which, if merged with all Defaulting Subsidiaries of Holdings, would at the time of determination either
(A) have had assets which, as of the date of Holdings's most recent quarterly consolidated balance sheet, would have constituted at least 10% of Holdings's total assets on a consolidated basis as of such date or (B) have had revenues for the 12-month period ending on the date of Holdings's most recent quarterly consolidated statement of income which would have constituted at least 10% of Holdings's total revenues on a consolidated basis for such period (each such determination being made in accordance with GAAP). "Defaulting Subsidiary" means any Subsidiary of Holdings with respect to which a Default has occurred.

  "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

  "Subordinated Obligation" means any Debt of Holdings (whether outstanding on Issue Date or hereafter Incurred) which is subordinate or junior in right of payment to the Discount Notes.

  "Subsidiary" means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) Holdings, (ii) Holdings and one or more Subsidiaries or (iii) one or more Subsidiaries.

  "Tangible Property" means all land, buildings, machinery and equipment and leasehold interests and improvements which would be reflected on a balance sheet of Holdings prepared in accordance with generally accepted accounting principles, excluding (i) all such tangible property located outside the United States of

America, (ii) all rights, contracts and other intangible assets of any nature whatsoever and (iii) all inventories and other current assets.

  "Temporary Cash Investments" means any of the following: (i) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof,
(ii) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50,000,000 (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of Holdings) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard and Poor's Ratings Group, and (v) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Ratings Group or "A" by Moody's Investors Service, Inc.

  "Term Loan Provisions" means the provisions of the Credit Agreement pursuant to which lenders thereunder have committed to make term loans available to Chemicals.

  "TIA" means the Trust Indenture Act of 1939 (15 U.S.C. (S)(S)77aaa-77bbbb) as in effect on the date of this Discount Notes Indenture.

  "Trustee" means the party named as such in the Discount Notes Indenture until a successor replaces it and, thereafter, means the successor.

  "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

  "Voting Stock" of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

  "Wholly Owned Subsidiary" means a Subsidiary all the Capital Stock of which (other than directors' qualifying shares) is owned by Holdings or another Wholly Owned Subsidiary.

                          DESCRIPTION OF THE WARRANTS

  A total of             Warrants will be issued under a warrant agreement
(the "Warrant Agreement") dated as of                   , 1996, between
Holdings and                  , as Warrant Agent (the "Warrant Agent"). The
Warrants are subject to the terms contained in the Warrant Agreement. The following summary, which describes certain material provisions of the Warrant Agreement and the Warrants, does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Warrant Agreement and the Warrants, including the definitions therein of the capitalized terms not defined herein. A copy of the form of the Warrant Agreement is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

GENERAL

  The Warrants will be exercisable at any time beginning twelve months following the Closing Date and on or prior to the Expiration Date. Each Warrant, when exercised, will entitle the holder thereof to receive share(s) of Holdings Common Stock, subject to adjustment, at an exercise price of $.01 per share (the "Exercise Price"). Upon consummation of the Transaction, the Warrants will initially entitle the holders thereof to
acquire, in the aggregate, approximately     % of the outstanding Holdings
Common Stock on a fully diluted basis. The Discount Notes and the Warrants will not trade separately until the Separation Date. All outstanding Warrants
will expire on                , 2008 (the "Expiration Date"). Holdings will
give notice not less than 90 nor more than 120 days prior to the Expiration Date to the registered holders of the then outstanding Warrants. If Holdings fails to give this notice, the Warrants will nevertheless terminate and become void on the Expiration Date.

METHOD OF EXERCISE

  The Warrants may be exercised at any time on or after the Separation Date by surrendering to the Warrant Agent a Warrant certificate signed by the registered holder indicating such holder's election to exercise or sell all or a portion of the Warrants evidenced by such certificate. Upon surrender of the Warrant certificate for exercise or sale, the Warrant Agent will deliver or cause to be delivered, to or upon the written order of any holder, appropriate evidence of ownership of any shares of Holdings Common Stock or other securities or property (including any money) to which such holder is entitled, together with Warrant certificates evidencing any Warrants not exercised or sold.

  Certificates for Warrants will be issued in fully registered form only. No service charge shall be made for registration of transfer or exchange upon surrender of any Warrant certificate at the office of the Warrant Agent maintained for that purpose. Holdings may require payment of a sum sufficient to cover any tax or other government charge that may be imposed in connection with any registration or transfer or exchange of Warrant certificates.

  Fractional shares of Holdings Common Stock are not required to be issued upon exercise of Warrants, but in lieu thereof Holdings will pay a cash adjustment.

ADJUSTMENT

  The number of shares of Holdings Common Stock issuable upon the exercise of each Warrant and the Exercise Price are subject to adjustment in certain events, including (i) a dividend or distribution on the Holdings Common Stock in shares of Holdings' capital stock or a stock split, combination, subdivision or reclassification of Holdings Common Stock, (ii) the issuance of rights, options, warrants or convertible or exchangeable securities to all holders of Holdings Common Stock entitling such holders to purchase shares of Holdings Common Stock for a consideration per share less than the then current market value per share of Holdings Common Stock, (iii) the distribution to all holders of Holdings Common Stock of any of Holdings' assets, debt securities, or any rights or warrants to purchase securities (excluding those rights referred to in clause (ii) above and excluding cash dividends or other cash distributions from current or retained earnings) and (iv) purchases of

Holdings Common Stock pursuant to a tender or exchange offer by Holdings or any Subsidiary (as defined) at a price in excess of the then current market price per share of Holdings Common Stock.

  In the event of a distribution to holders of Holdings Common Stock which results in an adjustment to the number of shares of Holdings Common Stock or other consideration for which a Warrant may be exercised, the holders of the Warrants may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend. See "Certain United States Federal Income Tax Consequences."

MERGERS, CONSOLIDATIONS, ETC.

  In the event that Holdings consolidates or mergers with or into, or sells all or substantially all of its property and assets to, another person, each Warrant thereafter shall entitle the holder to receive upon the exercise thereof the number of shares of capital stock or other securities or property which the holder of a share of Holdings Common Stock is entitled to receive upon completion of such consolidation, merger or sale of assets. If Holdings merges, consolidates or sells all or substantially all of its property and assets to another person and, in connection therewith, consideration to the holders of Common Stock in exchange for their shares is payable solely in cash, or in the event of the dissolution, liquidation or winding-up of Holdings, then the holders of the Warrants will be entitled to receive distributions on an equal basis with the holders of Holdings Common Stock (or other securities) issuable upon exercise of the Warrants, as if the Warrants had been exercised immediately prior to such extent (or the record date therefor). Upon receipt by the holders of such payment, if any, the Warrants will expire and the rights of holders thereof with respect to the Warrants will cease. In the case of any such merger, consolidation or sale of assets, the surviving or acquiring person and, in the event of any dissolution, liquidation or winding-up of Holdings, Holdings, must deposit with the Warrant Agent the funds, if any, necessary to pay the holders of the Warrants. After such funds and the surrendered Warrants are received, the Warrant Agent must make payment by delivering a check in such amount as is appropriate (or, in the case of consideration other than cash, such consideration as is appropriate) to such person or persons as it may be directed in writing by the holders surrendering such Warrants.

REGISTRATION REQUIREMENT

  Holdings is required, under the terms of the Warrant Agreement, to use its best efforts to cause to be declared effective no later than twelve months after the Closing Date, a shelf registration statement with respect to the issuance of the shares of Holdings Common Stock upon the exercise of the Warrants. Holdings is required to use its best efforts to maintain the effectiveness of such shelf registration statement until the earlier of (i) such time as all Warrants have been exercised and (ii) the Expiration Date. During any consecutive 365-day period, Holdings will have the ability to suspend availability of such shelf registration statement for up to two 15 consecutive day periods (except for the 30 consecutive day period immediately prior to the Expiration Date) if Holdings' Board of Directors determines in good faith that there is a valid purpose for the suspension and provides notice of such determination to the holders at their addresses appearing in the register of Warrants maintained by the Warrant Agent.

NO RIGHTS AS STOCKHOLDERS

  Holders of Warrants are not entitled, by virtue of being such holders, to receive dividends or subscription rights, vote, consent, exercise any preemptive right or receive notice as stockholders of Holdings in respect of any meeting of stockholders for the election of directors of Holdings or any other matter, or exercise any other rights whatsoever as stockholders of Holdings.

RESERVATION OF SHARES

  Holdings has authorized and reserved for issuance such number of shares of Holdings Common Stock as shall be issuable upon exercise of all outstanding Warrants. Such shares of Holdings Common Stock, when issued, will be duly and validly issued, fully paid and non-assessable, free of preemptive rights and free from all taxes, liens, charges and security interests with respect to the issue thereof.

REPORTS

  Whether or not required by the rules and regulations of the SEC, so long as any of the Warrants remain outstanding, Holdings shall cause copies of the reports described under "Description of the Discount Notes--Certain Covenants--SEC Reports" to be filed with the Warrant Agent and mailed to the holders at their addresses appearing in the register of Warrants maintained by the Warrant Agent.

AMENDMENT

  From time to time, Holdings and the Warrant Agent, without the consent of the holders of the Warrants, may amend or supplement the Warrant Agreement for certain purposes, including the curing of defects or inconsistencies or making changes that do not adversely affect the rights of any holder. Any amendment or supplement to the Warrant Agreement that has an adverse effect on the interests of the holders of the Warrants shall require the written consent of the holders of a majority of the then outstanding Warrants. The consent of each holder of the Warrants affected shall be required for any amendment pursuant to which the number of shares of Holdings Common Stock receivable upon the exercise of Warrants would be decreased (other than pursuant to adjustments provided for in the Warrant Agreement).

                         DESCRIPTION OF CAPITAL STOCK

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

  Upon consummation of the Transaction, the authorized capital stock of Holdings will be 22,000,000 shares, consisting of 20,000,000 shares of Holdings Common Stock and 2,000,000 shares of Preferred Stock of Holdings, par value $0.01 per share ("Preferred Stock"). The following summary is qualified in its entirety by reference to the Form of Holdings' Certificate of Incorporation (the "Charter") and the Amended Bylaws of the Company (the "Bylaws"), which will be the Certificate of Incorporation and Bylaws of Holdings upon consummation of the Merger. Copies of the Charter and Bylaws are included as exhibits to the Registration Statement of which this Prospectus is a part.

  Holdings Common Stock. The holders of Holdings Common Stock are entitled to dividends in such amounts and at such times as may be declared by the Board of Directors out of funds legally available therefor. Holders of Holdings Common Stock are entitled to one vote per share for the election of directors and other corporate matters. In the event of liquidation, dissolution or winding up of Holdings, holders of Holdings Common Stock would be entitled to share ratably in all assets of Holdings available for distribution to the holders of Holdings Common Stock. Holdings Common Stock carries no preemptive rights. All outstanding shares of Holdings Common Stock are expected to be duly authorized, validly issued, fully paid and nonassessable.

  Preferred Stock. The Board of Directors is authorized to issue from time to time, without stockholder authorization, in one or more designated series, shares of preferred stock with such dividend, redemption, conversion and exchange provisions as are provided in the particular series. Upon consummation of the Transaction, none of such shares will have been issued. Except as by law expressly provided, or except as may be provided by resolution of the Board of Directors, the Preferred Stock shall have no right or power to vote on any question or in any proceeding or to be represented at, or to receive notice of, any meeting of stockholders of Holdings. The issuance of the Preferred Stock could have the effect of delaying or preventing a change in control of Holdings. The Board of Directors has no present plans to issue any of the Preferred Stock.

PROVISIONS HAVING POSSIBLE ANTI-TAKEOVER EFFECT

  Statutory Provisions. Section 203 ("Section 203") of the General Corporation Law of the State of Delaware (the "Delaware Act") restricts certain transactions between a corporation organized under Delaware law (or its majority-owned subsidiaries) and any person holding 15% or more of the corporation's outstanding voting stock, together with the affiliates or associates of such person (an "Interested Stockholder"). Section 203 generally prohibits a publicly held Delaware corporation from engaging in the following transactions with an Interested Stockholder, for a period of three years from the date the stockholder becomes an Interested Stockholder (unless certain conditions, described below, are met): (a) all mergers or consolidations, (b) sales, leases, exchanges or other transfers of 10% or more of the aggregate assets of the corporation, (c) issuances or transfers by the corporation of any stock of the corporation which would have the effect of increasing the Interested Stockholder's proportionate share of the stock of any class or series of the corporation,
(d) any other transaction which has the effect of increasing the proportionate share of the stock of any class or series of the corporation which is owned by the Interested Stockholder, and (e) receipt by the Interested Stockholder of the benefit (except proportionately as a stockholder) of loans, advances, guarantees, pledges or other financial benefits provided by the corporation.

  The three-year ban does not apply if either the proposed transaction or the transaction by which the Interested Stockholder became an Interested Stockholder is approved by the board of directors of the corporation prior to the date such stockholder becomes an Interested Stockholder. Additionally, an Interested Stockholder may avoid the statutory restriction if, upon the consummation of the transaction whereby such stockholder becomes an Interested Stockholder, the stockholder owns at least 85% of the outstanding voting stock of the corporation without regard to those shares owned by the corporation's officers and directors or certain employee stock plans. Business combinations are also permitted within the three-year period if approved by the board of directors and authorized at an annual or special meeting of stockholders, by the holders of at least 66 2/3% of the outstanding voting stock not owned by the Interested Stockholder. In addition, any transaction is exempt from the statutory ban if it is proposed at a time when the corporation has proposed, and a majority of certain continuing directors of the corporation have approved, a transaction with a party which is not an Interested Stockholder of the corporation (or who becomes such with board approval) if the proposed transaction involves (a) certain mergers or consolidations involving the corporation, (b) a sale or other transfer of over 50% of the aggregate assets of the corporation, or (c) a tender or exchange offer for 50% or more of the outstanding voting stock of the corporation.

  Section 203 is not applicable to corporations that do not have a class of voting stock that is (i) listed on a national securities exchange, (ii) authorized for quotation on the NASDAQ Stock Market, or (iii) held of record by more than 2,000 stockholders, unless the foregoing results from action taken, directly or indirectly, by an Interested Stockholder or from a transaction in which a person becomes an Interested Stockholder. Upon consummation of the Transaction, it is expected that Section 203 will not be applicable to Holdings, though it may be applicable in the future. A corporation may, at its option, exclude itself from the coverage of Section 203 if its original Certificate of Incorporation contains a provision expressly electing not to be governed by Section 203. The Charter will not contain such a provision.

  Charter and Bylaw Provisions. The Charter will provide that the number of directors will be fixed by the Board of Directors in accordance with the Bylaws, but will consist of not less than three nor more than 15 members. The Bylaws currently provide that the Board of Directors will consist of seven members. A director of Holdings may be removed only upon the affirmative vote of the holders of not less than 66 2/3% of the outstanding capital stock entitled to vote at an election of directors.

  The Charter will provide that Holdings may, by action of its Board of Directors, issue warrants, rights and options with such terms as determined by the Board of Directors. This provision will allow the Board of Directors to adopt a rights plan. Holdings does not currently have a rights plan in effect.

  The Charter will provide that Holdings may, by action of its Board of Directors, provide for a sinking fund for the purchase or redemption of shares of any series and specify the terms and conditions governing the operations of any such fund. Upon consummation of the Transaction, Holdings will not have any such fund.

  The Charter will provide that nominations of persons for election to the Board of Directors may be made by or at the direction of the Board of Directors, and that the Bylaws may set forth procedures for nominations of persons for election to the Board of Directors. The Bylaws do not currently contain any such procedures. The

Charter and the Bylaws will provide that any newly created directorship resulting from an increase in the number of directors or a vacancy on the Board of Directors shall be filled by vote of a majority of the remaining directors then in office, even though less than a quorum. The Charter will also provide that special meetings of the stockholders may only be called by the Board of Directors and that the stockholders may not act by written consent. The Charter will provide that these provisions of the Charter, and the Bylaws as a whole, may not be amended without the approval of at least 66 2/3% of the voting power of all shares of Holdings entitled to vote generally in the election of directors, voting together as a single class.

  The foregoing provisions of the Charter and the Bylaws, and of Section 203 if applicable, together with the ability of the Board of Directors to issue Preferred Stock without further stockholder action, could delay or frustrate the removal of incumbent directors or the assumption of control by the holder of a large block of Holdings Common Stock even if such removal or assumption would be beneficial, in the short term, to stockholders of Holdings. The provisions could also discourage or make more difficult a merger, tender offer or proxy contest even if such event would be favorable to the interests of stockholders.

LIMITATION ON DIRECTORS AND OFFICERS LIABILITY

  The Delaware Act authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by such legislation, directors are accountable to corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Although the Delaware Act does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The Charter limits the liability of Holdings' directors to Holdings or its stockholders (in their capacity as directors but not in their capacity as officers) to the fullest extent permitted by the Delaware Act. Specifically, directors of Holdings will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Holdings or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Act or (iv) for any transaction from which the director derived an improper personal benefit.

  The inclusion of this provision in the Charter may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited Holdings and its stockholders.

TRANSFER AGENT

  The Transfer Agent for the Holdings Common Stock will be KeyCorp Shareholder Services.

                      DESCRIPTION OF THE CREDIT FACILITY

  As part of the Transaction, Chemicals will to enter into a Credit Agreement (the "Credit Agreement") with Texas Commerce Bank National Association, as administrative agent (the "Agent"), for a syndicate of lenders, and Credit Suisse and Chase Securities Inc. as co-arrangers. The Agent and Credit Suisse have delivered a commitment whereby each will underwrite 50% of the $456.5 million principal amount of the loan facilities described below, subject to the preparation and negotiation of definitive documentation, no material adverse change in the business of the Company, the closing of the Offerings and the consummation of the Merger. The Company, STX Acquisition and the Agent are engaged in negotiations regarding the terms of the Credit Agreement. The following description summarizes certain provisions which the parties currently expect to be included in the Credit Agreement; the description does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the Credit Agreement, including the definitions therein of certain terms, a copy of which has been filed as an exhibit to the Registration Statement of which this prospectus is a part.

  The Credit Agreement will provide for facilities consisting of (i) a six and one half year revolving credit facility providing for up to $125.0 million in revolving loans (the "Revolving Credit Facility"), (ii) a term loan facility providing for up to $325.0 million in term loans ("Term Loans") consisting of
(x) a six and one half year $200.0 million term loan and (y) an eight year $125.0 million term loan and (iii) a four year $6.5 million ESOP Term Loan.

  At the Closing, Chemicals will borrow the entire $325.0 million of the Term Loans and approximately $16.4 million under the Revolving Credit Facility. The proceeds from such borrowings will be used to (i) finance the Merger (ii) refinance certain existing indebtedness of the Company and (iii) to finance the payment of certain fees and expenses related to the Merger and the related financings. Additionally, at the Closing, Chemicals will borrow the entire amount of the ESOP Term Loan and lend those funds to the New ESOP, which will use such funds to purchase STX Acquisition Common Stock.

  The Credit Agreement requires the principal amount of the Term Loans to be amortized in quarterly installments beginning with the fiscal quarter ending December 31, 1996, subject to mandatory prepayments based upon consolidated excess cash flow. The ESOP Term Loan will be amortized in 16 equal quarterly installment amounts of $406,250 during its four-year term. The Revolving Credit Facility is a six and one half year revolving line of credit to Chemicals. Advances under the Revolving Credit Facility will be subject to a Borrowing Base (as defined) consisting of 85% of eligible accounts receivable and 65% of eligible inventory with an inventory cap of 50% of the Borrowing Base.

  Under the Credit Agreement, Chemicals will be permitted to make optional prepayments without premium or penalty. Prepayments of borrowings must be accompanied by payments of all breakage costs and lenders' expenses or losses, if any, incurred as a result of such prepayment.

  Chemicals' obligations under the Revolving Credit Facility, the Term Loans and the ESOP Term Loan (collectively, the "Credit Facility") will be secured by a first priority lien on the capital stock of Chemicals' domestic subsidiaries, 65% of the capital stock of its foreign subsidiaries and substantially all of the domestic assets of Chemicals, including without limitation, accounts receivable, inventory, intangibles and fixed assets and assignments of certain material leases, licenses and contracts. In addition, the Credit Facility will be secured by a pledge by Holdings of all of the capital stock of Chemicals. A second lien on the capital stock of Chemicals will be permitted to secure the obligations under the Discount Notes.

  The domestic subsidiaries of Chemicals will guarantee the obligations under the Credit Facility. The six and one half year term loan, the ESOP Term Loan and the Revolving Credit Facility initially bear interest at a rate per annum of, at Chemicals' option, either the Eurodollar Rate (as defined) plus 2.5% or the Base Rate (as defined) plus 1.5%. The applicable margin will be reduced based on Chemicals' ratio of total outstanding debt at the end of each fiscal quarter to EBITDA for the four quarter period ending on such quarter. The eight year term loan will bear interest at the Eurodollar Rate plus 3.0% or the Base Rate plus 2.0%.

  The Credit Agreement will contain numerous financial and operating covenants, including, but not limited to, restrictions on Chemicals' ability to incur indebtedness, pay dividends, create liens, sell assets, engage in mergers and acquisitions and refinance existing indebtedness. The Credit Agreement will also require Chemicals to satisfy certain financial covenants and tests. In addition, the Credit Agreement will include various circumstances that will constitute, subject in certain cases to notice and grace periods, an event of default thereunder.

  The Credit Agreement will require Chemicals to pay the following fees in connection with the maintenance of the Credit Agreement: (i) commitment fees to be paid to the lenders in amounts equal to 1/2 of 1% per annum (decreasing to .375 of 1% depending on the debt to EBITDA ratio) on the unused commitment under the

Revolving Credit Facility payable quarterly in arrears until such time as the Revolving Credit Facility matures, and (ii) an annual administration fee to the Agent. In addition, Chemicals will pay various fees and closing costs in connection with the origination and syndication of the Credit Facility.

  Chemicals will also be required to reimburse the Agent for all reasonable out-of-pocket costs and expenses incurred in the preparation, documentation, syndication and administration of the Credit Agreement and to reimburse the lenders for all out-of-pocket costs and expenses incurred in connection with the enforcement of their rights after a default under the Credit Agreement. Chemicals will agree to indemnify the Agent and the lenders, certain of their affiliates, and their respective officers, directors, employees, agents and attorneys against certain liabilities arising out of or relating to the Credit Agreement and the transactions contemplated thereby.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

  The following discussion summarizes the U.S. federal income tax consequences expected to apply to holders from the purchase, ownership and disposition of the Notes, the Discount Notes, and the Warrants (collectively, the Notes and the Discount Notes are sometimes referred to as "Debt Securities"). The summary is based upon currently applicable law, including current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations (the "regulations"), judicial decisions, and administrative rulings and practice. There can be no assurance that the Internal Revenue Service (the "IRS") will not take a contrary view, and no ruling from the IRS has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may be retroactive and could affect the tax consequences applicable to holders of the Debt Securities and Warrants.

  The following summary is for general information only, does not address all aspects of U.S. federal income taxation that may be relevant to particular investors, deals only with holders that will hold the Securities (and any Holdings Common Stock acquired upon exercising a Warrant) as capital assets, and does not discuss any aspect of state, local, or foreign tax laws. The tax treatment of a holder of the Securities may vary depending upon such holder's particular situation. Certain holders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, taxpayers subject to the alternative minimum tax, and foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. EACH POTENTIAL INVESTOR SHOULD CONSULT HIS OR HER TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF THE SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

THE DEBT SECURITIES

STATED INTEREST AND ORIGINAL ISSUE DISCOUNT

  Holders of Notes will be required to include stated interest in gross income in accordance with their method of accounting for tax purposes unless the Notes are issued with more than a de minimis amount of original issue discount. At present, Chemicals and the Underwriters expect that the Notes will be issued with no or a de minimis amount of original issue discount. Holders of Discount Notes will be required to include stated interest and original issue discount on the Discount Notes in gross income in accordance with the original issue discount rules discussed below. As a result, holders of Discount Notes will be required to include amounts in income with respect to the Discount Notes prior to the receipt of cash payments attributable to such income (regardless of whether the holder is a cash or accrual method taxpayer). Furthermore, even after interest payments commence on the Discount Notes, the amount of interest that a holder is required to include in income for any taxable year may exceed the cash payments actually made to the holder for that taxable year.

 Taxation of Original Issue Discount--General Rules

  The amount of original issue discount, if any, on a debt instrument is the excess of its "stated redemption price at maturity" over its "issue price," subject to a statutorily defined de minimis exception. The "issue price" of a debt instrument offered for cash as part of an investment unit, such as a Discount Note issued together with a Warrant, is as described below under "-- Discount Notes." The "stated redemption price at maturity" of a debt instrument is the sum of its principal amount plus all other payments required thereunder, other than payments of "qualified stated interest" (defined generally as stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate that appropriately takes into account the length of intervals between payments).

  In general, the holder of a debt instrument issued with original issue discount must include in gross income for federal income tax purposes the sum of the daily portions of original issue discount with respect to that debt instrument for each day during the taxable year on which the holder owns the debt instrument. The daily portions of original issue discount with respect to a debt instrument are determined by allocating to each day during a taxable year a ratable portion of the original issue discount attributable to the accrual period (generally, the accrual periods with respect to any debt instrument consist of periods of one year or less from the date of original issuance) in which such day is included. The amount of original issue discount attributable to each accrual period equals the amount determined by (i) multiplying the "adjusted issue price" of the debt instrument at the beginning of the accrual period by the yield to maturity of the debt instrument (i.e., the discount rate that, when applied to all payments under the debt instrument, results in a present value equal to the issue price) and (ii) subtracting therefrom the amount of the qualified stated interest, if any, allocable to that accrual period. The "adjusted issue price" at the beginning of any accrual period is the issue price of the debt instrument, plus the amount of original issue discount taken into account for all prior accrual periods, minus the amount of all cash payments previously made on the debt instrument (other than payments of qualified stated interest). This constant yield method of determining the amount of original issue discount includable in income for any period will ordinarily require a holder of a debt instrument to include increasing amounts of original issue discount in income in successive accrual periods.

  The tax basis of a debt instrument in the hands of the holder is increased by the amount of original issue discount, if any, on the debt instrument that is included in the holder's gross income and is decreased by the amount of any cash payments (other than payments of qualified stated interest) received with respect to the debt instrument, whether such payments are denominated as principal or interest.

 Notes

  It is presently expected that the Notes will be issued for an amount equal to the stated principal amount payable at maturity on those Notes, and that all of the interest payable on the Notes will be qualified stated interest. The issue price of the Notes will be determined without regard to pre-issuance accrued interest. (Such interest will be returned to the holder of the obligation as part of the first interest payment on the obligation and treated as a tax-free return of capital.) As a result, the Notes will be issued with no original issue discount. Holders of Notes will be required to include the qualified stated interest payable on the Notes in their gross income in accordance with their method of accounting for tax purposes. In the event that the Notes are issued with a de minimis amount of original issue discount, the original issue discount rules would not apply to the Notes and Holders of the Notes would be required to include any de minimus original issue discount in income as principal payments were made on the Notes. However, if the Notes are issued with more than a de minimis amount of original issue discount, the Notes would be subject to the original issue discount rules, and Holders of the Notes would be required to include that original issue discount in income in accordance with those rules.

 Discount Notes

  The Discount Notes will be issued with original issue discount for federal income tax purposes. As a result, holders of Discount Notes will be required to include amounts in income over the term of the Discount Notes in accordance with the rules described above.

  Because the original purchasers of the Discount Notes will also be purchasing Warrants, the Discount Notes and the Warrants will be treated as "investment units". The issue price of a debt instrument issued as part of an investment unit is determined by allocating the issue price of the investment unit among each element of such unit in accordance with their relative fair market values on the date of issuance. The issue price of an investment unit is equal to the first price at which a substantial amount of Units is sold, excluding sales to bond houses, brokers and similar persons or organizations acting in the capacity of underwriters, wholesalers or placement agents. Based upon the relative valuations determined by its underwriters, Holdings will make an allocation of the issue price between the Discount Notes and the Warrants. Holdings' allocation is binding on a holder of Discount Notes unless such holder explicitly discloses a contrary position on his or her tax return for the year in which the Discount Notes and Warrants are acquired. This allocation is, however, not binding on the IRS, and therefore, there can be no assurance that the IRS will respect such allocation. Because none of the payments of stated interest on the Discount Notes will constitute payments of qualified stated interest, the stated redemption price at maturity of the Discount Notes will be equal to the sum of the principal amount plus all payments of stated interest.

 Optional Redemption

  Holdings may redeem the Discount Notes at the times and the redemption prices set forth under the heading "Description of the Discount Notes-- Optional Redemption" and Chemicals may redeem the Notes at the times and the redemption prices set forth under the heading "Description of the Notes-- Optional Redemption." In addition, in the event of a Change of Control (as defined under the headings "Description of the Discount Notes--Certain Definitions" and "Description of the Notes--Certain Definitions), Holdings will be required to offer to redeem all of the Discount Notes and Chemicals will be required to offer to redeem all of the Notes. Under the original issue discount regulations, if an issuer of a debt instrument with original issue discount has an unconditional option to redeem such debt instrument, the issuer will be treated as having exercised such option if, by treating the date of deemed exercise of the option as the maturity date and the redemption price (and all payments of stated interest (other than qualified stated interest payments) made to the date of deemed exercise) as the stated redemption price at maturity, the yield to maturity on such debt instrument would be lower than such yield would have been had the option not been deemed exercised. Because a redemption of the Discount Notes or the Notes under the terms applicable in the case of an optional redemption will not lower the yield to maturity on such notes, neither the Discount Notes nor the Notes will be deemed to be called prior to their maturity. In addition, Holdings' obligation to offer to redeem the Discount Notes and Chemicals' obligation to offer to redeem the Notes on a Change of Control will not affect the yield or maturity date of the Discount Notes or the Notes unless, based on all of the facts and circumstances as of the issue date, it is more likely than not that a redemption will occur as a result of a Change of Control. Holdings and Chemicals have no present intention to treat the redemption provisions applicable on a Change of Control or any option to redeem the Discount Notes or the Notes prior to their stated maturity as being triggered or exercised or as otherwise affecting the computation of the yield to maturity of, or the original issue discount on, the Discount Notes or the Notes.

APPLICABLE HIGH YIELD DISCOUNT OBLIGATION RULES

  The original issue discount on any obligation that constitutes an "applicable high yield discount obligation" is not deductible until paid. An "applicable high yield discount obligation" is any debt instrument that (i) has a maturity date which is more than five years from the date of issue, (ii) has a yield to maturity which equals or exceeds five percentage points over the applicable federal rate for the calendar month in which the obligation is issued and (iii) has "significant original issue discount." A debt instrument generally has "significant original issue discount" if, as of the close of any accrual period ending more than five years after the date of issue, the excess of the interest that has accrued on the obligation over the interest that is required to be paid thereunder exceeds the product of the issue price of the instrument and its yield to maturity. Moreover, if the debt instrument's yield to maturity exceeds the applicable federal rate plus six percentage points, a ratable portion of the issuing corporation's deduction for original issue discount (the "Disqualified OID") will be denied. For purposes of the dividends-received deduction under Section 243 of the Code, the Disqualified OID will be treated as a dividend to the extent it would have been so treated if it had been distributed by the issuing corporation with respect to its stock.

  Holdings expects that, based on the terms of the instrument and its projected yield to maturity, the Discount Notes will constitute applicable high yield discount obligations, and a portion of the original issue discount on those obligations will be treated as Disqualified OID. As a result, Holdings will not be allowed a deduction for the accrual of original issue discount on the Discount Notes until such interest is actually paid, and Holdings will not be allowed a deduction for the accrual or payment of the portion of the original issue discount that constitutes Disqualified OID. Corporate holders of the Discount Notes should be allowed a dividends received deduction (generally at a 70 percent rate) with respect to the accrual of the Disqualified OID so long as Holdings has current or accumulated earnings and profits in excess of such amount. The Notes will not constitute applicable high yield discount obligations.

MARKET DISCOUNT

  Purchasers of Debt Securities should be aware that an acquisition of Debt Securities may be affected by the market discount provisions of the Code. These rules generally provide that, subject to a statutorily defined de minimis exception, if a holder of a debt instrument purchases it at a "market discount" (as defined below) and thereafter recognizes gain on a disposition of the debt instrument (including a gift), the lesser of such gain (or appreciation, in the case of a gift) and the portion of the market discount that accrued while the debt instrument was held by such holder will be treated as ordinary interest income at the time of the disposition. For this purpose, a purchase at a "market discount" is defined to include a purchase at or after the original issue at a price below the stated redemption price at maturity, or, in the case of a debt instrument issued with original issue discount, such as a Discount Note, at a price below its "adjusted issue price" (i.e., its issue price, plus the aggregate original issue discount includible in income by all holders of the debt instrument, minus all payments made on the note, other than payments of qualified stated interest). The market discount rules also provide that a holder who acquires a debt instrument at a market discount (and who does not elect to include such market discount in income on a current basis) may be required to defer a portion of any interest expense that may otherwise be deductible on any indebtedness incurred or maintained to purchase or carry such debt instrument until the holder disposes of the debt instrument in a taxable transaction. Holders who purchase the Debt Securities at original issuance at the issue price will not be subject to the market discount provisions with respect to such obligations.

  The Debt Securities provide that they may be redeemed, in whole or in part, before maturity. If some or all of the Debt Securities are redeemed in part, each holder of a Note or Discount Note so redeemed that was acquired at a market discount would be required to treat the principal payment as ordinary interest income to the extent of any accrued market discount on such Note or Discount Note.

  For purposes of applying the foregoing rules, any market discount on a Note or Discount Note will be considered to accrue ratably from the date of its acquisition to its maturity date, unless the holder makes an irrevocable election to accrue market discount on a constant interest rate basis. In addition, a holder of a debt instrument acquired at a market discount may elect to include the market discount in income as the discount thereon accrues, either on a straight-line basis or, if elected, on a constant interest rate basis. The current inclusion election, once made, applies to all market discount obligations acquired by such holder on or after the first day of the first taxable year to which the election applies, and the election may not be revoked without the consent of the IRS. If a holder of a Note or Discount Note elects to include market discount in income, the foregoing rules with respect to the recognition of ordinary income on a sale or other disposition of such Note or Discount Note and the deferral of interest deductions on indebtedness related to such Note or Discount Note would not apply. Any accrued market discount which is included in a holder's gross income would increase the adjusted tax basis of the Note or Discount Note in the hands of the holder.

ACQUISITION PREMIUM

  A holder who pays an "acquisition premium" for a Discount Note may be entitled to a reduction in the amount of original issue discount includable in such holder's income for any taxable year to the extent of the portion of the acquisition premium properly allocable to such year. "Acquisition premium" is any amount paid by a holder for a Discount Note in excess of its "adjusted issue price" (i.e., its issue price increased by the original issue discount previously accrued on the Discount Note and decreased by cash payments (other than qualified stated interest) made with respect to such Discount Note) at the time of the acquisition.

AMORTIZABLE BOND PREMIUM

  Generally, if the tax basis of a debt instrument held as a capital asset exceeds the sum of all amounts payable on the obligation other than qualified stated interest, such excess may constitute amortizable bond premium that the holder may elect to amortize under the constant interest rate method and deduct over the period from his or her acquisition date to the obligation's maturity date. A holder who elects to amortize bond premium must reduce his or her tax basis in the related obligation by the amount of the aggregate deductions allowable for amortizable bond premium.

  In the case of a debt instrument, such as a Note, that may be called at a premium prior to maturity, the earlier call date of the debt instrument is treated as the maturity date of the debt instrument and the amount of bond premium is determined by treating the amount payable on such call date as the amount payable at maturity if such a calculation produces a smaller amortizable bond premium than the method described in the preceding paragraph. If a holder of a debt instrument is required to amortize and deduct bond premium by reference to a certain call date, the debt instrument will be treated as maturing on such date for the amount payable, and, if not redeemed on such date, the debt instrument will be treated as reissued on such date for the amount so payable. If a debt instrument purchased at a premium is redeemed prior to its maturity, a purchaser who has elected to deduct bond premium may deduct any remaining unamortized bond premium as an ordinary loss in the taxable year of redemption.

  The amortizable bond premium deduction is treated as an offset to interest income on the related security for federal income tax purposes. Each prospective purchaser is urged to consult his or her tax advisor as to the consequences of the treatment of such premium as an offset to interest income for federal income tax purposes.

CONSTANT YIELD ELECTION

  A holder of a Note or Discount Note, subject to certain limitations, may elect to include all interest and discount on the Note or Discount Note in gross income under the constant yield method. For this purpose, interest includes stated and unstated interest, acquisition discount, original issue discount, de minimis market discount and market discount, as adjusted by any acquisition premium. This election, if made in respect of a market discount bond, will constitute an election to include market discount in income currently on all market discount bonds acquired by such holder on or after the first day of the first taxable year to which the election applies. See "-- Market Discount."

SALE, EXCHANGE, RETIREMENT OR OTHER DISPOSITION

  In general, a holder of a Note or Discount Note will recognize gain or loss upon the sale, exchange, retirement or other taxable disposition of the Note or Discount Note measured by the difference between (i) the amount of cash and the fair market value of property received and (ii) the holder's tax basis in the Note or Discount Note (as increased by any original issue discount and market discount previously included in income by the holder and decreased by any cash payments received (other than payments constituting qualified stated interest) and any amortizable bond premium deducted over the term of the Note or Discount Note). Subject to the market discount and amortizable bond premium rules discussed above, any such gain or loss will generally be long-term capital gain or loss if the holder has owned the obligation for more than one year.

WARRANTS

  The federal income tax consequences of the purchase and the exercise or sale of Warrants will depend, to some extent, on whether or not they are viewed, for federal income tax purposes, as equivalent to common stock. There is no authority directly dealing with that issue. Because nominal consideration is required to exercise the Warrants and the exercise of the Warrants is economically compelling, Holdings believes that, if presented with the issue, it is likely that the IRS would recharacterize the Warrants as issued and outstanding shares of non-voting common stock of Holdings for federal income tax purposes.

  Neither Holdings nor the holder will recognize gain or loss as a result of Holding's issuance of the Warrants as part of the Units. The holder's adjusted tax basis in a Warrant will be an amount equal to the issue price of the Warrant. Moreover, the holding period for the Warrants will commence on the day following the date that the Warrant is issued to the holder as part of the Unit.

  Neither Holdings nor the holder will recognize gain or loss as a result of a holder's receipt of Common Stock upon exercising Warrants ("Warrant Shares"). A holder's adjusted tax basis in the Warrant Shares will be an amount equal to the holder's adjusted tax basis in the Warrants plus the amount paid to Holdings as the exercise price for the Warrant. If the Warrants lapse without exercise, the holder should recognize a capital loss in an amount equal to the holder's adjusted tax basis in the Warrants. Any such capital loss will be long-term capital loss if the holding period for the Warrants exceeds one year. In the event that a Warrant is sold or otherwise disposed of in a taxable exchange, the holder will realize and recognize capital gain or loss in an amount equal to the difference between the amount realized on the exchange and the holder's adjusted tax basis in the Warrant. If the Warrant has been held for more than one year, any capital gain or loss recognized by the holder will be long-term capital gain or loss.

  If the Warrants are exercised and Warrant Shares are thereafter disposed of in a taxable transaction, holders of Warrant Shares will realize and recognize capital gain or loss in an amount equal to the difference between the amount realized on the exchange and the holder's adjusted tax basis in the Warrant Shares. The gain or loss recognized will be long-term capital gain or loss if the holding period with respect to the Warrant Shares is more than one year. The holding period of Warrant Shares will depend on whether the Warrants are treated as warrants or as common stock. If the Warrants are treated as stock, the holding period of the Warrant Shares will include the holding period of the Warrants. On the other hand, if the Warrants are treated as warrants the holding period for the Warrant Shares will commence on the date the Warrants are exercised.

  The conversion ratio of the Warrants is subject to adjustment under certain circumstances. If an adjustment increases the proportionate interest of a holder of a Warrant in the fully diluted Common Stock (e.g., an adjustment to reflect a taxable dividend paid to holders of Common Stock), without proportionate adjustments to the holders of Common Stock, Section 305 of the Code may treat holders of the Warrants as having received a constructive dividend distribution.

BACKUP WITHHOLDING

  Backup withholding may apply to certain noncorporate holders with respect to payments made by Holdings or Chemicals for interest on the Debt Securities, dividends on the Warrant Shares, or the redemption of the Debt Securities. Such holders will be subject to backup withholding at a rate of 31 percent unless the beneficial owner of such security supplies the payor or its agent with a taxpayer identification number, certified under penalties or perjury, and certain other information, or otherwise establishes, in the manner prescribed by law, an exemption from backup withholding. In addition, if a Warrant Share or a Debt Security is sold to (or through) a "broker" (disregarding redemptions by Holdings or the Company), the broker may be required to withhold 31 percent of the entire sale price, unless either (i) the broker determines that the seller is a corporation or other exempt recipient or (ii) the seller provides, in the required manner, certain identifying information. Such a sale must also be reported by the broker to the IRS, unless the broker determines that the seller is an exempt recipient. The term "broker" as defined by Treasury regulations, includes all persons who, in the ordinary course of business, stand ready to effect sales made by others.

  Any amount withheld under backup withholding rules from a payment to a holder is allowable as a credit or refund against the holder's federal income tax, provided that the holder furnishes the required information to the IRS. In addition, certain penalties may be imposed by the IRS on a holder who is required to supply information but who does not do so in the proper manner.

UNITED STATES FEDERAL TAXATION OF NON-UNITED STATES HOLDERS

  This section discusses certain special rules applicable to a holder of Debt Securities, Warrants or Warrant Shares that is a Non-United States Holder. For purposes of this discussion, a "Non-United States Holder" means a holder of Debt Securities or Warrants that is not (i) an individual who is a citizen or resident of the United States; (ii) a corporation or partnership created or organized in the United States or under the laws of the United States or any political subdivision thereof; or (iii) an estate or trust whose income is includable in gross income for United States federal income tax purposes regardless of its source.

INTEREST AND ORIGINAL ISSUE DISCOUNT ATTRIBUTABLE TO THE DISCOUNT NOTES AND INTEREST ATTRIBUTABLE TO THE NOTES

  Payments of stated interest on the Notes and payments of principal and interest on the Discount Notes (to the extent of accrued original issue discount), other than "portfolio interest" as defined below, received by a Non-United States Holder will generally be subject to withholding of United States federal income tax at the rate of 30 percent unless the interest is effectively connected with the conduct of a trade or business within the United States by the Non-United States Holder, in which case the interest will be subject to the United States federal income tax on net income at the rates applicable to United States persons generally (and with respect to corporate holders and under certain circumstances, the 30 percent branch profits tax). Non-United States Holders should consult any applicable income tax treaties, which may provide for a lower rate of withholding, exemption from, or reduction of branch profits taxes, or other rules different from those described above.

  Portfolio interest is exempt from the 30 percent withholding tax discussed above. Except as set out below, interest (including original issue discount) paid to a Non-United States Holder attributable to the Notes or the Discount Notes will constitute "portfolio interest" within the meaning of Sections 871(h) and 881(c) of the Code, provided Chemicals, Holdings or their paying agents either receives (i) from the beneficial owner, a properly completed Form W-8 (or substitute Form W-8) under penalties of perjury which provides the beneficial owner's name and address and certifies that the beneficial holder of the Note or the Discount Note is a Non-United States Holder, or (ii) from a security clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") that holds the Notes or the Discount Notes certification under penalties of perjury that such a Form W-8 (or substitute Form W-8) has been received by it from the beneficial owner or qualifying intermediary and furnishes the payor a copy thereof. The portfolio interest exemption will not apply to interest or original issue discount income attributable to the Notes or the Discount Notes received by (i) a 10 percent shareholder (including any shares held indirectly by attribution) of Holdings, (ii) a Non-United States Holder that holds the Notes or the Discount Notes in connection with the conduct of a trade or business within the United States, or (iii) certain banks. A Non-United States holder which is subject to United States federal income tax with respect to the Notes or the Discount Notes because payments received with respect to such instruments are effectively connected with a United States trade or business of the Non-United States Holder (in which case the Non-United States Holder may be subject to "branch profits tax" under Section 884 of the Code) and which provides Chemicals or Holdings, as the case may be, with a properly executed Form 4224 will also be exempt from withholding.

  On April 22, 1996 the IRS issued proposed regulations relating to (i) withholding income tax on U.S.-source income paid to Non-United States Holders; (ii) claiming Non-United States Holder status to avoid backup withholding; and (iii) reporting to the IRS of payments to Non-United States Holders. The proposed regulations would substantially revise some aspects of the current system for withholding on and reporting amounts paid to Non-United States Holders. The proposed regulations would substantially revise some aspects of the current system for withholding on and reporting amounts paid to Non-United States Holders. The regulations unify current certification procedures and forms and reliance standards are clarified. Most forms are proposed to be combined into a single form: Form W-8. The regulations are proposed to be effective for payments made after December 31, 1997. Certificates issued, however, on or before the date that is 60 days after the proposed regulations are made final will continue to be valid until they expire. All proposed regulations are subject to change before adoption in their final form. No reliable prediction can be made as to when, if ever, the proposed regulations will be made final and if so, as to their final form.

GAIN ON DISPOSITION OF THE NOTES AND THE DISCOUNT NOTES

  A Non-United States Holder will generally not be subject to United States federal income tax with respect to gain recognized on disposition of the Notes or the Discount Notes unless (i) the gain is effectively connected with a trade or business of the Non-United States Holder in the United States; (ii) in the case of a Non-United States Holder that is an individual, such holder is present in the United States for 183 or more days in the taxable year of the disposition and certain other requirements are met; or (iii) in the case of a Discount Note, original issue discount on such Note does not qualify for the portfolio interest exemption.

GAIN ON DISPOSITION OF THE WARRANTS OR WARRANTS SHARES

  A Non-United States Holder will generally not be subject to United States federal income tax with respect to gain recognized on disposition of the Warrants or Warrant Shares unless (i) the gain is effectively connected with a trade or business of the Non-United States Holder in the United States; (ii) in the case of a Non-United States Holder that is an individual, such holder is present in the United States for 183 or more days in the taxable year of the disposition and certain other requirements are met; or (iii) Holdings is at the time of the disposition, or was at any time during the testing period, a United States real property holding corporation ("USRPHC") as defined under
Section 897(c)(2) of the Code and, in the event the Warrants (if the Warrants are appropriately treated as an issue of non-voting common stock of Holdings) or the Warrant Shares are regularly traded on an established securities market, the Non-United States Holder actually or constructively owned, at any time during the testing period, more than five percent of such Warrants or Warrant Shares, respectively. For purposes of this paragraph, the "testing period" means the shorter of (i) the five-year period ending on the date of the disposition of such property and (ii) the period during which the Non-United States Holder held the property. Holdings and Chemicals can give no assurances that they are not USRPHCs.

INFORMATION REPORTING AND BACKUP WITHHOLDING

  Under Treasury Regulations, Chemicals and Holdings must report annually to the IRS the amount of interest (including original issue discount) paid to each Non-United States Holder, and the United States federal income tax, if any, withheld with respect to such interest. Information reporting requirements will also apply to payments of the cash proceeds of dispositions of the Debt Securities or Warrants by foreign officers of United States brokers, or foreign brokers with certain types of relationships to the United States, unless the broker has documentary evidence in its records that the holder is a Non-United States Holder and certain other conditions are met, or the holder otherwise establishes an exemption. Such information may be made available by the IRS to the tax authorities in a foreign country under the provisions of an applicable tax treaty or information exchange agreement.

  Generally, backup withholding of U.S. income tax at a rate of 31 percent will not apply to payments to non-United States holders of principal, interest, and premium (if any) on the Debt Securities if (i) the holder certifies to the issuer or its agent under penalties of perjury that it is a Non-United States holder and provides its name and address or (ii) a securities clearing organization, bank, or other financial institution that holds customers' securities in the ordinary course of its trade or business and that holds the Debt Security on behalf of its owner certifies to the issuer or its agent, under penalties of perjury, that it has received such statement from the owner or from a financial institution between it and the owner and furnished the issuer or its agent with a copy of such statement. The 31 percent backup withholding tax generally will not apply to dividends paid to Non-United States holders outside the United States that are subject to the 30 percent withholding tax discussed above or that are not so subject because a tax treaty applies that reduces or eliminates such withholding. Under temporary regulations, dividends payable at an address located outside of the United States to a Non-United States holder are not subject to the backup withholding rules.

UNITED STATES FEDERAL ESTATE TAXES

  The Warrants or Warrant Shares owned or treated as owned by an individual who is not a citizen or domiciliary of the United States at the date of death will be included in such individual's estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. Subject to applicable treaty provisions, Debt Securities held at the time of death (or theretofore transferred subject to certain retained rights or powers) by an individual who is not a citizen or domiciliary of the United States at the time of death will not be included in such person's gross estate for United States federal estate tax purposes provided that (i) the decedent is not a 10 percent shareholder of Holdings and (ii) the decedent does not hold the Debt Securities in connection with a trade or business within the United States.

                                 UNDERWRITING

  Under the terms and subject to the conditions contained in an Underwriting
Agreement dated      , 1996 (the "Underwriting Agreement"), the Underwriters
named below (the "Underwriters") have severally but not jointly agreed to purchase from the Issuers the following respective principal amounts of the
Securities:

                                                       PRINCIPAL    PRINCIPAL
                                                         AMOUNT       AMOUNT
                        UNDERWRITER                     OF NOTES     OF UNITS
                        -----------                   ------------ ------------
      CS First Boston Corporation.................... $            $
      Chase Securities Inc...........................
                                                      ------------ ------------
        Total........................................ $275,000,000 $
                                                      ============ ============

  The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all of the Securities if any are purchased. The Underwriting Agreement provides that, in the event of a default by an Underwriter, in certain circumstances, the purchase commitment of the non-defaulting Underwriter may be increased or the Underwriting Agreement may be terminated.

  The Issuers have been advised by the Underwriters that the Underwriters propose to offer the Securities to the public initially at the public offering prices set forth on the cover page of this Prospectus and to certain dealers
at such price less a concession of   % and   % of the principal amount per
Note and Unit, respectively, and the Underwriters and such dealers may allow a
discount of   % and   % of such principal amount per Note and Unit,
respectively, on sales to certain other dealers. After the initial public offering, the public offering prices and concessions and discounts to dealers may be changed by the Underwriters.

  The Securities are new issues of securities with no established trading market. The Underwriters have advised the Issuers that they intend to act as market makers for the Securities. However, the Underwriters are not obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading markets for the Securities.

  The Underwriters have informed the Issuers that they do not expect discretionary sales by the Underwriters to exceed 5.0% of the principal amount of each Security being offered hereby.

  The Issuers have agreed to indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act, or contribute to payments which the Underwriters may be required to make in respect thereof.

  The Clipper Group includes investment partnerships in which affiliates of CS First Boston Corporation and CS Holding, the principal shareholder of CS First Boston Corporation, are limited partners. Based in Zurich, Switzerland, CS Holding is also the principal shareholder of Credit Suisse. The Clipper Group will purchase up to $25 million of equity in the Equity Private Placement. CS First Boston Corporation and its affiliates may be deemed to have an indirect right to the economic benefits of a portion of such equity. The Offerings, therefore, are being conducted in accordance with the applicable provisions of Schedule E to the By-Laws of the National Association of Securities Dealers, Inc. Schedule E requires that the yields on the Securities not be lower than that recommended by a "qualified independent underwriter" meeting certain standards. Accordingly, Chase Securities Inc. is assuming the responsibilities of acting as the qualified independent underwriter in pricing the Offerings and conducting due diligence. The yields on the Securities, when sold to the public at the public offering prices set forth on the cover page of this Prospectus, are no lower than that recommended by Chase Securities Inc.

  In the ordinary course of their respective businesses, affiliates of CS First Boston Corporation have performed, and may in the future perform, investment banking services for the Issuers and their subsidiaries and have engaged, and may in the future engage, in commercial banking transactions with the Issuers and their subsidiaries. Pursuant to an agreement among TSG, Unicorn and CS First Boston Corporation, CS First Boston Corporation has provided certain financial advisory services to TSG and Unicorn with respect to the Transaction, for which CS First Boston Corporation will receive a fee of approximately $4.0 million. Credit Suisse, an affiliate of CS First Boston Corporation, is a co-arranger and lender under the Credit Facility and will receive certain fees in connection therewith. See "Description of the Credit Facility."

  Chase Securities Inc. is an affiliate of Texas Commerce Bank National Association which will be administrative agent and a lender to Chemicals under the Credit Facility and will receive customary fees in connection with the Credit Facility. Texas Commerce Bank National Association will receive its proportionate share of the repayment by the Company of amounts outstanding under its existing credit facilities from the proceeds of the Offerings. Chase Securities Inc. will act as co-arranger for the Credit Facility, for which it will receive customary fees. Affiliates of Chase Securities Inc. have participated and in the future may participate in various financing and banking transactions for the Company, Chemicals, Holdings and TSG and certain of its affiliates.

                         NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

  The distribution of the Securities in Canada is being made only on a private placement basis exempt from the requirement that the Issuers prepare and file a prospectus with the securities regulatory authorities in each province where trades of Securities are effected. Accordingly, any resale of the Securities in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Securities.

REPRESENTATIONS OF PURCHASERS

  Each purchaser of Securities in Canada who receives a purchase confirmation will be deemed to represent to the Issuers and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such Securities without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "Resale Restrictions."

RIGHTS OF ACTION AND ENFORCEMENT

  The Securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by section 32 of the Regulation under the Securities Act (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

  All of the issuers' directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Ontario purchasers to effect service of process within Canada upon the issuers or such persons. All or a substantial portion of the assets of the issuers and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuers or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuers or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

  A purchaser of Securities to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any Securities acquired by such purchaser pursuant to the Offerings. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from the Issuers. Only one such report must be filed in respect of Securities acquired on the same date and under the same prospectus exemption.

                                 LEGAL MATTERS

  Andrews & Kurth L.L.P., Houston, Texas has passed upon certain matters with respect to the validity of Units and Notes offered hereby, as counsel for STX Acquisition and Chemicals. Certain legal matters will be passed upon for the Underwriters by Dewey Ballantine, New York, New York.

                             CHANGE OF ACCOUNTANTS

  On October 25, 1995, the Audit Committee of the Board of Directors of the Company recommended and the Board of Directors of the Company approved the engagement of the firm of Arthur Andersen LLP ("Arthur Andersen") as its independent auditors for the year ending September 30, 1996, to replace the firm of Coopers & Lybrand L.L.P. The termination by the Company of the engagement of Coopers & Lybrand L.L.P. was effective upon the completion of the audit for the year ended September 30, 1995, and the filing of the Company's Annual Report on Form 10-K for such year. The appointment of Arthur Andersen as the Company's independent auditors for the fiscal year ending September 30, 1996 was ratified by the stockholders at the 1996 Annual Meeting of Stockholders.

  During the two most recent fiscal years and the subsequent interim period through March 31, 1996, there were no disagreements with Coopers & Lybrand L.L.P. on any matter of accounting principles or practices, financial statement disclosure, or audit scope or procedures, which disagreements, if not resolved to their satisfaction, would have caused them to make reference in connection with their report to the subject matter of the disagreement.

  During the two most recent fiscal years and the subsequent interim period through March 31, 1996, the Company has not been advised by Coopers & Lybrand L.L.P. of any of the reportable events listed in Item 304(a)(1)(v)(A) through
(D) of SEC Regulation S-K and during such period the Company has not consulted with Arthur Andersen regarding any matter referenced under Item 304(a)(2) of SEC Regulation S-K.

  The audit reports of Coopers & Lybrand L.L.P. on the consolidated financial statements of the Company as of and for the fiscal years ended September 30, 1995 and 1994, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles, except for an explanatory paragraph noting that the Company changed its method of accounting for income taxes effective October 1, 1993.

  The Company requested that Coopers & Lybrand L.L.P. furnish a letter addressed to the SEC stating whether Coopers & Lybrand L.L.P. agreed with the above statements. A copy of the Coopers & Lybrand L.L.P. letter to the SEC stating that such firm agreed with the above statements, dated December 18, 1995, was filed as Exhibit 16 to the Company's Form 8-K, dated December 18, 1995.

                                    EXPERTS

  The consolidated balance sheet of Holdings as of May 13, 1996 and the balance sheet of Chemicals as of May 13, 1996 included in the Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

  The consolidated balance sheet of Sterling Chemicals, Inc. as of September 30, 1995 and 1994 and the consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the three years in the period ended September 30, 1995, included in this Prospectus, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, accordingly, files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information filed with the SEC are available for inspection and copying at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, and at the SEC's Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and at Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such documents may also be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, at prescribed rates.

  The Company and Chemicals have filed with the SEC a registration statement (the "Registration Statement") under the Securities Act on Form S-1 (Reg. No.
333-     ) with respect to the Securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved. The Registration Statement and any amendments thereto, including exhibits filed or incorporated by reference as a part thereof, are available for inspection and copying at the SEC's offices as described above.

                                    GLOSSARY

  The following glossary lists certain of the more frequently used terms in this Prospectus.

 ABS                    acrylonitrile butadiene styrene resins.
 ACRYLONITRILE          a colorless flammable liquid resulting from propylene
                        ammoxidation, primarily used in the manufacture of
                        intermediate products such as acrylic fibers and ABS
                        resins for apparel, furnishings, upholstery, household
                        appliances, carpets and plastics for automotive parts.
 ACETIC ACID            a colorless liquid derived from the reaction of
                        methanol with carbon monoxide, bacterial action on
                        ethyl alcohol, the oxidation of acetaldehyde or other
                        processes; acetic acid and its derivatives have
                        applications in adhesives, paper, paints, solvents,
                        textiles and flavoring agents.
 BENZENE                a volatile, colorless, highly flammable liquid used by
                        the Company as a raw material for the manufacture of
                        styrene.
 CHLORINE DIOXIDE       a bleaching agent produced by reacting sodium chlorate
                        or sodium chlorite in an acid medium; used primarily in
                        pulp bleaching and as an antimacrobial.
 CONVERSION ARRANGEMENT an arrangement whereby the Company receives the raw materials from a customer and sells the finished
                        product to that customer at a price which reflects the
                        added value of processing.
 DEBOTTLENECKING        an increase in output using the same basic plant by
                        improving process efficiency or changing certain
                        equipment which currently limits production capability.
 ETHYLENE               a basic building block commodity chemical used to
                        manufacture styrene.
 KRAFT PULP             a strong paper or pulp made from wood chips. Bleached
                        kraft pulp is used to make uncoated paper, diapers and
                        paperboard.
 METHANOL               a colorless liquid obtained by the destructive
                        distillation of wood or the incomplete oxidation of
                        natural gas, or produced synthetically from carbon
                        monoxide and hydrogen; primarily used by the Company in
                        the manufacture of acetic acid.
 MONOMER                a molecule or compound of relatively simple structure
                        that can be converted to polymers through reaction with
                        itself or other molecules.
 PLASTICIZERS           products made by the Company primarily from alpha-
                        olefins and orthoxylene used in the manufacture of
                        flexible plastics.
 PROPYLENE              a colorless flammable gas used as a raw material in the
                        manufacture of acrylonitrile.
 SAN                    styrene acrylonitrile resins, used in the production of
                        various consumer products.
 SODIUM CHLORATE        a colorless, water soluble solid primarily used in the
                        production of chlorine dioxide.
 SODIUM CHLORITE        a specialty product used to produce chlorine dioxide
                        primarily for water treatment and as a disinfectant for
                        fresh produce.
 SODIUM CYANIDE         a white, water soluble powder used chiefly in
                        electroplating and in the mining of precious metals.
 STYRENE                a product manufactured from ethylene and benzene.
                        Styrene is principally used in the manufacture of
                        intermediate products such as polystyrene, ABS,
                        synthetic rubbers, SB latex, unsaturated polyester
                        resins and SAN.
 TBA                    tertiary butylamine, a product manufactured from
                        isobutylene and hydrogen cyanide; TBA is used in the
                        production of pesticides and solvents.

                         INDEX TO FINANCIAL STATEMENTS

STX Acquisition Corp. and Subsidiary:
  Independent Auditors' Report............................................  F-2
  Consolidated Balance Sheet as of May 14, 1996...........................  F-3
  Notes to Consolidated Balance Sheet.....................................  F-4
STX Chemicals Corp.:
  Independent Auditors' Report............................................  F-5
  Balance Sheet as of May 14, 1996........................................  F-6
  Note to Balance Sheet...................................................  F-7
Sterling Chemicals, Inc.:
  Report of Independent Accountants.......................................  F-8
  Consolidated Statement of Operations for the Years Ended September 30,
   1995, 1994 and 1993....................................................  F-9
  Consolidated Balance Sheet as of September 30, 1995 and 1994............ F-10
  Consolidated Statement of Changes in Stockholders' Equity for the Years
   Ended September 30, 1995, 1994 and 1993................................ F-11
  Consolidated Statement of Cash Flows for the Years Ended September 30,
   1995, 1994 and 1993.................................................... F-12
  Notes to Consolidated Financial Statements.............................. F-13
  Supplemental Financial Information--Quarterly Financial Data
   (Unaudited)............................................................ F-29
  Condensed Consolidated Balance Sheet as of March 31, 1996 and September
   30, 1995 (Unaudited)................................................... F-30
  Condensed Consolidated Statement of Operations for the Six Months Ended
   March 31, 1996 and 1995 (Unaudited).................................... F-31
  Condensed Consolidated Statement of Cash Flows for the Six Months Ended
   March 31, 1996 and 1995 (Unaudited).................................... F-32
  Notes to Condensed Consolidated Financial Statements (Unaudited)........ F-35

                         INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
STX Acquisition Corp. and Subsidiary

  We have audited the accompanying consolidated balance sheet of STX Acquisition Corp. and Subsidiary as of May 14, 1996. This consolidated balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on the consolidated balance sheet based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the consolidated balance sheet referred to above presents fairly, in all material respects, the financial position of STX Acquisition Corp. and Subsidiary as of May 14, 1996 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
Houston, Texas
May 20, 1996

                             STX ACQUISITION CORP.

                           CONSOLIDATED BALANCE SHEET

                                  MAY 14, 1996

Assets--Cash............................................................ $2,008
                                                                         ======
Stockholders' Equity
  Common stock, $.01 par value; 900,000 shares authorized; 84 shares
   issued and outstanding............................................... $    1
  Additional paid-in capital............................................  2,007
                                                                         ------
Total Stockholders' Equity.............................................. $2,008
                                                                         ======

                            See accompanying notes.

                             STX ACQUISITION CORP.

                      NOTES TO CONSOLIDATED BALANCE SHEET

                              AS OF MAY 14, 1996

1. ORGANIZATION AND OPERATIONS

  The consolidated balance sheet includes the accounts of STX Acquisition Corp. ("STX Acquisition") and its wholly-owned subsidiary, STX Chemicals Corp. ("Chemicals").

  STX Acquisition is a Delaware Corporation formed in April 1996 by an investor group led by The Sterling Group, Inc. and The Unicorn Group L.L.C. to effect the merger (the "Merger") of STX Acquisition with and into Sterling Chemicals, Inc., (the "Company"). Pursuant to an Agreement and Plan of Merger dated April 24, 1996 between STX Acquisition and the Company, the stockholders of STX Acquisition will acquire a controlling interest in the Company through the Merger, with the Company being the surviving corporation. Chemicals will become a wholly owned subsidiary of the Company and all operating assets and related liabilities of the Company will be conveyed to and assumed by Chemicals.

2. COMMITMENTS AND CONTINGENCIES

  In April and May, 1996 six putative class action complaints relating to the proposed Merger and the events leading up to the recommendation of the approval thereof by the Board of Directors of the Company were filed in the Court of Chancery for New Castle, Delaware (the "Court"). It is anticipated that the Court will consolidate the six actions. The complaints name the Company and each of its directors as defendants and generally allege that the course of conduct taken by the Company's directors in considering the Company's strategic alternatives and in recommending the Merger has been in violation of their fiduciary duties to the Company's stockholders and seek injunctive relief and unspecified damages. One of the lawsuits includes STX Acquisition as a defendant. Such lawsuit is styled Alan R. Kahn V. Sterling Chemicals, Inc., The Sterling Group, Inc., The Unicorn Group, Inc., STX Acquisition Corp., Gordon A. Cain, et al; Civil Action No. 14981; In the Court of Chancery of the State of Delaware, New Castle County, Delaware. STX Acquisition believes that this action is without merit. While this lawsuit is in the early stages, at this time it is not anticipated to have a material adverse effect on the financial position of STX Acquisition.

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholder
  STX Chemicals Corp.

  We have audited the accompanying balance sheet of STX Chemicals Corp. (a wholly owned subsidiary of STX Acquisition Corp.) as of May 14, 1996. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on the balance sheet based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for an opinion.

  In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of STX Chemicals Corp. as of May 14, 1996 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
Houston, Texas
May 20, 1996

                              STX CHEMICALS CORP.
              (A WHOLLY OWNED SUBSIDIARY OF STX ACQUISITION CORP.)

                                 BALANCE SHEET

                                  MAY 14, 1996

Assets--Cash............................................................ $1,000
                                                                         ======
Stockholder's Equity
  Common stock, $.01 par value; 1,000 shares authorized,
   issued and outstanding............................................... $   10
  Additional paid-in capital............................................    990
                                                                         ------
Total Stockholder's Equity.............................................. $1,000
                                                                         ======

                             See accompanying note.

                              STX CHEMICALS CORP.
             (A WHOLLY OWNED SUBSIDIARY OF STX ACQUISITION CORP.)

                             NOTE TO BALANCE SHEET

                              AS OF MAY 14, 1996

1. ORGANIZATION AND OPERATIONS

  STX Chemicals Corp. ("Chemicals"), incorporated in Delaware in May 1996, is a wholly owned subsidiary of STX Acquisition Corp. ("STX Acquisition"). STX Acquisition was formed to effect the merger of STX Acquisition with and into Sterling Chemicals, Inc. (the "Company"). Concurrently with the merger, Chemicals will become a wholly owned subsidiary of the Company and all operating assets and related liabilities of the Company will be conveyed to and assumed by Chemicals.

                             REPORT OF INDEPENDENT
                                  ACCOUNTANTS

To the Board of Directors and Stockholders of Sterling Chemicals, Inc.

  We have audited the consolidated balance sheet of Sterling Chemicals, Inc. as of September 30, 1995 and 1994 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended September 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sterling Chemicals, Inc. as of September 30, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended September 30, 1995, in conformity with generally accepted accounting principles.

COOPERS & LYBRAND L.L.P.
October 25, 1995
Houston, Texas

                            STERLING CHEMICALS, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS

                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                    YEAR ENDED SEPTEMBER 30,
                                                  -----------------------------
                                                     1995      1994      1993
                                                  ---------- --------  --------
Revenues........................................  $1,030,198 $700,840  $518,821
Cost of goods sold..............................     758,580  606,916   477,902
                                                  ---------- --------  --------
Gross profit....................................     271,618   93,924    40,919
Selling, general and administrative expenses
 (Note 7).......................................      28,856   46,150    25,495
Interest and debt related expenses, net of
 interest income................................      14,604   22,126    22,392
Gain on sale of assets..........................          --   (2,606)
                                                  ---------- --------  --------
Income (loss) before taxes and extraordinary
 item...........................................     228,158   28,254    (6,968)
Provision (benefit) for income taxes............      75,005    9,122    (1,548)
                                                  ---------- --------  --------
Income (loss) before extraordinary item.........     153,153   19,132    (5,420)
Extraordinary item, loss on early extinguishment
 of debt, net of tax (Note 3)...................       3,104       --        --
                                                  ---------- --------  --------
Net income (loss)...............................  $  150,049 $ 19,132  $ (5,420)
                                                  ========== ========  ========
Per share data:
Income (loss) before extraordinary item.........  $     2.76 $   0.34  $  (0.10)
Extraordinary item..............................         .06       --        --
                                                  ---------- --------  --------
Net income (loss) per share.....................  $     2.70 $   0.34  $  (0.10)
                                                  ========== ========  ========

   The accompanying notes are an integral part of the consolidated financial statements.

                            STERLING CHEMICALS, INC.

                           CONSOLIDATED BALANCE SHEET

                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                              SEPTEMBER 30,
                                                            ------------------
                                                              1995      1994
                                                            --------  --------
                          ASSETS
Current assets:
  Cash and cash equivalents................................ $ 30,882  $  2,013
  Accounts receivable......................................  112,102   127,705
  Inventories..............................................   67,867    69,758
  Prepaid expenses.........................................    3,878     2,700
  Deferred income taxes....................................    5,622     9,332
                                                            --------  --------
    Total current assets...................................  220,351   211,508
Property, plant and equipment, net.........................  309,084   291,126
Other assets...............................................   80,504    78,291
                                                            --------  --------
    Total assets........................................... $609,939  $580,925
                                                            ========  ========
           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable......................................... $ 72,016  $ 76,857
  Accrued liabilities......................................   55,858    80,071
  Current portion of long-term debt........................   17,857    33,771
                                                            --------  --------
    Total current liabilities..............................  145,731   190,699
Long-term debt.............................................  103,581   192,621
Deferred income tax liability..............................   40,297    38,837
Deferred credits and other liabilities.....................   81,012    69,034
Commitments and contingencies (Note 6)
Stockholders' equity:
  Common stock, $.01 par value, 150,000 shares authorized,
   60,327 shares issued, 55,674 and 55,660 shares
   outstanding at September 30, 1995 and 1994,
   respectively............................................      603       603
  Additional paid-in capital...............................   33,269    33,232
  Retained earnings........................................  275,052   125,003
  Pension adjustment.......................................   (1,556)     (950)
  Accumulated translation adjustment.......................  (17,307)  (17,322)
  Deferred compensation....................................     (129)      (68)
                                                            --------  --------
                                                             289,932   140,498
  Treasury stock, at cost, 4,653 and 4,667 shares at
   September 30, 1995 and 1994, respectively...............  (50,614)  (50,764)
                                                            --------  --------
Total stockholders' equity.................................  239,318    89,734
                                                            --------  --------
Total liabilities and stockholders' equity................. $609,939  $580,925
                                                            ========  ========

   The accompanying notes are an integral part of the consolidated financial statements.

                            STERLING CHEMICALS, INC.

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                          COMMON STOCK  ADDITIONAL                      ACCUMULATED
                          -------------  PAID-IN   RETAINED   PENSION   TRANSLATION   DEFERRED   TREASURY
                          SHARES AMOUNT  CAPITAL   EARNINGS  ADJUSTMENT ADJUSTMENT  COMPENSATION  STOCK
                          ------ ------ ---------- --------  ---------- ----------- ------------ --------
Balance, September 30,
 1992...................  60,150  $602   $35,478   $114,603   $(1,009)   $ (6,610)     $(234)    $(55,487)
Net loss................      --    --        --     (5,420)       --          --         --           --
Translation adjustment..      --    --        --         --        --      (9,574)        --           --
Dividends paid on common
 stock $.06 per share...      --    --        --     (3,312)       --          --         --           --
Common stock issued.....     175     1       700         --        --          --         --           --
Treasury stock
 transactions...........      --    --    (1,470)        --        --          --       (135)       2,286
Amortization of deferred
 compensation...........      --    --        --         --        --          --        205           --
Pension adjustment......      --    --        --         --      (288)         --         --           --
                          ------  ----   -------   --------   -------    --------      -----     --------
Balance, September 30,
 1993...................  60,325   603    34,708    105,871    (1,297)    (16,184)      (164)     (53,201)
Net income..............      --    --        --     19,132        --          --         --           --
Translation adjustment..      --    --        --         --        --      (1,138)        --           --
Common stock issued.....       2    --         6         --        --          --         --           --
Treasury stock
 transactions...........      --    --    (1,482)        --        --          --         --        2,437
Amortization of deferred
 compensation...........      --    --        --         --        --          --         96           --
Pension adjustment......      --    --        --         --       347          --         --           --
                          ------  ----   -------   --------   -------    --------      -----     --------
Balance, September 30,
 1994...................  60,327   603    33,232    125,003      (950)    (17,322)       (68)     (50,764)
Net income..............      --    --        --    150,049        --          --         --           --
Translation adjustment..      --    --        --         --        --          15         --           --
Treasury stock
 transactions...........      --    --        37         --        --          --         --          150
Amortization of deferred
 compensation...........      --    --        --         --        --          --        (61)          --
Pension adjustment......      --    --        --         --      (606)         --         --           --
                          ------  ----   -------   --------   -------    --------      -----     --------
Balance, September 30,
 1995...................  60,327  $603   $33,269   $275,052   $(1,556)   $(17,307)     $(129)    $(50,614)
                          ======  ====   =======   ========   =======    ========      =====     ========

                            STERLING CHEMICALS, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                  YEAR ENDED SEPTEMBER 30,
                                                ------------------------------
                                                   1995       1994      1993
                                                ----------  --------  --------
Cash flows from operating activities:
  Cash received from customers................  $1,159,192  $709,026  $558,088
  Miscellaneous cash receipts.................      14,007    10,618    10,945
  Cash paid to suppliers and employees........    (893,324) (614,856) (497,920)
  Interest paid...............................     (14,811)  (20,443)  (21,622)
  Interest received...........................       2,540        60        86
  Income taxes paid...........................     (75,766)   (9,156)   (1,463)
                                                ----------  --------  --------
Net cash provided by operating activities.....     191,838    75,249    48,114
Cash flows from investing activities:
  Capital expenditures........................     (53,962)  (12,343)  (12,175)
  Proceeds from sale of assets................          --     2,606        --
                                                ----------  --------  --------
Net cash used in investing activities.........     (53,962)   (9,737)  (12,175)
Cash flows from financing activities:
  Proceeds from long-term debt................     217,000        --        --
  Repayment of long-term debt.................    (322,282)  (65,517)  (33,649)
  Dividends paid..............................          --        --    (3,312)
  Other.......................................      (3,735)      643       (96)
                                                ----------  --------  --------
Net cash used in financing activities.........    (109,017)  (64,874)  (37,057)
Effect of U.S./Canadian exchange rate on cash.          10        23      (155)
                                                ----------  --------  --------
Net increase (decrease) in cash and cash
 equivalents..................................      28,869       661    (1,273)
Cash and cash equivalents--beginning of year..       2,013     1,352     2,625
                                                ----------  --------  --------
Cash and cash equivalents--end of year........  $   30,882  $  2,013  $  1,352
                                                ==========  ========  ========
Reconciliation of Net Income (Loss) to Cash
 Provided by Operating Activities:
Net income (loss).............................  $  150,049  $ 19,132  $ (5,420)
Adjustments to reconcile net income (loss) to
 net cash provided by operating activities:
  Depreciation and amortization...............      43,033    40,953    38,679
  Extraordinary item..........................       3,104        --        --
  Deferred tax expense (benefit)..............       4,280    (4,817)    1,239
  Accrued compensation including SARs.........      (2,638)   21,941       205
  Other.......................................       1,058    (1,180)    1,494
Change in assets/liabilities:
  Accounts receivable.........................      22,540   (52,304)  (17,705)
  Inventories.................................       1,921    (9,493)   17,708
  Prepaid expenses............................      (1,183)    2,649     2,430
  Other assets................................      (4,075)   (1,437)   (4,411)
  Accounts payable............................      (4,117)   34,083     8,123
  Accrued liabilities.........................     (21,447)   17,604     6,332
  Other liabilities...........................        (687)    8,118      (560)
                                                ----------  --------  --------
Net cash provided by operating activities.....  $  191,838  $ 75,249  $ 48,114
                                                ==========  ========  ========

   The accompanying notes are an integral part of the consolidated financial statements.

                           STERLING CHEMICALS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Sterling Chemicals, Inc. (the "Company") operates petrochemical facilities in Texas City, Texas and pulp chemical facilities throughout Canada. The significant accounting policies of the Company are described below.

 Principles of Consolidation

  The consolidated financial statements include all majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. The Company's investment in a cogeneration joint venture is accounted for under the equity method with earnings from the joint venture recorded as a reduction of cost of goods sold.

 Cash Equivalents

  The Company considers all investments purchased with an original maturity of three months or less to be cash equivalents.

 Inventories

  Inventories are stated at the lower of cost or market; cost is determined on the first-in, first-out ("FIFO") basis except for stores and supplies, which are valued at average cost.

  The Company enters into agreements with other companies to exchange chemical inventories in order to minimize working capital requirements and to facilitate distribution logistics. Balances related to quantities due to or payable by the Company are included in inventory.

 Property, Plant and Equipment

  Property, plant and equipment are recorded at cost. Major renewals and improvements which extend the useful lives of the equipment are capitalized. Major planned maintenance expenses are accrued for during the periods prior to the maintenance, while routine repair and maintenance expenses are charged to operations as incurred. Disposals are removed at carrying cost less accumulated depreciation with any resulting gain or loss reflected in operations. Depreciation is provided using the straight-line method over estimated useful lives ranging from 5 to 25 years with the predominant life of the plant and equipment being 15 years. The Company capitalizes interest costs which are incurred as part of the cost of constructing major facilities and equipment. The amount of interest capitalized for the fiscal years 1995, 1994 and 1993 was $1,024, $145 and $291, respectively.

 Patents and Royalties

  The cost of patents is amortized on a straight-line basis over their estimated useful lives which approximates ten years. The Company capitalized the value of the chlorine dioxide generator technology acquired in 1992 based on the net present value of all estimated remaining royalty payments associated with the technology. The resulting intangible amount is included in other assets and is amortized over an average life for these royalty payments of ten years.

 Debt Issue Costs

  Debt issue costs relating to long-term debt are amortized using the interest method and are included in other assets.

                           STERLING CHEMICALS, INC.

                 (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

 Income Taxes

  Deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and the financial reporting amounts at each year-end.

 Revenue Recognition

  The Company generates revenues through sales in the open market, raw material conversion agreements and long-term supply contracts. In addition, the Company has entered into shared profit arrangements with respect to certain petrochemical products. The Company recognizes revenue from sales in the open market, raw material conversion agreements and long-term supply contracts as the products are shipped. Revenues from shared profit arrangements are estimated and accrued monthly. The Company also generates revenues from the construction and sale of chlorine dioxide generators which are recognized using the percentage of completion method. Deferred credits are amortized over the life of the contract which gave rise to them. The Company also receives prepaid royalties which are recognized over a period which is typically ten years.

 Foreign Exchange

  Assets and liabilities denominated in Canadian dollars are translated into U.S. dollars at year-end exchange rates and revenues and expenses are translated at the average monthly exchange rates. Translation adjustments are reported as a separate component of stockholders' equity while transaction gains and losses are included in operations when incurred. The Company's Canadian subsidiaries enter into forward foreign exchange contracts to minimize the short-term impact of Canadian dollar fluctuations on certain of its Canadian dollar denominated commitments. Gains or losses on these contracts are deferred and are included in operations in the same period in which the related transactions are settled.

 Income (Loss) Per Share

  Income (loss) per share for fiscal years 1995, 1994 and 1993 has been computed using a weighted average shares outstanding of 55,674,000, 55,606,000 and 55,252,000, respectively.

 Environmental Costs

  Environmental costs are expensed unless the expenditures extend the economic useful life of the assets. Costs that extend the economic life of the assets are capitalized and depreciated over the remaining life of such assets.

 Reclassification

  Certain amounts reported in the financial statements for the prior periods have been reclassified to conform with the current financial statement presentation with no effect on net income (loss) or stockholders' equity.

                            STERLING CHEMICALS, INC.

                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

2. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

                                                              SEPTEMBER 30,
                                                           --------------------
                                                             1995       1994
                                                           ---------  ---------
Inventories:
  Finished products....................................... $  44,802  $  49,189
  Raw materials...........................................    16,506     21,761
                                                           ---------  ---------
  Inventories at FIFO cost................................    61,308     70,950
  Inventories under exchange agreements...................    (4,783)   (12,350)
  Stores and supplies.....................................    11,342     11,158
                                                           ---------  ---------
                                                           $  67,867  $  69,758
                                                           =========  =========
Property, plant and equipment:
  Land.................................................... $  11,775  $  11,771
  Buildings...............................................    26,955     24,944
  Plant and equipment.....................................   422,479    406,860
  Construction in progress................................    49,782     14,132
  Less accumulated depreciation...........................  (201,907)  (166,581)
                                                           ---------  ---------
                                                           $ 309,084  $ 291,126
                                                           =========  =========
Other assets:
  Patents and technology, net............................. $  40,971  $  46,918
  Estimated insurance recoveries..........................    10,315         --
  Intangible pension asset................................     3,733      4,139
  Deferred catalyst.......................................     4,357      4,126
  Debt issue costs........................................     3,370      5,835
  Other...................................................    17,758     17,273
                                                           ---------  ---------
                                                           $  80,504  $  78,291
                                                           =========  =========
Accrued liabilities:
  Repairs................................................. $   9,021  $  13,468
  Income taxes............................................     2,250     13,257
  Interest................................................       574        576
  Estimated contract adjustments..........................     1,536      9,684
  Property taxes..........................................     6,179      5,796
  Litigation contingency..................................     6,000         --
  Accrued compensation....................................    10,019     21,719
  Other...................................................    20,279     15,571
                                                           ---------  ---------
                                                           $  55,858  $  80,071
                                                           =========  =========
Deferred credits and other liabilities:
  Deferred revenue........................................ $  21,969  $  27,513
  Accrued postretirement benefits.........................    24,722     22,746
  Additional minimum pension liability....................     6,127      5,601
  Accrued compensation....................................     2,922      9,030
  Litigation contingency..................................    10,315         --
  Other...................................................    14,957      4,144
                                                           ---------  ---------
                                                           $  81,012  $  69,034
                                                           =========  =========

                           STERLING CHEMICALS, INC.

                 (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

3. LONG-TERM DEBT:

  Long-term debt consisted of the following:

                                                               SEPTEMBER 30,
                                                             ------------------
                                                               1995      1994
                                                             --------  --------
Revolving credit facilities................................. $    902  $ 32,940
Term loan...................................................  120,536    20,000
Project loan................................................       --    16,134
Subsidiary term loan........................................       --   113,050
Subordinated note...........................................       --    44,268
                                                             --------  --------
  Total debt outstanding....................................  121,438   226,392
Less:
  Current maturities........................................  (17,857)  (33,771)
                                                             --------  --------
Total long-term debt........................................ $103,581  $192,621
                                                             ========  ========

  On April 13, 1995, the Company entered into a seven-year agreement (the "Credit Agreement") with a group of 14 commercial banks to refinance the Company's existing debt except for the revolving debt associated with Sterling Pulp Chemicals, Ltd. ("Sterling Pulp"). The Credit Agreement provides for a revolving credit facility of $150,000 (the "Revolver") and a term loan of $125,000 (the "Term Loan"). On April 28, 1995, Sterling Pulp entered into a separate agreement for a Cdn. $20,000 revolving credit facility (the "Canadian Revolver"). The Canadian Revolver was utilized to refinance the revolving debt associated with Sterling Pulp.

  The Revolver and the Term Loan bear interest at the Base Rate or, at the Company's option, the Eurodollar rate. The Base Rate is equal to the greater of the Prime Rate as announced from time to time by the agent bank, or the Federal Funds Rate plus 1/2%. The Eurodollar Rate is equal to the Eurodollar Interbank Rate plus the Margin Percentage, which is adjustable quarterly and can range from 0.65% to 1.25%. Subsequent to the closing of the Credit Agreement, the Company entered into an interest rate swap, equivalent in amount and term to the Term Loan. The swap effectively replaces the variable rate on the Term Loan with a fixed interest rate of approximately 7% per annum for the remaining term.

  In connection with arranging the Credit Agreement, the Company incurred fees of approximately $3,000 which will be amortized over the term of the loans. Unamortized debt issue costs related to the retired loans were expensed in April 1995 and are recorded as an extraordinary loss from early extinguishment of debt of approximately $3,104, net of tax of $1,571, or $.06 per share.

  At September 30, 1995, the Company had indebtedness of $120,536 under the Term Loan and $902 under the Canadian Revolver. Additionally, the Company had $2,172 in letters of credit under the Revolver and $1,070 in letters of credit under the Canadian Revolver, both of which reduced the amount available under these respective facilities. In addition, availability under the Revolver for loans and letters of credit is subject to a monthly borrowing base. At September 30, 1995, the borrowing base limited availability under the Revolver to $129,398.

  The Term Loan requires equal quarterly installments of $4,464 over the seven- year term. This payment schedule has resulted in a significant decrease in current maturities of long-term debt from $33,771 on September 30, 1994 to $17,857 on September 30, 1995. The Revolver and the Canadian Revolver mature at the end of their seven-year terms, and no principal payments are required prior to that time.

                           STERLING CHEMICALS, INC.

                 (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

  The Revolver and the Term Loan are collateralized by substantially all of the inventory and accounts receivable of the Company and certain of its domestic subsidiaries, all of the Company's equity interests in Sterling Canada, Inc. (a wholly-owned subsidiary of the Company), 65% of the equity of Sterling Pulp and Sterling NRO, Ltd., and certain contract rights of the Company. Additionally, certain of the Company's domestic subsidiaries have guaranteed the Revolver and Term Loan.

  The Credit Agreement contains a number of financial and other covenants that management believes are customary in lending transactions of this type. The Credit Agreement allows the Company to redeem, retire or acquire shares of its capital stock and to make dividend payments, within certain conditions and limitations, as long as no Default or Event of Default (as defined in the Credit Agreement) has occurred or is continuing.

  On September 28, 1995, Sterling Pulp entered into a seven-year credit agreement to finance the construction of the Georgia sodium chlorate plant (the "Chlorate Plant Credit Agreement") with the same bank group that is a party to the Credit Agreement. Sterling Pulp can borrow up to $60 million under the Chlorate Plant Credit Agreement to purchase taxable bonds from the local county development authority that will use the bond proceeds to finance the construction of the plant. The first quarterly scheduled principal payment on the debt is due October 1, 1997 while the final scheduled payment is due July 1, 2002. There is an annual excess cash flow test required by the Chlorate Plant Credit Agreement that could result in mandatory prepayments of some of the scheduled principal payments. Most of the debt is scheduled to be paid during the last two years of the seven-year term. As a result of a guaranty provided by the Company, the overall borrowing rate under the Chlorate Plant Credit Agreement will be the same as under the Credit Agreement, excluding the effect of any interest rate hedging arrangements. The debt will be collateralized by the taxable bonds and the Company's interest in the plant. No debt was outstanding under the Chlorate Plant Credit Agreement at September 30, 1995.

 Debt Maturities

  The estimated remaining principal payments on the outstanding debt are as follows:

                                YEAR ENDING                            PRINCIPAL
                               SEPTEMBER 30,                           PAYMENTS
                               -------------                           ---------
          1996........................................................ $ 17,857
          1997........................................................   17,857
          1998........................................................   17,857
          1999........................................................   17,857
          2000........................................................   17,857
          2001........................................................   17,857
          2002........................................................   14,296
                                                                       --------
          Total outstanding debt...................................... $121,438
                                                                       ========

                           STERLING CHEMICALS, INC.

                 (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

4. INCOME TAXES:

  A reconciliation of federal statutory income taxes to the Company's effective tax provision (benefit) before extraordinary item follows:

                                                      YEAR ENDED SEPTEMBER
                                                              30,
                                                     ------------------------
                                                      1995     1994    1993
                                                     -------  ------  -------
     Provision (benefit) for federal income tax at
      the statutory rate............................ $79,855  $9,772  $(2,994)
     Foreign sales corporation......................  (7,991)     --       --
     State and foreign income taxes.................   2,862      90      877
     Estimated income tax settlement and other......     279    (740)     569
                                                     -------  ------  -------
     Effective tax provision (benefit).............. $75,005  $9,122  $(1,548)
                                                     =======  ======  =======

  The provision (benefit) for income taxes is composed of the following:

                                                       YEAR ENDED SEPTEMBER
                                                                30,
                                                      ------------------------
                                                       1995    1994     1993
                                                      ------- -------  -------
      From operations:
        Current federal.............................. $67,393 $18,618  $(2,849)
        Deferred federal.............................   1,075  (7,809)     148
        Deferred foreign.............................   3,489  (1,687)   1,153
        Current state................................   2,947      --       --
        Deferred state...............................     101      --       --
                                                      ------- -------  -------
      Total tax provision (benefit).................. $75,005 $ 9,122  $(1,548)
                                                      ======= =======  =======

  The Company adopted the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes("SFAS 109"), effective October 1, 1993. Under SFAS 109, deferred income taxes are provided for temporary differences between the tax basis of assets and liabilities and amounts for financial reporting purposes. The adoption of this statement did not have an effect on the Company's results of operations. Upon adoption of SFAS 109, the Company's current deferred tax asset and deferred tax liability each increased by approximately $1,600.

  The components of the deferred income taxes for 1993 (a disclosure no longer required for years subsequent to adoption of SFAS 109) are summarized below:

                                                                    YEAR ENDED
                                                                   SEPTEMBER 30,
                                                                       1993
                                                                   -------------
      Depreciation and amortization...............................    $1,709
      Alternate minimum tax.......................................      (959)
      Accrued expenses for book purposes..........................       484
      Pension expense.............................................      (729)
      Postretirement expense......................................      (667)
      Effect of tax rate change...................................       500
      Other.......................................................       963
                                                                      ------
      Total deferred tax expense..................................    $1,301
                                                                      ======

                           STERLING CHEMICALS, INC.

                 (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

  The components of the Company's deferred income tax assets and liabilities are summarized below:

                                                                 SEPTEMBER 30,
                                                                ---------------
                                                                 1995    1994
                                                                ------- -------
      Assets:
      Accrued liabilities...................................... $10,475 $13,099
      Accrued postretirement cost..............................   8,719   7,405
      Tax loss and credit carryforward.........................   7,470  11,389
      Other....................................................      --     523
      Total deferred tax assets................................  26,664  32,416
      Less current deferred income tax benefit.................   5,622   9,332
                                                                ------- -------
      Noncurrent deferred tax assets........................... $21,042 $23,084
                                                                ======= =======
      Liabilities:
      Property, plant and equipment............................ $57,466 $60,756
      Accrued pension cost.....................................   2,471   1,165
      Other....................................................   1,402      --
                                                                ------- -------
      Total deferred tax liabilities........................... $61,339 $61,921
                                                                ======= =======

  The Company has approximately Cdn. $25,000 in Canadian tax loss carryforwards which will expire from 1998 through 2001.

5. EMPLOYEE BENEFITS:

  The Company has established the following benefit plans:

 Retirement Benefit Plans

  The Company has non-contributory pension plans in the United States and employer and employee contributory plans in Canada which cover all salaried and wage employees. The benefits under these plans are based primarily on years of service and employees' pay near retirement. For those Company employees who were employed by the Company as of September 30, 1986 and were previously employed by Monsanto, the Company recognizes their Monsanto pension years of service for purposes of determining benefits under the Company's plans. For those Company employees who were employed by the Company on August 21, 1992 and were previously employed by Tenneco Inc., the Company recognizes their Tenneco Inc. pension years of service for purposes of determining benefits under the Company's plans. The Company's funding policy is consistent with the funding requirements of federal law and regulations. Plan assets consist principally of common stocks and government and corporate securities.

  The Company has recorded its additional minimum liability in accordance with Statement of Financial Accounting Standards No. 87 "Employers' Accounting for Pensions." In recognizing the additional pension liability at September 30, 1995 and 1994, the Company recorded a liability of $6,127 and $5,601, an intangible asset of $3,733 and $4,139, which is included with other assets, and a reduction of stockholders' equity of $1,556 and $950, net of deferred tax of $838 and $512, respectively.

                           STERLING CHEMICALS, INC.

                 (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

  The components of pension expense for the years ended September 30, 1995, 1994 and 1993 were as follows:

                                                        1995    1994    1993
                                                       ------  ------  ------
      Service cost (for benefits earned during the
       period)........................................ $3,288  $3,386  $3,195
      Interest cost on projected benefit obligation...  4,471   3,891   3,499
      Actual return on plan assets and contributions.. (5,825)    617  (2,940)
      Deferral of asset gain (loss)...................  1,909  (3,997)     59
      Net amortization of unrecognized amounts........    871     848     863
                                                       ------  ------  ------
      Pension expense................................. $4,714  $4,745  $4,676
                                                       ======  ======  ======

  Assumptions used in determining the projected benefit obligation and pension cost for the periods were as follows:

                                                                FISCAL YEAR
                                                               ----------------
                                                               1995  1994  1993
                                                               ----  ----  ----
      Discount rates.......................................... 7.5%  8.0%  7.5%
      Rates of increase in salary compensation level.......... 5.5%  5.5%  5.5%
      Expected long-term rate of return on assets............. 9.0%  9.0%  9.0%

  The funded status of the Company's pension plans for which assets exceed accumulated benefits and plans for which accumulated benefits exceed assets as of the actuarial valuation dates of August 31, 1995 and 1994 follows:

                                         1995                    1994
                                ----------------------- -----------------------
                                  ASSETS    ACCUMULATED   ASSETS    ACCUMULATED
                                  EXCEED     BENEFITS     EXCEED     BENEFITS
                                ACCUMULATED   EXCEED    ACCUMULATED   EXCEED
                                 BENEFITS     ASSETS     BENEFITS     ASSETS
                                ----------- ----------- ----------- -----------
Actuarial present value of
 benefits based on service to
 date and present pay levels:
Vested benefit obligation.....   $ 26,222     $21,743     $19,392     $17,776
Non-vested benefit obligation.      1,029       1,293       2,040       1,309
                                 --------     -------     -------     -------
Accumulated benefit
 obligation...................     27,251      23,036      21,432      19,085
Plan assets at fair value.....     33,540      21,134      26,835      16,795
                                 --------     -------     -------     -------
Plan assets in excess of (less
 than) accumulated benefit
 obligation...................      6,289      (1,902)      5,403      (2,290)
Additional amounts related to
 projected salary increases...     16,431         658      14,806         812
                                 --------     -------     -------     -------
Plan assets less than total
 projected benefit obligation.    (10,142)     (2,560)     (9,403)     (3,102)
Unrecognized net loss
 resulting from plan
 experience and changes in
 actuarial assumptions........      5,995       2,579       4,935       1,871
Unrecognized prior service
 cost.........................          2       3,689         (49)      3,949
Unrecognized transition
 obligation...................      2,716         156       3,067         182
                                 --------     -------     -------     -------
Prepaid (accrued) pension cost
 before additional minimum
 liability....................     (1,429)      3,864      (1,450)      2,900
Additional minimum liability..         --      (6,127)         --      (5,601)
                                 --------     -------     -------     -------
Total accrued pension
obligation....................   $ (1,429)    $(2,263)    $(1,450)    $(2,701)
                                 ========     =======     =======     =======

                           STERLING CHEMICALS, INC.

                 (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

 Postretirement Benefits Other Than Pensions

  The Company provides certain health care benefits and life insurance benefits for retired employees. Substantially all of the Company's employees become eligible for these benefits at normal retirement age. The Company accrues the cost of these benefits during the period in which the employee renders the necessary service.

  Health care benefits are provided to employees who retire from the Company with ten or more years of service except for Canadian employees subject to collective bargaining agreements. All of the Company's employees are eligible for postretirement life insurance. Postretirement health care benefits for most U.S. employees are provided for under a contributory, comprehensive plan while all other plans are non-contributory. Benefit provisions for most hourly and some salaried employees are subject to collective bargaining. In general, the plan stipulates that retiree health care benefits are paid as covered expenses are incurred. For U.S. employees, postretirement medical plan deductibles are assumed to increase at the rate of the long-term consumer price index. Approximately two hundred seventy-four retirees and dependents are covered under these plans. The components of postretirement benefits cost other than pensions for the years ended September 30, 1995 and 1994 were as follows:

                                                                   1995   1994
                                                                  ------ ------
      Service cost (for benefits earned during the period)....... $1,084 $1,064
      Interest cost on projected benefit obligation..............  1,835  1,688
      Amortization of plan amendments............................     29     29
                                                                  ------ ------
                                                                  $2,948 $2,781
                                                                  ====== ======

  Actuarial assumptions used to determine fiscal year 1995 and 1994 costs and benefit obligations for postretirement benefit plans other than pensions include an average discount rate of 7.5% and an average rate of future increases in benefit compensation of 5.5%. The assumed composite rate of future increases in per capita cost of health care benefits ( health care cost trend rate ) was 7.8% for fiscal year 1995, exclusive of demographic changes, decreasing gradually to 5.5% by the year 2028.

  These trend rates reflect current cost performance and management's expectation that future rates will decline. Increasing the health care cost trend rate by one percentage point would increase the accumulated postretirement benefit obligation by $1,391 and would increase annual aggregate service and interest costs by $173.

  The following sets forth the plan's funded status reconciled with amounts reported in the Company's consolidated balance sheet at September 30, 1995 and 1994.

  Accumulated postretirement benefit obligation (APBO):

                                                                1995     1994
                                                               -------  -------
      Retirees...............................................  $ 7,315  $ 5,956
      Fully eligible active plan participants................    7,690    7,234
      Other active plan participants.........................   11,956   11,752
                                                               -------  -------
      Total APBO.............................................   26,961   24,942
      Plan assets at fair value..............................       --       --
      Unrecognized loss......................................   (1,987)  (1,915)
      Unrecognized prior service cost........................     (252)    (281)
                                                               -------  -------
      Accrued postretirement benefit liability...............  $24,722  $22,746
                                                               =======  =======

                           STERLING CHEMICALS, INC.

                 (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

 Postemployment Benefits

  During the first quarter of fiscal 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits" ("SFAS 112"). SFAS 112 requires accrual accounting for benefits provided to former or inactive employees after employment but before retirement. The Company implemented the provisions of SFAS 112 in fiscal 1995 and the effect of adoption on the Company's financial position and results of operations was not material.

 Employee Stock Ownership Trust

  The Employee Stock Ownership Trust ("ESOT") was formed to invest primarily in the Company's common stock and includes only participants contributing to the Company's Savings and Investment Plan ("SIP"). The Company's contribution to the ESOT is 60% of the participant's SIP contributions to the extent that such participant's contributions do not exceed 7.5% of the employee's eligible earnings. The Company's contributions are subject to a 20% per year vesting schedule commencing after one year of service. The Company's contributions to the ESOT for the years ended September 30, 1995, 1994 and 1993 were $1,684, $1,688 and $1649, respectively.

 Profit Sharing Plans

  The Company provides profit sharing plans for the benefit of salaried and hourly employees meeting certain eligibility requirements. These plans were amended and restated in fiscal 1993. The Company distributes quarterly, to eligible employees, a specified percentage of its earnings before interest, taxes, depreciation and amortization above a specified level. The amount of each eligible employee's quarterly cash distribution is related to a specified percentage of such employee's base salary or wages, with the percentage determined by the employee's position in the Company. Profit sharing expense for the years ended September 30, 1995 and 1994 was $13,038 and $3,815, respectively. There was no profit sharing expense during fiscal 1993.

 Omnibus Stock and Incentive Plan

  The Company has an Omnibus Stock and Incentive Plan, under which the Company may grant to key employees incentive and nonincentive stock options, stock appreciation rights, restricted stock, performance units and performance shares. The terms and amounts of the awards are determined by the Compensation Committee of the Board of Directors. Upon a change of control of the Company, all awards granted under the plan become fully vested and all performance based awards will be paid at the higher of performance goals or actual performance to date. 3,000,000 shares of the Company's stock were reserved under the plan when it was established. As of September 30, 1995, 263,000 shares have been issued.

  In fiscal year 1993, the Company granted stock appreciation rights ("SARs") to certain key employees and directors. Total expense benefit is determined based on 3,632,000 SARs granted, the vesting period (five years beginning September 1992) and the appreciation of the Company's stock price above $4 per share, which was the fair market value of the Company's common stock on the date of grant of the SARs. In October 1994, the Company amended the SAR program by modifying the vesting periods and limiting the amount of appreciation for each SAR during each vesting period, thereby limiting the Company's aggregate future expenses. The Company recorded expense (benefit) for the years ended September 30, 1995 and 1994 of ($2,767) and $21,800, respectively, and paid $8,297 in October 1994 and $5,820 in September 1995 pursuant to the SARs, as amended. There was no expense associated with the SARs for fiscal year 1993 as the market price of the Company's stock at September 30, 1993 was less than the price at the date of grant. The expense (benefit) for the SARs is included in selling, general and administrative expenses in the Company's income statement.

                           STERLING CHEMICALS, INC.

                 (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

  In fiscal 1995, the Company granted 82,500 stock options to certain officers of the Company with an exercise price of $13.50 per share. The options are exercisable from the third through the tenth anniversary of the date of the grant.

6. COMMITMENTS AND CONTINGENCIES:

 Product Contracts

  The Company has certain long-term agreements which provide for the dedication of 100% of the Company's production of acetic acid, plasticizers, TBA and sodium cyanide, each to one customer. The Company also has various sales and conversion agreements which dedicate significant portions of the Company's production of styrene monomer and acrylonitrile to various customers. These agreements generally provide for cost recovery plus an agreed margin or element of profit based upon market price.

 Lease Commitments

  The Company has entered into various long-term noncancellable operating leases. Future minimum lease commitments at September 30, 1995 are as follows: fiscal 1996--$2,135; fiscal 1997--$1,971; fiscal 1998--$1,878; fiscal 1999--
$1,661; fiscal 2000--$1,553; and $5,701 thereafter. Rent expense for fiscal years 1995, 1994 and 1993 was not material.

 Environmental and Safety Matters

  The Company's operations involve the handling, production, transportation and disposal of materials classified as hazardous or toxic and are extensively regulated under environmental and health and safety laws. Operating permits which are required for the Company's operations are subject to periodic renewal and may be revoked or modified for cause.

  New laws or permit requirements and conditions may affect the Company's operations, products or waste disposal. Past or future operations may result in claims or liabilities. Expenditures could be required to upgrade wastewater collection, pretreatment, disposal systems or other matters.

  The Company routinely incurs expenses associated with managing hazardous substances and pollution in ongoing operations. These operating expenses include items such as depreciation on its waste treatment facilities, outside waste management, fuel, electricity and salaries. The amounts of these operating expenses were approximately $45,000 and $44,000 for fiscal years 1995 and 1994, respectively. The Company does not anticipate a material increase in these types of expenses during fiscal 1996. The Company considers these types of environmental expenditures normal operating expenses and includes them in cost of goods sold.

  At its Texas City facility, the Company has reduced emissions of targeted chemicals 74% from 1987 levels under the EPA's voluntary 33/50 program. These reductions included a 96% reduction in hydrogen cyanide emissions and an 87% reduction in benzene emissions. Additionally, the Company will initiate appropriate actions or preventive projects necessary to insure that the facility continues to operate in a safe and environmentally responsible manner. No assurances can be given that the Company will not incur material environmental expenditures associated with its facilities, operations or products.

  The Company's sodium chlorate market is sensitive to potential environmental regulation. In general, environmental regulations support substitution of chlorine dioxide, which is produced from sodium chlorate, for elemental chlorine in the pulp bleaching process. Certain environmental groups are encouraging passage of

                           STERLING CHEMICALS, INC.

                 (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA) regulations which restrict the amount of Absorbable Organic Halides (AOX) or chlorine derivatives in bleach plant effluent. Increased substitution of chlorine dioxide for elemental chlorine in the pulp bleaching process significantly reduces the amount of AOX and chlorine derivatives in bleach plant effluent. As long as there is not an outright ban on chlorine-containing compounds, regulation restricting AOX or chlorine derivatives in bleach plant effluent should favor the use of chlorine dioxide, thus sodium chlorate. Any significant ban on all chlorine-containing compounds could have a material adverse effect on the Company's financial condition and results of operations.

  British Columbia has a regulation in place that would effectively eliminate the use of chlorine dioxide in the bleaching process by the year 2002. The pulp and paper industry is working to change this regulation and believes that the ban of chlorine dioxide in the bleaching process will yield no measurable environmental or public health benefit. The Company is not aware of any other laws or regulations currently in place which would restrict the use of the product.

 Legal Proceedings

  Petrochemicals

  HUNTSMAN LAWSUIT: On January 30, 1995, the Company filed a lawsuit against Huntsman Chemical Corporation and certain affiliates seeking a declaratory judgment in connection with an alleged agreement arising from discussions, previously suspended by the Company, relating to possible future capacity rights for a significant portion of the Company's styrene monomer unit at its Texas City facility. In the lawsuit, the Company is requesting a judicial determination that, among other things, there was no enforceable agreement between the Company and any of the defendants. In response, the defendants filed a counterclaim demanding a jury trial and asserting that a contractual agreement existed, that the Company breached the alleged agreement, and that as a result the defendants incurred an unspecified amount of "massive damages". Subsequently, the Company filed a motion for summary judgment.

  On November 30, 1995, summary judgment was granted in the Company's favor. The summary judgment, which is subject to appeal, confirms that as a matter of law, no enforceable contract or agreement ever existed between the Company and the defendants. The Court's order also moots the defendants' counterclaim against the Company for damages resulting from breach of the alleged contract.

  The Company believes a loss with respect to this matter is not probable and is unable to quantify a reasonably possible loss estimate (as defined in Statement of Financial Accounting Standards No. 5, "Accounting for Contingencies") at this time.

  ALLEMAND LAWSUIT: On June 19, 1995, a lawsuit was filed against the Company and several other corporate defendants asserting personal injury and mental anguish resulting from an incident occurring on June 16, 1995 in which a hose being used to unload a barge of sulfuric acid at the Company's Texas City facility ruptured, spraying sulfuric acid on an employee of Marine Fueling Service, Inc. The plaintiffs seek an unspecified amount of damages. The incident is under investigation and discovery is ongoing.

  AMMONIA RELEASE: On May 8, 1994, an ammonia release occurred at the Company's Texas City facility while a reactor in the acrylonitrile unit was being restarted after a shutdown for routine maintenance. The Company estimated that approximately three thousand pounds of ammonia were emitted into the atmosphere.

                           STERLING CHEMICALS, INC.

                 (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

  Approximately nine thousand individuals have filed claims directly with the Company alleging personal injury and/or property damage as a result of exposure to the ammonia. The Company and its insurance carriers are in the process of evaluating these claims. Approximately two thousand of these claims have been settled and three thousand have been denied. Settlements, costs and expenses to date have totaled less than $2,000. All amounts above the Company's $1,000 deductible (which has been charged against earnings) have been paid by its insurance carriers.

  Sixteen lawsuits involving approximately four thousand plaintiffs have been filed against the Company seeking unspecified damages for personal injuries and property damage as a result of the release. Additional claims and litigation against the Company asserting similar claims may ensue.

  SMITH LAWSUIT: On April 27, 1994, approximately one thousand two hundred plaintiffs sued the Company and eighteen other corporate defendants in the Texas City, Texas area. The plaintiffs seek an unspecified amount of damages for personal injury and property damages arising from alleged chemical releases. Discovery is proceeding and the Company is vigorously defending this lawsuit.

  ALLEN LAWSUIT: On May 9, 1991, a lawsuit was filed against the Company and several other petrochemical companies operating in the Texas City, Texas area. The plaintiffs in the lawsuit assert personal injury and property damage claims arising from alleged chemical releases. The plaintiffs seek an unspecified amount of damages. Although the court dismissed a number of the plaintiffs for failure to comply with discovery, over three hundred plaintiffs remain. The Company is vigorously defending this lawsuit.

  The Company is subject to various other claims and legal actions that arise in the ordinary course of its business.

 Pulp Chemicals

  The Company's primary competitor in the supply of patented technology for generators which convert sodium chlorate into chlorine dioxide is Akzo Nobel and its affiliates. The Company and Akzo Nobel are involved in numerous patent disputes throughout the world in which the Company and Akzo Nobel are challenging certain patents of the other and attempting to restrict the other's operating range. If either party is successful in these disputes, the other party may be required to make adjustments and modifications to its commercial operations or obtain a license from the prevailing party. The Company believes that it is entitled to certain indemnities from Tenneco Canada with respect to the acquired technology. The Company and Akzo Nobel have initiated discussions to resolve these disputes.

 Litigation Contingency

  In accordance with Statement of Financial Accounting Standards No. 5, "Accounting for Contingencies" and Financial Accounting Standards Board Interpretation No. 39 "Offsetting of Amounts Related to Certain Contracts", the Company has made estimates of the reasonably possible range of liability with regard to its outstanding litigation for which it may incur liability. These estimates are based on management's judgments using currently available information as well as consultation with the Company's insurance carriers and outside legal counsel. A number of the claims in these litigation matters are covered by the Company's insurance policies or by third-party indemnification of the Company. The Company therefore has also made estimates of its probable recoveries under insurance policies or from third-party indemnitors based on its understanding of its insurance policies and indemnifications, discussions with its insurers and indemnitors and consultation with outside legal counsel, in addition to management's judgments. Based on the foregoing as of September 30, 1995,

                           STERLING CHEMICALS, INC.

                 (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

the Company has accrued approximately $17,000 as its estimate of aggregate contingent liability for these matters, and has also recorded aggregate receivables from its insurers and third party indemnitors of approximately $16,000. In addition, management estimates that at present, the reasonably possible range of loss, in addition to the amount accrued, is from $0 to $37,000. The Company believes that it is insured or indemnified for this additional reasonably possible loss, except for a portion which is not material.

  While the Company has based its estimates on its evaluation of available information to date and the other matters described above, much of the litigation is in its early stages and it is impossible to predict with certainty the ultimate outcome. The Company will adjust its estimates as necessary as additional information is developed and evaluated. However, the Company believes that the final resolution of these contingencies will not have a material adverse impact on the financial position, results of operations or cash flows of the Company.

  The timing of probable insurance and indemnity recoveries, and payment of liabilities, if any, is not expected to have a material effect on the financial position, results of operations or cash flows of the Company.

7. SEGMENT AND GEOGRAPHIC INFORMATION:

  Sales to individual customers constituting 10% or more of total revenues (in any of the last three fiscal years) and sales by geographic region were as follows:

                                                  YEAR ENDED SEPTEMBER 30,
                                                 ----------------------------
                                                   1995      1994      1993
                                                 --------  --------  --------
Major Customers:
British Petroleum plc and subsidiaries.......... $169,944  $103,637  $ 54,497
Mitsubishi International Corporation............ $129,812  $ 69,920  $ 60,186
Export Sales:
Export revenues................................. $534,067  $324,930  $158,804
Percentage of total revenues....................       52%       46%       31%
Export revenues (as a percent of total exports)
 by geographical area:
  Asia..........................................       64%       80%       61%
  Europe........................................       36%       16%       39%
  Other.........................................       --         4%       --

                           STERLING CHEMICALS, INC.

                 (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                   YEAR ENDED SEPTEMBER 30,
                                                 -----------------------------
                                                    1995       1994     1993
                                                 ----------  -------- --------
Geographic Segment Information:
Revenues:
  United States................................. $  886,247  $578,295 $399,486
  Canada........................................    143,951   122,545  119,335
                                                 ----------  -------- --------
Total........................................... $1,030,198  $700,840 $518,821
                                                 ==========  ======== ========
Income before taxes and extraordinary item:
  United States................................. $  210,320  $ 27,106 $(12,877)
  Canada........................................     17,838     1,148    5,909
                                                 ----------  -------- --------
Total........................................... $  228,158  $ 28,254 $ (6,968)
                                                 ==========  ======== ========
Net Income:
  United States................................. $  140,382  $ 17,979 $ (8,991)
  Canada........................................      9,667     1,153    3,571
                                                 ----------  -------- --------
Total........................................... $  150,049  $ 19,132 $ (5,420)
                                                 ==========  ======== ========
Assets:
  United States................................. $  405,324  $376,594 $331,149
  Canada........................................    204,615   204,331  215,605
                                                 ----------  -------- --------
Total........................................... $  609,939  $580,925 $546,754
                                                 ==========  ======== ========
Selling, general and administrative expenses:
  United States................................. $   14,535  $ 10,232 $ 10,422
  Canada........................................     17,088    14,075   15,073
  SARs..........................................     (2,767)   21,843       --
                                                 ----------  -------- --------
Total........................................... $   28,856  $ 46,150 $ 25,495
                                                 ==========  ======== ========

8. FINANCIAL INSTRUMENTS:

 Foreign Exchange

  The Company enters into forward foreign exchange contracts to hedge Canadian dollar currency transactions on a continuing basis for periods consistent with its committed exposures. The forward foreign exchange contracts have varying maturities with none exceeding 18 months. The Company makes net settlements of U.S. dollars for Canadian dollars at rates agreed to at inception of the contracts.

  The Company does not engage in currency speculation. However, the Company enters into forward foreign exchange contracts to reduce risk due to Canadian dollar exchange rate movements. The Company had a notional amount of approximately $26,000 and $20,000 of forward foreign exchange contracts outstanding to buy Canadian dollars at September 30, 1995 and 1994, respectively. The deferred gain on these forward foreign exchange contracts at September 30, 1995 and 1994 was immaterial.

 Concentration of Credit Risk

  The Company sells its products primarily to companies involved in the petrochemical and pulp and paper manufacturing industries. The Company performs ongoing credit evaluations of its customers and generally does not require collateral for accounts receivable. However, letters of credit are required by the Company on many of its export sales. The Company's credit losses have been minimal.

                           STERLING CHEMICALS, INC.

                 (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

  The Company maintains cash deposits with major banks which from time to time may exceed federally insured limits. Management periodically assesses the financial condition of the institutions and believes that any possible loss is minimal.

 Investments

  It is the policy of the Company to invest its excess cash in investment instruments or securities whose value is not subject to market fluctuations such as certificates of deposit, repurchase agreements or Eurodollar deposits with domestic or foreign banks or other financial institutions. Other permitted investments include commercial paper of major U.S. corporations with ratings of A1 by Standard & Poor's or P1 by Moody's, loan participations of major U.S. corporations with a short term credit rating of A1/P1 and direct obligations of the U.S. Government or its agencies. In addition, not more than $5,000 will be invested with any single bank, financial institution or U.S. corporation.

9. RELATED PARTY TRANSACTIONS:

  The Company, through a wholly-owned subsidiary, is a partner in a joint venture which constructed and operates a cogeneration plant at the Texas City facility. During fiscal years 1995, 1994 and 1993, the Company purchased $16,622, $16,546 and $16,646 of steam and electricity from the joint venture, respectively, and recorded earnings of $3,391, $2,788 and $2,598, respectively. The Company's investment in the joint venture is not material.

                           STERLING CHEMICALS, INC.

         SUPPLEMENTAL FINANCIAL INFORMATION--QUARTERLY FINANCIAL DATA

                     (IN THOUSANDS EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                 FISCAL  FIRST     SECOND   THIRD   FOURTH(/1/)
                                  YEAR  QUARTER   QUARTER  QUARTER    QUARTER
                                 ------ --------  -------- -------- -----------
Revenues........................  1995  $240,622  $303,954 $298,491  $187,131
                                  1994  $130,560  $154,754 $204,668  $210,858
Gross profit....................  1995  $ 48,354  $ 93,530 $103,504  $ 26,230
                                  1994  $  2,971  $ 14,806 $ 27,861  $ 48,286
Income before extraordinary
 item...........................  1995  $ 22,259  $ 56,077 $ 59,767  $ 15,050
                                  1994  $ (3,489) $  1,829 $  5,544  $ 15,248
Net income (loss)...............  1995  $ 22,259  $ 56,077 $ 56,663  $ 15,050
                                  1994  $ (3,489) $  1,829 $  5,544  $ 15,248
Per Share Data:
Income (loss) before
 extraordinary item.............  1995  $    .40  $   1.01 $   1.08  $    .27
                                  1994  $   (.06) $    .03 $    .10  $    .27
Net income (loss)...............  1995  $    .40  $   1.01 $   1.02  $    .27
                                  1994  $   (.06) $    .03 $    .10  $    .27

- --------
(1) The decline in revenues, gross profit and net income in the fourth quarter of fiscal 1995 relative to previous quarters resulted from the decrease in prices and margins for styrene and acrylonitrile as well as the negative impact from the shutdowns in styrene and acrylonitrile during the quarter. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations."
    Fourth quarter net income in fiscal 1994 included a charge of $12,159, or $.14 per share, for expenses related to the SARs described in Note 5 of the "Notes to Consolidated Financial Statements." In the fourth quarter of fiscal 1995, the charge was $(4,325), or $(.05) per share. The Company's stock price decreased from $13.50 on September 30, 1994 to $8.25 on September 30, 1995, resulting in the reversal of the previously accrued expenses.

                            STERLING CHEMICALS, INC.

                      CONDENSED CONSOLIDATED BALANCE SHEET

                      (IN THOUSANDS EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                         MARCH 31,  SEPTEMBER 30,
                         ASSETS                            1996         1995
                         ------                          ---------  -------------
Current assets:
  Cash and cash equivalents............................. $  1,261     $ 30,882
  Accounts receivable...................................  123,867      112,102
  Inventories...........................................   58,833       67,867
  Prepaid expenses......................................    4,782        3,878
  Deferred income taxes.................................    6,751        5,622
                                                         --------     --------
    Total current assets................................  195,494      220,351
Property, plant and equipment, net......................  336,371      309,084
Other assets............................................   82,594       80,504
                                                         --------     --------
    Total assets........................................ $614,459     $609,939
                                                         ========     ========
          LIABILITIES AND STOCKHOLDERS' EQUITY
          ------------------------------------
Current liabilities:
  Accounts payable...................................... $ 62,267     $ 72,016
  Accrued liabilities...................................   50,842       55,858
  Current portion of long-term debt.....................   13,393       17,857
                                                         --------     --------
    Total current liabilities...........................  126,502      145,731
Long-term debt..........................................  110,750      103,581
Deferred income taxes...................................   43,577       40,297
Deferred credits and other liabilities..................   76,507       81,012
Commitments and contingencies
Stockholders' equity:
  Common stock, $.01 par value, 150,000 shares
   authorized, 60,327 shares issued, 55,690 and
   55,674 shares outstanding, respectively..............      603          603
Additional paid-in capital..............................   33,225       33,269
Retained earnings.......................................  294,266      275,052
Pension adjustment......................................   (1,556)      (1,556)
Accumulated translation adjustment......................  (18,881)     (17,307)
Deferred compensation...................................      (94)        (129)
                                                         --------     --------
                                                          307,563      289,932
Treasury stock, at cost, 4,637 and 4,653 shares,
 respectively...........................................  (50,440)     (50,614)
                                                         --------     --------
    Total stockholders' equity..........................  257,123      239,318
                                                         --------     --------
      Total liabilities and stockholders' equity........ $614,459     $609,939
                                                         ========     ========

   The accompanying notes are an integral part of the condensed consolidated financial statements.

                            STERLING CHEMICALS, INC.

                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                      (IN THOUSANDS EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                               SIX MONTHS ENDED
                                                                   MARCH 31,
                                                               -----------------
                                                                 1996     1995
                                                               -------- --------
Revenues...................................................... $382,421 $544,576
Cost of goods sold............................................  323,628  402,690
                                                               -------- --------
Gross profit..................................................   58,793  141,886
Selling, general and administrative expenses..................   16,108   15,977
Stock appreciation rights (SARs) expense (benefit)............    6,658      503
Other expense (Note 8)........................................    3,550       --
Interest and debt related expenses, net of interest income....    3,210    9,715
                                                               -------- --------
Income before income taxes....................................   29,267  115,691
Provision for income taxes....................................   10,053   37,354
                                                               -------- --------
Net income.................................................... $ 19,214 $ 78,337
                                                               ======== ========
Net income per share.......................................... $   0.35 $   1.41
Weighted average shares outstanding...........................   55,682   55,674



   The accompanying notes are an integral part of the condensed consolidated financial statements.

                            STERLING CHEMICALS, INC.

                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                            SIX MONTHS ENDED
                                                                MARCH 31,
                                                           --------------------
                                                             1996       1995
                                                           ---------  ---------
Cash flows from operating activities:
  Cash received from customers............................ $ 422,542  $ 533,496
  Miscellaneous cash receipts.............................    11,044      9,682
  Cash paid to suppliers and employees....................  (404,391)  (451,726)
  Interest paid...........................................    (3,280)    (9,649)
  Interest received.......................................       538      2,188
  Income taxes paid.......................................   (10,303)   (31,458)
                                                           ---------  ---------
Net cash provided by operating activities.................    16,150     52,533
                                                           ---------  ---------
Cash flows from investing activities:
  Capital expenditures....................................   (48,996)   (15,774)
                                                           ---------  ---------
Cash flows from financing activities:
  Proceeds from long-term debt............................    38,000         --
  Repayment of long-term debt.............................   (34,392)   (38,574)
  Other...................................................      (289)       (50)
                                                           ---------  ---------
Net cash provided by (used in) financing activities.......     3,319    (38,624)
                                                           ---------  ---------
Effect of exchange rate on cash...........................       (94)       (31)
                                                           ---------  ---------
Net decrease in cash and cash equivalents.................   (29,621)    (1,896)
Cash and cash equivalents--beginning of period............    30,882      2,013
                                                           ---------  ---------
Cash and cash equivalents--end of period.................. $   1,261  $     117
                                                           =========  =========

                            STERLING CHEMICALS, INC.

                                 (IN THOUSANDS)
                                  (UNAUDITED)

                      RECONCILIATION OF NET INCOME TO CASH
                        PROVIDED BY OPERATING ACTIVITIES

                                                             SIX MONTHS ENDED
                                                                 MARCH 31,
                                                             ------------------
                                                               1996      1995
                                                             --------  --------
Net income.................................................. $ 19,214  $ 78,337
Adjustments to reconcile net income to
 net cash provided by operating activities:
  Depreciation and amortization.............................   21,188    20,769
  Loss on disposal of assets................................    3,329       103
  Deferred tax expense......................................    1,600     3,374
  Accrued compensation......................................    6,850       571
Change in:
  Accounts receivable.......................................  (15,570)  (47,095)
  Inventories...............................................    8,960    12,754
  Prepaid expenses..........................................     (912)   (1,382)
  Other assets..............................................   (5,589)   (1,187)
  Accounts payable..........................................  (10,727)   (7,301)
  Accrued liabilities.......................................  (18,829)   (8,802)
  Interest payable..........................................      705    (2,591)
  Taxes payable.............................................     (840)    3,098
  Other liabilities.........................................    6,771     1,885
                                                             --------  --------
Net cash provided by operating activities................... $ 16,150  $ 52,533
                                                             ========  ========


   The accompanying notes are an integral part of the condensed consolidated financial statements.

                           STERLING CHEMICALS, INC.

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)
                                (IN THOUSANDS)

1. BASIS OF PRESENTATION:

  In the opinion of management, the accompanying unaudited condensed consolidated financial statements reflect all adjustments necessary to present fairly the consolidated financial position of Sterling Chemicals, Inc. and its subsidiaries (the "Company") as of March 31, 1996 and its consolidated results of operations for the three and six-month periods ended March 31, 1996 and 1995 and consolidated cash flows for the six-month periods ended March 31, 1996 and 1995. All such adjustments are of a normal and recurring nature. The results of operations for the periods presented are not necessarily indicative of the results to be expected for the full year. The accompanying unaudited condensed consolidated financial statements should be, and are assumed to have been, read in conjunction with the consolidated financial statements and notes included in the Company's Annual Report for the fiscal year ended September 30, 1995 (the "Annual Report").

2. RECLASSIFICATION:

  Certain amounts reported in the financial statements for the prior periods have been reclassified to conform with the current financial statement presentation with no effect on net income or stockholders' equity.

3. INVENTORIES:

  Inventories consisted of the following:

                                                         MARCH 31, SEPTEMBER 30,
                                                           1996        1995
                                                         --------- -------------
      Finished products.................................  $36,317     $44,802
      Raw materials.....................................   11,172      16,506
                                                          -------     -------
        Inventories at FIFO cost........................   47,489      61,308
      Inventories under exchange agreements.............     (528)     (4,783)
      Stores and supplies...............................   11,872      11,342
                                                          -------     -------
                                                          $58,833     $67,867
                                                          =======     =======

4. LONG-TERM DEBT:

  Long-term debt consisted of the following:

                                                        MARCH 31,  SEPTEMBER 30,
                                                          1996         1995
                                                        ---------  -------------
      Revolving credit facilities...................... $     --     $    902
      Term loan........................................  107,143      120,536
      Loan under chlorate plant credit agreement.......   17,000           --
                                                        --------     --------
        Total debt outstanding.........................  124,143      121,438
      Less:
        Current maturities.............................  (13,393)     (17,857)
                                                        --------     --------
      Total long-term debt............................. $110,750     $103,581
                                                        ========     ========

                           STERLING CHEMICALS, INC.

                                  (UNAUDITED)
                                (IN THOUSANDS)

5. COMMITMENTS AND CONTINGENCIES:

 Product Contracts

  The Company has certain long-term agreements which provide for the dedication of 100% of the Company's production of acetic acid, plasticizers, tertiary butylamine and sodium cyanide, each to one customer. The Company also has various sales and conversion agreements which dedicate significant portions of the Company's production of styrene monomer and acrylonitrile, the Company's major petrochemical products, to various customers. These agreements generally provide for cost recovery plus an agreed margin or element of profit based upon market price.

 Environmental Regulations

  The Company's operations involve the handling, production, transportation and disposal of materials classified as hazardous or toxic and are extensively regulated under environmental and health and safety laws. Operating permits which are required for the Company's operations are subject to periodic renewal and may be revoked or modified for cause. New laws or permit requirements and conditions may affect the Company's operations, products or waste disposal. Past or future operations may result in claims or liabilities. Expenditures could be required to upgrade waste water collection, pretreatment or disposal systems or for other matters.

 Legal Proceedings

  Shareholder Lawsuits

  In April and May, 1996, six class action lawsuits were filed against the Company and the Company's directors alleging conflict of interest and breach of fiduciary duties relating to the sale of the Company (see Note 7). These lawsuits are styled:

  1. Kurt Kopf et al. v. Sterling Chemicals, Inc., Gordon A. Cain, et al; Civil Action No. 14960; In the Court of Chancery of the State of Delaware, New Castle County, Delaware.
  2. Ernest Hack v. Sterling Chemicals, Inc., Gordon A. Cain, et al; Civil Action No. 14962; In the Court of Chancery of the State of Delaware, New Castle County, Delaware.
  3. Salim Shiry, et al. v. Sterling Chemicals, Inc., Gordon A. Cain, et al; Civil Action No. 14963; In the Court of Chancery of the State of Delaware, New Castle County, Delaware.
  4. Olga Fried, et al. v. Sterling Chemicals, Inc., Gordon A. Cain, et al; Civil Action No. 14969; In the Court of Chancery of the State of Delaware, New Castle County, Delaware.
  5. Maria Lerman, et al. v. Sterling Chemicals, Inc., Gordon A. Cain, et al; Civil Action No. 14972; In the Court of Chancery of the State of Delaware, New Castle County, Delaware.
  6. Alan R. Kahn v. Sterling Chemicals, Inc., The Sterling Group, Inc., The Unicorn Group, Inc., STX Acquisition Corp., Gordon A. Cain, et al; Civil Action No. 14981; In the Court of Chancery of the State of Delaware, New Castle County, Delaware.

  These lawsuits are in their early stages and the Company is unable at this time to predict the impact, if any, these lawsuits may have on its financial position, results of operations or cash flows.

 Petrochemicals

  HUNTSMAN LAWSUIT: On November 30, 1995, the court granted the motion for summary judgment filed by the Company in Sterling Chemicals, Inc. v. Huntsman Chemical Corporation, Huntsman Styrene

                           STERLING CHEMICALS, INC.

                                  (UNAUDITED)
                                (IN THOUSANDS)

Corporation and Huntsman Corporation. As discussed in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1995, the summary judgment confirms that, as a matter of law, no enforceable contract or agreement ever existed between the Company and the defendants. The court's order, which includes recovery of legal fees, also moots the defendants' counterclaim against the Company for damages resulting from breach of the alleged contract. The defendants have appealed this decision.

  The Company believes a loss with respect to this matter is not probable and is unable to quantify a reasonably possible loss estimate (as defined in Statement of Financial Accounting Standards No. 5, "Accounting for Contingencies") at this time.

 Pulp Chemicals

  PATENT LITIGATION: The Company's primary competitor in the supply of patented technology for generators which convert sodium chlorate into chlorine dioxide is Akzo Nobel (formerly Eka Nobel) and its affiliates. The Company previously disclosed that it was engaged with Akzo Nobel in numerous patent disputes throughout the world in which the Company and Akzo Nobel were challenging certain patents of the other and attempting to restrict the other's operating range. The Company and Akzo Nobel have reached an out-of-court settlement resolving all such disputes. The settlement allows licensees of both the Company and Akzo Nobel to operate their chlorine dioxide generators within the broadest range of operating conditions. The settlement did not have a material adverse effect on the Company's financial position, results of operations or cash flows.

 Litigation Contingency:

  In accordance with Statement of Financial Accounting Standards No. 5, "Accounting for Contingencies," and Financial Accounting Standards Board Interpretation No. 39, "Offsetting of Amounts Related to Certain Contracts," the Company has made estimates of the reasonably possible range of liability with regard to its outstanding litigation for which it may incur liability. In addition, liabilities have been accrued based on the estimated probable loss from such litigation. These estimates are based on management's judgments using currently available information as well as consultation with the Company's insurance carriers and outside legal counsel. A number of the claims in these litigation matters are covered by the Company's insurance policies or by third-party indemnification of the Company. The Company therefore has also made estimates of its probable recoveries under insurance policies or from third-party indemnitors based on its understanding of its insurance policies and indemnifications, discussions with its insurers and indemnitors and consultation with outside legal counsel, in addition to management's judgments. Based on the foregoing as of March 31, 1996, the Company has accrued approximately $12 million as its estimate of aggregate contingent liability for these matters, and has also recorded aggregate receivables from its insurers and third-party indemnitors of $11 million. In addition, at March 31, 1996, management estimates that the aggregate reasonably possible range of loss for all litigation combined, in addition to the amount accrued, is from $0 to $41 million. The Company believes that it is insured or indemnified for this additional reasonably possible loss, except for a portion which is not material.

  While the Company has based its estimates on its evaluation of available information to date and the other matters described above, much of the litigation is in its early stages and it is impossible to predict with certainty the ultimate outcome. The Company will adjust its estimates as necessary as additional information is developed and evaluated. However, the Company believes that the final resolution of these contingencies will not have a material adverse impact on the financial position, results of operations or cash flows of the Company.

  The timing of probable insurance and indemnity recoveries, and additional accruals or payment of liabilities, if any, are not expected to have a material adverse effect on the financial position, results of operations or cash flows of the Company.

                           STERLING CHEMICALS, INC.

                                  (UNAUDITED)
                                (IN THOUSANDS)

6. NEW ACCOUNTING STANDARDS:

  The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of". This statement establishes new accounting standards for measuring the impairment of long-lived assets. The Company is required to adopt this Statement by fiscal 1997. The Company anticipates that the adoption of this Statement will not have a material adverse effect on the Company's financial position, results of operations or cash flows.

7. RECENT DEVELOPMENTS:

  On January 29, 1996, the Company announced that it was exploring all strategic alternatives to enhance stockholder value. In this connection, the Board of Directors established a Special Committee which retained Lazard Freres & Co. LLC as its financial advisor and Piper & Marbury L.L.P. as legal advisors.

  On April 25, 1996, the Company announced that it had entered into a definitive agreement for the sale of the Company to an investment group formed by The Sterling Group, Inc. and The Unicorn Group L.L.C. Under the terms of the agreement, shareholders may elect to receive $12.00 per share in cash, or retain part or all of their shares in the Company, subject to a 5,000,000 share maximum, and proration to the extent aggregate elections exceed 5,000,000 shares.

  The transaction is expected to be concluded by late August of this year and is subject to customary closing conditions, including shareholder approval.

8. WRITE-OFF OF LACTIC ACID PLANT:

  The Company has decided to stop producing lactic acid at its Texas City, Texas facility by the end of the third quarter of fiscal 1996. In the second quarter of fiscal 1996, the Company charged to expense the remaining net book value and other related costs resulting in a $3.6 million pretax charge against earnings ($0.04 per share, after taxes).

- -------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE ISSUERS OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE ISSUERS SINCE THE DATE HEREOF.

                                 ------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    4
Risk Factors..............................................................   16
The Transaction...........................................................   22
Use of Proceeds...........................................................   25
Capitalization............................................................   26
Selected Historical Financial Data........................................   27
Pro Forma Consolidated Financial Statements and Other Information.........   29
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   35
Business..................................................................   46
Management................................................................   65
Principal Stockholders....................................................   74
Certain Transactions......................................................   75
Description of the Notes..................................................   76
Description of the Units..................................................   97
Description of Capital Stock..............................................  121
Description of the Credit Facility........................................  123
Certain United States Federal Income Tax Consequences.....................  125
Underwriting..............................................................  134
Notice to Canadian Residents..............................................  135
Legal Matters.............................................................  136
Change of Accountants.....................................................  136
Experts...................................................................  136
Available Information.....................................................  137
Glossary..................................................................  A-1
Index to Financial Statements.............................................  F-1

                                 ------------

  UNTIL    , 1996 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                   [LOGO OF STERLING CHEMICALS APPEARS HERE]

                           Sterling Chemicals, Inc.
                                 $275,000,000
                          % Senior Subordinated Notes

                       Sterling Chemicals Holdings, Inc.
                              Units consisting of
                                $
                        % Senior Secured Discount Notes
            and Warrants to Acquire         Shares of Common Stock


                                  PROSPECTUS

                                CS First Boston

                             Chase Securities Inc.


- -------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  Set forth below are the estimated expenses expected to be incurred in connection with the issuance and distribution of the securities registered hereby.

      Securities and Exchange Commission registration fees............ $129,311
      NASD filing fee.................................................   30,500
      Legal fees and expenses.........................................     *
      Accounting fees and expenses....................................     *
      Placement Agent fees and expenses...............................     *
      Blue Sky fees and expenses......................................     *
      Miscellaneous expenses..........................................     *
                                                                       --------
          Total....................................................... $   *
                                                                       --------

- --------
 * To be filed by amendment

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the Delaware General Corporation Law ("Section 145") permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. Article Eighth of STX Acquisition's Certificate of Incorporation and Section
6.1 of STX Acquisition's Bylaws provide for the indemnification of directors, officers and other authorized representatives of the Company. The Certificate of Incorporation and Section 145 provide that the corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. Depending on the character of the proceeding, the corporation may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person seeking indemnification acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. The Certificate of Incorporation and Section 145 further provide that to the extent a director or officer of the corporation has been successful in defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. The Bylaws provide for indemnification to the maximum extent permitted by Delaware General Corporation Law.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  In connection with the formation of STX Acquisition, Frank J. Hevrdejs, T. Hunter Nelson and Susan O. Rheney purchased an aggregate of 84 shares of common stock for an aggregate consideration of $1,008. In such transaction, STX Acquisition relied on Section 4(2) under the Securities Act for an exemption from registration under the Securities Act. In connection with the Merger, such shares will be purchased by Holdings for the original purchase price.

  Concurrently with the consummation of the Offerings, STX Acquisition is conducting a private placement of its Common Stock. At the effective date of this Registration Statement, it is expected that STX Acquisition will have commitments to purchase a maximum of $103.1 million of STX Acquisition Common Stock from investors organized by TSG and Unicorn. In connection with the Equity Private Placement, STX Acquisition will rely on Section 4(2) of the Securities Act for an exemption from registration under the Securities Act. The actual number of holders of STX Acquisition Common Stock and their ownership will not be known until such time as the number of Rollover Shares is determinable. The consummation of the Equity Private Placement will occur simultaneously with the consummation of the Merger.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) The following exhibits are filed as part of this Registration Statement:

 EXHIBIT NO. DESCRIPTION
 ----------- -----------
 *1.1        Form of Underwriting Agreement
  2.1        Agreement and Plan of Merger between STX Acquisition Corp. and
             Sterling Chemicals, Inc. dated as of April 24, 1996, incorporated by reference from the Company's Current Report on Form 8-K dated
             April 24, 1996.
 *3.1        Form of Holdings' Certificate of Incorporation
 *3.2        Chemicals' Certificate of Incorporation
  3.3        Holdings' Bylaws (Amended Bylaws of Sterling Chemicals, Inc.),
             incorporated by reference from exhibit 3.2 of the Company's
             Annual Report on Form 10-K for the fiscal year ended September
             30, 1994
 *3.4        Chemicals' Bylaws
 *4.1        Form of Common Stock Certificate
 *4.2        Form of Warrant Certificate
 *4.3        Form of Warrant Agreement
 *4.4        Indenture governing the Discount Notes
 *4.5        Form of Discount Note (included in Exhibit 4.4)
 *4.6        Indenture governing the Notes
 *4.7        Form of Note (included in Exhibit 4.6)
 *4.8        Credit Agreement among Chemicals, Texas Commerce Bank as Agent,
             Credit Suisse and Chase Securities Inc. as co-arrangers and the lenders named therein.
 *5.1        Opinion of Andrews & Kurth L.L.P.
 10.1        Assets Purchase Agreement dated August 1, 1986, between Monsanto
             Company and the Company, incorporated by reference from exhibit
             10.1 to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1992.
 10.2        Sterling Chemicals, Inc. Salaried Employees' Pension Plan
             (Restated as of October 1, 1993), incorporated by reference from exhibit 10.6 to the Company's Annual Report on Form 10-K for the
             fiscal year ended September 30, 1993.
 10.3        Supplement to the Sterling Chemicals, Inc. Salaried Employees'
             Pension Plan (Restated as of January 1, 1994), incorporated by reference from exhibit 10.6(a) to the Company's Annual Report on
             Form 10-K for the fiscal year ended September 30, 1994.
 10.4        First and Second Amendments to the Sterling Chemicals, Inc.
             Salaried Employees' Pension Plan dated April 27, 1994 and
             September 23, 1994, respectively, incorporated by reference from exhibit 10.6(b) to the Company's Annual Report on Form 10-K for
             the fiscal year ended September 30, 1994.
 10.5        Sterling Chemicals, Inc. Hourly Paid Employees' Pension Plan
             (Restated as of October 1, 1993), incorporated by reference from exhibit 10.8 to the Company's Annual Report on Form 10-K for the
             fiscal year ended September 30, 1993.
 10.6        Supplement to the Sterling Chemicals, Inc. Hourly Paid
             Employee's Pension Plan (Restated as of January 1, 1994),
             incorporated by reference from exhibit 10.8(a) to the Company's
             Annual Report on Form 10-K for the fiscal year ended September
             30, 1994.

 EXHIBIT NO. DESCRIPTION
 ----------- -----------
  10.7       First Amendment to the Sterling Chemicals, Inc. Hourly Paid
             Employees' Pension Plan dated April 27, 1994, incorporated by reference from exhibit 10.8(b) to the Company's Annual Report on
             Form 10-K for the fiscal year ended September 30, 1994.
  10.8       Sterling Chemicals, Inc. Amended and Restated Savings and
             Investment Plan, incorporated by reference from exhibit 10.10 to the Company's Annual Report on Form 10-K for the fiscal year ended
             September 30, 1993.
  10.9       Supplements to the Sterling Chemicals, Inc. Savings and Investment
             Plan for Hourly Paid Employees and Salaried Employees,
             incorporated by reference from exhibit 10.10(a) to the Company's
             Annual Report on Form 10-K for the fiscal year ended September 30,
             1994.
  10.10      First and Second Amendments to the Sterling Chemicals, Inc.
             Amended and Restated Savings and Investment Plan dated April 27,
             1994 and October 26, 1994, respectively, incorporated by reference from exhibit 10.10(b) to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1994.
  10.11      Sterling Chemicals, Inc. Pension Benefit Equalization Plan,
             incorporated by reference to the Company's Annual Report on Form
             10-K for the fiscal year ended September 30, 1995.
  10.12      Sterling Chemicals, Inc. 1989 Omnibus Stock and Incentive Plan,
             incorporated by reference to the Company's Annual Report on Form
             10-K for the fiscal year ended September 30, 1995.
  10.13      Sterling Chemicals, Inc. Amended and Restated Employee Stock
             Ownership Plan, incorporated by reference from exhibit 10.12 to the Company's Annual Report on Form 10-K for the fiscal year ended
             September 30, 1993.
  10.14      First Amendment to the Sterling Chemicals, Inc. Amended and
             Restated Employees' Stock Ownership Plan dated April 27, 1994, incorporated by reference from exhibit 10.12(a) to the Company's
             Annual Report on Form 10-K for the fiscal year ended September 30,
             1994.
 +10.15      Styrene Monomer Conversion Contract dated November 3, 1995, between Monsanto Company and the Company, incorporated by
             reference to the Company's Annual Report on Form 10-K for the
             fiscal year ended September 30, 1995.
 +10.16      Acrylonitrile Exchange Contract dated January 1, 1994, between the
             Company and Monsanto Company, incorporated by reference from exhibit 10.19 to the Company's Annual Report on Form 10-K for the
             fiscal year ended September 30, 1994.
 +10.17      Production Agreement dated April 15, 1988 between BP Chemicals
             Americas Inc. and the Company and First and Second Amendment
             thereto, incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1995.
 +10.18      Agreement dated May 2, 1988 between E. I. du Pont de Nemours and
             Company and the Company, incorporated by reference to the
             Company's Annual Report on Form 10-K for the fiscal year ended
             September 30, 1995.
  10.19      License Agreement dated April 15, 1988, between BP Chemicals
             Americas Inc. and the Company, incorporated by reference to the
             Company's Annual Report on Form 10-K for the fiscal year ended
             September 30, 1995.
 +10.20      Product Sales Agreement dated August 1, 1986, between BASF
             Corporation and the Company, incorporated by reference from exhibit 10.22 to the Company's Annual Report on Form 10-K for the
             fiscal year ended September 30, 1992.
 +10.21      Amendment No. 3 to Product Sales Agreement as of January 1, 1994,
             between BASF Corporation and the Company, incorporated by
             reference from exhibit 10.22(a) to the Company's Annual Report on
             Form 10-K for the fiscal year ended September 30, 1994.
 *10.22      License Agreement dated August 1, 1986, between Monsanto Company and the Company.
 +10.23      Amended Lease and Production Agreement dated August 8, 1994, between BP Chemicals Americas Inc. and the Company, incorporated by reference from exhibit 10.21 to the Company's Annual Report on
             Form 10-K for the fiscal year ended September 30, 1994.
  10.24      Form of Indemnity Agreement executed between the Company and each of its officers and directors, incorporated by reference from exhibit 10.30 to the Company's Annual Report on Form 10-K for the
             fiscal year ended September 30, 1994.

 EXHIBIT NO. DESCRIPTION
 ----------- -----------
  10.25      Agreement dated January 30, 1987, among J. Virgil Waggoner, Gordon
             A. Cain and the Company, regarding capital stock of the Company, incorporated by reference to the Company's Annual Report on Form
             10-K for the fiscal year ended September 30, 1995.
  10.26      Amended and Restated Sterling Chemicals, Inc. Hourly Employees'
             Profit Sharing Plan, incorporated by reference from exhibit 10.32 to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1993.
  10.27      Amended and Restated Sterling Chemicals, Inc. Salaried Employees'
             Profit Sharing Plan, incorporated by reference from exhibit 10.31 to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1993.
  10.28      Sterling Chemicals, Inc. Amended and Restated Supplemental
             Employee Retirement Plan, incorporated by reference from exhibit
             10.34 to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1989.
  10.29      Sterling Chemicals, Inc. Deferred Compensation Plan, incorporated by reference from exhibit 10.35 to the Company's Annual Report on
             Form 10-K for the fiscal year ended September 30, 1989.
  10.30      Article of Agreement between the Company, its successors and assigns, and Texas City, Texas Metal Trades Council, AFL-CIO Texas
             City, Texas, May 1, 1993 to May 1, 1996, incorporated by reference from exhibit 10.35 to the Company's Annual Report on Form 10-K for
             the fiscal year ended September 30, 1993.
  10.31      Conditional Performance Guaranty dated as of August 20, 1992, by
             Albright & Wilson, Ltd. in favor of Sterling Pulp Chemicals, Ltd.,
             Sterling Canada, Inc. and the Indemnities identified in Section
             10.2 of the Purchase Agreement, incorporated by reference from exhibit 10.38 to the Company's current Report on Form 8-K dated
             September 3, 1992.
  10.32      Performance Guaranty dated as of August 20, 1992, by the Company in favor of Tenneco Canada Inc., Rio Linda Chemical Co., Albright
             & Wilson Americas, Inc. and the Indemnities identified in Section
             10.3 of the Purchase Agreement, incorporated by reference from exhibit 10.39 to the Company's Current Report on Form 8-K dated
             September 3, 1992.
  10.33      Lease dated March 1, 1990 between Procter & Gamble, Inc. and
             Tenneco Canada Inc., as amended by a Lease Modification Agreement dated August 9, 1991, and Consent and Assignment Agreement dated as of August 21, 1992 among 982174 Ontario Limited, Sterling Pulp
             Chemicals, Ltd., Proctor & Gamble, Inc., Tenneco Canada Inc. and
             The Bank of Nova Scotia, incorporated by reference from exhibit
             10.45 to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1992.
  10.34      Lease dated July 1, 1977 between Canadian National Railway Company and ERCO Industries Limited, and Consent and Assignment Agreement
             dated as of August 21, 1992 among Tenneco Canada Inc., Sterling
             Pulp Chemicals, Ltd., Canadian National Railway Company and The
             Bank of Nova Scotia, incorporated by reference from exhibit 10.46 to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1992.
 +10.35      Sales and Purchase Agreement dated April 1, 1994, between BP
             Chemicals Ltd. and the Company, incorporated by reference from exhibit 10.48 to the Company's Annual Report on Form 10-K for the
             fiscal year ended September 30, 1994.
 +10.36      Contract for Sale and Purchase of Ethylene dated October 28, 1988, between Phillips 66 Company and the Company, incorporated by reference from exhibit 10.49 to the Company's Annual Report on
             Form 10-K for the fiscal year ended September 30, 1994.
  10.37      Agreement between Sterling Pulp Chemicals Ltd. North Vancouver
             British Columbia and Pulp, Paper and Woodworkers of Canada Local 5
             British Columbia effective December 1, 1994 to November 30, 1997, incorporated by reference from exhibit 10.50 to the Company's
             Annual Report on Form 10-K for the fiscal year ended September 30,
             1994.
 +10.38      Contract for Sale and Purchase of Ethylene effective January 1,
             1995, between Phillips Chemical Company and the Company,
             incorporated by reference to the Company's Annual Report on Form
             10-K for the year ended September 30, 1995.

 EXHIBIT NO. DESCRIPTION
 ----------- -----------
 +10.39      Chemical Products Sales Agreement--Ethylene, dated December 7,
             1994, between Lyondell Petrochemical Company and the Company, incorporated by reference to the Company's Annual Report on Form
             10-K for the year ended September 30, 1995.
  10.40      Agreement between Sterling Pulp Chemicals Ltd. Buckingham, Quebec and the Energy and Chemicals Workers Union effective November 30,
             1994 to November 30, 1997, incorporated by reference to the
             Company's Annual Report on Form 10-K for the year ended September
             30, 1995.
  10.41      Agreement between Sterling Pulp Chemicals Ltd., Buckingham,
             Quebec, and the Office and Professional Employees International
             Union, effective June 25, 1995 to November 14, 1997, incorporated by reference to the Company's Annual Report on Form 10-K for the
             year ended September 30, 1995.
 +10.42      Product Supply Agreement dated May 15, 1995, between Praxair
             Hydrogen Supply, Inc. and the Company, incorporated by reference to the Company's Annual Report on Form 10-K for the year ended
             September 30, 1995.
  12.1       Computation of Ratio of Earnings to Fixed Charges.
  21.1       List of subsidiaries of STX Acquisition Corp. and STX Chemicals
             Corp.
  21.2       List of subsidiaries of Sterling Chemicals, Inc.
  23.1       Consent of Deloitte & Touche LLP
  23.2       Consent of Coopers & Lybrand L.L.P.
 *23.3       Consent of Andrews & Kurth L.L.P. (included in Exhibit 5.1)
  24.1       Powers of Attorney (included in Part II of the Registration
             Statement)
 *25.1       Statement of eligibility of the trustee for the Notes.
 *25.2       Statement of eligibility of the trustee for the Discount Notes.
  27.1       STX Acquisition Corp. Financial Data Schedule
  27.2       STX Chemicals Corp. Financial Data Schedule

- --------
+ Confidential treatment has been requested with respect to portions of this
  Exhibit, and such request has been granted.
* To be filed by amendment.

(b) Financial Statement Schedules:

  None.

ITEM 17. UNDERTAKINGS

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Exchange Act of 1933, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on the 22nd day of May, 1996.

                                          STX ACQUISITION CORP.

                                                   /s/ FRANK J. HEVRDEJS
                                          By: _________________________________
                                                Frank J. Hevrdejs, President

  KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of STX Acquisition Corp. hereby constitutes and appoints T. Hunter Nelson and John D. Hawkins, or either of them (with full power to each of them to act alone), his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this Registration Statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments and any additional registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done.

  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 22nd, 1996.

             SIGNATURE                           TITLE
             ---------                           -----
       /s/ FRANK J. HEVRDEJS            President and Director
____________________________________  (Chief Executive Officer)
         Frank J. Hevrdejs

       /s/ T. HUNTER NELSON          Vice President and Treasurer
____________________________________     (Chief Financial and
          T. Hunter Nelson               Accounting Officer)

                                  SIGNATURES

  Pursuant to the requirements of the Securities Exchange Act of 1933, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on the 22nd day of May, 1996.

                                          STX CHEMICALS CORP.

                                                   /s/ FRANK J. HEVRDEJS
                                          By: _________________________________
                                                Frank J. Hevrdejs, President

  KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of STX Chemicals Corp. hereby constitutes and appoints T. Hunter Nelson and John D. Hawkins, or either of them (with full power to each of them to act alone), his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this Registration Statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments and any additional registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done.

  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 22nd, 1996.

             SIGNATURE                           TITLE
             ---------                           -----
       /s/ FRANK J HEVRDEJS             President and Director
____________________________________  (Chief Executive Officer)
         Frank J. Hevrdejs

        /s/ T. HUNTER NELSON         Vice President and Treasurer
____________________________________     (Chief Financial and
          T. Hunter Nelson               Accounting Officer)